     As filed with the Securities and Exchange Commission on July 29, 2003.



                                                     Registration No. 333-106919

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                          MONTPELIER RE HOLDINGS LTD.
             (Exact name of Registrant as specified in its charter)

                BERMUDA                                    6331                                NOT APPLICABLE
    (State or other jurisdiction of            (Primary Standard Industrial                   (I.R.S. Employer
     incorporation or organization)            Classification Code Number)                  Identification No.)

                                MINTFLOWER PLACE
                              8 PAR-LA-VILLE ROAD
                                 HAMILTON HM 08
                                    BERMUDA
                           TELEPHONE: (441) 296-5550
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)
                             ---------------------

                             CT CORPORATION SYSTEM
                               111 EIGHTH AVENUE
                            NEW YORK, NEW YORK 10011
                           TELEPHONE: (212) 590-9200
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

          MICHAEL GROLL, ESQ.                    JOSEPH D. FERRARO, ESQ.                  RICHARD J. SANDLER, ESQ.
 LEBOEUF, LAMB, GREENE & MACRAE, L.L.P.   LEBOEUF, LAMB, GREENE & MACRAE, L.L.P.            ETHAN T. JAMES, ESQ.
          125 WEST 55TH STREET                     NO. 1 MINSTER COURT                     DAVIS POLK & WARDWELL
        NEW YORK, NY 10019-5389                        MINCING LANE                         450 LEXINGTON AVENUE
       TELEPHONE: (212) 424-8000                     LONDON, EC3R 7AA                        NEW YORK, NY 10017
       FACSIMILE: (212) 424-8500              TELEPHONE: 011-44-207-459-5000             TELEPHONE: (212) 450-4000
                                              FACSIMILE: 011-44-207-459-5099             FACSIMILE: (212) 450-4800

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
               TITLE OF EACH CLASS OF                      PROPOSED MAXIMUM AGGREGATE                     AMOUNT OF
             SECURITIES TO BE REGISTERED                        OFFERING PRICE(1)                     REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
    % Senior Notes due 2013..........................             $250,000,000                           $20,225(2)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.


(2) $16,180 of such fee was paid upon the initial filing of this registration statement.

                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED JULY 29, 2003



                                  $250,000,000


                              [MONTPELIER RE LOGO]

                              % SENIOR NOTES DUE 2013

                            ------------------------


     Montpelier Re Holdings Ltd. is offering $250 million aggregate principal
amount of    % Senior Notes due 2013. Interest on the notes will be paid semi-annually in arrears on February 15 and August 15 of each year, beginning on February 15, 2004. Unless previously redeemed, the notes will mature on August 15, 2013.


     We may redeem the notes at any time and from time to time, in whole or in part, at a "make-whole" redemption price described in this prospectus in the section entitled "Description of the Notes -- Optional Redemption."

     The notes will be senior obligations of our company and will rank equally with all of our other existing and future unsecured and unsubordinated indebtedness. We do not intend to apply for listing of the notes on a national securities exchange.

     INVESTING IN OUR NOTES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

                                                                        UNDERWRITING
                                                          PRICE TO        DISCOUNTS      PROCEEDS TO
                                                         PUBLIC(1)     AND COMMISSIONS    COMPANY(1)
                                                        ------------   ---------------   ------------
Per Note..............................................             %               %                %
Total.................................................   $               $                $

---------------

(1) Plus accrued interest, if any, from August   , 2003, if settlement occurs
    after that date.

     Delivery of the notes in book-entry form only will be made on or about
August   , 2003 through the facilities of the Depository Trust Company.

     None of the Securities and Exchange Commission, any state securities commission, the Registrar of Companies in Bermuda or the Bermuda Monetary Authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                          Joint Book-Running Managers

BANC OF AMERICA SECURITIES LLC                        CREDIT SUISSE FIRST BOSTON


                                  Co-Managers



BARCLAYS CAPITAL         BNY CAPITAL MARKETS, INC.        FLEET SECURITIES, INC.


BANC ONE CAPITAL MARKETS, INC.     ING FINANCIAL MARKETS    RBS SECURITIES, INC.

                The date of this prospectus is          , 2003.

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
PROSPECTUS SUMMARY....................    1
RISK FACTORS..........................    8
FORWARD-LOOKING STATEMENTS............   20
USE OF PROCEEDS.......................   21
CAPITALIZATION........................   22
SELECTED FINANCIAL DATA...............   23
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................   25
BUSINESS..............................   55
REGULATION............................   69
MANAGEMENT............................   74
PRINCIPAL SHAREHOLDERS................   83
CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS........................   86



                                        PAGE
                                        ----
MATERIAL TAX CONSIDERATIONS...........   88
DESCRIPTION OF THE NOTES..............   93
UNDERWRITING..........................  105
LEGAL MATTERS.........................  106
EXPERTS...............................  107
WHERE YOU CAN FIND MORE INFORMATION...  107
ENFORCEABILITY OF CIVIL LIABILITIES
  UNDER UNITED STATES FEDERAL
  SECURITIES LAWS AND OTHER MATTERS...  108
INDEX TO FINANCIAL STATEMENTS.........  F-1
GLOSSARY OF SELECTED REINSURANCE,
  INSURANCE AND INVESTMENT TERMS......  G-1


                             ---------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus and may not contain all of the information that may be important to you. In this prospectus, references to the "Company," "we," "us" or "our" refer to Montpelier Re Holdings Ltd. and/or its subsidiaries, Montpelier Reinsurance Ltd., its wholly owned Bermuda reinsurance company subsidiary, Montpelier Marketing Services (UK) Limited, its wholly owned marketing subsidiary, and any other direct or indirect subsidiary, unless the context suggests otherwise. References to "Montpelier Re" refer solely to Montpelier Reinsurance Ltd. References in this prospectus to "dollars" or "$" are to the lawful currency of the United States of America, unless the context otherwise requires. Although this summary contains important information about the Company and this offering, you should read it together with the more detailed information and our financial statements and the notes to those statements appearing elsewhere in this prospectus. You should read this entire prospectus carefully, including "Risk Factors" and "Forward-Looking Statements," to determine how suitable an investment in the Company would be for you. For your convenience, we have provided a glossary, beginning on page G-1, of selected reinsurance, insurance and investment terms and have printed these terms in boldfaced type the first time they are used in this prospectus.

                                  OUR COMPANY

OVERVIEW


     Montpelier Re Holdings Ltd., through its wholly owned operating subsidiary Montpelier Reinsurance Ltd., is a Bermuda-based provider of global specialty PROPERTY INSURANCE and REINSURANCE products. We were founded by White Mountains Insurance Group, Ltd. and Benfield Holdings Limited and commenced operations in December 2001 with approximately $1.0 billion of capital. We have assembled a senior management team with significant industry expertise and longstanding industry relationships. We seek to identify attractive insurance and reinsurance opportunities by capitalizing on our management's significant UNDERWRITING experience, using catastrophe modeling software and our own risk pricing and capital allocation models. We underwrote $560.6 million and $607.7 million in GROSS PREMIUMS WRITTEN for the six months ended June 30, 2003 and the year ended December 31, 2002, respectively, which was spread between various classes of business and geographic areas. We have well-established market relationships with the world's top reinsurance BROKERS including Guy Carpenter & Company, Inc. (a subsidiary of Marsh & McLennan Companies Inc.), Aon Re Worldwide (a subsidiary of Aon Corporation), Benfield and Willis Group Holdings Ltd., among others.


MARKET OPPORTUNITIES AND INDUSTRY TRENDS

     There is substantial evidence that insurance and reinsurance prices rise in the short term for property and other classes of insurance and reinsurance in the aftermath of significant catastrophic events. We believe that the relatively high current price levels for property and certain other "short-tail" insurance and reinsurance products we write are principally due to a supply/demand imbalance in capacity caused by losses sustained by the global insurance and reinsurance industry resulting from the September 11th terrorist attacks, a general decline of global equity markets thereafter, and the more recent significant loss reserve strengthening of major insurance and reinsurance companies. Through Montpelier Re, we seek to help fulfill the need for additional UNDERWRITING CAPACITY in the global property and casualty insurance and reinsurance market. We intend to take advantage of current conditions in that market by providing capacity to ceding companies at prices commensurate with the risk we assume.

     During 2002, Standard & Poors downgraded a large number of reinsurers and upgraded very few. Many global property and casualty insurers and reinsurers are experiencing significantly reduced capital as a result of several years of excessively competitive pricing, expanding coverage terms, significant increases in RESERVES from asbestos liability, a decline in the U. S. and global equity markets and poor investment performance. We believe that this reduction in global underwriting capacity together with continued low interest rates has resulted in more favorable pricing terms and conditions for reinsurers such as us.

OUR COMPETITIVE STRENGTHS

     We believe we distinguish ourselves from our competitors as follows:

     - Disciplined Underwriting and Risk Management. We focus on underwriting profitability and seek to limit our loss exposure while earning an underwriting profit on all business we write by applying the professional insurance disciplines of pricing, underwriting and risk management.

     - Proven and Experienced Management Who Think and Act Like Owners. Our seven underwriters, including our President and Chief Executive Officer, Anthony Taylor, who also serves as our Chief Underwriting Officer, have an average of 24 years of experience in the insurance and reinsurance industry. All of our executive officers participate in our long-term incentive program that ties compensation to the achievement of specific goals relating to our underwriting performance.

     - Well-Established Market Relationships. Our underwriting team has the knowledge, experience and personal relationships that provide us with access to brokers and clients, and we believe we have established a broad level of support as a lead reinsurer among many of the largest reinsurance brokers worldwide, including Guy Carpenter, Aon Re Worldwide, Benfield and Willis Group. As a result of being in a lead position on a number of programs, we have the opportunity to analyze a broad range of opportunities and exercise selectivity on risks we underwrite.

     - No Historical Liabilities or Contingencies. We are a recently formed company with a balance sheet unencumbered by any historical losses relating to the September 11th terrorist attacks, asbestos and other legacy exposures affecting our industry. As a result, we have no risk that deteriorating LOSS RESERVES related to legacy exposures prior to our formation will impact our future financial results.


     - Excellent Financial Strength. Montpelier Re has a capital base of over $1.5 billion and has been assigned an "A" (Excellent) rating by A.M. Best Company Inc., the third highest rating of fifteen rating levels. This rating reflects A.M. Best's opinion of the results of our first year of operations, our capitalization and management. Montpelier Re has been assigned an "A3" (Good) rating by Moody's Investors Service, the seventh highest rating of twenty-one rating levels. This rating reflects Moody's opinion of the ability of Montpelier Re to punctually repay senior policyholder claims and obligations. Montpelier Re has been assigned an "A-" (Strong) financial strength rating by Standard & Poor's which is the seventh highest of twenty-one rating levels. The rating reflects Standard & Poor's opinion of Montpelier Re's ability to pay under its insurance policies and contracts in accordance with their terms. These ratings are not evaluations directed to investors in the notes or a recommendation to buy, sell or hold the notes.


     - Strong Strategic Sponsorship. We were founded by White Mountains and Benfield, each of whom has a strong reputation in the industry. White Mountains has substantial experience in managing companies and sponsoring the development of other insurance companies, while Benfield is the third largest reinsurance broker in the world ranked by reinsurance brokerage revenues for the year ended December 31, 2001.

RISKS RELATING TO OUR COMPANY

     As part of your evaluation of our company, you should take into account the risks we face in our business and not solely our competitive strengths and strategies. These risks include:

     - Short Operating History. We have completed only one full fiscal year of operating and financial history and, therefore, our historical financial results may not accurately indicate our future performance.

     - Dependence on Principal Employees. Our success is dependent in part upon our ability to attract and retain our principal employees. Our location in Bermuda and Bermuda employment restrictions may make it more difficult to do so.

     - Cyclical Nature of Reinsurance Business. The reinsurance business has historically been cyclical. Although premium levels for many products have increased over the past year, the supply of reinsurance may increase, either by capital provided by new entrants or by the commitment of additional capital by existing reinsurers, which may cause prices to decrease.

     - Severe or Unanticipated Losses. We may not adequately manage our exposure to severe or unanticipated risks. This could lead to losses that have a material adverse effect on our financial condition or results of operations.


     For more information about these and other risks, see "Risk Factors" beginning on page 8. You should carefully consider these risk factors together with all the other information included in this prospectus.


OUR STRATEGY

     We aim to maximize sustainable long-term growth in shareholder value by pursuing the following strategies:

     - Manage Capital Prudently and Maintain a Disciplined Balance Sheet. We focus on generating underwriting profits while maintaining a disciplined balance sheet and manage our capital prudently relative to our risk exposure in an effort to maximize sustainable long-term growth in shareholder value.

     - Enhance Our Lead Position With Brokers and CEDENTS. We often take a lead position on underwriting treaties, which provides us with enhanced access to business and allows us to exercise superior risk selection. We believe this has allowed us to continue to build a substantial book of reinsurance business exhibiting superior performance.

     - Combine Subjective Underwriting Methods With Objective Modeling
       Tools. We attempt to exploit pricing inefficiencies that may exist in the market from time to time through the use of sophisticated property risk modeling tools, both proprietary and third party, together with market knowledge and judgment, to seek the most favorable terms per unit of risk assumed by our portfolio.

     - Develop and Maintain Balanced Portfolio of Reinsurance Risks. We are building a balanced portfolio of primarily property-related risks, diversified by class, product, geography and marketing source. We believe a more balanced portfolio of risks reduces the volatility of returns and optimizes the growth of shareholder value.

     - Deliver Customized, Innovative, and Timely Insurance and Reinsurance Solutions for Our Clients. We are establishing ourselves as a premier provider of global specialty property insurance and reinsurance products, such as property catastrophe, property specialty (retrocessional coverage, property RISK EXCESS OF LOSS REINSURANCE), other specialty (aviation, marine, personal accident, casualty) and QUALIFYING QUOTA SHARE, while developing an industry reputation for innovative and timely quotes for difficult technical risks.

                             ---------------------

     Our principal executive offices are located at Mintflower Place, 8 Par-La-Ville Road, Hamilton HM 08, Bermuda. Our telephone number is (441) 296-5550.

                                  THE OFFERING


Securities Offered............   $250,000,000 aggregate principal amount of
                                      % Senior Notes due 2013


Interest Rate.................        %


Maturity Date.................        , 2013



Interest Payment Dates........   Semi-annually on each February 15 and August
                                 15, commencing February 15, 2004.



Ranking.......................   The notes will rank senior in right of payment
                                 to all of our existing and future subordinated indebtedness and equal in right of payment to all of our other existing and future unsecured and unsubordinated indebtedness. The notes will be structurally subordinated to all of the liabilities of our subsidiaries.


Optional Redemption...........   We may redeem some or all of the notes at any
                                 time or from time to time at the "make-whole" redemption price described in "Description of the Notes -- Optional Redemption."

Tax Redemption................   We may redeem all of the notes at any time
                                 certain tax events occur as described in "Description of the Notes -- Redemption for Tax
                                 Purposes."

Certain Covenants.............   The notes will be issued under an indenture
                                 with The Bank of New York, as trustee. The indenture contains various covenants, including limitations on liens on the stock of designated subsidiaries, restrictions as to the disposition of the stock of designated subsidiaries and limitations on mergers, amalgamations and consolidations.


Use of Proceeds...............   We estimate the net proceeds from the offering
                                 of the notes, after deducting the underwriting
                                 discounts and commissions and estimated
                                 offering expenses we will pay, will be
                                 approximately $       million. We intend to use
                                 a portion of the proceeds from this offering to repay $150 million in aggregate principal amount outstanding under our existing term loan facility and to use the remaining proceeds for general corporate purposes.


No Trading Market.............   The notes are a new issue of securities for
                                 which there is currently no established trading market. Although the underwriters have informed us that they currently intend to make a market in the notes, they are not obligated to do so and any such market may be discontinued at any time without notice.

Form of the Notes.............   The notes will be represented by one or more
                                 global notes registered in the name of The
                                 Depository Trust Company or its nominee. This means that holders will not receive a certificate for their notes and the notes will not be registered in their names. Ownership interests in the notes will be shown on, and transfers of the notes will be effected only through, records maintained by participants in The Depository Trust Company. The Depository
                                 Trust Company and the paying agent for the notes will be responsible for interest payments to you.

                         SUMMARY FINANCIAL INFORMATION


     The following table sets forth our summary historical financial information for the periods ended and as of the dates indicated. Montpelier Re commenced operations on December 16, 2001. The summary income statement data for the period from inception (November 14, 2001) through December 31, 2001 and for the year ended December 31, 2002 and the summary balance sheet data as at December 31, 2002 are derived from our audited financial statements included elsewhere in this prospectus, which have been prepared in accordance with U.S. GAAP and have been audited by PricewaterhouseCoopers (Bermuda), our independent auditors. The summary income statement data for the six months ended June 30, 2003 and June 30, 2002 and the summary balance sheet data as at June 30, 2003 are derived from our unaudited financial statements included elsewhere in this prospectus. The unaudited financial statements have been prepared on the same basis as our audited financial statements and, in our opinion, include all adjustments, consisting only of normal recurring adjustments, which we consider necessary for a fair presentation of our results of operations and financial position for these periods. These historical results are not necessarily indicative of results to be expected from any future period, and the results presented below are not necessarily indicative of our full year performance. You should read the following summary financial information along with the information contained in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included elsewhere in this prospectus.



                                                  SIX MONTHS ENDED
                                                      JUNE 30,                  PERIODS ENDED DECEMBER 31,
                                           -------------------------------   ---------------------------------
                                                2003             2002             2002             2001(1)
                                           --------------   --------------   ---------------   ---------------
                                           (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS AND PERCENTAGES)
                                                     (UNAUDITED)
SUMMARY INCOME STATEMENT DATA:
  Gross premiums written.................   $   560,645      $   340,018       $   607,688       $       150
  Net premiums written...................       518,990          321,170           565,909               150
  Net premiums earned....................       359,046          118,045           329,926                 8
  Net investment income..................        23,399           18,621            39,748             1,139
  Loss and loss adjustment expenses......       (77,847)         (53,342)         (133,310)               --
  Interest on long-term debt.............        (1,767)          (2,113)           (4,460)             (236)
Fair value of warrants issued............            --               --                --           (61,321)
Net income (loss)........................   $   216,320      $    51,755       $   152,045       $   (61,618)
Basic earnings (loss) per share..........   $      3.41      $      0.99       $      2.76       $     (1.18)
Diluted earnings (loss) per share........   $      3.24      $      0.99       $      2.74       $     (1.18)
Basic weighted average common shares
  outstanding............................    63,392,600       52,440,000        55,178,150        52,440,000
Diluted weighted average common shares
  outstanding............................    66,810,881       52,447,200        55,457,141        52,440,000
SELECTED RATIOS (BASED ON U.S. GAAP
  INCOME STATEMENT DATA):
Loss ratio(2)............................          21.7%            45.2%             40.4%              n/a
Acquisition costs ratio(3)...............          20.8             17.9              19.1               n/a
General and administrative expense
  ratio(4)...............................           5.8              8.6               7.9               n/a
                                            -----------      -----------       -----------       -----------
Combined ratio(5)........................          48.3%            71.7%             67.4%              n/a
                                            -----------      -----------       -----------       -----------

                                                                  AS AT            AS AT
                                                                JUNE 30,       DECEMBER 31,
                                                                  2003             2002
                                                              -------------   ---------------
                                                              (IN THOUSANDS, EXCEPT SHARE AND
                                                                   PER SHARE AMOUNTS AND
                                                                       PERCENTAGES)
                                                               (UNAUDITED)
SUMMARY BALANCE SHEET DATA:
Fixed maturities, equities, cash and cash equivalents.......   $1,906,502       $ 1,581,461
Total assets................................................    2,382,586         1,833,918
Loss and loss adjustment expense reserves...................      203,534           146,115
Unearned premium............................................      435,604           241,000
Long-term debt..............................................      150,000           150,000
Total shareholders' equity..................................    1,474,169         1,252,535

PER SHARE DATA (BASED ON U.S. GAAP BALANCE SHEET DATA)
Book value per share (6)....................................   $    23.25       $     19.76
Fully converted book value per share (7)....................   $    22.42       $     19.39


---------------

(1) The financial information for this period reflects our results from November 14, 2001, the date of incorporation, to December 31, 2001.

(2) The LOSS RATIO is calculated by dividing loss and LOSS ADJUSTMENT EXPENSES by NET PREMIUMS EARNED.

(3) The acquisition costs ratio is calculated by dividing acquisition costs by net premiums earned.

(4) The general and administrative expense ratio is calculated by dividing general and administrative expenses by net premiums earned.

(5) The COMBINED RATIO is the sum of the loss ratio, the acquisition costs ratio and the general and administrative expense ratio.


(6) Book value per share is based on total shareholders' equity divided by basic shares outstanding of 63,392,600 as at June 30, 2003 and December 31, 2002.


(7) Fully converted book value per share is a non-GAAP measure calculated based on total shareholders' equity plus the assumed proceeds from the exercise of dilutive options and warrants in the amount of $168.1 million, divided by 73,261,760 fully converted shares. We believe that this is the best single measure of the return made by our shareholders as it takes into account the effect of all dilutive securities.

                       RATIO OF EARNINGS TO FIXED CHARGES


     The following table sets forth our ratio of earnings to fixed charges and the pro forma ratio of earnings to fixed charges for the periods ended December 31, 2001 and 2002 and the six months ended June 30, 2002 and 2003:



                                                            SIX MONTHS      PERIOD ENDED
                                                          ENDED JUNE 30,    DECEMBER 31,
                                                          --------------   --------------
                                                           2003    2002    2002   2001(1)
                                                          ------   -----   ----   -------
Ratio of Earnings to Fixed Charges......................  100.1    21.7    29.8   (226.4)
Pro Forma Ratio of Earnings to Fixed Charges(2).........   27.6     7.4    10.3    (71.4)


     For purposes of computing these ratios, earnings consist of net income. Fixed charges consist of interest expense, amortization of capitalized debt expenses, and an imputed interest component for rental expense.
---------------

(1) We were formed on November 14, 2001 and commenced insurance operations on December 16, 2001. We incurred certain one-time expenses in connection with our formation including a $61.3 million charge for the fair value of warrants issued. The warrants were issued to certain founding shareholders, and qualify as equity for accounting purposes, therefore $61.3 million of additional paid-in capital was also created with a net neutral impact on shareholders' equity. The net loss of $61.6 million for the period was almost entirely due to the charge related to the warrants. Fixed charges exceeded earnings by $61.9 million for the period ended December 31, 2001.


(2) Assumes the sale of $250,000,000 aggregate principal amount of notes in this offering bearing an interest rate of 6.45%, a portion of the net proceeds of which are applied as discussed under "Use of Proceeds."

                                  RISK FACTORS

     An investment in the notes involves a number of risks. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before investing in the notes. The risks and uncertainties described below are not the only ones we face. However, these are the risks our management believes are material. Additional risks not presently known to us or that we currently deem immaterial may also impair our business or results of operations. Any of the risks described below could result in a significant or material adverse effect on our results of operations or financial condition, and a corresponding adverse effect on our ability to satisfy our obligations to you under the notes. You could lose all or part of your investment.

     This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus. See "Forward-Looking Statements."

RISKS RELATED TO OUR COMPANY

OUR FUTURE PERFORMANCE IS DIFFICULT TO PREDICT BECAUSE WE HAVE A LIMITED OPERATING HISTORY.

     We were formed in November 2001, and we have completed only one full fiscal year of operating and financial history. As a result, there is limited historical financial and operating information available to help you evaluate our performance. Companies in their initial stages of development present substantial business and financial risks and may suffer significant losses. They must successfully develop business relationships, establish operating procedures, hire staff, install management information and other systems and complete other tasks necessary to conduct their intended business activities. We cannot assure you that we will be successful in accomplishing these necessary tasks. In addition, because we did not have a full complement of underwriters until the end of the second quarter of 2002, we did not underwrite as much gross premium as would be expected in a full year and our historical financial results may not accurately indicate our future performance.

WE COULD BE ADVERSELY AFFECTED BY THE LOSS OF ONE OR MORE PRINCIPAL EMPLOYEES OR BY AN INABILITY TO ATTRACT AND RETAIN STAFF OR INDEPENDENT DIRECTORS.


     Our success will depend in substantial part upon our ability to attract and retain our principal employees. As of July 28, 2003, we had forty-three full-time employees and depend upon them for the generation and servicing of our business. We rely substantially upon the services of Anthony Taylor, our Chief Executive Officer, President and the Chief Underwriting Officer of Montpelier Re. Although to date we have generally been successful in recruiting employees, our location in Bermuda may be an impediment to attracting and retaining experienced personnel, particularly if they are unable to secure work permits, as described below. Furthermore, although we are not aware of any planned departures, if we were to lose the services of members of our management team, our business could be adversely affected. We do not currently maintain key man life insurance policies with respect to our employees except for Anthony Taylor.


     We also may experience difficulty in attracting and retaining qualified independent directors in the increasingly regulated corporate governance environment. Independent directors are generally individuals other than our employees, officers or their family members or shareholders of more than 10% of our common shares and who do not have a significant financial relationship with our Company, although the ultimate determination of independence may be based on all relevant facts and circumstances.

OUR ABILITY TO CONDUCT OUR BUSINESS MAY BE ADVERSELY AFFECTED BY BERMUDA EMPLOYMENT RESTRICTIONS.

     Under Bermuda law, non-Bermudians (other than spouses of Bermudians) may not engage in any gainful occupation in Bermuda without specific permission in the form of a work permit issued by the Bermuda Department of Immigration. Such a work permit may be granted or extended upon showing that, after proper public advertisement, no Bermudian (or spouse of a Bermudian) is available who meets the minimum standards for the advertised position. The Bermuda government has a policy that limits the duration of work permits to six years, subject to certain exemptions for key employees.

     None of our senior management team (and possibly other officers) based in Bermuda are Bermudian. Of our employees in Bermuda, twenty-four are Bermudian. Anthony Taylor, our Chief Executive Officer, Russell Fletcher, our Chief Reinsurance Officer, and Thomas Busher, our Chief Operating Officer, are working under work permits that will expire after three years from the date of issue, unless renewed, and K. Thomas Kemp, our Chief Financial Officer, is working under a one-year periodic work permit renewable annually in June, which was recently re-approved in June 2003. If work permits are not obtained or renewed for our principal employees, we could lose their services, which could materially affect our business.

WE COULD FACE UNANTICIPATED LOSSES FROM WAR, TERRORISM AND POLITICAL UNREST, AND THESE OR OTHER UNANTICIPATED LOSSES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     We may have substantial exposure to large, unexpected losses resulting from future man-made catastrophic events, such as acts of war, acts of terrorism and political instability. Although we may attempt to exclude losses from terrorism and certain other similar risks from some coverages we write, we may not be successful in doing so. In addition, we have written and will continue to write some policies explicitly covering acts of terrorism. These risks are inherently unpredictable and recent events may lead to increased frequency and severity of losses. It is difficult to predict the timing of such events with statistical certainty or to estimate the amount of loss that any given occurrence will generate. To the extent that losses from such risks occur, our financial condition and results of operations could be materially adversely affected.

OUR FINANCIAL CONDITION COULD BE ADVERSELY AFFECTED BY THE OCCURRENCE OF NATURAL DISASTERS.

     We may have substantial exposure to losses resulting from natural disasters and other catastrophic events. Catastrophes can be caused by various events, including hurricanes, tornadoes, earthquakes, hailstorms, explosions, severe winter weather and fires. The incidence and severity of such catastrophes are inherently unpredictable and our losses from catastrophes could be substantial. The occurrence of claims from catastrophic events is likely to result in substantial volatility in our financial condition or results for any fiscal quarter or year and could have a material adverse effect on our financial condition or results and our ability to write new business. This volatility is compounded by accounting regulations that do not permit reinsurers to reserve for such catastrophic events until they occur. We expect that increases in the values and concentrations of insured property will increase the severity of such occurrences in the future. Although we will attempt to manage our exposure to such events, a single catastrophic event could affect multiple geographic zones, or the frequency or severity of catastrophic events could exceed our estimates, either of which could have a material adverse effect on our financial condition or results of operations.

IF ACTUAL CLAIMS EXCEED OUR LOSS RESERVES, OUR FINANCIAL RESULTS COULD BE SIGNIFICANTLY ADVERSELY AFFECTED.

     Our success depends upon our ability to assess accurately the risks associated with the businesses that we reinsure. To the extent actual claims exceed our expectations we will be required to recognize immediately the less favorable experience as we become aware of it. This could cause a material increase in our liabilities and a reduction in our profitability, including an operating loss and reduction of capital. To date, we have not been required to make any of these adjustments. However, it is early in our history and the number and size of reported claims may increase, and their size could exceed our expectations.

     A significant portion of the Company's business is property catastrophe and other classes with high ATTACHMENT POINTS of coverage. Reserving for losses in the property catastrophe market is inherently complicated in that losses in excess of the attachment level of the Company's policies are characterized by high severity and low frequency, and other factors which could vary significantly as claims are settled. This limits the volume of relevant industry claims experience available from which to reliably predict ultimate losses following a loss event.

     In addition, there always exists a reporting lag between a loss event taking place and the reporting of the loss to the Company. These incurred but not reported losses are inherently difficult to predict. Because of the variability and uncertainty associated with loss estimation, it is possible that our individual case reserves for each catastrophic event and other case reserves are incorrect, possibly materially.

     These factors require us to make significant assumptions when establishing loss reserves. Since the Company has insufficient past loss experience, management supplements this information with industry data. This industry data may not match the risk profile of the Company, which introduces a further degree of uncertainty into the process. Accordingly, actual claims and claim expenses paid may deviate, perhaps substantially, from the reserve estimates reflected in our financial statements.

     Like other reinsurers, we do not separately evaluate each of the individual risks assumed under reinsurance treaties. Therefore, we are largely dependent on the original underwriting decisions made by CEDING COMPANIES. We are subject to the risk that the ceding companies may not have adequately evaluated the risks to be reinsured and that the premiums ceded may not adequately compensate us for the risks we assume.

     If our loss reserves are determined to be inadequate, we will be required to increase loss reserves at the time of such determination with a corresponding reduction in our net income in the period in which the deficiency is rectified. It is possible that claims in respect of events that have occurred could exceed our loss reserves and have a material adverse effect on our results of operations or our financial condition in general. In addition, unlike the loss reserves of U.S. reinsurers, our loss reserves are not regularly examined by U.S. or other insurance regulators.

THE FAILURE OF ANY OF THE LOSS LIMITATION METHODS WE EMPLOY COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION OR OUR RESULTS OF OPERATIONS.

     We seek to limit our loss exposure by writing a number of our reinsurance contracts on an excess of loss basis, adhering to maximum limitations on reinsurance written in defined geographical zones, limiting program size for each client and prudent underwriting of each program written. In the case of proportional treaties, we seek per occurrence limitations or loss ratio caps to limit the impact of losses from any one event. We cannot be sure that any of these loss limitation methods will be effective. We also seek to limit our loss exposure by geographic diversification. Geographic zone limitations involve significant underwriting judgments, including the determination of the area of the zones and the inclusion of a particular policy within a particular zone's limits. There can be no assurance that various provisions of our policies, such as limitations or exclusions from coverage or choice of forum, will be enforceable in the manner we intend. Disputes relating to coverage and choice of legal forum may also arise. Underwriting is inherently a matter of judgment, involving important assumptions about matters that are inherently unpredictable and beyond our control, and for which historical experience and probability analysis may not provide sufficient guidance. One or more catastrophic or other events could result in claims that substantially exceed our expectations, which could have a material adverse effect on our financial condition or our results of operations.

WE ARE A COMPANY WITH A LIMITED OPERATING HISTORY AND MAY ENCOUNTER DIFFICULTIES ESTABLISHING THE INFORMATION TECHNOLOGY SYSTEMS NECESSARY TO RUN OUR BUSINESS.

     The performance of our information technology systems is critical to our business, our reputation, and our ability to process transactions and provide high quality customer service. Such technology is and will continue to be a very important part of our underwriting process. We currently purchase risk modeling services from AIR Worldwide Corporation ("AIR"), EQECAT, Inc. ("EQE") and Risk Management Solutions, Inc. ("RMS"). In addition, we continue to work with Black Diamond Group, an insurance consulting firm, on enhancing proprietary modeling technologies.

     We cannot be certain that we would be able to replace these service providers or consultants without slowing our underwriting response time, or that our proprietary technology will operate as intended. Any defect or error in our information technology systems could result in a loss or delay of revenues, higher than expected loss levels, diversion of management resources, harm to our reputation or an increase in costs.

OUR FOUNDERS AND CERTAIN OF OUR DIRECTORS AND OFFICERS MAY HAVE CONFLICTS OF INTEREST WITH US.

     Our founders, White Mountains and Benfield Holdings Limited, beneficially own 22.9% (assuming the exercise of White Mountains' warrants) and 4.5% (assuming the exercise of Benfield Holdings Limited's warrants), respectively, of our common shares. In addition, four of our directors are affiliated with our founders.

     Our founders engage in certain commercial activities and transactions or agreements with us, which may give rise to conflicts of interest. We may also enter into commercial arrangements with related parties in the ordinary course of business. In addition, White Mountains conducts a reinsurance business through some of its subsidiaries, and we may compete with such subsidiaries for the same prospective clients. The founders or their affiliates have sponsored, and may in the future sponsor, other entities engaged in or intending to engage in insurance and reinsurance underwriting, some of which, together with the founders, may compete with us. Our founders and their affiliates have also entered into agreements with and made investments in numerous companies that may compete with us. In particular:

     - John J. (Jack) Byrne, Chairman of our Board of Directors and a member of our Compensation and Nominating Committee, is also Chairman of the Board of Directors of White Mountains Insurance Group.

     - K. Thomas Kemp, our Chief Financial Officer and a member of our Board of Directors, is a member of the Board of Directors of White Mountains Insurance Group and is also a director of Amlin plc, which accounts for a significant proportion of our Qualifying Quota Shares ("QQS") premiums.

     - Raymond Barrette, a member of our Board of Directors and a member of the Underwriting Policy Committee of our Board of Directors, is President and Chief Executive Officer of White Mountains Insurance Group.

     - John Gillespie, a member of our Board of Directors and Chairman of the Finance Committee of our Board, is Deputy Chairman of the Board of Directors of White Mountains Insurance Group. Mr. Gillespie is Chairman and President of White Mountains Advisors LLC, a wholly owned subsidiary of White Mountains Insurance Group, which we have engaged to provide investment advisory and management services. In addition, Mr. Gillespie is either general manager or investment manager of various funds, which own less than 5% of our common shares.

     - Folksamerica Reinsurance Company, a reinsurance subsidiary of White Mountains Insurance Group, has entered into a quota share arrangement with Olympus Reinsurance Ltd., a Bermuda insurance and reinsurance company that is one of our competitors. Certain of the directors, officers and affiliates of White Mountains Insurance Group own approximately 5% of the shares of the parent holding company of Olympus, and a member of the Board of Directors of White Mountains Insurance Group is Chairman of that holding company.

     - We have in the past purchased certain risk management services from Benfield and may purchase other services from them in the future. We also pay brokerage commissions to Benfield. These commissions are consistent with commissions that we pay to other brokers in the ordinary course of business.

     We may not be in a position to influence any party's decision to engage in activities that would give rise to a conflict of interest, and they may take actions that are not in our shareholders' best interests.

IF WE CHOOSE TO PURCHASE REINSURANCE, WE MAY BE UNABLE TO DO SO.

     We did not purchase reinsurance for our own account in 2002. In order to limit the effect of large and multiple losses upon our financial condition, we have since purchased and may continue to purchase reinsurance in the future. This type of insurance is known as "RETROCESSIONAL REINSURANCE." A reinsurer's insolvency or inability to make payments under the terms of its reinsurance treaty with us could have a material adverse effect on us. In 2003 we purchased specific retrocessional protection for our direct insurance and facultative reinsurance programs and our property reinsurance programs, excluding most other specialty lines. We may purchase additional retrocessional protection for our own account in 2003.

     From time to time, market conditions have limited, and in some cases have prevented, insurers and reinsurers from obtaining the types and amounts of reinsurance, which they consider adequate for their business needs. Following the September 11th terrorist attacks, terms and conditions in the retrocessional market generally became less attractive. Accordingly, we may not be able to obtain our desired amounts of retrocessional reinsurance. In addition, even if we are able to obtain such retrocessional reinsurance, we may not be able to negotiate terms that we deem appropriate or acceptable or from entities with satisfactory creditworthiness.

SINCE WE DEPEND ON A FEW BROKERS FOR A LARGE PORTION OF OUR REVENUES, LOSS OF BUSINESS PROVIDED BY THEM COULD ADVERSELY AFFECT US.


     We market our reinsurance and insurance worldwide primarily through brokers. For the six months ended June 30, 2003, 92.5% of our gross premiums written were sourced through brokers. Subsidiaries and affiliates of Guy Carpenter, Benfield (one of our founders and a shareholder), Willis Group and Aon Re Worldwide provided 26.7%, 26.4%, 18.8% and 15.5% (for a total of 87.4%), respectively, of our gross premiums written sourced through brokers for the six months ended June 30, 2003. Affiliates of two of these brokers, Aon and Guy Carpenter, have also co-sponsored the formation of Bermuda reinsurance companies that may compete with us, and these brokers may favor these reinsurers over other companies. Loss of all or a substantial portion of the business provided by one or more of these brokers could have a material adverse effect on our business.


OUR RELIANCE ON REINSURANCE BROKERS SUBJECTS US TO THEIR CREDIT RISK.

     In accordance with industry practice, we frequently pay amounts owed on claims under our policies to reinsurance brokers, and these brokers, in turn, pay these amounts over to the ceding insurers that have reinsured a portion of their liabilities with us. In some jurisdictions, if a broker fails to make such a payment, we might remain liable to the ceding insurer for the deficiency. Conversely, in certain jurisdictions, when the ceding insurer pays premiums for these policies to reinsurance brokers for payment over to us, these premiums are considered to have been paid and the ceding insurer will no longer be liable to us for those amounts, whether or not we have actually received the premiums. Consequently, consistent with the industry, we assume a degree of credit risk associated with brokers around the world.

OUR INVESTMENT PERFORMANCE MAY AFFECT OUR FINANCIAL RESULTS AND ABILITY TO CONDUCT BUSINESS.

     Our funds are invested on a discretionary basis by a professional investment advisory management firm, White Mountains Advisors LLC, a wholly owned subsidiary of White Mountains Insurance Group, subject to policy guidelines, which are periodically reviewed by the Finance Committee of our Board of Directors. See "Business -- Investments." Although our investment policies stress diversification of risks, conservation of principal and liquidity, our investments are subject to market-wide risks and fluctuations, as well as to risks inherent in particular securities.

     In particular, the volatility of our claims submissions may force us to liquidate securities, which may cause us to incur capital losses. If we structure our investments improperly relative to our reinsurance liabilities, we may be forced to liquidate investments prior to maturity at a significant loss to cover such liabilities. Realized and unrealized investment losses resulting from an other than temporary decline in value could significantly decrease our assets, thereby affecting our ability to conduct business.

OUR OPERATING RESULTS MAY BE ADVERSELY AFFECTED BY CURRENCY FLUCTUATIONS.


     Our functional currency is the U.S. dollar. We write a portion of our business and receive premiums and pay claims in currencies other than U.S. dollars and may maintain a small portion of our investment portfolio in investments denominated in currencies other than U.S. dollars. A portion of our loss reserves are also in non-U.S. currencies. We may experience exchange losses to the extent our foreign currency exposure is not properly managed or otherwise hedged, which in turn would adversely affect our statement of operations and financial condition.


     At present we have no currency hedges in place, nor are we aware of any significant exposures to loss payments that will be paid in non-U.S. currencies. We intend to consider using hedges when we are advised of known or probable significant losses that will be paid in non-U.S. currencies. We can, therefore, choose to manage currency fluctuation exposure during the period between advice and ultimate payment. However, we would not normally hedge against this possible exposure for the portion of our loss reserves that represent losses INCURRED BUT NOT REPORTED ("IBNR"). Reserves for IBNR will be a substantial part of our total loss reserves.

WE ARE RATED BY RATING AGENCIES AND A DECLINE IN OUR RATINGS COULD AFFECT OUR STANDING AMONG BROKERS AND CUSTOMERS AND CAUSE OUR REVENUE AND EARNINGS TO DECREASE.


     Ratings have become an increasingly important factor in establishing the competitive position of reinsurance companies. A.M. Best assigned Montpelier Re a financial strength rating of "A" (Excellent), which is the third highest of fifteen rating levels. The objective of A.M. Best's rating system is to provide an opinion of an insurer's financial strength and ability to meet ongoing obligations to its policyholders. Our rating reflects A.M. Best's opinion of the results of our first year of operations, our capitalization and management. Montpelier Re has been assigned an "A3" (Good) rating by Moody's Investors Service, the seventh highest rating of twenty-one rating levels. This rating reflects Moody's opinion of the ability of Montpelier Re to punctually repay senior policyholder claims and obligations. Montpelier Re has been assigned an "A-" (Strong) financial strength rating by Standard & Poor's, which is the seventh highest of twenty-one rating levels. The rating reflects Standard & Poor's opinion of Montpelier Re's ability to pay under its insurance policies and contracts in accordance with their terms. These ratings are not evaluations directed to investors in the notes or a recommendation to buy, sell or hold the notes. Our ratings are subject to periodic review by, and may be revised downward or revoked at the sole discretion of, A.M. Best, Moody's and Standard & Poor's and we cannot assure you that we will be able to retain these ratings.



     If our ratings are reduced from their current levels by A.M. Best, Moody's or Standard & Poor's, our competitive position in the insurance industry would suffer and it would be more difficult for us to market our products. A significant downgrade could result in a substantial loss of business as ceding companies, and brokers that place such business, move to other reinsurers with higher ratings.


WE MAY REQUIRE ADDITIONAL CAPITAL IN THE FUTURE.

     Our future capital requirements depend on many factors, including our ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover losses. To the extent that the funds generated by our initial capitalization, initial public offering and our operations are insufficient to fund future operating requirements and cover claim payments, we may need to raise additional funds through financings or curtail our growth and reduce our assets. Any equity or debt financing, if available at all, may be on terms that are not favorable to us. If we cannot obtain adequate capital, our business, operating results and financial condition could be adversely affected.

IF OUR SUBSIDIARY IS UNABLE TO OBTAIN THE NECESSARY CREDIT, WE MAY NOT BE ABLE TO OFFER REINSURANCE IN CERTAIN MARKETS.

     Montpelier Re is not licensed or admitted as an insurer in any jurisdiction other than Bermuda. Because many jurisdictions do not permit insurance companies to take credit for reinsurance obtained from unlicensed or non-admitted insurers on their statutory financial statements unless appropriate security mechanisms are in place, it is anticipated that our reinsurance clients will typically require us to post a letter of credit or other collateral. In order for Montpelier Re to write Lloyd's QQS business, it must provide a letter of credit in favor of The Society and Council of Lloyd's ("Lloyd's") in accordance with Lloyd's rules. We have made arrangements with Fleet National Bank for the provision of a standby letter of credit in a form acceptable to Lloyd's in an amount of up to $250 million, and in favor of certain U.S. ceding companies in an amount of up to $200 million. The Company has also made arrangements with Barclay's Bank PLC for the provision of an additional letter of credit facility in favor of certain U.S. ceding companies in an amount of up to $100 million. We consider the letter of credit facilities sufficient to support Montpelier Re's estimated obligations for the next 12 months.

     If Montpelier Re were to become unable to obtain the necessary credit, Montpelier Re could be limited in its ability to write business for certain of our clients.

RISKS RELATED TO OUR INDUSTRY

SUBSTANTIAL NEW CAPITAL INFLOWS INTO THE REINSURANCE INDUSTRY WILL INCREASE COMPETITION.

     The reinsurance industry is highly competitive. We compete, and will continue to compete, with major U.S. and non-U.S. reinsurers, many of which have greater financial, marketing and management resources than we have. We also compete with several other Bermuda-based reinsurers that write reinsurance and that target the same market as we do and utilize similar business strategies, and some of these companies currently have more capital than we have. We also compete with financial products, such as risk securitization, the usage of which has grown in volume. Established competitors have recently completed or may be planning to complete additional capital raising transactions. New companies continue to be formed to enter the reinsurance market. The full extent and effect of this additional capital on the reinsurance market will not be known for some time and current market conditions could reverse. Ultimately, this competition could affect our ability to attract or retain business or to write business at premium rates sufficient to cover losses. If competition limits our ability to write new business at adequate rates, our return on capital may be adversely affected.

RECENT EVENTS MAY RESULT IN POLITICAL, REGULATORY AND INDUSTRY INITIATIVES, WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

     The supply of property catastrophe reinsurance coverage has decreased due to the withdrawal of capacity and substantial reductions in capital resulting from, among other things, the September 11th terrorist attacks. This tightening of supply has resulted in government intervention in the insurance and reinsurance markets, both in the United States and worldwide. For example, in response to the tightening of supply in certain insurance and reinsurance markets resulting from, among other things, the September 11th terrorist attacks, the Terrorism Risk Insurance Act of 2002 was enacted to ensure the availability of insurance coverage for terrorist acts in the United States. This law establishes a federal assistance program that will continue through the end of 2005 to help the commercial insurers and reinsurers in the property and CASUALTY INSURANCE industry cover claims related to future terrorism related losses and regulates the terms of insurance relating to terrorism coverage. This law could adversely affect our business by increasing our competitors' underwriting capacity for terrorism-related coverage in the United States. We are currently unable to predict the extent to which the foregoing new initiative may affect the demand for our products or the risks that may be available for us to consider reinsuring. In addition, the insurance and reinsurance regulatory framework has been subject to increased scrutiny by individual U.S. state governments.

     This government intervention and the possibility of future interventions have created uncertainty in the insurance and reinsurance markets about the definition of terrorist acts and the extent to which future coverages will extend to terrorist acts. Government regulators are generally concerned with the protection of policyholders to the exclusion of other constituencies, including holders of the notes. While we cannot predict the exact nature, timing or scope of possible governmental initiatives, such proposals could adversely affect our business by:

     - Providing insurance and reinsurance capacity in markets and to consumers that we target;

     - Requiring our participation in industry pools and guaranty associations;

     - Regulating the terms of insurance and reinsurance policies; or

     - Disproportionately benefiting the companies of one country over those of another.

     The insurance industry is also affected by political, judicial and legal developments that may create new and expanded theories of liability. Such changes may result in delays or cancellations of products and services by insurers and reinsurers, which could adversely affect our business.

COMPETITION IN THE INSURANCE INDUSTRY COULD REDUCE OUR OPERATING MARGINS.

     Competition in the insurance industry has increased as industry participants seek to enhance their product and geographic reach, client base, operating efficiency and general market power through organic growth, mergers and acquisitions, and reorganization activities. As the insurance industry evolves, competition for customers may become more intense and the importance of acquiring and properly servicing each customer will grow. We could incur greater expenses relating to customer acquisition and retention, which could reduce our operating margins. There are also many potential initiatives by capital market participants to produce alternative products that may compete with the existing catastrophe reinsurance markets. Over time, these numerous initiatives could significantly affect supply, pricing and competition in our industry.

THE REINSURANCE BUSINESS IS HISTORICALLY CYCLICAL, AND WE EXPECT TO EXPERIENCE PERIODS WITH EXCESS UNDERWRITING CAPACITY AND UNFAVORABLE PREMIUMS.

     Historically, reinsurers have experienced significant fluctuations in operating results due to competition, frequency of occurrence or severity of catastrophic events, levels of capacity, general economic conditions and other factors. Demand for reinsurance is influenced significantly by underwriting results of primary property insurers and prevailing general economic conditions. The supply of reinsurance is related to prevailing prices, the levels of insured losses and the levels of industry surplus, which, in turn, may fluctuate in response to changes in rates of return on investments being earned in the reinsurance industry. As a result, the reinsurance business historically has been a cyclical industry characterized by periods of intense price competition due to excessive underwriting capacity as well as periods when shortages of capacity permitted favorable premium levels. The supply of reinsurance may increase, either by capital provided by new entrants or by the commitment of additional capital by existing reinsurers, which may cause prices to decrease. Any of these factors could lead to a significant reduction in premium rates, less favorable policy terms and fewer submissions for our underwriting services. In addition to these considerations, changes in the frequency and severity of losses suffered by insurers may affect the cycles of the reinsurance business significantly, and we expect to experience the effects of such cyclicality.

WE MAY BE ADVERSELY AFFECTED BY INTEREST RATE CHANGES.

     Our operating results depend, in part, on the performance of our investment portfolio. Our investment portfolio contains interest rate sensitive instruments, such as bonds, which may be adversely affected by changes in interest rates. Changes in interest rates could also have an adverse effect on our investment income and results of operations.

     Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. Any measures we take that are intended to manage the risks of operating in a changing interest rate environment may not effectively mitigate such interest rate sensitivity.

RISKS RELATED TO THIS OFFERING OF NOTES

BECAUSE OF OUR HOLDING COMPANY STRUCTURE, THE NOTES WILL BE SUBORDINATED TO ALL INDEBTEDNESS AND LIABILITIES OF OUR SUBSIDIARIES.


     We are a holding company and conduct substantially all of our operations through our subsidiaries. As a result, claims of holders of the notes will be effectively subordinated to the indebtedness and other liabilities of our subsidiaries. Therefore, in the event of the bankruptcy, liquidation or dissolution of a subsidiary, following payment by such subsidiary of its liabilities, such subsidiary may not have sufficient assets remaining to make payments to us as a shareholder or otherwise. As of June 30, 2003, the liabilities of our subsidiaries that were structurally senior to the notes would have been approximately $762.5 million (including reinsurance liabilities).


     In the event of a default under our subsidiaries' letter of credit facilities, their creditors could elect to declare all amounts borrowed, together with accrued and unpaid interest and other fees, to be due and payable prior to any distributions by any such subsidiaries to us to pay interest or principal due on the notes. In addition, if we caused a subsidiary to pay a dividend to enable us to make payments in respect of the notes, and such transfer were deemed a fraudulent transfer or unlawful distribution, the holders of the notes could be required to return the payment to (or for the benefit of) the creditors of such subsidiary. This would adversely affect our ability to make payments to holders of the notes.

WE WILL DEPEND UPON DIVIDENDS FROM MONTPELIER RE TO MEET OUR OBLIGATIONS UNDER THE NOTES.


     Dividends and other permitted distributions from Montpelier Re are expected to be our sole source of funds to meet ongoing cash requirements, including debt service payments and other expenses. Bermuda law and regulations, including, but not limited to Bermuda insurance regulation, limit the declaration and payment of dividends and the making of distributions by Montpelier Re to us and in certain cases requires the prior notification to, or the approval of, the Bermuda Monetary Authority. Subject to such laws, the directors of Montpelier Re have the authority to determine whether or not to declare dividends to us. The maximum amount of dividends that could have been paid by Montpelier Re to us at June 30, 2003, without such notification, was $151.4 million. There is no assurance that dividends will be declared or paid in the future.


     The inability of Montpelier Re to pay dividends to us in an amount sufficient to enable us to meet our cash requirements at the holding company level could have a material adverse effect on our operations and ability to satisfy our obligations to you under the notes. See "Dividend Policy" and "Regulation -- Bermuda Insurance Regulation -- Minimum Solvency Margin and Restrictions on Dividends and Distributions" and "-- Certain Bermuda Law Considerations."

     Montpelier Re has no obligation to pay interest or principal due on the notes or to make funds available to us for that purpose, whether in the form of loans, dividends or other distributions. Accordingly, our ability to repay the notes at maturity or otherwise may be dependent upon our ability to refinance the notes, which will in turn depend, in large part, upon factors beyond our control.

OUR OPTION TO REDEEM THE NOTES IN CERTAIN CIRCUMSTANCES MAY ADVERSELY AFFECT YOUR RETURN ON THE NOTES.

     The notes will be redeemable at our option if certain tax events occur. Redemption may occur at a time when prevailing interest rates are relatively low. If this happens, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the redeemed notes. See "Description of the Notes -- Redemption for Tax Purposes" for a more detailed discussion of redemption of the notes.

THERE CURRENTLY EXISTS NO MARKET FOR THE NOTES AND WE CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET WILL DEVELOP.

     Prior to this offering, there has been no market for the notes. We have been informed by the underwriters that they intend to make a market in the notes after the offering is completed. However, the underwriters may cease their market-making at any time without notice. The liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by many factors, including changes in the overall market for debt securities generally or the interest of securities dealers in making a market in the notes and by changes in our financial performance or prospects or in the prospects for companies in our industry generally.

YOU MAY HAVE DIFFICULTY EFFECTING SERVICE OF PROCESS ON US OR ENFORCING JUDGMENTS AGAINST US IN THE UNITED STATES.

     We are incorporated pursuant to the laws of Bermuda and our business is based in Bermuda. In addition, certain of our directors and officers reside outside the United States, and all or a substantial portion of our assets and the assets of such persons are located in jurisdictions outside the United States. As such, we have been advised that there is doubt as to whether:

     - A holder of the notes would be able to enforce, in the courts of Bermuda, judgments of U.S. courts against persons who reside in Bermuda based upon the civil liability provisions of the United States federal securities laws;

     - A holder of the notes would be able to enforce, in the courts of Bermuda, judgments of U.S. courts based upon the civil liability provisions of the U.S. federal securities laws;

     - A holder of the notes would be able to bring an original action in the Bermuda courts to enforce liabilities against us or our directors and officers, as well as the experts named in this prospectus, who reside outside the United States based solely upon U.S. federal securities laws.

     Further, we have been advised that there is no treaty in effect between the United States and Bermuda providing for the enforcement of judgments of U.S. courts, and there are grounds upon which Bermuda courts may not enforce judgments of U.S. courts. Because judgments of U.S. courts are not automatically enforceable in Bermuda, it may be difficult for you to recover against us based upon such judgments.

RISKS RELATED TO TAXATION

WE AND OUR SUBSIDIARIES MAY BE SUBJECT TO U.S. TAX.

     We and Montpelier Re are organized under the laws of Bermuda and believe, based on the advice of counsel, that we operate in a manner such that we are not subject to U.S. taxation on our income (other than excise taxes on insurance and reinsurance premium income attributable to insuring or reinsuring U.S. risks and U.S. withholding taxes on certain U.S. source investment income). However, because there is considerable uncertainty as to the activities which constitute being engaged in a trade or business within the United States, there can be no assurances that the U.S. Internal Revenue Service will not contend successfully that we or Montpelier Re are engaged in a trade or business in the United States. If we or Montpelier Re were considered to be engaged in a business in the United States, we could be subject to U.S. corporate income and branch profits taxes on the portion of our earnings effectively connected to such U.S. business.

     Personal Holding Company Rules. We or a subsidiary might be subject to U.S. tax on a portion of our income that is earned from U.S. sources if we or a subsidiary are considered a personal holding company ("PHC") for U.S. federal income tax purposes. This status will depend on the portion of our shareholder base, based on value that consists of or is deemed to consist of individuals and the percentage of our income, or the income of our subsidiaries, as determined for U.S. federal income tax purposes, that consists of "personal holding company income." We believe, based on the advice of counsel, that neither we nor any of our subsidiaries will be considered a PHC, but we cannot assure you that this will be the case or that the amount of U.S. tax that would be imposed if it were not the case would be immaterial.

WE MAY BECOME SUBJECT TO U.S. TAX LEGISLATION CONCERNING BERMUDA CORPORATIONS.

     Congress has been discussing legislation intended to eliminate certain perceived tax advantages of (1) U.S. companies that have changed their legal domiciles to Bermuda and (2) U.S. insurance companies having Bermuda affiliates. These legislative proposals do not contain provisions that would adversely affect companies that were formed outside the United States and do not have any U.S. affiliates. It is difficult to predict what any final legislation will look like given the current political environment. Therefore, while currently there is no specific legislative proposal which, if enacted, would adversely affect us, Montpelier Re or our securityholders, broader-based legislative proposals could emerge that could conceivably have an adverse impact on us, Montpelier Re or our securityholders.

WE MAY BECOME SUBJECT TO TAXES IN BERMUDA AFTER 2016, WHICH MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION.

     The Bermuda Minister of Finance, under the Exempted Undertaking Tax Protection Act 1966, as amended, of Bermuda, has given us assurance that if any legislation is enacted in Bermuda that would impose tax on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax will not be applicable to us or any of our operations or our shares, debentures or other obligations until March 28, 2016. We cannot assure you that we will not be subject to any Bermuda tax after that date.

THE IMPACT OF BERMUDA'S LETTER OF COMMITMENT TO THE ORGANIZATION FOR ECONOMIC COOPERATION AND DEVELOPMENT TO ELIMINATE HARMFUL TAX PRACTICES IS UNCERTAIN AND COULD ADVERSELY AFFECT OUR TAX STATUS IN BERMUDA.

     The Organization for Economic Cooperation and Development, which is commonly referred to as the OECD, has published reports and launched a global dialogue among member and non-member countries on measures to limit harmful tax competition. These measures are largely directed at counteracting the effects of tax havens and preferential tax regimes in countries around the world. In the OECD's report dated June 26, 2000, Bermuda was not listed as a tax haven jurisdiction because it had previously signed a letter committing itself to eliminate harmful tax practices by the end of 2005 and to embrace international tax standards for transparency, exchange of information and the elimination of any aspects of the regimes for financial and other services that attract business with no substantial domestic activity. We are not able to predict what changes will arise from the commitment or whether such changes will subject us to additional taxes.

RISKS RELATED TO REGULATION

IF WE BECOME SUBJECT TO INSURANCE STATUTES AND REGULATIONS IN JURISDICTIONS OTHER THAN BERMUDA OR THERE IS A CHANGE TO BERMUDA LAW OR REGULATIONS OR APPLICATION OF BERMUDA LAW OR REGULATIONS, THERE COULD BE A SIGNIFICANT AND NEGATIVE IMPACT ON OUR BUSINESS.

     Montpelier Re, our wholly owned operating subsidiary, is a registered Bermuda Class 4 insurer. As such, it is subject to regulation and supervision in Bermuda. Bermuda insurance statutes, regulations and policies of the Bermuda Monetary Authority require Montpelier Re to, among other things:

     - Maintain a minimum level of capital, surplus and liquidity;

     - Satisfy solvency standards;

     - Restrict dividends and distributions;

     - Obtain prior approval of ownership and transfer of shares;

     - Maintain a principal office and appoint and maintain a principal representative in Bermuda; and

     - Provide for the performance of certain periodic examinations of Montpelier Re and its financial condition.

     These statutes and regulations may, in effect, restrict our ability to write reinsurance policies, to distribute funds and to pursue our investment strategy.

     We do not presently intend that Montpelier Re will be admitted to do business in any jurisdiction in the United States, the United Kingdom or elsewhere (other than Bermuda). However, we cannot assure you that insurance regulators in the United States, the United Kingdom or elsewhere will not review the activities of Montpelier Re or related companies or its agents and claim that Montpelier Re is subject to such jurisdiction's licensing requirements. If any such claim is successful and Montpelier Re must obtain a license, we may be subject to taxation in such jurisdiction. In addition, Montpelier Re is subject to indirect regulatory requirements imposed by jurisdictions that may limit its ability to provide insurance or reinsurance. For example, Montpelier Re's ability to write insurance or reinsurance may be subject, in certain cases, to arrangements satisfactory to applicable regulatory bodies. Proposed legislation and regulations may have the effect of imposing additional requirements upon, or restricting the market for, alien insurers or reinsurers with whom domestic companies place business.

     Generally, Bermuda insurance statutes and regulations applicable to Montpelier Re are less restrictive than those that would be applicable if it were governed by the laws of any state in the United States. In the past, there have been congressional and other initiatives in the United States regarding proposals to supervise and regulate insurers domiciled outside the United States. If in the future we become subject to any insurance laws of the United States or any state thereof or of any other jurisdiction, we cannot assure you that we would be in compliance with those laws or that coming into compliance with those laws would not have a significant and negative effect on our business.

     The process of obtaining licenses is very time consuming and costly, and we may not be able to become licensed in a jurisdiction other than Bermuda, should we choose to do so. The modification of the conduct of our business resulting from our becoming licensed in certain jurisdictions could significantly and negatively affect our business. In addition, our inability to comply with insurance statutes and regulations could significantly and adversely affect our business by limiting our ability to conduct business as well as subjecting us to penalties and fines.

     Because we are incorporated in Bermuda, we are subject to changes of Bermuda law and regulation that may have an adverse impact on our operations, including imposition of tax liability or increased regulatory supervision. In addition, we will be exposed to changes in the political environment in Bermuda. The Bermuda insurance and reinsurance regulatory framework recently has become subject to increased scrutiny in many jurisdictions, including in the United States and in various states within the United States. We cannot predict the future impact on our operations of changes in the laws and regulations to which we are or may become subject.

                           FORWARD-LOOKING STATEMENTS

     Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus may include forward-looking statements which reflect our current views with respect to future events and financial performance. These statements include forward-looking statements both with respect to us specifically and the insurance sector in general. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that include the words "expect," "intend," "plan," "believe," "project," "anticipate," "will" and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise.

     All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. Important events that could cause the actual results to differ include, but are not necessarily limited to: our short operating history; our dependence on principal employees; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; the possibility of severe or unanticipated losses from natural or man-made catastrophes; the impact of terrorist activities on us or the economy; our reliance on reinsurance brokers; the impact of currency exchange rates and interest rates on our investment results; competition in the reinsurance industry; and rating agency policies and practices. In addition, due in part to these assumptions and factors, any projections of growth in our gross premiums written, net premiums earned, revenues or other similar financial information would not necessarily result in commensurate levels of underwriting and operating profits. The Company's forward-looking statements concerning market fundamentals could be affected by changes in demand, pricing and policy term trends and competition. These and other events that could cause actual results to differ are discussed in detail in the "Risk Factors" section. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

     If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements you read in this prospectus reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. You should specifically consider the factors identified in this prospectus, which could cause actual results to differ, before making an investment decision.

                                USE OF PROCEEDS


     We estimate the net proceeds from this offering, after deducting the underwriting discounts and commissions and our estimated offering expenses, will
be approximately $       million. We intend to use a portion of the net proceeds
from this offering to repay $150 million in aggregate principal amount outstanding under our existing term loan facility and to use the remaining proceeds for general corporate purposes. This debt is due in December 2004 and currently bears interest at LIBOR plus an applicable margin which is effectively hedged into a fixed rate of 2.38% through an interest rate swap agreement which will terminate upon repayment of the debt. Following this offering, we also intend to terminate our existing revolving credit facility. There are currently no amounts outstanding under this facility.

                                 CAPITALIZATION


     The following table sets forth our combined capitalization on an actual basis as of June 30, 2003, and as adjusted to give effect to the sale of the notes offered by us in this offering and the application of the proceeds to repay the term loan facility.


     You should read this table in conjunction with "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes that are included elsewhere in this prospectus.


                                                                AS AT JUNE 30, 2003
                                                              ------------------------
                                                                ACTUAL     AS ADJUSTED
                                                              ----------   -----------
                                                                   (IN THOUSANDS)
LONG-TERM DEBT:
    % Senior Notes due 2013.................................  $        0   $  250,000
  Bank debt(1)..............................................     150,000            0
                                                              ----------   ----------
  Total long-term debt......................................  $  150,000   $  250,000

SHAREHOLDERS' EQUITY:
  Common shares.............................................  $      106   $      106
  Additional paid-in capital................................   1,128,391    1,128,391
  Accumulated other comprehensive income....................      38,925       38,925
  Retained earnings.........................................     306,747      306,747
                                                              ----------   ----------
  Total shareholders' equity................................   1,474,169    1,474,169
                                                              ----------   ----------
TOTAL CAPITALIZATION........................................  $1,624,169   $1,724,169
                                                              ==========   ==========


---------------


(1) We are a party to a $150 million term loan facility with Bank of America, N.A. and a syndicate of commercial banks. As at June 30, 2003, we had borrowed all $150 million under this facility. We intend to use the proceeds from this offering to repay all outstanding amounts under, and terminate, this term loan facility.

                            SELECTED FINANCIAL DATA


     The following table sets forth our summary historical financial information for the periods ended and as of the dates indicated. Montpelier Re commenced operations on December 16, 2001. The summary income statement data for the period from inception (November 14, 2001) through December 31, 2001 and for the year ended December 31, 2002 and the summary balance sheet data as at December 31, 2002 are derived from our audited financial statements included elsewhere in this prospectus, which have been prepared in accordance with U.S. GAAP and have been audited by PricewaterhouseCoopers (Bermuda), our independent auditors. The summary income statement data for the six months ended June 30, 2003 and June 30, 2002 and the summary balance sheet data as at June 30, 2003 are derived from our unaudited financial statements included elsewhere in this prospectus. The unaudited financial statements have been prepared on the same basis as our audited financial statements and, in our opinion, include all adjustments, consisting only of normal recurring adjustments, which we consider necessary for a fair presentation of our results of operations and financial position for these periods. These historical results are not necessarily indicative of results to be expected from any future period, and the results presented below are not necessarily indicative of our full year performance. You should read the following summary financial information along with the information contained in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included elsewhere in this prospectus.



                                                   SIX MONTHS ENDED                      PERIODS ENDED
                                                       JUNE 30,                          DECEMBER 31,
                                           ---------------------------------   ---------------------------------
                                                2003              2002              2002             2001(1)
                                           ---------------   ---------------   ---------------   ---------------
                                            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS AND PERCENTAGES)
                                                      (UNAUDITED)
SUMMARY INCOME STATEMENT DATA:
  Gross premiums written.................    $   560,645       $   340,018       $   607,688       $       150
  Reinsurance premiums ceded(2)..........        (41,655)          (18,848)          (41,779)               --
                                             -----------       -----------       -----------       -----------
  Net premiums written...................        518,990           321,170           565,909               150
  Change in net unearned premiums........       (159,944)         (203,125)         (235,983)             (142)
                                             -----------       -----------       -----------       -----------
  Net premiums earned....................        359,046           118,045       $   329,926       $         8
  Net investment income..................         23,399            18,621            39,748             1,139
  Net realized gains on investments......          9,331             1,497             7,716                --
  Net foreign exchange gains.............           (180)              334             1,681                --
  Loss and loss adjustment expenses......        (77,847)          (53,342)         (133,310)               --
  Acquisition costs......................        (74,849)          (21,174)          (62,926)               (1)
  General and administrative expenses....        (20,814)          (10,113)          (26,278)           (1,207)
  Interest on long-term debt.............         (1,767)           (2,113)           (4,460)             (236)
  Fair value of warrants issued..........             --                --                --           (61,321)
                                             -----------       -----------       -----------       -----------
Income (loss) before taxes...............        216,319            51,755       $   152,097       $   (61,618)
                                             -----------       -----------       -----------       -----------
Net income (loss)........................    $   216,320       $    51,755       $   152,045       $   (61,618)
                                             ===========       ===========       ===========       ===========
Basic earnings (loss) per share..........    $      3.41       $      0.99       $      2.76       $     (1.18)
Diluted earnings (loss) per share........    $      3.24       $      0.99       $      2.74       $     (1.18)
Basic weighted average common shares
  outstanding............................     63,392,600        52,440,000        55,178,150        52,440,000
Diluted weighted average common shares
  outstanding............................     66,810,881        52,447,200        55,457,141        52,440,000
SELECTED RATIOS (BASED ON U.S. GAAP
  INCOME STATEMENT DATA):
Loss ratio(3)............................           21.7%             45.2%             40.4%              n/a
Acquisition costs ratio(4)...............           20.8              17.9              19.1               n/a
General and administrative expense
  ratio(5)...............................            5.8               8.6               7.9               n/a
                                             -----------       -----------       -----------       -----------
Combined ratio(6)........................           48.3%             71.7%             67.4%              n/a
                                             -----------       -----------       -----------       -----------

                                                                  AS AT               AS AT
                                                              JUNE 30, 2003     DECEMBER 31, 2002
                                                              -------------     -----------------
                                                              (IN THOUSANDS, EXCEPT SHARE AND PER
                                                                SHARE AMOUNTS AND PERCENTAGES)
                                                               (UNAUDITED)
SUMMARY BALANCE SHEET DATA:
ASSETS
  Fixed maturities, equities, cash and cash equivalents.....   $1,906,502          $1,581,461
  Reinsurance premiums receivable...........................      331,673             147,208
  Other assets..............................................      144,411             105,249
                                                               ----------          ----------
Total assets................................................   $2,382,586          $1,833,918
                                                               ==========          ==========
LIABILITIES
  Loss and loss adjustment expense reserves.................   $  203,534          $  146,115
  Unearned premium..........................................      435,604             241,000
  Long-term debt............................................      150,000             150,000
  Other liabilities.........................................      119,279              44,268
                                                               ----------          ----------
Total liabilities...........................................   $  908,417          $  581,383
                                                               ==========          ==========
Total shareholders' equity..................................   $1,474,169          $1,252,535
                                                               ==========          ==========
Total liabilities and shareholders' equity..................   $2,382,586          $1,833,918
                                                               ==========          ==========

PER SHARE DATA (BASED ON U.S. GAAP BALANCE SHEET DATA)
Book value per share (7)....................................   $    23.25          $    19.76
Fully converted book value per share (8)....................   $    22.42          $    19.39


---------------

(1) The financial information for this period reflects our results from November 14, 2001, the date of incorporation, to December 31, 2001.


(2) The syndicates with which we have qualifying quota share contracts have purchased retrocessional cover, which inures to our benefit. In 2003 we have also purchased retrocessional protection on our own account for our own direct insurance and facultative reinsurance programs and the property reinsurance programs, excluding most Other Specialty lines.


(3) The loss ratio is calculated by dividing loss and loss adjustment expenses by net premiums earned.

(4) The acquisition costs ratio is calculated by dividing acquisition costs by net premiums earned.

(5) The general and administrative expense ratio is calculated by dividing general and administrative expenses by net premiums earned.

(6) The combined ratio is the sum of the loss ratio, the acquisition costs ratio and the general and administrative expense ratio.


(7) Book value per share is based on total shareholders' equity divided by basic shares outstanding of 63,392,600 as at June 30, 2003 and December 31, 2002.


(8) Fully converted book value per share is a non-GAAP measure calculated based on total shareholders' equity plus the assumed proceeds from the exercise of dilutive options and warrants in the amount of $168.1 million, divided by 73,261,760 fully converted shares. We believe that this is the best single measure of the return made by our shareholders as it takes into account the effect of all dilutive securities.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


     Montpelier Re Holdings Ltd. and Montpelier Re were formed on November 14, 2001, and Montpelier Re commenced operations on December 16, 2001. Neither company had any prior operating history. Accordingly, there are limited meaningful comparisons between 2002 and 2001. The following is a discussion and analysis of our results of operations for the three and six months ended June 30, 2003 and 2002 and for the year ended December 31, 2002 and, if relevant, for the period from November 14, 2001, the date of incorporation, to December 31, 2001. The following also includes a discussion of our financial condition as at June 30, 2003. This discussion and analysis should be read in conjunction with the unaudited consolidated financial statements and related notes thereto for the three and six months ended June 30, 2003 and 2002 and the audited combined financial statements and related notes thereto for the periods ended December 31, 2002 and 2001 included in this prospectus.


     This prospectus contains forward-looking statements that are not historical facts, including statements about the Company's beliefs and expectations. These statements are based upon current plans, estimates and projections. Our actual results may differ materially from those projected in these forward-looking statements as a result of various factors and therefore undue reliance should not be placed on them. See "Forward-Looking Statements" and "Risk Factors" contained elsewhere in this prospectus.

     We derive our revenues primarily from premiums from our insurance and reinsurance contracts and, to a lesser extent, income from our investment portfolio. Premiums are a function of the number and type of contracts we write, as well as prevailing market prices. Renewal dates for reinsurance business tends to be concentrated at the beginning of quarters, and the timing of premium written varies by line of business. Most property catastrophe business is written in the January 1, April 1 and July 1 renewal periods, while the property specialty and other specialty lines are written throughout the year. Written premiums are generally lower during the fourth quarter of the year as compared to other quarters. Gross premiums written for pro-rata contracts, including QQS programs, are initially booked as estimated and are adjusted as actual results are reported by the cedents during the period. Earned premiums do not necessarily follow the written premium pattern as certain written premiums are earned ratably over the contract term, which ordinarily is twelve months, although many pro-rata contracts are written on a risks attaching basis and are generally earned over a 24 month period, consistent with industry practice. Earned premiums are affected by our growing book of business; as written premium levels increase, earned premium levels will correspondingly increase over the earning period. Premiums are generally due in installments.

     The following are the main categories of gross premiums written:

     Property Specialty -- Contracts in this category include risk excess of loss, property pro-rata and direct insurance and facultative reinsurance business. Risk excess of loss reinsurance protects insurance companies on their primary insurance risks and facultative reinsurance transactions on a "single risk" basis. Coverage is usually triggered by a large loss sustained by an individual risk rather than by smaller losses which fall below the specified retention of the reinsurance contract.

     We also write direct insurance and facultative reinsurance coverage on commercial property risks where we assume all or part of a risk under a single insurance contract. We generally write such coverage on an excess of loss basis.

     We also write property pro-rata reinsurance contracts which are comprised of property risk programs written on a proportional basis rather than on an excess of loss basis.

     Property Catastrophe -- These contracts are typically "all risk" in nature, providing protection against losses from earthquakes and hurricanes, as well as other natural and man-made catastrophes such as floods, tornadoes, fires and storms. The predominant exposures covered are losses stemming from property damage and business interruption coverage resulting from a covered peril. Certain risks, such as war, nuclear contamination and terrorism, are generally excluded from these contracts. Property catastrophe reinsurance is written on an excess of loss basis, which provides coverage to primary insurance companies when aggregate claims and claims expenses from a single occurrence from a covered peril exceed a certain amount specified in a particular contract.

     To a lesser extent, we also write retrocessional coverage contracts, which provide reinsurance protection to other reinsurers, also called retrocedents. Coverage generally provides catastrophe protection for the property portfolios of other reinsurers. Retrocessional contracts typically carry a higher degree of volatility than reinsurance contracts as they protect against concentrations of exposures written by retrocedents, which in turn may experience an aggregation of losses from a single catastrophic event.

     Qualifying Quota Share -- This category represents whole account quota share reinsurance to select Lloyd's syndicates. Under QQS contracts, we assume a specified portion of the risk on a specified coverage in exchange for an equal proportion of the premiums. Gross premiums written related to QQS arrangements have been recorded gross of original commissions to the syndicates. This accounting treatment, when compared to recording such premiums net of original commissions, has the effect of increasing gross premiums written and increasing acquisition costs by an equal amount.

     Other Specialty -- Reinsurance contracts of aviation liability, aviation war, marine, personal accident catastrophe, workers' compensation, terrorism, casualty and other reinsurance business are included in this category. Marine and aviation contracts are primarily written on a retrocessional excess of loss basis.

     Since the classes of business we underwrite have large aggregate exposures to natural and man-made disasters, we expect that our claims experience will predominantly be the result of relatively few events of significant severity. The occurrence of claims from catastrophic events is likely to result in substantial volatility in, and could have a material adverse effect on, our financial condition and results of operations and our ability to write new business. This volatility will affect our results in the period that the loss occurs because accounting principles do not permit reinsurers to reserve for such catastrophic events until they occur. Catastrophic events of significant magnitude have historically been relatively infrequent, although we believe the property catastrophe reinsurance market has experienced a high level of worldwide catastrophic losses in terms of both frequency and severity from 1987 to the present as compared to prior years. We also expect that increases in the values and concentrations of insured property will increase the severity of such occurrences in the future. We seek to reflect these trends as we price our reinsurance.

     In October 2002, we completed an initial public offering of 10,952,600 common shares. Our common shares began trading on the New York Stock Exchange on October 10, 2002. The offering raised approximately $201.2 million in net proceeds, substantially all of which was contributed to our principal operating subsidiary, Montpelier Re, for use in its underwriting operations.

     Income from our investment portfolio is primarily comprised of interest on fixed maturity investments net of investment expenses, and to a lesser extent from realized gains and losses on the sale of investments.

     Our expenses consist primarily of three types: loss and loss adjustment expenses, acquisition costs and general and administrative expenses. In the period ended December 31, 2001, our first period of operations, we also incurred nonrecurring organizational expenses and an expense associated with the issuance of warrants to our founders.

     Loss and loss adjustment expenses are a function of the amount and type of insurance and reinsurance contracts we write and of the loss experience of the underlying risks. We estimate loss and loss adjustment expenses based on an actuarial analysis of the estimated losses we expect to be reported on contracts written. Under U.S. GAAP, we reserve for catastrophic losses as soon as a loss event is known to have occurred. The ultimate loss and loss adjustment expenses will depend on the actual costs to settle claims. We will increase or decrease our initial loss estimates as actual claims are reported and settled. Our ability to estimate loss and loss adjustment expenses accurately at the time of pricing our contracts will be a critical factor in determining our profitability.

     Acquisition costs consist principally of brokerage expenses and commissions that represent a percentage of the premiums on reinsurance contracts written, and vary depending upon the amount and types of contracts written, and to a lesser extent ceding commissions paid to ceding insurers and excise taxes. Under certain contracts we may also pay profit commission to cedents. This will vary depending on the loss experience on the contract.

     General and administrative expenses consist primarily of salaries, benefits, professional fees and related costs, including costs associated with awards under our bonus plan, performance unit plan and our share option plan. Other than bonuses and performance units, expenses are primarily fixed in nature and do not vary with the amount of premiums written or losses incurred.

     At the discretion of the Compensation and Nominating Committee of the Board of Directors, the Company has awarded, and will in the future award, performance units to executive officers and certain other key employees. The ultimate value of these performance units, which vest at the end of three-year performance periods, is dependent upon the Company's achievement of specified performance targets over the course of the overlapping three-year periods and the market value of the Company's shares at the date of redemption. Performance units are payable in cash, common stock or a combination of both. The liability is expensed over the vesting period of the performance units granted. The liability is recalculated as the relevant financial results and share price of the Company evolve. Any adjustments are reflected in the income statement in the period in which they are determined.

     As part of our formation, we granted 2,040,000 share options to our President and Chief Executive Officer, Anthony Taylor. In September 2002, 510,000 additional options for common shares were granted to other senior executives. From inception, we have adopted FAS 123 "Accounting for Stock-Based Compensation," which recommends the recognition of compensation expense for the fair value of stock compensation awards on the date of grant. The compensation expense is recognized over the vesting period of each grant, with a corresponding recognition of the equity expected to be issued in Additional paid-in capital.

     Our fixed maturity investments are classified as available for sale under U.S. GAAP and are carried at fair value based on quoted market prices. Unrealized gains and losses on these investments are included in accumulated other comprehensive income as a separate component of shareholders' equity. If management has determined that an investment has sustained an impairment in value that is determined to be other than temporary, the unrealized loss will be charged to income in the period it is determined.

     Currently, we have an equity investment in Aspen Insurance Holdings Limited ("Aspen"), the unquoted Bermuda-based holding company of Aspen Insurance UK Limited ("Aspen Re"). Under U.S. GAAP, such unquoted investments are carried at estimated fair value. Unrealized gains and losses on these investments are also included in accumulated other comprehensive income as a separate component of shareholders' equity.


RESULTS OF OPERATIONS



     Some comparisons between the three and six months ended June 30, 2003, and the same periods in 2002 may not be meaningful as we only commenced operations on December 16, 2001, and the three months ended June 30, 2002 was only our second complete quarter of operations. We did not have our full complement of underwriters in place until the end of the second quarter of 2002 and, therefore, we were unable to fully participate in renewal business for the first six months of 2002.



  FOR THE THREE MONTHS ENDED JUNE 30, 2003 AND 2002



     The $79.4 million increase in net income during the three months ended June 30, 2003 compared to the same period in 2002 was primarily the result of the following factors:



     - An increase in net premiums earned of $92.9 million, due to the significant growth in premiums written of $57.7 million, as discussed below, combined with the continued earning of our premiums written during 2002; and



     - The relatively low levels of catastrophe/large loss frequency during the three months ended June 30, 2003.

     The following table summarizes our financial results for the periods indicated ($ in millions):



                                                             THREE MONTHS    THREE MONTHS
                                                                 ENDED           ENDED
                                                             JUNE 30, 2003   JUNE 30, 2002
                                                             -------------   -------------
Net premiums earned........................................     $174.3          $ 81.4
Net investment income and net foreign exchange gains
  (losses).................................................       10.2            11.3
Net realized gains on fixed maturity investments...........        4.6             1.0
Loss and loss adjustment expenses..........................      (30.1)          (39.0)
Acquisition costs..........................................      (33.8)          (14.7)
General and administrative expenses........................      (11.9)           (5.8)
Interest on long-term debt.................................       (0.8)           (1.1)
                                                                ------          ------
Net income.................................................     $112.5          $ 33.1
Basic earnings per common share............................     $ 1.77          $ 0.63
                                                                ------          ------
Diluted earnings per common share..........................     $ 1.66          $ 0.63
                                                                ======          ======



  Gross Premiums Written



     Details of gross premiums written by line of business and by geographic area of risks insured are provided below ($ in millions):



                         GROSS PREMIUMS WRITTEN BY LINE



                                                        THREE MONTHS     THREE MONTHS
                                                           ENDED            ENDED
                                                       JUNE 30, 2003    JUNE 30, 2002
                                                       --------------   --------------
Property Specialty...................................  $ 71.5    36.9%  $ 51.2    37.6%
Property Catastrophe.................................    89.5    46.1     29.6    21.7
Qualifying Quota Share...............................     8.6     4.4     37.7    27.7
Other Specialty......................................    24.4    12.6     17.8    13.0
                                                       ------   -----   ------   -----
Total................................................  $194.0   100.0%  $136.3   100.0%
                                                       ======   =====   ======   =====



           GROSS PREMIUMS WRITTEN BY GEOGRAPHIC AREA OF RISKS INSURED



                                                        THREE MONTHS     THREE MONTHS
                                                           ENDED            ENDED
                                                       JUNE 30, 2003    JUNE 30, 2002
                                                       --------------   --------------
USA and Canada.......................................  $107.1    55.2%  $ 35.2    25.8%
Japan................................................    26.1    13.4     13.5     9.9
Western Europe, excluding the United Kingdom and
  Ireland............................................    21.6    11.1      1.5     1.1
Worldwide(1).........................................    15.1     7.8     83.6    61.3
Worldwide, excluding USA and Canada(2)...............     8.3     4.3      0.3     0.2
Others (2.0% or less)................................    15.8     8.2      2.2     1.7
                                                       ------   -----   ------   -----
Total................................................  $194.0   100.0%  $136.3   100.0%
                                                       ======   =====   ======   =====


---------------


(1) "Worldwide" comprises insurance and reinsurance contracts that insure or reinsure risks on a worldwide basis.



(2) "Worldwide, excluding USA and Canada" comprises insurance and reinsurance contracts that insure or reinsure risks on a worldwide basis but specifically exclude the USA and Canada.

     The Qualifying Quota Share contracts and other amounts of other lines of business are worldwide in nature, with the majority of business related to North America and Europe.



     Overall, the increase in gross premiums written during the quarter ended June 30, 2003, as compared to the same period in 2002 is primarily due to increased market penetration resulting from having our full underwriting team in place, combined with our ability to capitalize on market opportunities because of our enhanced market reputation resulting from the completion of our first year of operations. We continued to experience stable premium rate levels across the major classes of business that we specialize in during the quarter. In addition, there has been a substantial increase in our written line sizes and in the average signing percentages during the 2003 quarter.



     The proportion of property catastrophe gross premiums written as a percentage of total gross premiums written continues to be higher during the three months ended June 30, 2003 than we expect it to be for the remainder of the year because proportionally higher volumes of property catastrophe business are traditionally written in the first and second quarters, as compared to other quarters in the fiscal year. Other lines of business are written throughout the year, with the least amount of premiums being written during the fourth quarter.



     The premium levels on a dollar basis for QQS business in 2003 are expected to be less than in 2002, and they will be a lower percentage of our total gross premiums written, although ultimate premiums written will depend on the volume of premiums actually written by the syndicates. During the quarter ended June 30, 2003 we received new information which indicated a decrease in the estimated premiums for the 2002 and 2003 underwriting years compared to the estimated premiums based on the information available at March 31, 2003.



     We expect to write a larger amount of casualty reinsurance in 2004 versus 2003 due to improving terms and conditions of casualty reinsurance contracts. In 2004, we may also write professional indemnity casualty reinsurance, predominantly medical malpractice and errors and omissions business, on an excess of loss basis, which will be included in the Other Specialty category.



     For the three months ended June 30, 2003, $18.9 million was recorded in gross premiums written under our reinsurance arrangements with Aspen Re, a company in which we have a 7% interest on an undiluted basis and a 6% interest on a diluted basis. These arrangements cover mainly property and casualty risks.



     We recorded an insignificant amount of reinstatement premiums during the three months ended June 30, 2003 and 2002. The lack of reinstatement premiums continues to be due to the minimal amount of reported losses during these periods. In the remainder of 2003, we would expect to record greater levels of reinstatement premiums as additional losses are notified, consistent with our loss estimates discussed below.



  Reinsurance Premiums Ceded



     Reinsurance premiums ceded for the three months ended June 30, 2003 and 2002 were $7.4 million and $4.5 million, respectively. Reinsurance purchased by the QQS syndicates with respect to the contracts in which we participate accounted for ($11.5) million and $4.5 million, respectively, of the reinsurance premiums ceded during the three months ended June 30, 2003 and 2002. The negative balance during the three months ended June 30, 2003 is the result of the receipt of new information which indicated that the expected premiums will be lower than previous forecasts. This has correspondingly reduced our inuring reinsurance premiums related to these programs. Based on additional information received from the ceding companies, we also reduced our estimated recovery ratio on reinsurance purchased by the QQS syndicates. As part of our reinsurance arrangements with Aspen Re we also recorded $5.5 million of reinsurance premiums ceded during the three months ended June 30, 2003. The remainder of the reinsurance premiums ceded during the quarter ended June 30, 2003 of $13.4 million relates to the purchase of retrocessional protection on our own account for our direct insurance and facultative reinsurance programs and our property reinsurance programs, excluding most Other Specialty lines. We did not purchase retrocessional protection on our own account during 2002; and the reinsurance premiums ceded for the whole of 2002 were attributable solely to the reinsurance purchased by the QQS syndicates with respect to the contracts in which we participate. We may purchase further retrocessional protection for our own account in 2003.

  Net Premiums Earned



     Net premiums earned for the three months ended June 30, 2003 and 2002 were $174.3 million and $81.4 million, respectively. Approximately one-third of net premiums earned during the quarter relates to the 2002 underwriting year and the remainder to business written in 2003. Net premiums earned will continue to lag net premiums written until the level of premiums written stabilizes at a constant level year on year. As our gross premiums written continues to increase, our premiums earned continues to catch up with our gross premiums written, which has resulted in an earned premium to written premium ratio of 89.9% for the three months ended June 30, 2003, compared to 59.7% for the same period in 2002. In addition, we continue to write a minority of our business, including some underlying business contained in the QQS contracts, on a risks attaching basis, for which premiums are generally earned over a longer period. These factors combined continue to result in an acceleration of earned premium throughout the remaining quarters of 2003.



  Loss and Loss Adjustment Expenses



     The underwriting results of an insurance or reinsurance company are often measured by reference to its loss ratio and expense ratio. The loss ratio is calculated by dividing loss and loss adjustment expenses incurred (including estimates for incurred but not reported losses) by net premiums earned. The expense ratio is calculated by dividing acquisition costs combined with general and administrative expenses by net premiums earned. The combined ratio is the sum of the loss ratio and the expense ratio.



     For comparative purposes, our combined ratio and components thereof are set out below for the periods indicated:



                                                             THREE MONTHS    THREE MONTHS
                                                                 ENDED           ENDED
                                                             JUNE 30, 2003   JUNE 30, 2002
                                                             -------------   -------------
Loss ratio.................................................      17.3%           47.9%
Expense ratio..............................................      26.2%           25.2%
                                                                 ----            ----
Combined ratio.............................................      43.5%           73.1%
                                                                 ----            ----



     Loss and loss adjustment expenses were $30.1 million and $39.0 million for the three months ended June 30, 2003 and 2002, respectively. Reinsurance recoveries of $(3.5) million and $4.6 million were netted against loss and loss adjustment expenses for the three months ended June 30, 2003 and 2002, respectively. Reinsurance recoveries for the three months ended June 30, 2003 related to QQS, the direct and facultative business written and the property reinsurance programs, excluding most other specialty lines. Reinsurance recoveries for the three months ended June 30, 2002 related to QQS business written only. We paid net losses of $6.9 million and $nil for the three months ended June 30, 2003 and 2002, respectively.



     The following are our net loss ratios by line of business for the periods indicated:



                                                    NET LOSS RATIOS      NET LOSS RATIOS
                                                   THREE MONTHS ENDED   THREE MONTHS ENDED
                                                    JUNE 30, 2003(1)     JUNE 30, 2002(2)
                                                   ------------------   ------------------
Property Specialty...............................         18.6%                65.4%
Property Catastrophe.............................          6.0                 15.5
Qualifying Quota Share...........................         44.4                 77.6
Other Specialty..................................         17.9                 27.4

Overall Ratio....................................         17.3%                47.9%


---------------


(1) The overall gross loss ratio for the three months ended June 30, 2003 was 14.4%.



(2) The overall gross loss ratio for the three months ended June 30, 2002 was 47.9%.



     The variation in loss ratios between the second quarter of 2003 compared to the second quarter of 2002 results from the fact that in 2002 we did not have the benefit of prior years' loss history on which to base our loss reserve analysis and, accordingly, we relied more heavily on industry experience and professional judgment to estimate our loss and loss adjustment expense reserves. As our business continues to develop into 2003, we have supplemented industry information with our own specific experience in our actuarial analysis which has led to reduced projections of ultimate losses. We experienced very little loss activity during the second quarter of 2003, despite significant original market losses from U.S. weather systems in the South and Mid-West, such as CAT 85, Wind-Hail in Texas, and CAT 88, Tornadoes in the Mid-West. This light catastrophic activity resulted in a net reported loss ratio for the quarter of 8.0%, and, when combined with reductions in the prior year loss estimates, has resulted in a net loss ratio of 17.3% for the three months ended June 30, 2003, compared to the net loss ratio for the three months ended June 30, 2002 of 47.9%.



     The following tables set forth a reconciliation of our gross and net loss and loss adjustment expense reserves by line of business between December 31, 2002 and June 30, 2003 ($ in millions):



                GROSS LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES


                                                                                     PAID LOSSES ON
                                             CHANGE IN PRIOR     CHANGE IN PRIOR       PRIOR YEAR        ADDITION OF
                                              YEAR ESTIMATE       YEAR ESTIMATE     RESERVES FOR THE   RESERVES FOR THE
                           GROSS RESERVES       DURING THE         DURING THE          SIX MONTHS         SIX MONTHS
                           AT DECEMBER 31,   FIRST QUARTER OF   SECOND QUARTER OF    ENDED JUNE 30,     ENDED JUNE 30,
                                2002               2003               2003                2003               2003
                           ---------------   ----------------   -----------------   ----------------   ----------------
Property Specialty.......      $ 54.1             $(13.4)            $ (4.2)             $ (6.2)            $ 49.5
Property Catastrophe.....        32.5               (5.7)              (8.0)               (3.6)              15.3
Qualifying Quota Share...        50.5               (1.8)              (3.6)               (4.4)              33.0
Other Specialty..........         9.0                1.0               (3.9)               (0.1)              13.5
                               ------             ------             ------              ------             ------
Total....................      $146.1             $(19.9)            $(19.7)             $(14.3)            $111.3
                               ======             ======             ======              ======             ======


                           GROSS RESERVES
                            AT JUNE 30,
                                2003
                           --------------
Property Specialty.......      $ 79.8
Property Catastrophe.....        30.5
Qualifying Quota Share...        73.7
Other Specialty..........        19.5
                               ------
Total....................      $203.5
                               ======



                 NET LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES


                                                                                      PAID LOSSES ON
                                              CHANGE IN PRIOR     CHANGE IN PRIOR       PRIOR YEAR        ADDITION OF
                                               YEAR ESTIMATE       YEAR ESTIMATE     RESERVES FOR THE   RESERVES FOR THE
                            NET RESERVES AT      DURING THE         DURING THE          SIX MONTHS         SIX MONTHS
                             DECEMBER 31,     FIRST QUARTER OF   SECOND QUARTER OF    ENDED JUNE 30,     ENDED JUNE 30,
                                 2002               2003               2003                2003               2003
                            ---------------   ----------------   -----------------   ----------------   ----------------
Property Specialty........      $ 54.1             $(13.4)            $ (4.2)             $ (6.2)            $ 49.5
Property Catastrophe......        32.5               (5.7)              (8.0)               (3.6)              15.3
Qualifying Quota Share....        33.9               (0.2)               1.9                (4.4)              30.3
Other Specialty...........         9.0                1.0               (3.9)               (0.1)              13.5
                                ------             ------             ------              ------             ------
Total.....................      $129.5             $(18.3)            $(14.2)             $(14.3)            $108.6
                                ======             ======             ======              ======             ======


                            NET RESERVES
                            AT JUNE 30,
                                2003
                            ------------
Property Specialty........     $ 79.8
Property Catastrophe......       30.5
Qualifying Quota Share....       61.5
Other Specialty...........       19.5
                               ------
Total.....................     $191.3
                               ======



     The second quarter of 2003 includes approximately $14.2 million of positive development of net losses from the prior year. Positive prior period development benefited the net loss ratio in the quarter by approximately 8.0%.



     The positive development during the three months ended June 30, 2003 of losses incurred during 2002 primarily resulted from the following:



     - In the Property Specialty category, our net estimated ultimate losses for the prior year decreased by $4.2 million during the quarter. The majority of this decrease resulted from a decrease of $1.8 million in reported losses on one claim in the property direct and facultative class. In addition, both the frequency and severity of reported losses were significantly less than the assumed reporting pattern established for this line of business at December 31, 2002. The reduction in actual losses, combined with the increasing weight placed on our actual experience as the prior year matures, has led to the reduction in ultimate losses for the quarter.



     - For the Property Catastrophe category, estimated net losses for the prior year decreased significantly during the quarter. We initially estimated our reserves for the European floods which occurred in

       August 2002 and Hurricane Lili which occurred in October 2002 based on a combination of a review of potentially exposed contracts and the use of an estimated market share applied to projected industry losses. Based on the limited development observed to date for these events, we have reduced our ultimate loss estimates during the quarter. Additionally, the level of reported losses from our proportional catastrophe business has been significantly lower than our initial assumptions. As a result of these factors, our estimated net losses decreased by $8.0 million in the quarter.



     - Due to the potential variability in ultimate premiums and the limited availability of underlying loss information with the QQS business, our actuaries selected an expected loss ratio based on a review of the information supplied by cedents. Additionally, since we do not receive report dates for losses on the underlying business, we must allocate the underwriting year results to accident periods using assumptions regarding the premium earning pattern. During the three months ended June 30, 2003, based on additional information received from the ceding companies, we reduced our expected gross loss ratio for the prior year, which resulted in a reduction of $3.6 million in estimated gross ultimate loss and loss adjustment expenses for the quarter. Offsetting this however, based on additional information received from the ceding companies, we also reduced our estimated recovery ratio on reinsurance purchased by the QQS syndicates. This resulted in a $1.9 million increase in net losses for the prior year.



     - Reported losses for the Other Specialty category remained unchanged during the quarter. The lack of development in the quarter combined with the increasing weight placed on our actual experience in selecting a loss ratio resulted in a reduction of $3.9 million in prior period losses.



     Other than the matters described above, we did not make any significant changes in assumptions used in our reserving process during the three months ended June 30, 2003. Because of our short operating history, our loss experience is limited and reliable evidence of changes in trends of numbers of claims incurred, average settlement amounts, numbers of claims outstanding and average losses per claim will necessarily take years to develop.



  Net Foreign Exchange Gains (Losses)



     Net foreign exchange gains (losses) result from the effect of the fluctuation in foreign currency exchange rates on the translation of foreign currency assets and liabilities combined with realized gains resulting from the receipt of premium installments in foreign currencies.



  Underwriting Expenses



     Underwriting expenses consist of acquisition costs and general and administrative expenses. Acquisition costs and general and administrative expenses were $45.7 million and $20.5 million for the three months ended June 30, 2003 and 2002, respectively, representing expense ratios of 26.2% and 25.2%, respectively. General and administrative expenses are comprised of fixed expenses which include costs for salaries and benefits, stock options and office and risk management expenses. Variable general and administrative expenses include expenses related to our performance unit plan and bonuses. Acquisition costs are generally driven by contract terms and are normally a set percentage of premiums. As our premiums continue to increase in 2003 as anticipated, acquisition costs will also increase as these costs vary directly with the level of premiums written.



     Our premiums earned are increasing at a more rapid pace than general and administrative expenses, but were offset by the increase in the profit commission accrual to some extent. The accrual for profit commission increased by $6.1 million during the three months ended June 30, 2003, which is included in acquisition costs. Profit commission was not required to be accrued for the three months ended June 30, 2002. Depending on the development of incurred losses in upcoming quarters, we may be required to record additional profit commission. The expense ratio for the three months ended June 30, 2003 would have been 22.7% excluding the effect of profit commission.

     The increase in general and administrative expenses between the second quarter of 2003 and the second quarter of 2002 relates to an increase in fixed expenses consisting of increased employment costs, premises and office expenses, consistent with the increase in staff numbers. We may be required to employ additional resources and occupy additional office space as our business grows. In addition, in the three months ended June 30, 2003 we incurred costs related to our shareholders' secondary offering of 8,050,000 common shares in the amount of $1.0 million, which are included in general and administrative expenses. The performance unit plan expense for the three months ended June 30, 2003 was higher than the same period in 2002 as the 2003 period includes an accrual for both the 2002-2004 performance period and the 2003-2005 performance period. In addition, our book value at June 30, 2002 was used in estimating the 2002 period expense, compared to the use in the 2003 period of our June 30, 2003 share price, which is significantly higher than the June 30, 2002 book value. Other factors could also affect the expense ratio, including the mix of business written and the amount of acquisition costs incurred.



     General and administrative expenses for the periods indicated consisted of the following ($ in millions):



                                                   THREE MONTHS ENDED   THREE MONTHS ENDED
                                                     JUNE 30, 2003        JUNE 30, 2002
                                                   ------------------   ------------------
Fixed expenses, excluding stock options..........        $ 7.1                 $4.0
Bonus accrual....................................          0.5                  0.3
Performance Unit Plan accrual....................          3.2                  0.3
Fair value of stock options expense..............          1.1                  1.2
                                                         -----                 ----
Total General and Administrative expenses........        $11.9                 $5.8
                                                         -----                 ----



     For the three months ended June 30, 2003 and 2002, acquisition costs incurred were $33.8 million and $14.7 million, respectively, which were principally due to brokerage commissions for our insurance and reinsurance contracts of $16.1 million and $10.4 million respectively, as well as commissions paid to ceding insurers and other costs of $17.7 million and $4.3 million, respectively.



     Acquisition costs as a percentage of premiums earned, excluding reinsurance and profit commission, were 15.9% and 18.1% for the three months ended June 30, 2003 and 2002, respectively. The 2003 ratio is slightly lower as a result of the lower proportion of QQS business written which traditionally has higher acquisition costs, as described above.



  Net Investment Income



     Net investment income for the three months ended June 30, 2003 and 2002 was $11.7 million and $10.8 million, respectively. Net investment income is primarily composed of interest on coupon-paying bonds and bank interest, partially offset by accretion of premium on bonds of $4.1 million and $0.5 million, respectively, and investment management and custodian fees of $0.7 million and $0.57 million, respectively, for the three months ended June 30, 2003 and 2002. Investment management fees are paid to White Mountains Advisors LLC, a wholly-owned indirect subsidiary of White Mountains Insurance Group, one of our major shareholders. Management believes that the fees charged are consistent with those that would be charged by a non-related party.



     Because we provide short-tail insurance and reinsurance coverage for losses resulting mainly from natural and man-made catastrophes, it is possible that we could become liable to pay substantial claims on short notice. Accordingly, we have structured our investment portfolio to preserve capital and to provide us with a high level of liquidity, which means that the large majority of our investment portfolio contains shorter term fixed maturity investments, such as U.S. government bonds, corporate bonds and mortgage-backed and asset-backed securities.



     Based on the weighted average monthly investments held, and including net unrealized gains of $5.7 million and $23.5 million for the three months ended June 30, 2003 and 2002, respectively, the total investment return was 1.3%, and 2.4%, respectively. In 2003, as expected, our investment income has increased as a result of our larger capital base, driven by positive cash flow consistent with the low level of paid claims, offset somewhat by lower interest rates.



     We did not experience any other than temporary impairment charges relating to our portfolio of investments for the three months ended June 30, 2003 and 2002.



  Interest on Long-Term Debt



     For the three months ended June 30, 2003 and 2002, interest expensed relating to the $150.0 million outstanding balance on our term loan facility was $0.8 million and $1.1 million, respectively, representing an average rate of 2.12% and 2.93%, respectively. The interest rate was fixed at 2.59% for the period from October 21, 2002 until April 21, 2003. From April 21, 2003, the rate was fixed at 1.32% plus a 75bp margin (50 bp margin from May 16, 2003) until July 21, 2003. In order to hedge the interest rate risk of the loan, the Company entered into an interest rate swap contract, which became effective April 22, 2003 and expires on December 12, 2004, the last day of the term-loan facility. Under the terms of the interest rate swap contract, the Company pays interest at a fixed rate of 1.88% plus a margin dependent on leverage, and receives interest at a variable rate equal to the offshore LIBOR rate.



     We paid interest expense for the three months ended June 30, 2003 and 2002 of $1.0 million and $0.3 million, respectively.



  Net Realized Gains on Investments



     Net realized gains on investments for the three months ended June 30, 2003 and 2002 were $4.6 million and $1.0 million, respectively, which were due to gains realized from the sale of fixed maturity investments.



  Comprehensive Income



     Comprehensive income for the three months ended June 30, 2003 and 2002 were $116.7 million and $56.6 million respectively, which includes the $112.5 million and $33.1 million of net income described above, $5.7 million and $23.5 million, respectively, of net change in unrealized gains on fixed maturity and equity investments and currency translation adjustments, and $1.5 million and $nil of net change in unrealized loss on the hedging transaction.



  FOR THE SIX MONTHS ENDED JUNE 30, 2003 AND 2002



     We ended the second quarter of 2003 with a fully converted book value per share (which is a non-GAAP measure, as defined below) of $22.42, an increase of $4.91 from June 30, 2002. This increase of 28.0% was primarily caused by the following factors:



     - An increase in gross premiums written as discussed below, combined with a more than corresponding increase in net premiums earned, as gross premiums written in 2002 and 2003 continue to earn; and



     - Relatively low levels of catastrophe/large loss frequency during the calendar year 2002, continuing into the first six months of 2003.



     The following table summarizes our book values per common share as at the periods indicated:



                                                                  AS AT           AS AT
                                                              JUNE 30, 2003   JUNE 30, 2002
                                                              -------------   -------------
Book value per share(1).....................................     $23.25          $17.63
Fully converted book value per share(2).....................     $22.42          $17.51


---------------


(1) Based on total shareholders' equity divided by basic shares outstanding.



(2) This is a non-GAAP measure, based on total shareholders' equity plus the assumed proceeds from the exercise of dilutive options and warrants in the amount of $168.1 million, divided by fully converted shares outstanding of 73,261,760 shares for 2003 and 60,779,160 shares for 2002. The Company believes this to be the best single measure of the return made by its shareholders as it takes into account the effect of all dilutive securities.



     The following table summarizes our financial results for the periods indicated ($ in millions):



                                                               SIX MONTHS      SIX MONTHS
                                                                  ENDED           ENDED
                                                              JUNE 30, 2003   JUNE 30, 2002
                                                              -------------   -------------
Net premiums earned.........................................     $359.0          $118.0
Net investment income and net foreign exchange gains
  (losses)..................................................       23.2            19.0
Net realized gains on fixed maturity investments............        9.3             1.5
Loss and loss adjustment expenses...........................      (77.8)          (53.3)
Acquisition costs...........................................      (74.8)          (21.2)
General and administrative expenses.........................      (20.8)          (10.1)
Interest on long-term debt..................................       (1.8)           (2.1)
                                                                 ------          ------
Net income..................................................     $216.3          $ 51.8
Basic earnings per common share.............................     $ 3.41          $ 0.99
                                                                 ------          ------
Diluted earnings per common share...........................     $ 3.24          $ 0.99
                                                                 ======          ======



 Gross Premiums Written



     Details of gross premiums written by line of business and by geographic area of risks insured are provided below ($ in millions):



                         GROSS PREMIUMS WRITTEN BY LINE



                                                         SIX MONTHS       SIX MONTHS
                                                           ENDED            ENDED
                                                       JUNE 30, 2003    JUNE 30, 2002
                                                       --------------   --------------
Property Specialty...................................  $169.0    30.1%  $ 86.8    25.5%
Property Catastrophe.................................   240.4    42.9    108.7    32.0
Qualifying Quota Share...............................    78.0    13.9    111.5    32.8
Other Specialty......................................    73.2    13.1     33.0     9.7
                                                       ------   -----   ------   -----
Total................................................  $560.6   100.0%  $340.0   100.0%
                                                       ======   =====   ======   =====



           GROSS PREMIUMS WRITTEN BY GEOGRAPHIC AREA OF RISKS INSURED



                                                         SIX MONTHS       SIX MONTHS
                                                           ENDED            ENDED
                                                       JUNE 30, 2003    JUNE 30, 2002
                                                       --------------   --------------
USA and Canada.......................................  $240.2    42.8%  $ 94.2    27.7%
Worldwide(1).........................................   189.0    33.7    196.0    57.7
Western Europe, excluding the United Kingdom and
  Ireland............................................    31.4     5.6      6.6     1.9
Japan................................................    27.7     4.9     16.6     4.9
United Kingdom and Ireland...........................    24.0     4.3      5.0     1.5
Worldwide, excluding USA and Canada(2)...............    20.5     3.7      9.4     2.8
Others (2.0% or less)................................    27.8     5.0     12.2     3.5
                                                       ------   -----   ------   -----
Total................................................  $560.6   100.0%  $340.0   100.0%
                                                       ======   =====   ======   =====

---------------


(1) "Worldwide" comprises insurance and reinsurance contracts that insure or reinsure risks on a worldwide basis.



(2) "Worldwide, excluding USA and Canada" comprises insurance and reinsurance contracts that insure or reinsure risks on a worldwide basis but specifically exclude the USA and Canada.



     The Qualifying Quota Share contracts and other amounts of other lines of business are worldwide in nature, with the majority of business related to North America and Europe.



     Overall, the increase in gross premiums written during the six months ended June 30, 2003, as compared to the same period in 2002 is primarily due to increased market penetration resulting from having our full underwriting team in place, combined with our ability to capitalize on market opportunities because of our enhanced market reputation resulting from the completion of our first year of operations. We continue to experience continued stable premium rate levels across the major classes of business that we specialize in during the six months ended June 30, 2003. In addition, there has been a substantial increase in our written line sizes and in the average signing percentages during the first six months of 2003.



     The proportion of property catastrophe gross premiums written as a percentage of total gross premiums written continues to be higher during the six months ended June 30, 2003 than we expect it to be for the remainder of the year because proportionally higher volumes of property catastrophe business are traditionally written in the first and second quarters, as compared to other quarters in the fiscal year. Other lines of business are written throughout the year, with the least amount of premiums being written during the fourth quarter.



     The premium levels on a dollar basis for QQS business in 2003 are expected to be less than in 2002, and they will be a lower percentage of our total gross premiums written, although ultimate premiums written will depend on the volume of premium actually written by the syndicates. During the six months ended June 30, 2003 we received new information which indicated a decrease in the estimated premiums for the 2002 and 2003 underwriting years compared to the estimated premiums based on the information available at March 31, 2003.



     We expect to write a larger amount of casualty reinsurance in 2004 versus 2003 due to improving terms and conditions of casualty reinsurance contracts. In 2004, we may also write professional indemnity casualty reinsurance, predominantly medical malpractice and errors and omissions business, on an excess of loss basis, which will be included in the Other Specialty category.



     For the six months ended June 30, 2003, $37.9 million was recorded in gross premiums written under our reinsurance arrangements with Aspen Re, a company in which we have a 7% interest on an undiluted basis and a 6% interest on a diluted basis. These arrangements mainly cover mainly property and casualty risks.



     We recorded an insignificant amount of reinstatement premiums during the six months ended June 30, 2003 and 2002. The lack of reinstatement premiums continues to be due to the minimal amount of reported losses during these periods. In the remainder of 2003, we would expect to record greater levels of reinstatement premiums as additional losses are notified, consistent with our loss estimates discussed below.



  Reinsurance Premiums Ceded



     Reinsurance premiums ceded for the six months ended June 30, 2003 and 2002 were $41.7 million and $18.8 million, respectively. Reinsurance purchased by the QQS syndicates with respect to the contracts in which we participate accounted for $15.7 million and $18.8 million, respectively, of the reinsurance premiums ceded during the six months ended June 30, 2003 and 2002. This balance is lower than 2002 because during the six months ended June 30, 2003 we received new information which indicated that the expected premium will be lower than previous forecasts. This has correspondingly reduced our inuring reinsurance premiums related to these programs. Based on additional information received from the ceding companies, we also reduced our estimated recovery ratio on reinsurance purchased by the QQS syndicates. As part of our reinsurance arrangements with Aspen Re we also recorded $5.5 million of reinsurance premiums ceded during the six months ended June 30, 2003. The remainder of the reinsurance premiums ceded during the quarter ended June 30, 2003 of $20.5 million relates to the purchase of retrocessional protection on our own account for our direct insurance and facultative reinsurance programs and our property reinsurance programs, excluding most Other Specialty lines. We did not purchase retrocessional protection on our own account during 2002; and the reinsurance premiums ceded for the whole of 2002 were attributable solely to the reinsurance purchased by the QQS syndicates with respect to the contracts in which we participate. We may purchase further retrocessional protection for our own account in 2003.



     Reinsurance premiums ceded for the QQS syndicates represented approximately 20.1% and 16.9% of gross premiums assumed from the QQS syndicates for the six months ended June 30, 2003 and 2002, respectively due to the mix of inuring reinsurance premium ceded from the three syndicates.



  Net Premiums Earned



     Net premiums earned for the six months ended June 30, 2003 and 2002 were $359.0 million and $118.0 million, respectively. Approximately one-half of net premiums earned relates to the 2002 underwriting year and the remainder to business written in 2003. Net premiums earned will continue to lag net premiums written until the level of premiums written stabilizes at a constant level year on year. As our gross premiums written continues to increase, our earned premiums continue to catch up with our gross premiums written, which has resulted in an earned premium to written premium ratio of 64.0% for the six months ended June 30, 2003, compared to 34.7% for the same period in 2002. In addition, we continue to write a minority of our business, including some underlying business contained in the QQS contracts, on a risks attaching basis, for which premiums are generally earned over a longer period. These factors combined will continue to result in an acceleration of premiums earned throughout the remaining quarters of 2003.



  Loss and Loss Adjustment Expenses



     For comparative purposes, our combined ratio and components thereof are set out below for the periods indicated:



                                                               SIX MONTHS      SIX MONTHS
                                                                  ENDED           ENDED
                                                              JUNE 30, 2003   JUNE 30, 2002
                                                              -------------   -------------
Loss ratio..................................................      21.7%           45.2%
Expense ratio...............................................      26.6%           26.5%
                                                                  ----            ----
Combined ratio..............................................      48.3%           71.7%
                                                                  ----            ----



     Loss and loss adjustment expenses were $77.8 million and $53.3 million for the six months ended June 30, 2003 and 2002, respectively. Reinsurance recoveries of $(3.8) million and $5.3 million were netted against loss and loss adjustment expenses for the six months ended June 30, 2003 and 2002, respectively. Reinsurance recoveries for the six months ended June 30, 2003 related to QQS, the direct and facultative business written and the property reinsurance programs. Reinsurance recoveries for the six months ended June 30, 2002 related to QQS business written only. We paid net losses of $17.0 million and $nil for the six months ended June 30, 2003 and 2002, respectively.



     The following are our net loss ratios by line of business for the periods indicated:



                                                       NET LOSS RATIOS    NET LOSS RATIOS
                                                       SIX MONTHS ENDED   SIX MONTHS ENDED
                                                       JUNE 30, 2003(1)   JUNE 30, 2002(2)
                                                       ----------------   ----------------
Property Specialty...................................        26.3%              63.9%
Property Catastrophe.................................         1.3               10.1
Qualifying Quota Share...............................        53.2               74.6
Other Specialty......................................        28.0               32.5
Overall Ratio........................................        21.7%              45.2%

---------------


(1) The overall gross loss ratio for the six months ended June 30, 2003 was 19.7%.



(2) The overall gross loss ratio for the six months ended June 30, 2002 was 45.2%.



     The variation in loss ratios between the six months ended June 30, 2003 compared to the same period in 2002 results from the fact that in 2002 we did not have the benefit of prior years' loss history on which to base our loss reserve analysis and, accordingly, we relied more heavily on industry experience and professional judgment to estimate our loss and loss adjustment expense reserves. As our business continues to develop into 2003, we have supplemented industry information with our own specific experience in our actuarial analysis which has led to reduced projections of ultimate losses. We experienced very little loss activity during the second quarter of 2003, despite significant original market losses from U.S. weather systems in the South and Mid-West, such as CAT 85, Wind-Hail in Texas, and CAT 88, Tornadoes in the Mid-West. We have benefited from a low level of catastrophe activity which, combined with reductions in the prior year loss estimates, has resulted in a loss ratio of 21.7% for the six months ended June 30, 2003, compared to the loss ratio for the six months ended June 30, 2002 of 45.2%.



     The six months ended June 30, 2003 includes approximately $32.5 million of positive development of net losses incurred during the prior year. Development of prior year losses benefited the net loss ratio in the six months by approximately 9.0%.



     The positive development during the six months ended June 30, 2003 of prior year losses primarily resulted from the following (refer to earlier table in Results of Operations for the Three Months Ended June 30, 2003 and 2002 -- Loss and Loss Adjustment Expenses):



     - In the Property Specialty Category, reported losses on 2002 occurrences during the six months ended June 30, 2003 decreased by $0.7 million. Both the frequency and severity of reported losses were significantly less than the assumed reporting pattern of losses established for this line of business at December 31, 2002. The reduction in reported losses during the six months ended June 30, 2003, combined with the increasing weight placed on our actual experience, has led to the reduction in ultimate losses of $17.6 million or 13% of the total reserve balance at December 31, 2002.



     - Property Catastrophe net loss and loss adjustment expense reserves as at December 31, 2002, included approximately $28.0 million in respect of the European Floods which occurred in August 2002, and Hurricane Lili which occurred in October 2002. The remainder of the Property Catastrophe loss reserve balance at December 31, 2002 related to smaller loss events and several proportional contracts. During the six months ended June 30, 2003, the development of European Flood losses, Hurricane Lili losses and losses from our proportional catastrophe contracts has been significantly lower than our initial assumptions. These factors led to a reduction in net ultimate losses of $13.7 million during the six months ended June 30, 2003.



     - Due to the potential variability in ultimate premiums and the limited availability of underlying loss information with the QQS business, our actuaries selected an expected loss ratio based on a review of the information supplied by cedents and applied it to projected premiums. During the six months ended June 30, 2003, we reduced our expected gross loss ratio based on information provided by ceding companies, which resulted in a reduction of $5.4 million in gross loss and loss adjustment expense reserves. After taking into account the effect of reinsurance purchased by the QQS syndicates with respect to the contracts in which we participate, net loss and loss adjustment expense reserves increased by $1.7 million for the six months ended June 30, 2003.



     - The lack of development in the six months ended June 30, 2003, combined with the increasing weight placed on our actual experience in selecting a loss ratio, led to a decrease in our expected loss ratio attributable to the Other Specialty business during the six months ended June 30, 2003. The lower selected loss ratio resulted in a reduction of $2.9 million in net loss and loss adjustment expense reserves for our Other Specialty business.



     Other than the matters described above, we did not make any significant changes in assumptions used in our reserving process during the six months ended June 30, 2003. Because of our short operating history, our loss experience is limited and reliable evidence of changes in trends of numbers of claims incurred, average settlement amounts, numbers of claims outstanding and average losses per claim will necessarily take years to develop.



     At June 30, 2003, we estimated our gross and net reserves for loss and loss adjustment expenses using the methodology as outlined in our Critical Accounting Policy later in this section.



     Management has determined that the best estimate for gross loss and loss adjustment expense reserves at June 30, 2003 and 2002 was $203.5 million and $58.4 million, respectively.



     Management has determined that the best estimate for net loss and loss adjustment expense reserves at June 30, 2003 and 2002 was $191.3 million and $53.1 million, respectively.



     The following are management's best estimate of a range of likely outcomes around their best estimate of gross and net loss and loss adjustment expense reserves by line of business ($ in millions):



        GROSS LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES AT JUNE 30, 2003



                                                       LOW END OF              HIGH END OF
                                                       THE RANGE    SELECTED    THE RANGE
                                                       ----------   --------   -----------
Property Specialty...................................    $ 66.8      $ 79.8      $ 91.6
Property Catastrophe.................................      25.3        30.5        34.7
Qualifying Quota Share...............................      61.7        73.7        84.9
Other Specialty......................................      16.4        19.5        22.5
                                                         ------      ------      ------
Total................................................    $170.2      $203.5      $233.7
                                                         ======      ======      ======



         NET LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES AT JUNE 30, 2003



                                                       LOW END OF              HIGH END OF
                                                       THE RANGE    SELECTED    THE RANGE
                                                       ----------   --------   -----------
Property Specialty...................................    $ 66.8      $ 79.8      $ 91.6
Property Catastrophe.................................      25.3        30.5        34.7
Qualifying Quota Share...............................      51.4        61.5        70.7
Other Specialty......................................      16.4        19.5        22.5
                                                         ------      ------      ------
Total................................................    $159.9      $191.3      $219.5
                                                         ======      ======      ======



     A significant portion of our business is property catastrophe and other classes with high attachment points of coverage. Reserving for losses in such programs is inherently complicated in that losses in excess of the attachment level of our policies are characterized by high severity and low frequency. In addition, as a broker market reinsurer, we must rely on loss information reported to such brokers by primary insurers who must estimate their own losses at the policy level, often based on incomplete and changing information. It is conceivable that in view of the high attachment points of most of our business that there could be no increase in the reserve for losses already incurred at June 30, 2003, and in addition that there may be no further losses reported. Therefore, the IBNR element of the above reserve ranges could turn out to be minimal. By contrast, a minimal amount of new loss advices could cause our ultimate incurred losses to significantly exceed the high end of the reserve ranges. Additionally, the reporting lag associated with our proportional business, including the QQS contracts, further increases the uncertainty of our ultimate loss estimates.



 Net Foreign Exchange Gains (Losses)



     Net foreign exchange gains (losses) result from the effect of the fluctuation in foreign currency exchange rates on the translation of foreign currency assets and liabilities combined with realized gains resulting from the receipt of premium installments in foreign currencies.

  Underwriting Expenses



     Acquisition costs and general and administrative expenses were $95.6 million and $31.3 million for the six months ended June 30, 2003 and 2002, respectively, representing expense ratios of 26.6% and 26.5%, respectively. As our premiums continue to increase in 2003 as anticipated, acquisition costs will also increase as these costs vary directly with the level of premiums written.



     Our premiums earned are increasing at a more rapid pace than general and administrative expenses, but were offset by the profit commission accrual to some extent. The accrual for profit commission increased by $11.1 million during the six months ended June 30, 2003, which is included in acquisition costs. Profit commission was not required to be accrued for the six months ended June 30, 2002. Depending on the development of incurred losses in upcoming quarters, we may be required to record additional profit commission. The expense ratio for the six months ended June 30, 2003 would have been 23.5% excluding the effect of profit commission.



     The increase in general and administrative expenses between the six months ended June 30, 2003 and the same period in 2002 relates to an increase in fixed expenses consisting of increased employment costs, premises and office expenses, consistent with the increase in staff numbers. We may be required to employ additional resources and occupy additional office space as our business grows. In addition, in the six months ended June 30, 2003 we incurred costs related to our shareholders' secondary offering of 8,050,000 common shares in the amount of $1.0 million, which are included in general and administrative expenses. The performance unit plan expense for the six months ended June 30, 2003 was higher than the same period in 2002 as the 2003 period includes an accrual for both the 2002-2004 performance period and the 2003-2005 performance period. In addition, our book value at June 30, 2002 was used in estimating the 2002 period expense, compared to the use in the 2003 period of our June 30, 2003 share price, which is significantly higher than the June 30, 2002 book value. Other factors could also affect the expense ratio, including the mix of business written and the amount of acquisition costs incurred.



     General and administrative expenses for the periods indicated consisted of the following ($ in millions):



                                                       SIX MONTHS ENDED   SIX MONTHS ENDED
                                                        JUNE 30, 2003      JUNE 30, 2002
                                                       ----------------   ----------------
Fixed expenses, excluding stock options..............       $13.0              $ 6.4
Bonus accrual........................................         1.1                0.5
Performance Unit Plan accrual........................         4.6                0.7
Fair value of stock options expense..................         2.1                2.5
                                                            -----              -----
Total General and Administrative expenses............       $20.8              $10.1
                                                            =====              =====



     For the six months ended June 30, 2003 and 2002, acquisition costs incurred were $74.8 million and $21.2 million, respectively, which were principally due to brokerage commissions for our insurance and reinsurance contracts of $42.0 million and $11.2 million respectively, as well as commissions paid to ceding insurers and other costs of $32.8 million and $10.0 million, respectively.



  Net Investment Income



     Net investment income for the six months ended June 30, 2003 and 2002 was $23.4 million and $18.6 million, respectively. Net investment income is primarily composed of interest on coupon-paying bonds and bank interest, partially offset by accretion of premium on bonds of $6.7 million and $1.4 million, respectively, and investment management and custodian fees of $1.4 million and $1.1 million, respectively, for the six months ended June 30, 2003 and 2002. Investment management fees are paid to White Mountains Advisors LLC, a wholly-owned indirect subsidiary of White Mountains Insurance Group, one of our major shareholders. Management believes that the fees charged are consistent with those that would be charged by a non-related party.

     Based on the weighted average monthly investments held, and including net unrealized gains of $4.8 million and $9.9 million for the six months ended June 30, 2003 and 2002, respectively, the total investment return was 2.27%, and 2.92%, respectively. In 2003, as expected, our investment income has increased as a result of our larger capital base, driven by positive cash flow consistent with the low level of paid claims, offset somewhat by lower interest rates.



     We did not experience any other than temporary impairment charges relating to our portfolio of investments for the six months ended June 30, 2003 and 2002.



  Interest on Long-Term Debt



     For the six months ended June 30, 2003 and 2002, interest expensed relating to the $150.0 million outstanding balance on our term loan facility was $1.8 million and $2.1 million, respectively, representing an average rate of 2.33% and 2.77%, respectively. The interest rate was fixed at 2.59% for the period from October 21, 2002 until April 21, 2003. From April 21, 2003, the rate was fixed at 1.32% plus a 75bp margin (50 bp margin from May 16, 2003) until July 21, 2003. In order to hedge the interest rate risk of the loan, the Company entered into an interest rate swap contract, which became effective April 22, 2003 and expires on December 12, 2004, the last day of the term-loan facility. Under the terms of the interest rate swap contract, the Company pays interest at a fixed rate of 1.88% plus a margin dependent on leverage, and receives interest at a variable rate equal to the offshore LIBOR rate.



     We paid interest expense for the six months ended June 30, 2003 and 2002 of $2.0 million and $1.2 million, respectively.



  Net Realized Gains on Investments



     Net realized gains on investments for the six months ended June 30, 2003 and 2002 were $9.3 million and $1.5 million, respectively, which were due to gains realized from the sale of fixed maturity investments.



  Comprehensive Income



     Comprehensive income for the six months ended June 30, 2002 and 2002 were $219.7 million and $61.7 million respectively, which includes the $216.3 million and $51.8 million of net income described above, $4.8 million and $9.9 million, respectively, of net change in unrealized gains on fixed maturity and equity investments and currency translation adjustments, and $1.5 million and $nil of net change in unrealized loss on the hedging transaction.



     The cost or amortized cost, gross unrealized gains and losses, and carrying values of our investments as at June 30, 2003 were as follows ($ in thousands):



                                     COST OR       GROSS        GROSS
                                    AMORTIZED    UNREALIZED   UNREALIZED      FAIR VALUE OR
INVESTMENTS                            COST        GAINS        LOSSES     ESTIMATED FAIR VALUE
-----------                         ----------   ----------   ----------   --------------------
Fixed maturity investments........  $1,579,627    $38,183        $899           $1,616,911
Equity investments (quoted).......      13,899        363         233               14,029
Equity investment (unquoted)......      60,758      2,933          --               63,691



  FOR THE YEAR ENDED DECEMBER 31, 2002



     The Company ended the 2002 year with a fully converted book value per share (which is a non-GAAP measure, as defined below) of $19.39, an increase of $2.98 from December 31, 2001. This increase of 18.2% resulted from premium rate levels being relatively high across the major classes that the Company specializes in, together with a relatively low level of catastrophes during the year. The Company also benefited from a positive total return of approximately 7.0% on its investment portfolio for the year ended December 31, 2002.

     As the Company commenced writing business on December 16, 2001, it is not meaningful to compare 2002 results with 2001 results. We only wrote one reinsurance policy during 2001 and did not incur any related losses. In addition, we incurred significant start-up expenses which included the results of expensing the fair value of warrants issued to the founding shareholders. Therefore, both the loss ratio and the expense ratio for the period ended December 31, 2001 are not useful for comparative purposes and are not indicative of future results.

     Our results for the 2002 year were primarily driven by the following factors:

     - The extensive and diverse experience of our team of underwriters, who have particular expertise in the property and specialty areas;

     - High premium rate levels coupled with the relatively low levels of catastrophe/large loss frequency;

     - Our superior service capabilities driven by our investment in operational and modeling technologies;

     - The existence of a substantial capital base, with approximately $1 billion raised from our initial capitalization in 2001, combined with an additional $201.2 million from the successful completion of our Initial Public Offering in October 2002; and

     - Our A.M. Best financial strength rating.

     The following table summarizes our book values per common share as at December 31, 2002:

Book value per share(1).....................................  $19.76
Fully converted book value per share(2).....................  $19.39

---------------

(1) Based on total shareholders' equity divided by basic shares outstanding.

(2) This is a non-GAAP measure, based on total shareholders' equity plus the assumed proceeds from the exercise of dilutive options and warrants in the amount of $168.1 million, divided by fully converted shares outstanding of 73,261,760 shares. The Company believes this to be the best single measure of the return made by our shareholders as it takes into account the effect of all dilutive securities.

    Gross Premiums Written

     Gross premiums written were $607.7 million for the year ended December 31, 2002. Details of gross premiums written by line of business and by geographic area of risk insured for the year ended December 31, 2002 are provided below ($ in millions):

                         GROSS PREMIUMS WRITTEN BY LINE

                                                                 YEAR ENDED
                                                              DECEMBER 31, 2002
                                                              -----------------
Property Specialty..........................................  $230.3      37.9%
Property Catastrophe........................................   141.4      23.3
Qualifying Quota Share......................................   171.7      28.2
Other Specialty.............................................    64.3      10.6
                                                              ------     -----
Total.......................................................  $607.7     100.0%
                                                              ======     =====

           GROSS PREMIUMS WRITTEN BY GEOGRAPHIC AREA OF RISKS INSURED

                                                                 YEAR ENDED
                                                              DECEMBER 31, 2002
                                                              -----------------
Worldwide(1)................................................  $306.4      50.4%
USA and Canada..............................................   207.4      34.1
Japan.......................................................    23.3       3.8
Western Europe, excluding the United Kingdom and Ireland....    17.8       2.9
United Kingdom and Ireland..................................    11.8       1.9
Worldwide, excluding USA and Canada(2)......................    11.4       1.9
Others (1.5% or less).......................................    29.6       5.0
                                                              ------     -----
Total.......................................................  $607.7     100.0%
                                                              ======     =====

---------------

(1) "Worldwide" comprises insurance and reinsurance contracts that insure or reinsure risks on a worldwide basis.

(2) "Worldwide, excluding USA and Canada" comprises insurance and reinsurance contracts that insure or reinsure risks on a worldwide basis but specifically exclude the USA and Canada.

     The QQS contracts and substantial amounts of other lines of business are worldwide in nature, with the majority of business related to North America and Europe.

     During the year ended December 31, 2002, we recorded reinstatement premiums on outstanding losses of approximately $4.7 million, primarily due to reinstated coverages on assumed contracts impacted by losses arising from the flooding which occurred in central Europe in August 2002 ("European floods"). The reinstatement premiums are principally included in the property catastrophe category, with the remainder in the property specialty and other specialty categories. Additional reinstatement premiums may be recorded in future periods as additional losses are notified, consistent with our loss reserve estimates discussed below.

     The QQS business incepting in the year ended December 31, 2002 is estimated on the basis of projections for the twelve months of 2002 supplied by the underlying syndicates, adjusted for actual reported results from the underlying syndicates for the nine months ended September 30, 2002. Estimated annual premiums can change based on revised projections supplied by the underlying syndicates. The resulting changes in accrued premium are recorded in the period in which they are determined.

     Reinsurance Premiums Ceded

     Reinsurance premiums ceded were $41.8 million for the year ended December 31, 2002. Reinsurance premiums ceded are attributable to the reinsurance purchased by the QQS syndicates with respect to the contracts in which we participate. Reinsurance premiums ceded represented approximately 24% of gross premiums written from the syndicates for the year ended December 31, 2002. This reinsurance inures to the benefit of the Company and will potentially result in lower loss ratio volatility in the QQS book of business than in the remainder of the book of business over which reinsurance protection was not purchased in 2002. We remain liable to the extent that any of the underlying reinsurers fails to pay our claims; however, we have reviewed the financial condition of the reinsurers on the QQS syndicates and do not consider it necessary to write off any reinsurance recoverables.

     Net Premiums Earned

     Net premiums earned for the year ended December 31, 2002 were $329.9 million. In the fourth quarter we experienced an acceleration of premiums earned as the majority of our business is written during the January 1, April 1 and July 1 renewal periods and, therefore, it is reasonable to anticipate that the net premiums earned would generally increase over the course of our first full fiscal year as premiums written in earlier months are increasingly earned. We also did not have our full complement of underwriters until the end of the second quarter of 2002 and, therefore, we were not able to fully participate in the 2002 renewal season, resulting in a higher level of unearned premium at December 31, 2002.

     In addition, modest variances exist between the ratio of gross premiums written to net premiums earned between prior quarters and the fourth quarter of 2002. These variances arose from the clarification over the year of the earnings patterns on certain customers' proportional reinsurance contracts. The overall effect is to defer some earned premium from 2002 into 2003. We would not expect this to recur in 2003.

     Loss and Loss Adjustment Expenses

     Our combined ratio and components thereof are set out below for the year ended December 31, 2002.

Loss ratio..................................................  40.4%
Expense ratio...............................................  27.0%
                                                              ----
Combined ratio..............................................  67.4%
                                                              ====

     Loss and loss adjustment expenses were $133.3 million for the year ended December 31, 2002, representing a net loss ratio of 40.4%. At December 31, 2002, net loss reserves were $129.5 million of which $91.7 million related to an estimate of losses incurred but not yet reported. Reinsurance recoverables of $16.7 million related to the QQS business written were netted against loss and loss adjustment expenses for the year ended December 31, 2002. We paid losses of $4.2 million for the year ended December 31, 2002. Overall for the year ended December 31, 2002, we have benefited from the relatively low level of catastrophes.

     Pro-rata contracts, including QQS business incepting in the year ended December 31, 2002 are estimated on the basis of projections supplied by the underlying cedents, together with actual reported results for portions of 2002. Estimated losses can change, based on revised projections supplied by the underlying cedents. The resulting changes in incurred losses are recorded in the period in which they are determined. Reported loss ratios for the 2002 underwriting year were generally lower than anticipated and our subsequent loss ratio selections reflect this improvement. We have estimated the QQS loss ratios based on figures provided by the syndicates. We will monitor changes in these estimates closely to determine any deviation from previously published forecasts and any required adjustments will be recorded in income in the period in which they are determined. In 2002 we experienced a year with a relatively low level of claims activity. This may not be indicative of future results.

     Our net loss and loss adjustment expense reserves at December 31, 2002 and our net loss ratios by line of business for the year ended December 31, 2002 are set out below ($ in millions):

                                                  NET LOSS AND LOSS          NET LOSS RATIOS
                                             ADJUSTMENT EXPENSE RESERVES    FOR THE YEAR ENDED
                                               AT DECEMBER 31, 2002(1)     DECEMBER 31, 2002(2)
                                             ---------------------------   --------------------
Property Specialty.........................            $ 54.1                      55.7%
Property Catastrophe.......................              32.5                      25.7
Qualifying Quota Share.....................              33.9                      60.2
Other Specialty............................               9.0                      24.9
                                                       ------
Total......................................            $129.5                      40.4%
                                                       ======

---------------

(1) Gross loss and loss adjustment expense reserves per the balance sheet were $146.1 million which was reduced by $16.6 million in reinsurance recoverable related to the Qualifying Quota Share programs to derive the net loss and loss adjustment expense reserves of $129.5 million noted above.

(2) The gross loss ratio for the year ended December 31, 2002 was 41.0%.

     Underwriting Expenses

     Acquisition costs and general and administrative expenses were $89.2 million for the year ended December 31, 2002, representing an expense ratio of 27%. The expense ratio increased during the fourth quarter as a result of the accrual of approximately $1.5 million in profit commission and the accrual of additional variable compensation expense, driven by the lower combined ratio than in prior quarters.

     General and administrative expenses for the year ended December 31, 2002 consisted of the following ($ in millions):

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                                   2002
                                                              ---------------
Fixed expenses, excluding stock options.....................       $15.7
Bonus accrual...............................................         2.7
Performance Unit Plan accrual...............................         2.5
Fair value of stock options expense.........................         5.4
                                                                   -----
Total general and administrative expenses...................       $26.3
                                                                   =====

     For the year ended December 31, 2002, acquisition costs incurred were $62.9 million, which were principally due to brokerage commissions for our insurance and reinsurance contracts of $29.6 million, commissions paid to ceding insurers and other costs of $31.8 million and an accrual for profit commission of $1.5 million.

     Net Investment Income


     Net investment income for the year ended December 31, 2002 was $39.7 million. Net investment income for the period ended December 31, 2001 was $1.1 million which reflects the receipt of the private placement proceeds in mid-December 2001. Net investment income is primarily composed of interest on coupon-paying bonds and bank interest, partially offset by accretion of premium on bonds of $3.8 million and $1.7 million, respectively, and investment management and custodian fees of $2.3 million and $0.7 million, respectively, for the periods ended December 31, 2002 and 2001. The investment management fees were paid to White Mountains Advisors LLC, a wholly owned indirect subsidiary of White Mountains Insurance Group, one of our major shareholders. Management believes that the fees charged are consistent with those that would be charged by a non-related party.


     Based on the weighted average monthly investments held, and including net unrealized gains of $33.6 million for the year ended December 31, 2002, the total investment return was 7.0%. Interest rates declined in 2002, which resulted in decreasing reinvestment yields on our portfolio.

     The performance results of our fixed maturity portfolio, with a comparison to the Lehman Brothers Government/Corporate 1-3 Year Index, for the year ended December 31, 2002 was as follows:

                                                                 LEHMAN BROTHERS
                                               MONTPELIER RE       GOV'T/CORP.
PERFORMANCE                                   HOLDINGS LTD.(1)   1-3 YEAR INDEX
-----------                                   ----------------   ---------------
Total return................................        7.1%               6.3%

---------------

(1) Total return is calculated by dividing total net investment income on fixed maturity investments by the average of the sum of such investments at amortized cost at the end of each month in 2002.

     The Lehman Brothers Government/Corporate 1-3 Year Index is used for comparative purposes as it lines up with our assets and the nature of our business.

     We did not experience any other-than-temporary impairment charges relating to our portfolio of investments for the year ended December 31, 2002.

     Interest on Long-Term Debt

     Interest expensed relating to the $150.0 million outstanding balance on our long-term credit facility for the year ended December 31, 2002 and the period ended December 31, 2001 was $4.5 million and

$0.2 million, which represents an average rate of 2.80% and 2.99%, respectively. The interest rate on the loan was variable from the inception of the loan on December 12, 2001 until April 20, 2002. Thereafter, the interest rate was fixed at 2.96% from April 21, 2002 until October 21, 2002 and was fixed at 2.59% for the period from October 21, 2002 until April 21, 2003. At December 31, 2002 and 2001, the Company accrued interest expense of $800,000 and $236,000 and paid interest of $3.5 million and $nil, respectively.

     Net Realized Investment Gains

     Net realized investment gains for the year ended December 31, 2002 were $7.7 million, which were due to gains realized from the sale of fixed maturity investments.

     Comprehensive Income

     Comprehensive income for the year ended December 31, 2002 was $185.7 million, which includes net income of $152.0 million and $33.7 million of net unrealized gains on investments and changes in currency translation adjustments.

     The cost or amortized cost, gross unrealized gains and losses, and carrying values of our investments as of December 31, 2002 were as follows ($ in thousands):

                                COST OR       GROSS        GROSS
                               AMORTIZED    UNREALIZED   UNREALIZED
INVESTMENTS                       COST        GAINS        LOSSES     FAIR VALUE
-----------                    ----------   ----------   ----------   ----------
Fixed maturity investments...  $1,322,256    $32,714        $125      $1,354,845
Equity investment
  (unquoted).................      60,758      2,933          --          63,691

FINANCIAL CONDITION AND LIQUIDITY


     We are a holding company that conducts no operations of its own. We rely primarily on cash dividends and management fees from Montpelier Re to pay our operating expenses, interest on debt facilities and dividends, if any. There are restrictions on the payment of dividends from Montpelier Re to the Company, which are described in more detail below. We have never declared or paid any cash dividends on our common shares. Any determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon our results of operations and cash flows, our financial position and capital requirements, general business conditions, legal, tax, regulatory and any contractual restrictions on the payment of dividends, and any other factors our Board of Directors deems relevant.



CAPITAL RESOURCES



     The Company's shareholders' equity at June 30, 2003 was $1,474.2 million, of which $306.7 million was retained earnings. The Company's capital base has grown since December 31, 2002 primarily as a result of an increase in net premiums earned and the low level of losses incurred.



     Our capital resources, prior to the closing of this offering, also include two senior credit facilities with Bank of America, N.A. and a syndicate of commercial banks, consisting of the Bank of N.T. Butterfield & Son Limited, Credit Suisse First Boston, The Bank of Bermuda Ltd., Fleet National Bank, The Bank of New York, Barclay's Bank PLC and Comerica Bank. We intend to use a portion of the proceeds from this offering to repay all amounts outstanding under, and terminate, our existing term loan facility. In addition, we intend to terminate our revolving credit facility, thereby rendering inapplicable the covenants under these facilities described below. The credit facilities consist of a 364-day revolving credit facility with a $50.0 million borrowing limit and a three-year term loan facility with a $150.0 million aggregate borrowing limit. As of June 30, 2003, we had borrowed $150.0 million under the term loan facility and had not accessed the revolving credit facility. These credit facilities contain various restrictions and covenants which include maintaining: (i) a ratio of debt to total capital no greater than 30%; (ii) a tangible net worth equal to at least the sum of: (x) $525.0 million; (y) 50% of positive quarterly net income (with no deduction for net losses); and (z) 50% of any net equity proceeds, minus certain dividends; and (iii) the ratio of the aggregate statutory net written premiums to the net worth of all our insurance subsidiaries at a level no greater than 1.5 to 1 at the end of any fiscal quarter. Also, these covenants restrict our other borrowings, the ability of our subsidiaries to merge, consolidate, make acquisitions, sell any assets or assign any receivables, and our ability to credit liens on any assets, make certain capital expenditures and to hold margin stock. In addition, a change in control of our Company or unpaid final judgments against us which exceed an aggregate of $5.0 million (excluding any portion thereof which will likely be recovered through insurance) each constitute an event of default under our credit facilities. These restrictions and covenants have all been met during the six months ended and as at June 30, 2003 and 2002.



     Currently, under these credit facilities, we can only pay dividends in an amount equal to 50% of our net income at the end of any quarter, excluding all extraordinary gains and losses. If we pay dividends in excess of this amount, we are required to simultaneously refund our debt in an amount equal to at least 43% of the excess dividend payment. This debt repayment would be used to pay any amounts owing under our term loan facility and then amounts outstanding under the revolving loan facility.



     The Company's existing term loan facility is due in December 2004 and currently bears interest at LIBOR plus an applicable margin which is effectively hedged into a fixed rate of 2.38% through an interest rate swap agreement which will terminate upon repayment of the debt. At June 30, 2003 the fair value of the interest rate swap amounted to a liability of $1.5 million and is included on the balance sheet as a component of other liabilities.



     Montpelier Re is registered under The Insurance Act 1978 (Bermuda), Amendments Thereto and Related Regulations (the "Act"). Under the Act, Montpelier Re is required annually to prepare and file Statutory Financial Statements and a Statutory Financial Return. The Act also requires Montpelier Re to meet minimum solvency requirements. For the six months ended June 30, 2003 and 2002, Montpelier Re satisfied these requirements.



     Bermuda law limits the maximum amount of annual dividends or distributions payable by Montpelier Re to us and in certain cases requires the prior notification to, or the approval of, the Bermuda Monetary Authority. Subject to such laws, the directors of Montpelier Re have the unilateral authority to declare or not to declare dividends to us. There is no assurance that dividends will be declared or paid in the future.



     In order for the Company to write Lloyd's Qualifying Quota Share business, it must provide a letter of credit in favor of The Society and Council of Lloyd's ("Lloyd's") in accordance with Lloyd's rules. The Company has made arrangements with Fleet National Bank for the provision of a standby letter of credit in a form acceptable to Lloyd's in an amount of up to $250.0 million. Letters of credit outstanding under the Fleet facility at June 30, 2003 were approximately $165.6 million (L100.2 million) and were secured by investments of approximately $182.1 million. There were no letters of credit outstanding at June 30, 2002. Montpelier Re has the ability to provide sufficient unencumbered assets to support the standby letter of credit.



     Effective June 20, 2003, Montpelier Re entered into a new Letter of Credit Reimbursement and Pledge Agreement with Fleet National Bank and a syndicate of lending institutions for the provision of a letter of credit facility in favor of Lloyd's in an amount of up to $250.0 million, and in favor of certain U.S. ceding companies in an amount of up to $200.0 million. Simultaneously, the previously existing Pledge Agreement with Fleet National Bank in favor of Lloyd's QQS business was superceded by the Letter of Credit Reimbursement and Pledge Agreement, and the letters of credit issued under the previous facility are now under the new facility agreement. There have not yet been any letters of credit issued under the new facility agreement in relation to U.S. ceding companies. We consider this letter of credit facility sufficient to support Montpelier Re's estimated obligations for the next 12 months.



     The Company has made arrangements with Barclay's Bank PLC for the provision of an additional letter of credit facility in favor of certain U.S. ceding companies in an amount of up to $100.0 million. Letters of credit outstanding under this facility at June 30, 2003 under the Barclay's facility were approximately $21.1 million and were secured by investments of approximately $23.2 million. Montpelier Re has the ability to provide sufficient unencumbered assets to support the standby letter of credit.



     There were no letters of credit outstanding at June 30, 2002.

INVESTMENTS



     The table below shows the aggregate amounts of investments available for sale, equity investments and cash and cash equivalents comprising our portfolio of invested assets ($ in thousands):



                                                              AS AT             AS AT
                                                          JUNE 30, 2003   DECEMBER 31, 2002
                                                          -------------   -----------------
Fixed maturities, available for sale, at fair value.....   $1,616,911        $1,354,845
Equity investments, at fair value.......................       14,029                --
Equity investment, unquoted, at estimated fair value....       63,691            63,691
Cash and cash equivalents, at fair value................      211,871           162,925
                                                           ----------        ----------
Total Invested Assets...................................   $1,906,502        $1,581,461
                                                           ==========        ==========



     Because a significant portion of our contracts provide short-tail reinsurance coverage for damages resulting mainly from natural and man-made catastrophes, it is possible that we could become liable for a significant amount of losses on short-term notice. Accordingly, we have structured our investment portfolio to preserve capital and provide us with a high level of liquidity, which means that the large majority of our investment portfolio contains shorter term fixed maturity investments, such as U.S. government bonds, corporate bonds and mortgage-backed and asset-backed securities.



     The market value of our portfolio of fixed maturity investments comprises investment grade corporate debt securities (23%), U.S. government and agency bonds (60%) and mortgage-backed and asset-backed securities (17%). All of the fixed maturity investments currently held by us were publicly traded at June 30, 2003. Based on the weighted average monthly investments held, and including unrealized gains, our total return for the six months ended June 30, 2003 was 2.27%. The average duration of our invested asset portfolio was 1.93 years and the average rating of the portfolio was AA+ at June 30, 2003.



     We have invested a total of L40.0 million (or $60.8 million) in the common shares of Aspen, our unquoted investment. At June 30, 2003, Montpelier Re held approximately 7% of Aspen on an undiluted basis and approximately 6% on a fully diluted basis.



LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES



     For most insurance and reinsurance companies, the most significant judgment made by management is the estimation of loss and loss adjustment expense reserves. Due to the short-tail nature of our business, generally we expect that the majority of our losses will be paid relatively quickly. However, this can be affected by such factors as the event causing the loss, the location of the loss, and whether our losses are from policies with insurers or reinsurers. Accordingly, it is necessary to estimate, as part of the loss and loss adjustment expense reserve, an amount for losses incurred but not reported ("IBNR").



     A significant portion of our business is property catastrophe and other classes with high attachment points of coverage. Reserving for losses in such programs is inherently complicated in that losses in excess of the attachment level of the Company's policies are characterized by high severity and low frequency. This limits the volume of industry claims experience available from which to reliably predict ultimate loss levels following a loss event. In addition, there always exists a reporting lag between a loss event taking place and the reporting of the loss to the Company, which can sometimes be several years, particularly on longer-tail classes of business such as casualty. During this period, additional facts and trends will be revealed and as these factors become apparent, reserves will be adjusted. These incurred but not reported losses are inherently difficult to predict. Changes to our prior year loss reserves will impact our current underwriting results by improving our results if the prior year reserves prove to be redundant or reducing our results if the prior year reserves prove to be insufficient. Because of the variability and uncertainty associated with loss estimation, it is possible that our individual case reserves for each catastrophic event and other case reserves are incorrect, possibly materially. This volatility will affect our results in the period that the loss occurs because GAAP does not permit reinsurers to reserve for such catastrophic events which may give rise to a claim, until they occur. As a result, no allowance for the provision of a contingency reserve to account for expected future losses can be recorded. Claims arising from future catastrophic events can be expected to require the establishment of substantial reserves from time to time.



     These factors require us to make significant assumptions when establishing loss and loss adjustment expense reserves. For losses which have been reported to the Company, we estimate our ultimate loss using the following: (1) claims reports from insureds; (2) our underwriters and management experience in setting claims reserves; and (3) the use of computer models where applicable. Since the Company has a limited amount of past loss experience, management supplements this information with industry data. This industry data may not match the risk profile of the Company, which introduces a further degree of uncertainty into the process. For losses which have been incurred but not reported, the reserving process is further complicated.



     Our actuaries use a combination of the following methods in determining our loss and loss adjustment expense reserves:



     The Reported Loss Development Method is a widely used actuarial technique for estimating ultimate losses. This method analyzes the reporting pattern for a body of losses over time and uses that pattern to predict future reported incurred losses. The selected reporting pattern is used to create loss development factors which are multiplied by reported losses to date to produce ultimate loss estimates. Due to our limited operating history, we do not have our own historical reporting patterns. Therefore, we have relied on selected industry reporting patterns for similar classes of business.



     The Expected Loss Ratio Method assumes that ultimate losses vary proportionately with premiums. Ultimate losses are calculated by multiplying the selected expected loss ratio by the total amount of premium. The method is independent of actual loss experience. This method is particularly useful in the early stages of development for an underwriting year or when limited historical or current loss information is available.



     The Bornheutter-Ferguson Reported Method is a combination of the Reported Loss Development Method and the Expected Loss Ratio Method. Estimates of losses incurred but not yet reported are based on an expected loss ratio assumption. The expected loss ratio is modified to the extent that reported losses to date differ from what would be expected based on the selected loss reporting pattern. This method gives more weight to the actual reported loss experience as the underwriting period matures.



     Based on the characteristics of each line of business and the amount of loss information available, our actuaries weight the reliance on each reserving methodology. The methods and assumptions used by our actuaries to estimate loss reserves produce a point estimate by class, and we consider these point estimates to be management's best estimate of reserves. The Company considers these point estimates as its best estimates because the selections of expected loss ratios and expected reporting patterns which underlie the estimates are based on the most current information available to management. We have used these point estimates in establishing our reserve for loss and loss adjustment expenses. For each line of business, we have produced a range around management's best point estimate by judgmentally selecting upward and downward percentage variation bounds around the ultimate loss ratio.



     Having regard to the limited amount of loss information available due to our short operating history and low frequency and high severity nature of many of our contracts, management uses the following methodology in determining a range: (1) selection of downward and upward percentage variation bounds around the ultimate loss selection for each class; and (2) establishment of the width of the range around our best point estimate based on management's estimate of the potential variability for each class and the reporting pattern assumptions.



     On pro-rata contracts, including QQS arrangements, we estimate ultimate losses based on loss ratio forecasts as reported quarterly by cedents, which is normally on a quarterly lag. We also review historical loss ratios from prior years as provided by each cedent, as well as public reports. We base our estimate of the ultimate losses on both of these factors. Estimated losses can change, based on revised projections supplied by the underlying cedents and actuarial support of the underwriting year forecasts. The resulting changes in incurred losses are recorded in the period in which they are determined.

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     These complications, together with the potential for unforeseen adverse developments, may result in loss and loss adjustment expenses significantly greater or less than the reserve provided. Reserving can prove especially difficult should a significant loss event take place near the end of an accounting period, particularly if it involves a catastrophic event.



     Loss and loss adjustment reserve estimates are regularly reviewed and updated, as new information becomes known to us. Any resulting adjustments are included in income in the period in which they become known. See discussion of Loss and Loss Adjustment Expenses in Management's Discussion and Analysis of Financial Condition and Results of Operations for the six months ended June 30, 2003.



CASH FLOWS



     Cash flows for the six months ended June 30, 2003 and 2002. Cash flows from operations for the six months ended June 30, 2003 were $273.5 million compared to $86.4 million for the same period in 2002. This increase principally relates to a substantial increase in operating income in the 2003 period. Offsetting this increase is an increase in loss and loss adjustment expense reserves in excess of paid losses of $6.9 million. We invested a net amount of $224.2 million during the six months ended June 30, 2003, compared to $363.1 million during the same period in 2002. At June 30, 2003, we had a cash balance of $211.9 million.



     Cash flows for the year ended December 31, 2002. In the year ended December 31, 2002, we generated net cash flow from operations of $295.2 million, primarily relating to premiums received by Montpelier Re. We paid losses of $4.2 million during the year ended December 31, 2002. We invested a net amount of $706.3 million during the year ended December 31, 2002, and had a cash balance of $162.9 million at December 31, 2002. The increase in liquidity has resulted from premiums received and the addition of approximately $201.2 million in net proceeds as a result of the successful completion of our initial public offering of 10,952,600 common shares (including the exercise of the over-allotment provision of 1,428,600 common shares) in October, 2002, which was offset by equity raising costs of $18.3 million. We also received approximately $26.0 million in cash from the completion of our private placement of our common shares which occurred in December, 2001. The Company's common shares began trading on the New York Stock Exchange on October 10, 2002. The net proceeds of the offering were contributed to our principal operating subsidiary, Montpelier Re to provide additional capital for use in its underwriting operations. In addition, the year ended December 31, 2002 was a year with a relatively low level of catastrophes, resulting in a low level of claims payments.



     Our liquidity depends on operating, investing and financing cash flows as described below.



     Our sources of funds primarily consist of the receipt of premiums written, investment income and proceeds from sales and redemptions of investments.



     Cash is used primarily to pay loss and loss adjustment expenses, brokerage commissions, excise taxes, general and administrative expenses, to purchase new investments and to pay interest on our long-term debt facility. We also use cash to pay for any premiums retroceded and any authorized share repurchases. In 2003 we have purchased specific retrocessional protection for our direct insurance and facultative reinsurance programs and our property reinsurance programs, excluding most other specialty lines. We may purchase further retrocessional protection for our own account in 2003. Our operating subsidiary since inception has produced sufficient cash flows to meet expected claim payments, pay operational expenses and purchase retrocessional protection.



     Our cash flows from operations represent the difference between premiums collected and investment earnings realized, and the loss and loss adjustment expenses paid, underwriting and other expenses paid and investment losses realized. Cash flows from operations may differ substantially, however, from net income. To date, we have invested substantially all cash flows not required for operating purposes.



     Certain business we write has loss experience generally characterized as having low frequency and high severity. This may result in volatility in both the Company's results and operational cash flows. The potential for a large claim under one of our insurance or reinsurance contracts means that substantial and unpredictable payments may need to be made within relatively short periods of time.

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


     We intend to manage these risks by structuring our investments in an effort to anticipate the payout patterns of our liabilities under insurance or reinsurance policies. No assurance can be given, however, that we will successfully match the structure of Montpelier Re's investments with its liabilities under insurance or reinsurance contracts. If our calculations with respect to these reinsurance liabilities are incorrect, or if we improperly structure our investments to match such liabilities, we could be forced to liquidate investments prior to maturity, potentially at a significant loss.



     The market value of fixed maturity investments, our quoted and unquoted equity investments and our cash and cash equivalents balance was $1,906.5 million as at June 30, 2003, compared to $1,581.5 million at December 31, 2002. The primary cause of this increase was the receipt of $279.4 million in premiums net of acquisition costs; net investment income of $23.4 million, the change in net unrealized gains on investments of $4.8 million offset by an unrealized loss on hedging transaction of $1.5 million and paid claims of $4.2 million.



     We anticipate leasing additional office space in Bermuda later in 2003, and may incur additional related costs.



     For the period from inception until June 30, 2003, we have had sufficient cash flow from operations to meet our liquidity requirements. The cash generated from the private placement in 2001 and the successful completion of our IPO in October 2002, together with our credit facilities, and our positive operating results for 2002 and during the first six months of 2003 have provided us with sufficient liquidity to enable Montpelier Re to meet its Bermuda statutory requirements under the Act.



OUTLOOK



     In general, for the first six months of 2003 we experienced premium rate levels which were less volatile than in 2002, but at comparable overall levels with 2002, for the "short-tail" insurance and reinsurance products that we write. We expect both of these trends to continue for the remainder of 2003. Although we believe certain areas are starting to see some competitive forces, overall rates remain healthy. While we believe that overall price levels are currently favorable for reinsurers, capital provided by newly-formed reinsurers and additional capital raised by existing reinsurers has increased the supply of reinsurance capacity which could impact negatively the prices that we receive for the products we write. It is possible that the current environment of light catastrophe losses, allied to a supply of capital, could lead to a reduction in prices of property catastrophe reinsurance products. Prices for the specific reinsurance contracts we write continue to be affected primarily by the supply of, and demand for, capacity in the global reinsurance market. Offsetting these trends is: (1) the decline in the U.S. and global equity markets; (2) significant reserve strengthening in insurance and reinsurance companies; (3) the current low interest rate environment, depressing investment performance; and (4) rating agency downgrades of competitors.



     Our financial results in 2003 continue to be affected positively by the unusually and relatively low frequency of large natural catastrophic events impacting our business. We would anticipate that we may be impacted in future periods on average by a higher frequency of large natural catastrophic events than those experienced in 2002 and into 2003. Such events could have a material adverse impact on our financial condition and results of operations. The worldwide property and casualty insurance and reinsurance industry continues to be highly competitive and some of our competitors possess significantly greater financial and other resources than we do. This competition could also affect our financial condition and results of operations.



QUANTITATIVE AND QUALITATIVE INFORMATION ABOUT MARKET RISK



     We believe that we are principally exposed to three types of market risk: interest rate risk, foreign currency risk and credit risk.



     The use of derivative instruments is expressly prohibited by our investment guidelines, other than the use of forward currency exchange contracts to minimize the impact of exchange rate fluctuations.

     Interest Rate Risk. Our primary market risk exposure is to changes in interest rates. Our fixed maturity portfolio is exposed to interest rate risk. Fluctuations in interest rates have a direct impact on the market valuation of these investments. As interest rates rise, the market value of our fixed maturity portfolio falls, and the converse is also true. We manage interest rate risk by selecting investments with characteristics such as duration, yield, currency and liquidity tailored to the anticipated cash outflow characteristics of Montpelier Re's reinsurance liabilities.



     As at June 30, 2003, the impact on our portfolio from an immediate 100 basis point increase in market interest rates would have resulted in an estimated decrease in market value of 1.9% or approximately $31.9 million and the impact on our portfolio from an immediate 100 basis point decrease in market interest rates would have resulted in an estimated increase in market value of 1.9% or approximately $31.9 million.



     As at June 30, 2003, we held $276.9 million, or 14.5% of our total invested assets in mortgage-backed and asset-backed securities. These assets are exposed to prepayment risk, which occurs when holders of individual mortgages increase the frequency with which they prepay the outstanding principal before the maturity date and refinance at a lower interest rate cost. Given the proportion that these securities comprise of the overall portfolio, and the current low interest rate environment, prepayment risk is not considered significant at this time.



     Interest rate movements also affect the economic value of our long-term debt obligation. The interest rate was fixed at 2.59% for the period from October 21, 2002 until April 21, 2003. From April 21, 2003, the rate is fixed at 1.32% plus a 75 bp margin (50 bp margin from May 16, 2003) until July 21, 2003. The average interest rate for the six months ended June 30, 2003 was 2.59%. In order to hedge the interest rate risk of the loan, the Company entered into an interest rate swap contract with Bank of America, which becomes effective April 22, 2003 and expires on December 11, 2004, the last day of the term loan facility. Under the terms of the interest rate swap contract, the Company pays interest at a fixed rate of 1.88% plus a margin dependent on leverage, and receives interest at a variable rate equal to the offshore LIBOR rate. Following our planned offering of Senior Notes, we intend to repay all amounts outstanding under the term loan facility and terminate such facility and the related swap contract.



     Foreign Currency Risk. In the event of a significant loss event which requires settlement in a currency other than the United States dollar, we may use forward foreign currency exchange contracts in an effort to hedge against movements in the value of foreign currencies relative to the United States dollar. A forward foreign currency exchange contract involves an obligation to purchase or sell a specified currency at a future date at a price set at the time of the contract. Foreign currency exchange contracts will not eliminate fluctuations in the value of our assets and liabilities denominated in foreign currencies but rather allow us to establish a rate of exchange for a future point in time. We do not expect to enter into such contracts with respect to a material amount of our assets. At June 30, 2003 we do not have any outstanding forward foreign currency exchange contracts.



     Our functional currency is the United States dollar. The British pound is the functional currency of our wholly-owned subsidiary, Montpelier Marketing Services (UK) Limited ("MMSL"). Accordingly, MMSL's assets and liabilities are translated at exchange rates in effect at the balance sheet date. Revenue and expenses of MMSL are translated at average exchange rates during the period. The effect of translation adjustments at the end of the period is not included in our consolidated results of operations but is included in accumulated other comprehensive income, a separate component of shareholders' equity. On a consolidated basis, MMSL does not generate material revenue and expenses and, therefore, the effects of changes in exchange rates during the period are not material.



     Credit Risk. We have exposure to credit risk primarily as a holder of fixed maturity investments. In accordance with our investment guidelines as approved by our Board of Directors, our risk management strategy and investment policy is to invest in debt instruments of high credit quality issuers and to limit the amount of credit exposure with respect to particular ratings categories and any one issuer. At June 30, 2003, all fixed maturity investments that we held were investment grade.

CURRENCY



     We write a portion of our business and receive premiums in currencies other than U.S. dollars and may maintain a small portion of our investment portfolio in investments denominated in currencies other than United States dollars. A portion of our loss reserves are also in non-U.S. currencies. We may experience exchange losses to the extent our foreign currency exposure is not properly managed or otherwise hedged, which in turn would adversely affect our statement of operations and financial condition.


EFFECTS OF INFLATION

     The potential exists, after a catastrophe loss, for the development of inflationary pressures in a local economy. The anticipated effects on us are considered in our catastrophe loss models. The effects of inflation are also considered in pricing and in estimating reserves for loss and loss adjustment expenses. The actual effects of inflation on our results cannot be accurately known until claims are ultimately settled.

SUMMARY OF CRITICAL ACCOUNTING POLICIES

     The Company's consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect reported and disclosed amounts of assets and liabilities, as well as disclosure of contingent assets and liabilities as at the balance sheet date and the reported amounts of revenues and expenses during the reporting period. We believe the following accounting policies are critical to our operations as their application requires management to make the most significant judgments.


     Other significant accounting policies that we use to prepare our consolidated financial statements are included in Note 2 to the December 31, 2002 Combined Financial Statements included in this prospectus.


     Premiums. Premium income is primarily earned ratably over the term of the insurance policy. We also write certain pro-rata reinsurance policies on a risks attaching basis which are generally earned over a 24-month period, consistent with industry practice. The portion of the premium related to the unexpired portion of the policy at the end of any reporting period is reflected in unearned premium.

     We write both excess of loss and pro-rata contracts. On excess of loss contracts, the minimum and deposit premium is defined in the contract wording and this is the amount we record as written premium in the period the underlying risks incept, therefore no management judgment is necessary. Subsequent adjustments to the minimum and deposit premium are recorded in the period in which they are determined.

     On pro-rata contracts, including QQS arrangements, premiums assumed are estimated to ultimate levels based on information provided by the ceding companies. An estimate of premium is recorded in the period in which the underlying risks incept. When the actual premium is reported by the ceding company, which may be reported on a quarterly or six month lag, it may be significantly higher or lower than the estimate. Adjustments arising from the reporting of actual premium by the ceding companies are recorded in the period in which they are determined. Estimates of premium are based on information available, including previously reported premium and underlying economic conditions. Premiums on pro-rata contracts are earned over the risk periods of the related reinsurance contracts.

     Where contract terms require the reinstatement of coverage after a ceding company's loss, the mandatory reinstatement premiums are recorded as written premiums when the loss event occurs, and are recognized as earned premium ratably over the remaining contract period. Accrual of reinstatement premiums is based on our estimate of loss and loss adjustment expense reserves, which involves management judgment as described below. Reinstatement premiums are not accrued on reserves for losses incurred but not reported.

     Loss and Loss Adjustment Expense Reserves. See "-- Financial Condition and Liquidity -- Loss and Loss Adjustment Expense Reserves."

     Other Than Temporary Impairments in Investments. In accordance with our investment guidelines, our investments consist of high-grade marketable fixed maturity investments and equity securities. Fixed maturity investments are classified as available for sale and accordingly are carried at market value as determined by the most recently traded price of each security at the balance sheet date. For unquoted investments, estimated fair value is determined using the financial information received, which includes reported net asset values, other information available to management, and other economic and market knowledge as appropriate. Investments are reviewed periodically to determine if they have sustained an impairment in value that is considered to be other than temporary. The identification of potentially impaired investments involves significant management judgment. In our determination of other-than-temporary impairment, we consider several factors and circumstances including the issuer's overall financial condition, the issuer's credit and financial strength ratings, a weakening of the general market conditions in the industry or geographic region in which the issuer operates, a prolonged period (typically six months or longer) in which the fair value of an issuer's securities remains below our cost and any other factors that may raise doubt about the issuer's ability to continue as a going concern. The current economic environment and recent volatility of securities markets increases the difficulty in determining impairment and whether the impairment is considered to be other than temporary.

     Unrealized depreciation in the value of individual investments, considered by management to be other than temporary, is charged to income in the period it is determined.

RECENT ACCOUNTING PRONOUNCEMENT

     The Financial Accounting Standards Board issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46") an interpretation of ARB No. 51 "Consolidated Financial Statements" in January 2003. FIN 46 clarifies the accounting and reporting for certain entities in which equity investors do not have the characteristics of a controlling financial interest. The financial statements included with the Company's December 31, 2002 Form 10-K were prepared on a combined basis as a result of the fact that Montpelier Re's and the Company's bye-laws include certain restrictions relating to the election of directors of Montpelier Re. The Company adopted FIN 46 in the first quarter of 2003. The impact of adoption of FIN 46 is that the Company's financial statements are now prepared on a consolidated basis instead of on a combined basis. There is no impact on the Company's net income or shareholders' equity as presented in these consolidated financial statements as a result of the adoption of FIN 46.

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

                                    BUSINESS

OVERVIEW


     Montpelier Re Holdings Ltd. (the "Company"), through its wholly owned operating subsidiary Montpelier Reinsurance Ltd. ("Montpelier Re"), is a Bermuda-based provider of global specialty property insurance and reinsurance products. We were founded by White Mountains Insurance Group, Ltd. and Benfield Holdings Limited and commenced operations in December 2001 with approximately $1.0 billion of capital. We have assembled a senior management team with significant industry expertise and longstanding industry relationships. We seek to identify attractive insurance and reinsurance opportunities by capitalizing on our management's significant underwriting experience, using catastrophe modeling software and our own risk pricing and capital allocation models. We underwrote $560.6 million and $607.7 million in gross premiums written for the six months ended June 30, 2003 and for the year ended December 31, 2002, respectively, which was spread between various classes of business and geographic areas. We have well-established market relationships with the world's top reinsurance brokers including Guy Carpenter & Company, Inc. (a subsidiary of Marsh & McLennan Companies Inc.), Aon Re Worldwide (a subsidiary of Aon Corporation), Benfield and Willis Group Holdings Ltd., among others.


MARKET OPPORTUNITIES AND INDUSTRY TRENDS


     The prices of property and other insurance and reinsurance contracts have historically often risen in the aftermath of significant catastrophic losses. The occurrence of catastrophic events, the frequency and severity of which are inherently unpredictable, affects both industry results and subsequent market prices of our products. As claims are incurred, industry surplus is depleted and the industry's capacity to write new business diminishes. Market trends similar to those that have occurred in past cycles have developed in the current environment.


     During 2002, Standard & Poors downgraded a large number of reinsurers and upgraded very few. Many global property and casualty insurers and reinsurers are experiencing significantly reduced capital as a result of several years of excessively competitive pricing, expanding coverage terms, significant increases in reserves from asbestos liability, a decline in the U.S. and global equity markets and poor investment performance. This reduction in capacity has resulted in more favorable pricing terms and conditions. Through Montpelier Re, we seek to help fulfill the need for additional underwriting capacity in the global property and casualty insurance and reinsurance market. We intend to take advantage of current conditions in those markets by opportunistically providing capacity to ceding companies at prices commensurate with the risk we assume.

     This tightening of supply has resulted in government intervention in the insurance and reinsurance markets, both in the U.S. and worldwide. For example, in response to the tightening of supply in certain insurance and reinsurance markets resulting from, among other things, the September 11th terrorist attacks, the Terrorism Risk Insurance Act of 2002 was enacted to ensure the availability of insurance coverage for terrorist acts in the U.S. This law establishes a federal assistance program that will continue through the end of 2005 to help the commercial property and casualty insurance industry cover claims related to future terrorism related losses and regulates the terms of insurance relating to terrorism coverage. This law could adversely affect our business by increasing underwriting capacity for our competitors as well as by requiring that coverage for terrorist acts be offered by insurers. We are in the process of evaluating the likely impact of this law on our future operations. We are currently unable to predict the extent to which the foregoing new initiative may affect the demand for our products or the risks that may be available for us to consider underwriting. In addition, the insurance and reinsurance regulatory framework has been subject to increased scrutiny by individual U.S. state governments. This government intervention and the possibility of future intervention have created uncertainty in the insurance and reinsurance markets about the definition of terrorist acts and the extent to which future coverages will extend to terrorist acts. The extent to which coverage for terrorist acts is offered in the future is also uncertain.

     At this time we believe that the "short-tail" insurance and reinsurance market in which we participate seems to be in general price equilibrium. There is under-capacity in some areas and over-capacity in others, but the market is generally stable. Overall price-levels are favorable for insurers and reinsurers and better than they have been in many years. It appears that for 2003 the market may be peaking but that pricing will remain more stable for a longer period than we originally anticipated.


     We expect to write a larger amount of casualty reinsurance in 2004 versus 2003 due to improving terms and conditions of reinsurance contracts.


OUR COMPETITIVE STRENGTHS

     We believe we distinguish ourselves from our competitors as follows:


        Disciplined Underwriting and Risk Management. We focus on achieving underwriting profits rather than growth in premium volume or market share. We write business with a view toward minimizing the loss ratio, which represents the ratio of our loss and loss adjustment expenses to premiums earned, and we do not rely on investment returns to achieve our pricing goals. We seek to limit and diversify our loss exposure while earning an underwriting profit on all business we write by applying the professional insurance disciplines of pricing, underwriting and risk management.


        Proven and Experienced Management Who Think and Act Like Owners. Our management team is led by our President and Chief Executive Officer, Anthony Taylor, who also serves as our Chief Underwriting Officer, reflecting our underwriting emphasis. Mr. Taylor, formerly the Deputy Chairman of Wellington Underwriting plc, has substantial underwriting expertise, much of it a result of his underwriting experience at Lloyd's. Our seven underwriters have an average of 24 years of experience in the insurance and reinsurance industry. This experience creates the opportunity for disciplined and profitable underwriting, and the opportunity to take a lead position on underwriting treaties. Our Chairman, John (Jack) Byrne, our Chief Reinsurance Officer, C. Russell Fletcher III, and our Chief Financial Officer, K. Thomas Kemp, and Anthony Taylor have each invested in our common shares, and all of our executive officers participate in our long-term incentive program that ties compensation to the achievement of specific goals relating to our underwriting performance over the course of overlapping three-year periods. A substantial portion of each executive's total compensation depends upon our long-term underwriting performance. We believe that our incentive compensation program aligns our executive officers' interests with those of our shareholders.

        Well-Established Market Relationships. Our underwriting team has the knowledge, experience and personal relationships that provide us with access to brokers and clients and to existing and new reinsurance programs. We believe we have established a broad level of support as a lead reinsurer among many of the largest reinsurance brokers worldwide, including Guy Carpenter, Aon Re Worldwide, Benfield and Willis Group, each of whom has provided significant business to us. As a result of being in a lead position on a number of programs, we expect to have the opportunity to analyze a broad range of opportunities and exercise selectivity on risks we underwrite.

        No Historical Liabilities or Contingencies. We are a recently formed company with a balance sheet unencumbered by any historical losses relating to the September 11th terrorist attacks, asbestos and other legacy exposures affecting our industry. As a result, we have no risk that deteriorating loss reserves related to legacy exposures prior to our formation will impact our future financial results. To maximize our returns, we opportunistically price our products in line with many of our competitors, who are increasing market prices due to such factors.


        Excellent Financial Strength. Montpelier Re has a capital base of over $1.5 billion, which provides a high degree of financial strength to our clients. A.M. Best Company Inc. assigned an "A" (Excellent) rating, the third highest of fifteen rating levels, to Montpelier Re. This rating reflects A.M. Best's opinion of the results of our first year of operations, our capitalization and management. Montpelier Re has been assigned an "A3" (Good) rating by Moody's Investors Service, the seventh highest rating of twenty-one rating levels. This rating reflects Moody's opinion of the ability of Montpelier Re to punctually repay senior policyholder claims and obligations. Montpelier Re has been assigned an "A-" (Strong) financial strength rating by Standard & Poor's, which is the seventh highest of twenty-one rating levels. The rating reflects Standard & Poor's opinion of Montpelier Re's ability to pay under its insurance policies and contracts in accordance with their terms. These ratings are not evaluations directed to investors in the notes or a recommendation to buy, sell or hold the notes.



        Strong Strategic Sponsorship. We were founded by White Mountains Insurance Group, Ltd. ("White Mountains") and Benfield, each of which has a strong reputation in the industry. White Mountains has substantial experience in managing companies and sponsoring the development of other insurance companies. Mr. Byrne, our Chairman and the Chairman of White Mountains, has worked in the insurance industry for over 50 years. Benfield is the third largest reinsurance broker in the world ranked by reinsurance brokerage revenues for the year ended December 31, 2001.


CORPORATE STRATEGY

     We aim to maximize sustainable long-term growth in shareholder value by pursuing the following strategies:


        Manage Capital Prudently and Maintain a Disciplined Balance Sheet. We focus on generating underwriting profits while maintaining a disciplined balance sheet. We intend to manage our capital prudently relative to our risk exposure in an effort to maximize sustainable long-term growth in shareholder value. In 2003 we have purchased specific retrocessional protection for our direct insurance and facultative reinsurance programs and for our property reinsurance programs, excluding most Other Specialty lines. We may purchase additional retrocessional protection for our own account in 2003. Our capital management strategy will emphasize the appropriate use of leverage (borrowings) to augment capital when it can be fully and profitably used to support our underwriting. If we have idle or excess capital, we may, although we have no current plans to, reduce leverage and consider share repurchases or dividends to return capital to our owners. We employ a conservative investment policy, which aims to minimize any duration mismatch among our assets and liabilities, and we seek to establish appropriate loss reserves in order to minimize later adjustments.


        Enhance Our Lead Position With Brokers and Cedents. We often take a lead position on underwriting treaties, which provides us with enhanced access to business and allows us to exercise superior risk selection. Our underwriters seek to identify those exposures which meet our objectives in terms of return on capital and underwriting criteria. By leading reinsurance programs, we believe our underwriters see a broad range of our clients' business which, in conjunction with sophisticated modeling tools, has allowed us to build a substantial book of reinsurance business exhibiting superior performance.

        Combine Subjective Underwriting Methods With Objective Modeling
     Tools. We intend to exploit pricing inefficiencies that may exist in the market from time to time. To achieve this, we disseminate market information to our entire underwriting team through the development of knowledge management systems and personal contact among all underwriters. Generally, our underwriters use sophisticated property risk modeling tools, both proprietary and third party, together with their market knowledge and judgment, to seek the most favorable terms per unit of risk assumed by our portfolio.

        Develop and Maintain a Balanced Portfolio of Reinsurance Risks. We aim to build a balanced portfolio of primarily property related risks, diversified by class, product, geography and marketing source. We actively seek to grow in classes experiencing improved or stable conditions and avoid classes suffering from intense price competition or poor fundamentals. Our approach to new business is flexible and dynamic because we have a centralized underwriting team in Bermuda, as opposed to a large decentralized structure that might encourage writings in particular geographic areas or product classes to justify previous commitments. We underwrite a variety of different products, and seek to avoid a focus on any particular region or class of business, including U.S. property catastrophe business. We employ risk management techniques to monitor correlation risk and seek to enhance the underwriting returns through careful risk selection using advanced capital allocation methodologies. We utilize industry modeling tools to stress test the portfolio by simulating large loss events. We believe a more balanced portfolio of risks reduces the volatility of returns and optimizes the growth of shareholder value.

        Deliver Customized, Innovative and Timely Insurance and Reinsurance Solutions for Our Clients. We intend to establish ourselves as a premier provider of global specialty property insurance and reinsurance products and seek to provide superior customer service. Our objective is to solidify long-term relationships with brokers and clients while developing an industry reputation for innovative and timely quotes for difficult technical risks.

INSURANCE AND REINSURANCE PRODUCTS

     General. The majority of the reinsurance products we seek to write are in the form of treaty reinsurance contracts, which are contractual arrangements that provide for automatic reinsuring of a type or category of risk underwritten by our clients. When we write treaty reinsurance contracts, we do not evaluate separately each of the individual risks assumed under the contracts and are largely dependent on the individual underwriting decisions made by the cedent. Accordingly, we carefully review and analyze the cedent's risk management and underwriting practices in deciding whether to provide treaty reinsurance and in appropriately pricing the treaty. We also write direct insurance and facultative reinsurance contracts where we reinsure individual risks on a case by case basis.

     Our contracts can be written on either a quota share, also known as proportional or pro-rata, basis or on an excess of loss basis. With respect to quota share reinsurance, we share the premiums as well as the losses and expenses in an agreed proportion with the cedent. In the case of reinsurance written on an excess of loss basis, we generally receive the premium for the risk assumed and indemnify the cedent against all or a specified portion of losses and expenses in excess of a specified dollar or percentage amount. In both types of contracts, we may provide a ceding commission to the cedent.

     We seek to manage our risk by seeking profitable pricing, using contract terms, diversification criteria, prudent underwriting, the use of our proprietary modeling system, CATM, and varying the conditions based on the nature and scope of coverage. Underwriting is primarily a matter of judgment, involving important assumptions about matters that are inherently unpredictable and beyond our control, and for which historical experience and probability analysis may not provide sufficient guidance.


     Premiums are a function of the number and type of contracts we write, as well as prevailing market prices. Renewal dates for reinsurance business tend to be concentrated at the beginning of quarters, and the timing of premium written varies by line of business. Most property catastrophe business is written in the January 1, April 1 and July 1 renewal periods, while the property specialty and other specialty lines are written throughout the year. Written premiums are generally lower during the fourth quarter of the year as compared to prior quarters. Gross premiums written for QQS programs are initially booked as estimates and are adjusted as actual results are reported by the syndicates during the period. Earned premiums do not necessarily follow the written premium pattern as certain premiums written are earned ratably over the contract term, which ordinarily is twelve months, although many contracts are written on a risks attaching basis and are generally earned over a 24 month period, consistent with industry practice. Earned premiums are affected by our growing book of business; as written premium levels increase, earned premium levels will correspondingly increase over the earning period. Premiums are generally due in installments.

     We believe our most significant opportunities are in the short-tail property exposed business with higher levels of attachment, and in our specialty lines. Details of gross premiums written by line of business for the six months ended June 30, 2003 and the year ended December 31, 2002 are provided below ($ in millions):


                         GROSS PREMIUMS WRITTEN BY LINE


                                                 SIX MONTHS ENDED         YEAR ENDED
                                                  JUNE 30, 2003       DECEMBER 31, 2002
                                                 ----------------     ------------------
Property Specialty.............................  $169.0      30.1%    $230.3       37.9%
Property Catastrophe...........................   240.4      42.9      141.4       23.3
Qualifying Quota Share.........................    78.0      13.9      171.7       28.2
Other Specialty................................    73.2      13.1       64.3       10.6
                                                 ------     -----     ------      -----
Total..........................................  $560.6     100.0%    $607.7      100.0%
                                                 ======     =====     ======      =====


     Property Specialty. Contracts in this category include risk excess of loss, property pro-rata and direct insurance and facultative reinsurance. Risk excess of loss reinsurance protects insurance companies on their primary insurance risks and facultative reinsurance transactions on a "single risk" basis. A "risk" in this context might mean the insurance coverage on one building or a group of buildings or the insurance coverage under a single policy which the reinsured treats as a single risk. Coverage is usually triggered by a large loss sustained by an individual risk rather than by smaller losses which fall below the specified RETENTION of the reinsurance contract. All property risk coverages are written on an excess of loss basis, which provides the insured protection beyond a specified amount up to the limit set within the reinsurance contract.

     Based on the heavy level of losses experienced by the overall market during 2001, prices for these types of risk coverages experienced substantial increases over their expiring terms in 2002. We have seen continuing significant restrictions on policy terms and conditions in 2003, which will improve the underlying risk profile even further. For example, under current market conditions, contracts generally allow a limited number of reinstatement provisions during the policy period versus an unlimited number that was previously available.

     We also write direct insurance and facultative reinsurance coverage on commercial property risks where we assume all or part of a risk under a single insurance contract. We generally write such coverage on an excess of loss basis. Facultative reinsurance is normally purchased by clients where individual risks are not covered by their reinsurance treaties, for amounts in excess of the dollar limits of their reinsurance treaties, or for unusual risks.


     We also write property pro-rata reinsurance contracts where we share a proportional part of original premiums and losses of individual risks written by reinsured companies.


     Property Catastrophe. Property catastrophe reinsurance contracts are typically "all risk" in nature, providing protection against losses from earthquakes and hurricanes, as well as other natural and man-made catastrophes such as floods, tornadoes, fires and storms. The predominant exposures covered are losses stemming from property damage and business interruption coverage resulting from a covered peril. Certain risks, such as war, nuclear contamination and various forms of terrorism, are generally excluded from our contracts.

     Property catastrophe reinsurance is written on an excess of loss basis, which provides coverage to primary insurance companies when aggregate claims and claim expenses from a single occurrence from a covered peril exceed a certain amount specified in a particular contract. Under these contracts, we provide protection to an insurer for a portion of the total losses in excess of a specified loss amount, up to a maximum amount per loss specified in the contract. In the event of a loss, most contracts provide for coverage of a second occurrence following the payment of a premium to reinstate the coverage under the contract, which is referred to as a reinstatement premium. The coverage provided under excess of loss reinsurance contracts may be on a worldwide basis or limited in scope to specific regions or geographical areas, while the underlying risks covered might be located throughout the world. Coverage can also vary from "all property" perils, which is the most expansive form of coverage, to more limited coverage of specified perils such as windstorm only coverage.

     To a lesser extent we also write retrocessional coverage contracts, which provide reinsurance protection to other reinsurers, also called retrocedents. Coverage generally provides catastrophe protection for the property portfolios of other reinsurers. Retrocessional contracts typically carry a higher degree of volatility than reinsurance contracts as they protect against concentrations of exposures written by retrocedents, which in turn may experience an aggregation of losses from a single catastrophic event. In addition, the information available to retrocessional underwriters concerning the original primary risk can be less precise than the information received directly from primary companies. Furthermore, exposures from retrocessional business can change within a contract term as the underwriters of a retrocedent may alter their book of business after retrocessional coverage has been bound.


     Qualifying Quota Share. We currently provide whole account quota share reinsurance, or QQS reinsurance, to select Lloyd's syndicates and may consider similar contracts with similarly selected other insurers or reinsurers in the future. We target syndicates which have a proven underwriting franchise and long-term customer relationships with limited ability to write premiums due to the size of their stamp capacity. Stamp capacity is a measure of the amount of premium a Lloyd's syndicate is authorized to write by the Council of Lloyd's and on which it must pay subscriptions and contributions. For the 2002 underwriting year, Lloyd's allowed syndicates to write up to 120% (in some special cases up to 130%) of their stamp capacity, with the ability to cede the surplus income to quota share reinsurers. We do not have exposure to underwriting in earlier years and the contracts are expected to be commuted after 36 months, the point at which the underwriting year is closed.


     Under QQS contracts, we assume a specified portion of the risk on a specified coverage in exchange for an equal proportion of the premiums. The ceding syndicate receives a commission, based on the amount of the premiums ceded, which is intended to reimburse the insurer for costs of writing and administering the business. The reinsurer is dependent on the ceding syndicate's ability in underwriting, pricing and claims administration.

     QQS contracts provide us with premiums in the form of a diversified portfolio of risks with a balanced spread of risks. We target business which is property exposed and is consistent with our underwriting parameters. We believe that the extensive relationships of our management provide us with the advantage of identifying profitable syndicates which have a consistent track record of underwriting profitability. This approach allows us to benefit from favorable market conditions in the absence of having a full underwriting staff across a wide variety of classes of business. Business assumed under QQS contracts usually benefits from all reinsurance purchased by the syndicate, including individual risk and excess of loss portfolio contracts.

     Other Specialty. We also write specialty risks such as aviation liability, aviation war, marine, personal accident catastrophe, worker's compensation, terrorism, casualty and other reinsurance business. We diversify our risk by writing predominantly short-tail lines of business. Marine and aviation contracts are primarily written on a retrocessional excess of loss basis. A limited number of terrorism specific risks, reinsurance treaties and national pools are written as well. We also write a limited amount of aviation war risk business, as prices renewed at multiples of their expiring prices following significant industry losses from the September 11th and Sri Lanka terrorist attacks. We expect to increase our other specialty and property specialty lines of business based on our assessment of the current market environment.


     Our casualty portfolio of risks focuses on selected classes, with an initial emphasis on casualty clash excess of loss reinsurance business. Under a casualty clash reinsurance agreement, the ceding insurer retains an amount which is generally higher than the limit on any one reinsured policy. Thus, two or more coverages or policies issued by the ceding insurer generally must be involved in a loss for coverage to apply under the reinsurance agreement. In addition, we also write UK employers liability coverage and excess auto liability coverage in the U.S. In 2004, we may also write professional indemnity casualty reinsurance, predominantly medical malpractice and errors and omissions business, on an excess of loss basis.

     Coverage for worker's compensation and personal accident catastrophe contracts are generally written to restrict recoveries by the cedent unless normally at least a minimum of twenty insured persons are involved in the same event. As a result of the number of fatalities arising from the September 11th terrorist attacks, worker's compensation and personal accident reinsurers experienced significant underwriting losses. Accordingly, many reinsurers were reluctant to provide this type of cover in December 2001. In 2002, we quoted and led what we believe to be the first treaties of this kind purchased after September 11th. This business is generally written to provide coverage worldwide.

     A very high percentage of the reinsurance contracts that we write do not provide coverage for losses arising from acts of terrorism caused by nuclear, biological or chemical attack. With respect to PERSONAL LINES risks, losses arising from acts of terrorism occasioned by causes other than nuclear, biological or chemical attack are usually covered by our reinsurance contracts. Such losses relating to COMMERCIAL LINES risks are generally covered on a limited basis, for example, where the covered risks fall below a stated insured value or into classes or categories we deem less likely to be targets of terrorism than others or where an act of terrorism does not meet the definition of "act of terrorism" set forth in the Terrorism Risk Insurance Act of 2002. We have written a limited number of reinsurance contracts, both on a proportional and excess of loss basis, covering solely acts of terrorism. We have done so only in instances where we believe we are able to obtain pricing that adequately covers our exposure. These contracts typically exclude coverage protecting against nuclear, biological or chemical attack.

     We pursue specialty reinsurance on a disciplined and opportunistic basis. We plan to target short-tail lines of business, often with low frequency, high severity profiles similar to catastrophe business. We also seek to manage the correlations of this business with property catastrophe through the use of CATM, our proprietary modeling system.


     Geographic Breakdown. Since inception, we have sought to diversify our exposure across geographic zones around the world in order to obtain the optimum spread of risk. The exposures are also a function of market conditions and opportunities. The following table sets forth a breakdown of our gross premiums written by geographic area of risks insured for the six months ended June 30, 2003 and the year ended December 31, 2002 ($ in millions).


           GROSS PREMIUMS WRITTEN BY GEOGRAPHIC AREA OF RISKS INSURED


                                                 SIX MONTHS ENDED         YEAR ENDED
                                                  JUNE 30, 2003       DECEMBER 31, 2002
                                                 ----------------     ------------------
USA and Canada.................................  $240.2      42.8%    $207.4       34.1%
Worldwide(1)...................................   189.0      33.7      306.4       50.4
Western Europe, excluding the United Kingdom
  and Ireland..................................    31.4       5.6       17.8        2.9
Japan..........................................    27.7       4.9       23.3        3.8
United Kingdom and Ireland.....................    24.0       4.3       11.8        1.9
Worldwide, excluding USA and Canada(2).........    20.5       3.7       11.4        1.9
Others (2.0% or less)..........................    27.8       5.0       29.6        5.0
                                                 ------     -----     ------      -----
Total..........................................  $560.6     100.0%    $607.7      100.0%
                                                 ======     =====     ======      =====


---------------

(1) "Worldwide" comprises insurance and reinsurance contracts that insure or reinsure risks on a worldwide basis.


(2) "Worldwide, excluding USA and Canada" comprises insurance and reinsurance contracts that insure or reinsure risks on a worldwide basis but specifically exclude the USA and Canada.


     The QQS contracts and substantial amounts of other lines of business are worldwide in nature, with the majority of business related to North America and Europe.

UNDERWRITING AND RISK MANAGEMENT


     During 2002 and through the second quarter of 2003, we believe we created a balanced portfolio of risks, diversified by class, product, geography and marketing source. We attempt to limit the amount of potential loss that may arise from a single catastrophic event. We also attempt to manage our exposure against clash and correlation among risks.


     Our underwriting team is led by our President and Chief Executive Officer, Anthony Taylor, who also serves as Montpelier Re's Chief Underwriting Officer.
C. Russell Fletcher III is our Chief Reinsurance Officer and is also a principal member of our underwriting team. We underwrite to specific disciplines as set out by the Chief Underwriting Officer, with the aim of maintaining the following principles:

     - Assume excess of loss business with an attachment point above the expected level of attritional losses, thereby covering infrequent large losses;

     - Limit the scope of coverage on regular property classes to "traditional perils" and generally exclude perils that are difficult to measure such as cyber risks, pollution and nuclear, biological and chemical acts of terrorism;

     - Entertain difficult risks such as terrorism but only on a specific basis whereby exposures are carefully controlled through limits, terms and conditions and are appropriately priced;

     - Exclude "single risk" exposure from catastrophe and retrocessional business;

     - Be prepared to lead business but work with and follow respected existing leaders where appropriate; and

     - Use risk assessment models such as RMS, AIR and EQE to assist in the underwriting process and in the quantification of our catastrophe aggregate exposures.

     We have implemented underwriting guidelines that are designed to limit our exposure to loss from any one contract. As part of our pricing and underwriting process, we also assess a variety of other factors, including, but not limited to:

     - The reputation of the proposed cedent and the likelihood of establishing a long-term relationship with the cedent;

     - The geographical location of the cedent's original risks;

     - Historical loss data of the cedent and, where available, of the industry as a whole in the relevant regions, in order to compare the cedent's historical catastrophe loss experience to industry averages; and

     - The perceived financial strength of the cedent.

     Our principal underwriting objective is to create a balanced portfolio of risks, diversified by class, product, geography and marketing source. To help us achieve this objective we have developed a sophisticated modeling tool to analyze and manage the reinsurance exposures we assume from cedents, called CATM. This proprietary computer-based underwriting system, the technical components of which incorporate the fundamentals of modern portfolio theory, is designed to measure the amount of capital required to support individual contracts based on the degree of correlation between contracts that we underwrite as well as other factors. CATM comprises risk assessment tools, exposure databases and intelligent systems, and enables us to price contracts according to actual exposures and estimate the amount of loss and volatility associated with the contracts we assume.

     CATM is designed to use output from models developed by our actuarial staff as well as from those of commercial vendors such as AIR, RMS and EQE. In addition, CATM serves as a first step in the development of a dynamic financial analysis model to be used as a guide in managing our exposure to liability, asset and business risk. CATM was fully operational prior to the 2003 renewal season.

     We frequently seek to be a part of the limited group of reinsurers who act as the lead in our reinsurance contracts. Historically, one reinsurer acted as the "lead" underwriter in negotiating principal policy terms and pricing of reinsurance contracts with a reinsurance broker. In the current environment, a consensus of price and terms is produced from a limited group of reinsurers, of which we are very frequently a part. We believe that our financial strength, the experience and reputation of our underwriters and the withdrawal of other reinsurers from the reinsurance market permits us to be a part of this limited group of reinsurers in underwriting many of our reinsurance contracts. We believe that being a part of this group will be an important factor in achieving long-term success because we believe that this limited group of underwriters generally has greater influence in negotiation of policy terms, attachment points and premium rates than following reinsurers. In addition, we believe that reinsurers that are a part of this limited group are generally solicited for a broader range of business than other reinsurers and have greater access to preferred risks.

MARKETING


     Business is produced through brokers and reinsurance intermediaries. We seek to establish an identity with brokers and ceding companies by providing:
(1) prompt and responsive service on underwriting submissions; (2) innovative and customized insurance and reinsurance solutions to clients; and (3) timely payment of claims. Our objective is to build long-term relationships with brokers and ceding companies and provide financial strength and security. We expect to support the existing market as we build our reputation and brand. All brokerage transactions are entered into on an arm's length basis. We target prospects that are capable of supplying detailed and accurate underwriting data and that potentially add further diversification to our book of business.


     The following table shows our gross premiums written by broker ($ in millions):


                                                SIX MONTHS ENDED        YEAR ENDED
                                                 JUNE 30, 2003       DECEMBER 31, 2002
                                                ----------------     -----------------
Guy Carpenter.................................  $138.6      26.7%     $107.3      17.6%
Benfield(1)...................................   137.0      26.4       180.5      29.7
Willis Group(1)...............................    97.5      18.8       140.2      23.1
Aon Re Worldwide..............................    80.3      15.5        90.4      14.9
Other brokers.................................    64.9      12.6        89.3      14.7
                                                ------     -----     -------     -----
Total brokers.................................  $518.3     100.0%     $607.7     100.0%
                                                ------     -----     -------     -----
Direct (no broker)............................    42.3                    --
                                                ------               -------
Total.........................................  $560.6                $607.7
                                                ======               =======


---------------


(1) Includes QQS gross premium written.



     MMSL, our marketing subsidiary in London, experiences a flow of introductions from brokers who are either seeking new markets into which to channel their business or who desire a personal dialogue prior to rating and acceptance by our Bermuda underwriters. MMSL regularly conducts meetings with major London brokers, smaller brokers, UK cedents and international cedents visiting London. In addition, MMSL conducts specific client trips to various countries around the world.


CLAIMS MANAGEMENT

     Claims management includes the receipt of loss notifications, the establishment of case loss reserves and approval of loss payments. Additionally, if required, claims audits may be conducted for specific claims and claims procedures at the offices of certain ceding companies. We recognize that fair interpretation of our reinsurance agreements with our customers and timely payment of covered claims is a valuable service to our clients and enhances our reputation.

RESERVES

     Our policy is to establish prudent loss and loss adjustment expense reserves for the ultimate settlement costs of all loss and loss adjustment expenses incurred and incurred but not yet reported.

     Under U.S. GAAP, we are not permitted to establish loss and loss adjustment expense reserves with respect to our property catastrophe portfolio until an event which gives rise to a loss occurs. A significant portion of the Company's business is property catastrophe and other classes with high attachment points of coverage. Reserving for losses in the property catastrophe market is inherently complicated in that losses in excess of the attachment level of the Company's policies are characterized by high severity and low frequency and other factors which could vary significantly as claims are settled. This limits the volume of relevant industry claims experience available from which to reliably predict ultimate losses following a loss event. The reserve for IBNR is estimated by management using industry data and professional judgment to estimate the ultimate loss to the Company from insurance and reinsurance contracts exposed to a loss event. Such reserves are estimated by management based upon reports received from ceding companies, supplemented by our own estimates of reserves for which ceding company reports have not been received, and our own historical experience. These estimates are subject to a corroborative review by external actuaries, based on loss development patterns determined by reference to the Company's underwriting practices, the policy form, type of insurance program and industry data.

     Delays in ceding companies reporting losses to the Company together with the potential for unforeseen adverse developments may result in losses and loss expenses significantly greater or less than the reserve provided at the time of the loss event. Reserving can prove especially difficult should a significant loss event take place near the end of an accounting period, particularly if the loss is a catastrophic event. These estimates are regularly reviewed and updated, as experience develops and new information becomes known. Any resulting adjustments are reflected in income in the period in which they become known. Loss and loss adjustment reserves represent estimates, including actuarial and statistical projections at a given point in time, of our expectations of the ultimate settlement and administration costs of claims incurred, and it is likely that the ultimate liability may exceed or be less than such estimates, perhaps significantly. Such estimates are not precise in that, among other things, they are based on predictions of future developments and estimates of future trends in loss severity and frequency and other variable factors such as inflation. During the loss settlement period, it often becomes necessary to refine and adjust the estimates of liability on a claim either upward or downward. Even after such adjustments, ultimate liability may exceed or be less than the revised estimates. To assist us in establishing appropriate loss and loss adjustment reserves, we have access to commercially available databases showing historical catastrophe losses. In addition, when reviewing a proposed reinsurance contract, we typically receive loss experience information with respect to the insured on such a contract. Reserve estimates by new reinsurers may be inherently less reliable than the reserve estimates of a reinsurer with a stable volume of business and an established claim history. As our business has developed over 2002 and into 2003, we have supplemented industry information with our own specific experience in our actuarial analysis which has led to reduced projections of ultimate losses. As our mix of business changes, we expect that our reserve process and practices will correspondingly change to a degree in the future.

INVESTMENTS


     We follow a conservative investment strategy designed to emphasize the preservation of invested assets and provide sufficient liquidity for the prompt payment of claims. At June 30, 2003, our portfolio of fixed maturity investments comprised investment grade corporate debt securities (23%), U.S. government and agency bonds (60%) and mortgage-backed and asset-backed securities (17%). All of the fixed maturity investments held by us were publicly traded at June 30, 2003. The average duration of the portfolio was 1.93 years and the average rating of the portfolio was AA+ at June 30, 2003. The Company did not have an aggregate investment in a single entity, other than the U.S. government, in excess of 10% of shareholders' equity at June 30, 2003. We also have an equity investment in Aspen, the unquoted Bermuda-based holding company of Aspen Re, and a modest portfolio of publicly quoted U.S. equity securities.

     In determining our investment decisions, we consider the impact of various catastrophic events, particularly those to which our insurance and reinsurance portfolio may be exposed, on our invested assets to protect our financial position. Our intent is to maintain a modest portfolio of common equity securities over time. Over longer time horizons, we believe investments in common equity securities will enhance returns without significantly raising the risk profile of the portfolio. We do not plan to have meaningful exposure to alternative asset classes, such as hedge funds or private equity funds.


     Our Finance Committee establishes investment guidelines and supervises our investment activity. These objectives and guidelines stress diversification of risk, capital preservation, market liquidity, and stability of portfolio income. The Finance Committee regularly monitors the overall investment results, reviews compliance with our investment objectives and guidelines, and ultimately reports the overall investment results to the Board. These guidelines specify minimum criteria on the overall credit quality and liquidity characteristics of the portfolio. They also include limitations on the size of certain holdings as well as restrictions on purchasing certain types of securities or investing in certain industries.


     We have engaged White Mountains Advisors LLC, a wholly owned indirect subsidiary of White Mountains Insurance Group, one of our major shareholders, to provide investment advisory and management services. We have agreed to pay investment management fees based on the month-end market values held under management. The fees, which vary depending on the amount of assets under management, are between 0.15% and 0.30% and are included in net investment income. The Company incurred an average fee of 0.17% and 0.20% for the six months ended June 30, 2003, and 2002, respectively. We expensed investment management fees of approximately $1.4 million and $1.0 million for the six months ended June 30, 2003 and 2002, respectively, and have recorded an amount payable for these services of approximately $1.3 million and $510,000 for the six months ended June 30, 2003 and 2002, respectively.



     The types of securities in our portfolio and their amortized cost, fair value and related gross unrealized gains and losses as at June 30, 2003 were as follows ($ in thousands):



                                     COST OR       GROSS        GROSS
                                    AMORTIZED    UNREALIZED   UNREALIZED      FAIR VALUE OR
                                       COST        GAINS        LOSSES     ESTIMATED FAIR VALUE
                                    ----------   ----------   ----------   --------------------
Fixed Maturities:
  U.S. government and agency......  $  944,417    $19,266       $  159          $  963,524
  Corporate debt securities.......     357,980     18,685           97             376,568
  Mortgage-backed and asset-backed
     securities...................     277,230        232          643             276,819
                                    ----------    -------       ------          ----------
                                     1,579,627     38,183          899           1,616,911
                                    ----------    -------       ------          ----------
Equity securities, quoted.........      13,899        363          233              14,029
Equity securities, unquoted.......      60,758      2,933           --              63,691
                                    ----------    -------       ------          ----------
Total.............................  $1,654,284    $41,479       $1,132          $1,694,631
                                    ==========    =======       ======          ==========



     The following table sets forth the composition of the cost or amortized cost of fixed maturities by ratings assigned by rating agencies (e.g. Standard and Poor's Corporation) as at June 30, 2003 ($ in thousands):



                                                                COST OR
RATINGS                                                      AMORTIZED COST    PERCENTAGE
-------                                                      --------------    ----------
U.S. government and agency.................................    $  944,417         59.8%
AAA........................................................       310,044         19.6
AA.........................................................        82,258          5.2
A..........................................................       241,994         15.3
BBB-.......................................................           914          0.1
                                                               ----------        -----
                                                               $1,579,627        100.0%
                                                               ==========        =====

     The amortized cost and estimated fair value amounts for fixed maturity investments held at June 30, 2003 are shown by contractual maturity ($ in thousands):



                                                          COST OR          FAIR VALUE OR
                                                       AMORTIZED COST   ESTIMATED FAIR VALUE
                                                       --------------   --------------------
Due within one year..................................    $   90,904          $   92,018
Due after one year through five years................     1,066,795           1,102,751
Due after five years through ten years...............       143,784             144,427
Due after ten years..................................           914                 896
Mortgage-backed and asset-backed securities..........       277,230             276,819
                                                         ----------          ----------
                                                         $1,579,627          $1,616,911
                                                         ==========          ==========


     Actual maturity may differ from contractual maturity because certain borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties.

     Our net investment returns for the periods indicated were as follows ($ in millions):


                                                               AS AT             AS AT
                                                           JUNE 30, 2003   DECEMBER 31, 2002
                                                           -------------   -----------------
Net investment income....................................      $23.4             $39.7
Net realized investment gains............................        9.3               7.7
Net increase in unrealized investment gains..............        4.8              33.6
                                                               -----             -----
Total net investment return..............................      $37.5             $81.0
                                                               =====             =====


     The performance results of our fixed maturity portfolio, with a comparison to the Lehman Brothers Government/Corporate 1-3 Year Index for the year ended December 31, 2002 was as follows:

                                                                            LEHMAN BROTHERS
                                                          MONTPELIER RE       GOV'T/CORP.
                                                         HOLDINGS LTD.(1)   1-3 YEAR INDEX
                                                         ----------------   ---------------
PERFORMANCE
Total return...........................................        7.1%               6.3%

---------------

(1) Total return is calculated by dividing total net investment income on fixed maturity investments by the average of the sum of such investments at amortized cost at the end of each month in 2002.

     The Lehman Brothers Government/Corporate 1-3 Year Index is used for comparative purposes as it lines up with our assets and the nature of our business.


     The Company has invested a total of L40.0 million (or $60.8 million) in the common shares of Aspen. At June 30, 2003, Montpelier Re held approximately 7% of Aspen on an undiluted basis and approximately 6% on a fully diluted basis.


     For additional information concerning the Company's investments, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included elsewhere in this prospectus.

RETROCESSIONS

     For certain pro-rata contracts, including QQS contracts, the subject portfolios will carry underlying reinsurance protection from third party reinsurers. We record our pro-rata share of gross premiums from the direct insurance contracts as gross written premiums and record our proportionate share of amounts incurred by the ceding company for the underlying third party reinsurance coverage as reinsurance premiums ceded. For the year ended December 31, 2002, we recorded reinsurance premiums on QQS contracts only and did not purchase reinsurance protection on our other lines of business. In 2003 we have purchased specific retrocessional protection for our direct insurance and facultative reinsurance programs and for our property reinsurance programs, excluding most Other Specialty lines. We may purchase additional retrocessional protection for our own account in 2003.

COMPETITION

     The insurance and reinsurance industries are highly competitive. We compete with major U.S., Bermuda and other international insurers and reinsurers and certain underwriting syndicates and insurers, some of which have greater financial, marketing and management resources than we do. In particular, we compete with insurers that provide property-based lines of insurance and reinsurance, such as ACE Tempest Re, Converium, Everest Reinsurance Company, IPC Re Limited, Lloyd's of London syndicates, Munich Re, PartnerRe Ltd., PXRE Reinsurance Company, Renaissance Reinsurance Ltd., Swiss Re and XL Re. In addition, there are other new Bermuda reinsurers, such as Allied World Assurance Company, Ltd., Arch Reinsurance Ltd., AXIS Specialty Limited, Endurance Specialty Insurance Ltd., Platinum Underwriters Holdings Ltd. and Olympus Re Holdings, Ltd. with whom we also compete. Competition varies depending on the type of business being insured or reinsured and whether we are in a leading position or acting on a following basis.

     In addition, established competitors have completed or may be planning to complete additional capital raising transactions. New companies continue to be formed to enter the reinsurance market. Competition in the types of business that we underwrite is based on many factors, including:

     - Premiums charged and other terms and conditions offered;

     - Services provided;

     - Financial ratings assigned by independent rating agencies;

     - Speed of claims payment;

     - Reputation;

     - Perceived financial strength; and

     - The experience of the reinsurer in the line of reinsurance to be written.

     Increased competition could result in fewer submissions, lower premium rates, and less favorable policy terms, which could adversely impact our growth and profitability. In addition, capital market participants have recently created alternative products that are intended to compete with reinsurance products. We are unable to predict the extent to which these new, proposed or potential initiatives may affect the demand for our products or the risks that may be available for us to consider underwriting.

     We believe that we are well positioned in terms of client services and underwriting expertise. We also believe that our capitalization and strong financial ratios provide us with a competitive advantage in the marketplace.

RATINGS


     Ratings have become an increasingly important factor in establishing the competitive position of reinsurance companies. A.M. Best has assigned Montpelier Re a financial strength rating of "A" (Excellent), which is the third highest of fifteen rating levels. The objective of A.M. Best's rating system is to provide an opinion of an insurer's financial strength and ability to meet ongoing obligations to its policyholders. Our rating reflects A.M. Best's opinion of the results of our first year of operations, our capitalization and management. Montpelier Re has been assigned an "A3" (Good) rating by Moody's Investors Service, the seventh highest rating of twenty-one rating levels. This rating reflects Moody's opinion of the ability of Montpelier Re to punctually repay senior policyholder claims and obligations. Montpelier Re has been assigned an "A-" (Strong) financial strength rating by Standard & Poor's, which is the seventh highest of twenty-one rating levels. The rating reflects Standard & Poor's opinion of Montpelier Re's ability to pay under its insurance policies and contracts in accordance with their terms. These ratings are not evaluations directed to investors in the notes or a recommendation to buy, sell or hold the notes. Our ratings are subject to periodic review by, and may be revised downward or revoked at the sole discretion of A.M. Best and Moody's, and we cannot assure you that we will be able to retain these ratings.

PROPERTIES

     The Company leases office space in Hamilton, Bermuda, where the Company's principal executive offices are located. The Company also leases office space in London, United Kingdom, where the Company's subsidiary, Montpelier Marketing Services (UK) Limited is located. We anticipate leasing additional office space in Hamilton, Bermuda, during 2003.

EMPLOYEES


     As of July 28, 2003, we had forty-three employees. The majority of our employees are employed by Montpelier Re or by Montpelier Marketing Services (UK) Limited. None of our employees are subject to collective bargaining agreements, and we know of no current efforts to implement such agreements.


     Many of our Montpelier Re employees, including all of our senior management, are employed pursuant to work permits granted by the Bermuda authorities. These permits expire at various times over the next several years. We have no reason to believe that these permits would not be extended to our principal employees at expiration upon request, although no assurances can be given in this regard.

LEGAL PROCEEDINGS

     The Company, in common with the insurance and reinsurance industry in general, is subject to litigation and arbitration in the normal course of its business. We are not currently involved in any material pending litigation or arbitration proceedings.

                                   REGULATION

BERMUDA INSURANCE REGULATION

     The following summary of Bermuda insurance regulation is based upon current law and is for general information only.

     The Insurance Act. As a holding company, Montpelier Re Holdings Ltd. is not subject to Bermuda insurance regulations; however, Montpelier Re is subject to regulations under the Insurance Act. No person shall carry on any insurance business in or from within Bermuda unless registered as an insurer under the Insurance Act by the Bermuda Monetary Authority, which we refer to as the BMA, which has responsibility for the day-to-day supervision of insurers. Under the Insurance Act, insurance business includes reinsurance business. The continued registration of a company as an insurer under the Insurance Act is subject to its complying with the terms of its registration and such other conditions as the BMA may impose from time to time.

     An Insurance Advisory Committee appointed by the Bermuda Minister of Finance advises the BMA on matters connected with the discharge of the BMA's functions, and sub-committees thereof supervise and review the law and practice of insurance in Bermuda, including reviews of accounting and administrative procedures.

     The Insurance Act imposes on Bermuda insurance companies solvency and liquidity standards and auditing and reporting requirements and grants to the BMA powers to supervise, investigate and intervene in the affairs of insurance companies. Certain significant aspects of the Bermuda insurance regulatory framework are set forth below.

     Classification of Insurers. The Insurance Act distinguishes between insurers carrying on long-term business and insurers carrying on general business. There are four classifications of insurers carrying on general business, with Class 4 insurers subject to the strictest regulation. Montpelier Re is registered to carry on general business as a Class 4 insurer in Bermuda and is regulated as such under the Insurance Act. As so registered, Montpelier Re may not carry on long-term business. In general, long-term business includes effecting and carrying out contracts of insurance on human life or contracts to pay annuities on human life, and contracts of insurance against risks of the persons insured sustaining injury as the result of an accident, or dying as the result of an accident or becoming incapacitated or dying in consequence of disease. These are contracts that are expressed to be in effect for a period of not less than five years or unlimited and to be terminable by the insurer before the expiration of five years or are so terminable before the expiration of that period only in special circumstances.

     Cancellation of Insurer's Registration. An insurer's registration may be canceled by the BMA on certain grounds specified in the Insurance Act, including failure of the insurer to comply with its obligations under the Insurance Act or if, in the opinion of the BMA, the insurer has not been carrying on business in accordance with sound insurance principles.

     Principal Representative. An insurer is required to maintain a principal office in Bermuda and to appoint and maintain a principal representative in Bermuda. For the purpose of the Insurance Act, the principal office of Montpelier Re is at the Company's principal executive offices in Hamilton, Bermuda, and Montpelier Re's principal representative is Mr. Anthony Taylor. Without a reason acceptable to the BMA, an insurer may not terminate the appointment of its principal representative, and the principal representative may not cease to act as such, unless 30 days' notice in writing to the BMA is given of the intention to do so. It is the duty of the principal representative, within 30 days of reaching the view that there is a likelihood of the insurer for which the principal representative acts becoming insolvent or that a reportable "event" has, to the principal representative's knowledge, occurred or is believed to have occurred, to make a report in writing to the BMA setting out all the particulars of the case that are available to the principal representative. Examples of such a reportable "event" include failure by the insurer to comply substantially with a condition imposed upon the insurer by the BMA relating to a solvency margin or a liquidity or other ratio.

     Independent Approved Auditor. Every registered insurer must appoint an independent auditor who will annually audit and report on the statutory financial statements and the statutory financial return of the insurer, both of which, in the case of Montpelier Re, are required to be filed annually with the BMA. The independent auditor of Montpelier Re must be approved by the BMA and may be the same person or firm which audits Montpelier Re's financial statements and reports for presentation to its shareholders. Montpelier Re's independent auditor is PricewaterhouseCoopers (Bermuda).

     Loss Reserve Specialist. As a registered Class 4 insurer, Montpelier Re is required to submit an opinion of its approved loss reserve specialist with its statutory financial return in respect of its loss and loss expense reserves. The loss reserve specialist, who will normally be a qualified casualty actuary, must be approved by the BMA.

     Statutory Financial Statements. Montpelier Re must prepare annual statutory financial statements. The Insurance Act prescribes rules for the preparation and substance of such statutory financial statements (which include, in statutory form, a balance sheet, an income statement, a statement of capital and surplus and notes thereto). Montpelier Re is required to give detailed information and analyses regarding premiums, claims, reinsurance and investments. The statutory financial statements of Montpelier Re are not prepared in accordance with U.S. GAAP and are distinct from the Company's combined financial statements which, under the Companies Act, are prepared in accordance with U.S. GAAP. Montpelier Re, as a general business insurer, is required to submit their annual statutory financial statements as part of the annual statutory financial return. The statutory financial statements and the statutory financial return do not form part of the public records maintained by the BMA.

     Annual Statutory Financial Return. Montpelier Re is required to file with the BMA a statutory financial return no later than four months after its financial year end (unless specifically extended). The statutory financial return for a Class 4 insurer includes, among other matters, a report of the approved independent auditor on the statutory financial statements of such insurer, solvency certificates, the statutory financial statements themselves, the opinion of the loss reserve specialist and a schedule of reinsurance ceded. The solvency certificates must be signed by the principal representative and at least two directors of the insurer who are required to certify, among other matters, whether the minimum solvency margin has been met and whether the insurer complied with the conditions attached to its certificate of registration. The independent approved auditor is required to state whether in its opinion it was reasonable for the directors to so certify. Where an insurer's accounts have been audited for any purpose other than compliance with the Insurance Act, a statement to that effect must be filed with the statutory financial return.

     Minimum Solvency Margin and Restrictions on Dividends and
Distributions. Under the Insurance Act, the value of the general business assets of a Class 4 insurer, such as Montpelier Re, must exceed the amount of its general business liabilities by an amount greater than the prescribed minimum solvency margin. Montpelier Re:

     (1) is required, with respect to its general business, to maintain a minimum solvency margin (the prescribed amount by which the value of its general business assets must exceed its general business liabilities) equal to the greatest of:

         (A) $100 million;

         (B) 50% of net premiums written (being gross premiums written less any premiums ceded by Montpelier Re but Montpelier Re may not deduct more than 25% of gross premiums when computing net premiums written); and

         (C) 15% of loss, loss expense and other insurance reserves;

     (2) is prohibited from declaring or paying any dividends during any financial year if it is in breach of its minimum solvency margin or minimum liquidity ratio or if the declaration or payment of such dividends would cause it to fail to meet such margin or ratio (if it has failed to meet its minimum solvency margin or minimum liquidity ratio on the last day of any financial year, Montpelier Re will be prohibited, without the approval of the BMA, from declaring or paying any dividends during the next financial year);

     (3) is prohibited from declaring or paying in any financial year dividends of more than 25% of its total statutory capital and surplus (as shown on its previous financial year's statutory balance sheet) unless it files (at least 7 days before payment of such dividends) with the BMA an affidavit stating that it will continue to meet the required margins;

     (4) is prohibited, without the prior approval of the BMA, from reducing by 15% or more its total statutory capital as set out in its previous year's financial statements and any application for such approval must include an affidavit stating that it will continue to meet the required margins; and

     (5) is required, at any time it fails to meet its solvency margin, within 30 days (45 days where total statutory capital and surplus falls to $75 million or less) after becoming aware of that failure or having reason to believe that such failure has occurred, to file with the BMA a written report containing certain information and is precluded from declaring and/or paying dividends until the failure is rectified.

     Minimum Liquidity Ratio. The Insurance Act provides a minimum liquidity ratio for general business insurers, such as Montpelier Re. An insurer engaged in general business is required to maintain the value of its relevant assets at not less than 75% of the amount of its relevant liabilities. Relevant assets include cash and time deposits, quoted investments, unquoted bonds and debentures, first liens on real estate, investment income due and accrued, account and premiums receivable and reinsurance balances receivable. There are certain categories of assets which, unless specifically permitted by the BMA, do not automatically qualify as relevant assets, such as unquoted equity securities, investments in and advances to affiliates and real estate and collateral loans. The relevant liabilities are total general business insurance reserves and total other liabilities less deferred income tax and sundry liabilities (by interpretation, those not specifically defined).

     Supervision, Investigation and Intervention. The BMA may appoint an inspector with extensive powers to investigate the affairs of an insurer if it believes that an investigation is required in the interest of the insurer's policyholders or persons who may become policyholders. In order to verify or supplement information otherwise provided to the BMA, it may direct an insurer to produce documents or information relating to matters connected with the insurer's business.

     If it appears to the BMA that there is a risk of Montpelier Re becoming insolvent, or that it is in breach of the Insurance Act or any conditions imposed upon its registration, the BMA may, among other things, direct Montpelier Re (1) not to take on any new insurance business, (2) not to vary any insurance contract if the effect would be to increase the insurer's liabilities,
(3) not to make certain investments, (4) to realize certain investments, (5) to maintain in, or transfer to the custody of a specified bank, certain assets, (6) not to declare or pay any dividends or other distributions or to restrict the making of such payments and/or (7) to limit its premium income.

     Disclosure of Information. In addition to powers under the Insurance Act to investigate the affairs of an insurer, the BMA may require certain information from an insurer (or certain other persons) to be produced to them. Further, the BMA has been given powers to assist other regulatory authorities, including foreign insurance regulatory authorities with their investigations involving insurance and reinsurance companies in Bermuda but subject to restrictions. For example, the BMA must be satisfied that the assistance being requested is in connection with the discharge of regulatory responsibilities of the foreign regulatory authority. Further, the BMA must consider whether to cooperate is in the public interest. The grounds for disclosure are limited and the Insurance Act provides sanctions for breach of the statutory duty of confidentiality.

CERTAIN BERMUDA LAW CONSIDERATIONS

     The Company and Montpelier Re are designated as non-resident for exchange control purposes by the BMA. The Company is required to obtain the permission of the BMA for the issue and transfer of the notes. We obtained consent from the BMA for the issue and transfer of the notes, to and between non-residents of Bermuda for exchange control purposes, subject to the condition that our common shares shall be listed on an appointed stock exchange, such as the New York Stock Exchange. The Company has been granted permission by the BMA to hold all of the currently issued common shares of Montpelier Re. Because we do not intend to transfer any of these shares to any other person or entity and Montpelier Re does not intend to issue any additional shares, no further permissions of the BMA are required with respect to Montpelier Re.

     The transfer and issuance of the notes to any resident in Bermuda for exchange control purposes may require specific prior approval under the Exchange Control Act 1972. Montpelier Re's common shares cannot be transferred without the consent of the BMA. Because the Company is designated as non-resident for Bermuda exchange control purposes, it is allowed to engage in transactions, and to pay interest subject to Bermuda law and regulations, including but not limited to insurance regulations as discussed below, to Bermuda non-residents who are holders of the notes, in currencies other than the Bermuda dollar. There are no restrictions on the Company's ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda to United States residents who are holders of the Company's notes.

     Each of the Company and Montpelier Re has been incorporated in Bermuda as an "exempted company." Under Bermuda law, exempted companies are companies formed for the purpose of conducting business outside Bermuda from a principal place in Bermuda. As a result, they are exempt from Bermuda laws restricting the percentage of share capital that may be held by non-Bermudians, but they may not participate in certain business transactions, including: (1) the acquisition or holding of land in Bermuda (except that required for their business and held by way of lease or tenancy for terms of not more than 50 years) without the express authorization of the Bermuda legislature; (2) the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000 without the consent of the Minister of Finance; (3) the acquisition of any bonds or debentures secured by any land in Bermuda, other than certain types of Bermuda government securities; or (4) the carrying on of business of any kind in Bermuda, except in furtherance of their business carried on outside Bermuda or under license granted by the Minister of Finance. While an insurer is permitted to reinsure risks undertaken by any company incorporated in Bermuda and permitted to engage in the insurance and reinsurance business, generally it is not permitted without a special license granted by the Minister of Finance to insure Bermuda domestic risks or risks of persons of, in or based in Bermuda. Montpelier Re does not have a special license.

     Each of the Company and Montpelier Re must comply with the provisions of the Companies Act regulating the payment of dividends and making distributions from contributed surplus. Under the Companies Act, a company shall not declare or pay a dividend, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that: (a) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (b) the realizable value of the company's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts. Under the Companies Act, when a Bermuda company issues shares at a premium (that is for a price above the par value), whether for cash or otherwise, a sum equal to the aggregate amount or value of the premium on those shares must be transferred to an account called "the share premium account." The provisions of the Companies Act relating to the reduction of the share capital of a company apply as if the share premium account were paid-up share capital of that company, except for certain matters such as premium arising on a particular class of shares which may be used in paying up unissued shares to be issued to shareholders as fully paid bonus shares. The paid-up share capital may not be reduced if on the date the reduction is to be effected there are reasonable grounds for believing that the company is, or after the reduction would be, unable to pay its liabilities as they become due.

     Exempted companies, such as the Company and Montpelier Re, must comply with Bermuda resident representation provisions under the Companies Act which require that a minimum number of offices must be filled by persons who are ordinarily resident in Bermuda. We do not believe that such compliance will result in any material expense to us.

     Under Bermuda law, non-Bermudians (other than spouses of Bermudians) may not engage in any gainful occupation in Bermuda without an appropriate governmental work permit. Our success may depend in part upon the continued services of our principal employees in Bermuda. Most of our principal employees are not Bermudians and are not spouses of Bermudians. Accordingly, any such employee will require specific approval to work for us in Bermuda. A work permit may be granted or extended upon showing that, after proper public advertisement, no Bermudian (or spouse of a Bermudian) is available who meets the minimum standards reasonably required by the employer. The Bermuda government has a policy that places a six-year term limit on individuals with work permits, subject to certain exemptions for principal employees. We have no reason to believe that the permits held by our senior management would not be extended at expiration upon request.

UNITED STATES INSURANCE REGULATION

     Montpelier Re is licensed in Bermuda to write insurance and reinsurance and is not admitted to do business in any jurisdiction in the United States or in any country other than Bermuda. The insurance laws of each state of the United States and of many other jurisdictions regulate the sale of insurance and reinsurance within their jurisdictions by alien insurers and reinsurers, such as Montpelier Re. Montpelier Re intends to conduct its business so as not to be subject to the licensing requirements of insurance regulators in the United States or elsewhere (other than Bermuda). Many aspects of the activities of Montpelier Re will be similar to those employed by other non-admitted reinsurers that provide reinsurance to United States and other ceding companies. There can be no assurance, however, that insurance regulators in the United States or elsewhere will not review the activities of Montpelier Re and claim that Montpelier Re is subject to such jurisdiction's licensing requirements.

     In addition to the regulatory requirements imposed by the jurisdictions in which they are licensed, reinsurers are subject to indirect regulatory requirements imposed by jurisdictions in which their ceding companies are licensed through the "credit for reinsurance" mechanism. In general, a ceding company which obtains reinsurance from a reinsurer that is licensed, accredited or approved by the jurisdiction or state in which the insurer files statutory financial statements is permitted to reflect in its statutory financial statements a credit in an aggregate amount equal to the liability for unearned premiums and loss and LAE reserves ceded to the reinsurer.

     In the United States, many states allow credit for reinsurance ceded to a reinsurer that is domiciled and licensed in another state of the United States and meets certain financial requirements. A few states do not allow credit for reinsurance ceded to non-licensed reinsurers except in certain limited circumstances, and others impose additional requirements that make it difficult to become accredited. The great majority of states, however, permit the reduction in statutory surplus resulting from reinsurance obtained from a nonlicensed or non-accredited reinsurer to be offset to the extent that the reinsurer provides a letter of credit, trust or other acceptable security arrangement.

UNITED KINGDOM INSURANCE REGULATION

     The Company intends that Montpelier Re will conduct its business so as not to be subject to insurance regulation in the United Kingdom. However, if it were determined that Montpelier Re is effecting or carrying out contracts of insurance (including contracts of reinsurance) in the United Kingdom, it would be required to be authorized and regulated by the Financial Services Authority (the "FSA"). Insurers carrying on such business in the United Kingdom are required to provide information relating to their insurance and reinsurance arrangements to the FSA and insurers headquartered outside the European Union are required to maintain assets in the United Kingdom in accordance with the rules of the FSA. The FSA has wide-ranging powers of intervention in relation to such insurers, which may be triggered if the FSA has a concern relating to such arrangements or the solvency of such insurers as a result of the receipt of such information or otherwise.

                                   MANAGEMENT

DIRECTORS

     The table below sets forth certain information concerning our directors as of the date of this prospectus:


NAME                         AGE                          POSITIONS
----                         ---                          ---------
John J. (Jack) Byrne(1)....  71    Chairman
Anthony Taylor(1)..........  57    Deputy Chairman, Director, President and Chief Executive
                                   Officer of the Company, Chairman, Director, President
                                   and Chief Underwriting Officer of Montpelier Re
John D. Gillespie(3).......  44    Director
Raymond Barrette(3)........  52    Director
G. Thompson Hutton(2)......  48    Director
Raymond M. Salter(2).......  69    Director
Allan W. Fulkerson(1)......  69    Director
William Spiegel(3).........  41    Director
Steven J. Gilbert(3).......  56    Director
Kamil M. Salame(2).........  34    Director
K. Thomas Kemp(1)..........  62    Director and Chief Financial Officer


---------------

(1) Denotes Class A Director with term expiring in 2006.

(2) Denotes Class B Director with term expiring in 2004.

(3) Denotes Class C Director with term expiring in 2005.

     John J. (Jack) Byrne. Mr. Byrne has been our Chairman since our inception. He is also currently the Chairman of White Mountains Insurance Group Ltd., a position he has held since 1985. Mr. Byrne previously held the position of CEO of White Mountains from time to time from 1985 until 2002. Mr. Byrne previously held the positions of Chairman and CEO of GEICO Corporation and Fireman's Fund Corporation and Chairman of Financial Security Assurance Holdings, Ltd. Mr. Byrne is a Managing Director of OneBeacon Insurance Group, LLC, a subsidiary of White Mountains, and also serves as a director of Folksamerica Holding Company, Inc. He previously served on the boards of directors of American Express, Martin Marietta, Lehman Brothers, MidOcean Reinsurance, and Zurich Re.

     Anthony Taylor. Mr. Taylor has served as our President and Chief Executive Officer and President and Chief Underwriting Officer of Montpelier Re since January 1, 2002. From 1983 until December 2001, Mr. Taylor was associated with Lloyd's Syndicate number 51 "A Taylor & Others," which was initially managed by Willis Faber Agencies and, after a management buy out, by Wellington Underwriting Agencies of which he was a founding director. From 1998 until 2001, Mr. Taylor was Chairman of Wellington Underwriting Inc., as well as Underwriting Director of Wellington Underwriting Agencies Limited. During 2001, Mr. Taylor was Chairman of Wellington Underwriting Agencies Limited and Deputy Chairman of Wellington Underwriting plc. Prior to 1998, Mr. Taylor served as the Active Underwriter of Lloyd's Syndicate Number 51. Mr. Taylor is also a director of Aspen Insurance Holdings, Ltd., a Bermuda insurance and reinsurance company. Mr. Taylor is a Fellow of the Chartered Insurance Institute and has held various committee and board positions for the Lloyd's market.

     John D. Gillespie. Mr. Gillespie has been a director of White Mountains since 1999, and Deputy Chairman since January 2003, and is Chairman and President of White Mountains Advisors LLC. He is also the founder and Managing Partner of his own investment firm, Prospector Partners, LLC, in Guilford, Connecticut. Mr. Gillespie also serves as a director of Folksamerica and served as Managing Director of OneBeacon. Prior to forming Prospector Partners, Mr. Gillespie was President of the T. Rowe Price Growth Stock Fund and the New Age Media Fund, Inc. Mr. Gillespie was at T. Rowe Price from 1986-1997 and GEICO Corporation from 1980-1984.

     Raymond Barrette. Mr. Barrette has been President and CEO of White Mountains since January 2003, and a director since 2000, and served as Chairman and Chief Executive Officer of OneBeacon from 2001 until 2002. Mr. Barrette formerly served as President of White Mountains from 2000 to June 2001 and served as Executive Vice President and Chief Financial Officer of White Mountains from 1997 to 2000. He was formerly a consultant to Tillinghast-Towers Perrin from 1994 to 1996 and was with Fireman's Fund Insurance Company from 1973 to 1993. Mr. Barrette is also Chairman of Folksamerica.

     G. Thompson Hutton. Mr. Hutton is a private equity and venture capital investor based in Palo Alto, California. Since 2003, Mr. Hutton has been Managing Director of Thompson Hutton LLC, providing management and investment advisory services to private equity and venture capital firms and their portfolio of operating companies. Immediately prior to forming Thompson Hutton LLC, he worked as a private investor in association with Trident Capital, Sutter Hill Ventures and Morgan Stanley Venture Partners. Mr. Hutton served as President and Chief Executive Officer of Risk Management Solutions, Inc. from 1990 to 2000. Prior to 1990, Mr. Hutton was a management consultant at McKinsey & Company, Inc. Mr. Hutton is currently a director of Claim IQ and Finaplex.

     Raymond Salter. Mr. Salter was associated with Willis Faber plc from 1986 to 1993, during which time he served as a main board director and Managing Director of the North American Reinsurance Division. During his eight years at Willis Faber plc, Mr. Salter also held a number of other directorships in the Willis Faber group. Mr. Salter retired from Willis Faber plc in 1993 and since then has held a number of non-executive directorships including positions at Kiln Capital plc (in the position of Chairman), Kiln Underwriting Limited, Lombard Insurance Group and Groupama UK (Lombard was acquired by Groupama UK), BF Caudle Agencies (in the position of Chairman), Advent Capital plc and Ashley Palmer Syndicates Limited.

     Allan W. Fulkerson. For almost ten years, Mr. Fulkerson has served as President and Chief Executive Officer of Century Capital Management, Inc. In addition, he serves as a director of Asset Allocation and Management, LLC, The Galtney Group, Inc., HCC Insurance Holdings, Inc., and International Financial Group, Inc. Previously, he has served as a director of Mutual Risk Management, Ltd., Risk Capital Holdings, Inc., SCUUL Limited, Tempest Reinsurance Co., Terra Nova (Bermuda) Holdings, Ltd., United Educators Risk Retention Group, Inc. and Wellington Underwriting plc. Mr. Fulkerson is a graduate of Williams College, where he served as a Trustee and Chairman of the Finance Committee until June 2001.

     William Spiegel. Mr. Spiegel is a Managing Director of Cypress Advisors Inc., which manages over $3.5 billion in private equity funds. He has been with Cypress since its formation in 1994. Prior to joining Cypress, he was a member of the Merchant Banking Group at Lehman Brothers. Over the course of his career, he has worked on private equity transactions in a wide range of industries. Mr. Spiegel currently manages Cypress' efforts in the healthcare and financial services industries. Mr. Spiegel is a director of Catlin Westgen Group Ltd. and Cinemark USA, Inc. He has an M.B.A. from the University of Chicago, an M.A. in Economics from the University of Western Ontario, and a B.Sc. in Economics from the London School of Economics.

     Steven J. Gilbert. Mr. Gilbert has been Chairman of the Board of the general partner of Gilbert Global Equity Partners, L.P., a private equity fund, and Chairman of the Investment Committee of the general partner of Gilbert Global Equity Partners (Bermuda), L.P., a private equity fund, since 1997. From 1992 to 1997, Mr. Gilbert was the Founder and Managing General Partner of Soros Capital L.P., and a principal Advisor to Quantum Industrial Holdings Ltd. From 1988 through 1992, Mr. Gilbert was the Managing Director of Commonwealth Capital Partners, L.P., a private equity investment firm. Mr. Gilbert is also a Limited Partner of Chemical Venture Partners (now J.P. Morgan), which he founded in 1984 and where he was Managing General Partner until 1988. Mr. Gilbert is currently a Director of Veritas, Inc., LCC International, Inc., Edmunds.com, Inc., Optical Capital Group LLC, iSky, Inc., Birch Telecommunications, Inc., and the Asian Infrastructure Fund.

     Kamil M. Salame. Mr. Salame is a Director in the Private Equity Group of Credit Suisse First Boston. Mr. Salame joined DLJ's Merchant Banking Group, a predecessor to Credit Suisse First Boston Private Equity, Inc., in 1997. Previously he was a member of DLJ's Leveraged Finance Group. Mr. Salame is also a director of Aspen Insurance Holdings, Ltd., a Bermuda insurance and reinsurance company. Mr. Salame received a J.D. from Columbia Law School, an M.B.A. from Columbia Business School and a B.S. from Georgetown University.

     K. Thomas Kemp. Mr. Kemp serves as our Chief Financial Officer and as a director. Mr. Kemp has been a Director of White Mountains since 1994. He was also President of White Mountains from June 2001 until December 2002. From January 2000 to June 2001, Mr. Kemp was Deputy Chairman, and from 1997 to 2000, he was President and CEO of White Mountains. He also serves as a director of Folksamerica, Amlin plc, PECO Pallets and Main Street America.

BOARD OF DIRECTORS

     Our directors are divided into three classes of approximately equal size and serve for terms of three years. Our Class A directors, whose terms expire in 2006, are Messrs. Byrne, Taylor, Fulkerson and Kemp. Our Class B directors, whose terms expire in 2004, are Messrs. Hutton, Salter and Salame. Our Class C directors, whose terms expire in 2005, are Messrs. Gillespie, Barrette, Spiegel and Gilbert.

COMMITTEES OF THE BOARD OF DIRECTORS

     Audit Committee. The Audit Committee, comprised of Messrs. Fulkerson, Hutton, Salame and Spiegel, has general responsibility for the oversight and surveillance of our accounting, reporting and financial control practices. The Audit Committee annually reviews the qualifications of the Independent Auditors, makes recommendations to the Board as to their selection and reviews the plan, fees and results of their audit. Mr. Hutton is Chairman of the Audit Committee.

     Compensation and Nominating Committee. The Compensation and Nominating Committee, comprised of Messrs. Byrne, Gilbert, Salter and Spiegel, oversees our compensation and benefit policies and programs, including administration of our annual bonus awards and long-term incentive plans, the selection of new directors, the evaluation of the board and management, and the development of corporate governance principles. In addition, the Compensation and Nominating Committee develops and reviews background information for candidates for the Board, including those recommended by shareholders, and makes recommendations to the Board regarding such candidates. Mr. Salter is Chairman of the Compensation and Nominating Committee.

     Underwriting Policy Committee. The Underwriting Policy Committee, comprised of Messrs. Barrette, Hutton, Salter and Taylor, oversees Montpelier Re's underwriting policies and approves any exceptions thereto. Mr. Taylor is the Chairman of the Underwriting Policy Committee.

     Finance Committee. The Finance Committee, comprised of Messrs. Fulkerson, Gilbert, Gillespie, Salame and Taylor, formulates our investment policy and oversees all of our significant investing activities. Mr. Gillespie is the Chairman of the Finance Committee.

COMPENSATION AND NOMINATING COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     K. Thomas Kemp, our Chief Financial Officer and a member of our Board of Directors is a member of the Board of Directors of White Mountains. The Chairman of White Mountains, John (Jack) Byrne, is a member of the Compensation and Nominating Committee.


DIRECTOR COMPENSATION

     Those directors who are also our employees are not paid any fees or other compensation for services as members of the Board or any committee of the Board. In 2002, non-employee directors received an annual retainer fee of $25,000 and $2,000 per Board or committee meeting attended, including formal telephonic meetings, but not including informal informational meetings. In addition, non-employee committee chairs receive an annual fee of $5,000 for each committee chaired. All compensation received by directors was in cash.

EXECUTIVE OFFICERS

     The table below sets forth certain information concerning our executive officers as of the date of this prospectus:

NAME                                     AGE                     POSITIONS
----                                     ---                     ---------
Anthony Taylor(1)......................  57    Deputy Chairman, Director, President and
                                               Chief Executive Officer of the Company,
                                               Chairman, Director, President and Chief
                                               Underwriting Officer of Montpelier Re
Thomas George Story Busher.............  47    Chief Operating Officer, Executive Vice
                                               President and Secretary of the Company and
                                               Montpelier Re and Deputy Chairman of
                                               Montpelier Re
K. Thomas Kemp(1)......................  62    Director and Chief Financial Officer of the
                                               Company
C. Russell Fletcher III................  50    Chief Reinsurance Officer and Executive Vice
                                               President of the Company and Montpelier Re
Nicholas Newman-Young..................  51    Managing Director of Montpelier Marketing
                                               Services (UK) Limited

---------------

(1) Anthony Taylor and K. Thomas Kemp are also directors; detailed information regarding their experience is set forth in the prior section.

     Thomas George Story Busher. Mr. Busher serves as our Chief Operating Officer, Executive Vice President and Secretary. From 1985 to 2000, Mr. Busher was employed by Wellington Underwriting plc, where he served as Director and Group Secretary and as Director and Secretary of Wellington Underwriting Agencies Limited. Prior to his employment with Wellington Underwriting plc, Mr. Busher served as Director and Company Secretary of Richard Beckett Underwriting Agencies Limited. Mr. Busher has also served as Chairman of Lloyd's Underwriting Agents Association and as a member of the Business Conduct Committee of Lloyd's Regulatory Board and of Lloyd's/FSA Liaison Committee.

     C. Russell Fletcher III. Mr. Fletcher is our Chief Reinsurance Officer and Executive Vice President. From 1999 to 2001, he served as Executive Vice President of Homesite Group Incorporated. From 1996 to 1998, he was employed by CAT Limited (acquired by ACE Ltd.) and its successor, Tempest Reinsurance Company Limited, where he served as Chief Underwriting Officer -- North America. From 1986 to 1996, he was employed by Vesta Insurance Group, Inc. (and its predecessor, Liberty National Fire Insurance Company), where he served as Executive Vice President. Mr. Fletcher has also been employed by subsidiaries of the following reinsurance and insurance brokerages: Benfield Group plc, Aon Corporation and Marsh & McLennan Companies, Inc.

     Nicholas Newman-Young. Mr. Newman-Young serves as Managing Director of Montpelier Marketing Services (UK) Limited. From 1998 to 2001, he served as Managing Director in the London office of HartRe Company, LLC. From 1992 to 1998, Mr. Newman-Young was employed by Willis Faber North America (U.K.), where he served as Managing Director. Prior to joining Willis Faber, Mr. Newman-Young served as Chairman of MCWinn Underwriting Agencies and Director of Claremount Underwriting Agency. He also served as an underwriter for 18 years in the following Lloyd's syndicates: Syndicate 558, Syndicate 674 and Sir Philip d'Ambrumenil Syndicate.

MANAGEMENT COMPENSATION AND INCENTIVE PLANS

                           SUMMARY COMPENSATION TABLE

     The following table includes certain summary information concerning the compensation awarded to, earned by or paid for services rendered in all capacities during 2002 by the Company's Chief Executive Officer and the four most highly compensated executive officers who were serving as executive officers at the end of 2002, who we refer to as the named executive officers.

                                                                                 LONG-TERM
                                                  ANNUAL COMPENSATION           COMPENSATION
                                          -----------------------------------   ------------
                                                                                   SHARES
                                                                 OTHER ANNUAL    UNDERLYING     ALL OTHER
                                                                 COMPENSATION   OPTIONS/SARS   COMPENSATION
NAME AND PRINCIPAL POSITION        YEAR   SALARY(1)    BONUS         (2)            (3)            (4)
---------------------------        ----   ---------   --------   ------------   ------------   ------------
Anthony Taylor
  President and Chief
  Executive Officer..............  2002   $447,520    $379,000     $216,849      2,040,000       $ 85,726
Thomas George Story Busher
  Chief Operating Officer,
  Executive Vice President and
  Secretary......................  2002   $317,032    $297,000     $108,551        225,000       $ 64,795
C. Russell Fletcher III
  Chief Reinsurance Officer and
  Executive Vice President.......  2002   $400,000    $339,000     $ 48,000        225,000       $194,397
Nicholas Newman-Young
  Managing Director of
  Montpelier Marketing Services
  (UK) Limited...................  2002   $224,850    $188,000           --         60,000       $ 22,485
K. Thomas Kemp
  Chief Financial Officer and
  Executive Vice President.......  2002         --    $113,000           --             --             --

---------------

(1) The salary for Mr. Newman-Young is the dollar equivalent of L150,000.

(2) Represents housing expense reimbursements in the amount of $110,000, $75,000 and $48,000 for Messrs. Taylor, Busher and Fletcher, respectively, and personal travel in the amount of $106,849 and $33,551 for Mr. Taylor and Mr. Busher, respectively.

(3) Represents the aggregate number of Full Voting Common Shares subject to Options granted to the Named Executive Officers during 2002.

(4) Represents expenses incurred in relocating to Bermuda, contributions made to the Company's defined contribution pension scheme and personal taxation consulting fees paid on behalf of the individuals.

                    OPTIONS GRANTED DURING FISCAL YEAR 2002

     The following table provides information related to options granted to the named executive officers during fiscal year 2002.

                                              INDIVIDUAL GRANTS
                       ----------------------------------------------------------------      POTENTIAL REALIZABLE VALUE
                       NUMBER OF                                 FAIR                          AT ASSUMED ANNUAL RATE
                         COMMON     PERCENT OF                  MARKET                         OF COMMON SHARE PRICE
                         SHARES       TOTAL                    VALUE PER                          APPRECIATION FOR
                       UNDERLYING    OPTIONS     EXERCISE      SHARE ON                             OPTION TERM
                        OPTIONS     GRANTED TO   PRICE PER      DATE OF      EXPIRATION   --------------------------------
NAME                   GRANTED(1)   EMPLOYEES      SHARE         GRANT          DATE        0%         5%          10%
----                   ----------   ----------   ---------     ---------     ----------   -------   ---------   ----------
Anthony Taylor.......   510,000(2)     20.0%      $16.67        $16.67(11)   12/31/2011        --   5,130,682   13,205,590
                        510,000(3)     20.0%      $17.50        $16.67(11)   12/31/2011        --   4,707,382   12,782,290
                        510,000(4)     20.0%      $18.33        $16.67(11)   12/31/2011        --   4,284,082   12,358,990
                        510,000(5)     20.0%      $19.17        $16.67(11)   12/31/2011        --   3,855,682   11,930,590
Thomas George Story
  Busher.............    56,250(6)      2.2%      $17.50(10)    $20.00(12)    9/30/2012   140,625     848,131    1,933,585
                         56,250(7)      2.2%      $18.33(10)    $20.00(12)    9/30/2012    93,938     801,444    1,886,898
                         56,250(8)      2.2%      $19.17(10)    $20.00(12)    9/30/2012    46,687     754,194    1,839,648
                         56,250(9)      2.2%      $20.00(10)    $20.00(12)    9/30/2012        --     707,506    1,797,960
C. Russell Fletcher
  III................    56,250(6)      2.2%      $17.50(10)    $20.00(12)    9/30/2012   140,625     848,131    1,933,585
                         56,250(7)      2.2%      $18.33(10)    $20.00(12)    9/30/2012    93,938     801,444    1,886,898
                         56,250(8)      2.2%      $19.17(10)    $20.00(12)    9/30/2012    46,687     754,194    1,839,648
                         56,250(9)      2.2%      $20.00(10)    $20.00(12)    9/30/2012        --     707,506    1,797,960
Nicholas Newman-
  Young..............    15,000(6)      0.6%      $17.50(10)    $20.00(12)    9/30/2012    37,500     226,168      515,623
                         15,000(7)      0.6%      $18.33(10)    $20.00(12)    9/30/2012    25,050     213,718      503,173
                         15,000(8)      0.6%      $19.17(10)    $20.00(12)    9/30/2012    12,450     201,118      490,573
                         15,000(9)      0.6%      $20.00(10)    $20.00(12)    9/30/2012        --     188,668      478,123
K. Thomas Kemp.......        --          --           --            --               --        --          --           --

---------------

 (1) All options are cliff vesting.

 (2) The vesting date for these options was December 31, 2002.

 (3) The vesting date for these options is December 31, 2003.

 (4) The vesting date for these options is December 31, 2004.

 (5) The vesting date for these options is December 31, 2005.

 (6) The vesting date for these options is September 30, 2003.

 (7) The vesting date for these options is September 30, 2004.

 (8) The vesting date for these options is September 30, 2005.

 (9) The vesting date for these options is September 30, 2006.

(10) The exercise price per share for these options was determined based upon the estimated fully converted book value of the Common Shares as of June 30, 2002, the most recent quarter end date preceding the date of grant.

(11) These options were granted in connection with the formation of the Company; accordingly, the fair market value per share on the date of grant was equal to the price per share paid by the initial investors in the Company.

(12) These options were granted after the formation of the Company, but prior to the Company's initial public offering, which was completed on October 15, 2002. As such, there was no trading market for the

     Common Shares on the date of grant from which the fair market value can be calculated. However, for purposes of this table only, the initial public offering price of the Common Shares, $20.00, has been used for the fair market value of the Common Shares.

OPTIONS EXERCISED DURING FISCAL YEAR 2002 AND FISCAL YEAR-END OPTION VALUES

     No options were exercised by named executive officers during 2002.

     The following table provides information on unexercised options held by each of the named executive officers as of December 31, 2002.

                                                        NUMBER OF SHARES            VALUE OF UNEXERCISED
                                                           UNDERLYING                   IN-THE-MONEY
                                                    UNEXERCISED OPTIONS/ SARS         OPTIONS/ SARS AT
                            SHARES                      DECEMBER 31, 2002             DECEMBER 31, 2002
                           ACQUIRED      VALUE     ---------------------------   ---------------------------
NAME                      ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                      -----------   --------   -----------   -------------   -----------   -------------
Anthony Taylor..........       --           --       510,000       1,530,000     $6,186,300     $16,014,000
Thomas George Story
  Busher................       --           --            --         225,000             --     $ 2,261,250
C. Russell Fletcher
  III...................       --           --            --         225,000             --     $ 2,261,250
Nicholas Newman-Young...       --           --            --          60,000             --     $   603,000
K. Thomas Kemp..........       --           --            --              --             --              --

LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

     The following table summarizes the Long-Term Incentive Plan awards made to the Named Executive Officers during the latest fiscal year exclusive of awards of options which have been presented in the Options Granted During Fiscal Year 2002 table. The long-term incentive awards presented below consisted of performance shares. A performance share derives its value from the market value of a Common Share when earned.

                               NUMBER OF                          ESTIMATED FUTURE PAYOUTS(2)
                              PERFORMANCE    PERFORMANCE PERIOD   ----------------------------
NAME                          UNITS(#)(1)        FOR PAYOUT        THRESHOLD(#)     TARGET(#)    MAXIMUM(#)
----                          ------------   ------------------   --------------   -----------   ----------
Anthony Taylor..............     78,684           3 years                0            78,684      157,368
Thomas George Story Busher..     31,470           3 years                0            31,470       62,940
C. Russell Fletcher III.....     59,010           3 years                0            59,010      118,020
Nicholas Newman-Young.......     15,738           3 years                0            15,738       31,476
K. Thomas Kemp..............         --                --               --                --           --

---------------

(1) Each performance unit represents the fair value of a Common Share.

(2) Performance units are conditional grants which entitle the recipient to receive, without payment to the Company, all, double, or a part of the value of the units granted, depending on the achievement of specific financial or operating goals. Performance units vest at the end of a three-year performance cycle, and can be denominated in common shares at market value and are payable in cash, common shares or a combination of both at the discretion of the Compensation and Nominating Committee of the Board. The performance target for full payment of performance units issued in the 2002-2004 performance cycle is the achievement of a target combined ratio as measured over the applicable performance periods. The payment on performance units can double if the average combined ratio is significantly less than the target. Conversely, the payment on performance units declines to zero with an increasing combined ratio. The Compensation and Nominating Committee has significant discretion regarding the payout level of the performance units.

CEO EMPLOYMENT AGREEMENT

     We have entered into service agreements with Mr. Taylor, effective as of January 1, 2002, under which he agreed to serve as our Chief Executive Officer and the Chief Underwriting Officer of Montpelier Re for an initial term ending on December 31, 2004. The agreements provide that Mr. Taylor be paid an initial annual salary of L300,000 (approximately $483,000), subject to annual increase or decrease (but not below L300,000) as determined by the Compensation and Nominating Committee of the Board, subject to ratification by the full Board. In addition, the agreements provide that Mr. Taylor shall receive a housing allowance each year. Mr. Taylor received a signing bonus of $400,000 upon entering into the service agreements for services to be rendered upon the commencement of his employment.

     If Mr. Taylor's service agreements are terminated prior to their expiration by the Company due to his mental or physical incapacity, Mr. Taylor will be entitled to continue to receive his salary for a period of twelve months following the termination. If Mr. Taylor terminates his service agreements, or we terminate his agreements for cause, we will have no further obligations to Mr. Taylor under the agreements. Mr. Taylor's employment agreement has no specific provisions relating to a Change in Control of the Company.

     Mr. Taylor's agreements entitle him to participate in our annual bonus and long-term incentive plans, which are described below, pursuant to which he had been granted 78,684 units under the performance unit plan ("PUP") as of December 31, 2002. Mr. Taylor has also been granted options under the Share Option Plan. The agreements also contain customary provisions relating to confidentiality, non-competition and non-solicitation.

EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

     The following information summarizes the employment-related agreements for our named executive officers.

     Thomas George Story Busher. We have entered into service agreements with Mr. Busher, effective as of January 1, 2002, pursuant to which he has agreed to serve as our Chief Operating Officer and Executive Vice President. In addition to his annual salary, Mr. Busher is entitled to a housing allowance, initially set at $90,000 per year. Mr. Busher's service agreements also entitle him to participate in our PUP plan, pursuant to which he had been granted 31,470 units as of December 31, 2002. Mr. Busher has also been granted options under the Share Option Plan. The remaining material terms of Mr. Busher's service agreements are common to the other officers' service agreements and are described below.

     C. Russell Fletcher III. We have entered into a service agreement with Mr. Fletcher, effective as of January 1, 2002, pursuant to which he has agreed to serve as our Chief Reinsurance Officer and Executive Vice President. In addition to his annual salary, Mr. Fletcher is entitled to a housing allowance, initially set at $144,000 per year. Mr. Fletcher's service agreement also entitles him to participate in our PUP plan, pursuant to which he had been granted 59,010 units as of December 31, 2002. Mr. Fletcher has also been granted options under the Share Option Plan. The remaining material terms of Mr. Fletcher's service agreement are common to the other officers' service agreements and are described below.

     Nicholas Newman-Young. We have entered into a service agreement with Mr. Newman-Young, effective as of January 24, 2002, pursuant to which he has agreed to serve as the Managing Director of Montpelier Marketing Services (UK) Limited. Mr. Newman-Young's service agreement entitles him to participate in our PUP plan, pursuant to which he had been granted 15,738 units as of December 31, 2002. Mr. Newman-Young has also been granted options under the Share Option Plan. The remaining material terms of Mr. Newman-Young's service agreement are common to the other officers' service agreements and are described below.

     Provisions Common to the Service Agreements. In addition to the provisions described above, the service agreements of Messrs. Busher, Fletcher and Newman-Young contain the following provisions. Each service agreement is terminable upon twelve months written notice by us or upon six months written notice by the officer. Each agreement also contains non-compete provisions of varying terms, and entitles the officer to participate in our annual bonus and long-term incentive plans described below. The service agreements have no specific provisions relating to a Change in Control of the Company.

     K. Thomas Kemp. We have entered into a Letter of Employment with Mr. Kemp, effective May 21, 2002 (other than with respect to his compensation, for which purpose the letter is effective as of January 1, 2003) pursuant to which he has agreed to serve as the Chief Financial Officer of the Company. Mr. Kemp's Letter of Employment entitles him to participate in our annual bonus plan and the PUP plan, although no units had been granted to him as of December 31, 2002. This Letter of Employment agreement with Mr. Kemp may be terminated by us or by Mr. Kemp upon two weeks written notice. We paid a bonus of $113,000 to Mr. Kemp in recognition of his services to the Company as Chief Financial Officer during 2002, however, this bonus was not paid pursuant to the terms of his Letter of Employment.

ANNUAL BONUS PLAN

     Each year, officers that participate in the annual bonus plan will be eligible to receive a bonus based upon the officer's achievement of annual performance targets that have been established by the Compensation and Nominating Committee of the Board of Directors. The Compensation and Nominating Committee will establish a bonus pool at the end of each year, with the amount of such pool determined based upon our year end results. The pool will then be allocated to officers based upon their individual performance with respect to their performance targets.

LONG-TERM INCENTIVE PLANS

     Performance Unit Plan. Performance units are conditional grants which entitle the recipient to receive, without payment to the Company, all, double, or a part of the value of the units granted, depending on the achievement of specific financial or operating goals. Performance units vest at the end of a three-year performance cycle, and can be denominated in common shares at market value and are payable in cash, common shares or a combination of both at the discretion of the Compensation and Nominating Committee of the Board. The performance target for full payment of performance units issued in the 2002-2004 performance period is the achievement of an average combined ratio of 70% as measured over the period. The performance target for full payment of performance units issued in the 2003-2005 performance period is a combination of the achievement of an average combined ratio of 72% as measured over the period, and the achievement of an annual increase in fully converted book value per share of 18% as measured over the period. Linear scale collars around the targets provide for payment on performance units to rise to 200% if performance materially exceeds target or to reduce to nil if performance is materially below target. The Compensation and Nominating Committee has significant discretion regarding the payout level of the performance units.

     Share Option Plan. Pursuant to the terms of the Share Option Plan, the committee has discretion to grant share options to certain principal employees. As of September 20, 2002, Messrs. Taylor, Busher, Fletcher and Newman-Young had received options under the plan. The options expire ten years after the award date are subject to various vesting periods, and require full payment in cash prior to exercise. A total of 2,550,000 options, the maximum amount authorized under current Committee approvals, were outstanding pursuant to the Share Option Plan at December 31, 2002.

DEFERRED COMPENSATION PLAN

     The Deferred Compensation Plan gives executive officers the ability to defer receipt of executive compensation, including performance unit payouts, at no cost to the Company. Under the plan, various investment options are available including a phantom share tracking option, a fixed income investment option and an equity fund investment option. The plan is a non-funded general obligation.

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

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth information as of July 1, 2003 regarding beneficial ownership of common shares and the applicable voting rights attached to such share ownership in accordance with our bye-laws by:

     - each person known by us to beneficially own 5% or more of our outstanding common shares;

     - each of our directors;

     - each of our executive officers; and

     - all of our executive officers and directors as a group.


                                                                BENEFICIAL OWNERSHIP OF
                                                               PRINCIPAL SHAREHOLDERS(2)
                                                              ----------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                          NUMBER       PERCENTAGE
---------------------------------------                       ------------   -------------
White Mountains Insurance Group, Ltd.(3)....................  15,581,571.7       22.9%
  One Beacon Street
  Boston, MA 02108
FMR Corp.(4)................................................     7,103,900       11.2%
  82 Devonshire Street
  Boston, Massachusetts 02109
Cypress Associates II (Cayman) L.P.(5)......................     6,808,334       10.7%
  65 East 55th Street, 28th Floor
  New York, New York 10022
DLJMB Overseas Partners III, C.V. and associated funds(6)...     5,760,000        9.1%
  11 Madison Avenue, 16th Floor
  New York, NY 10010
Vestar AIV Managers Ltd.(7).................................     3,404,165        5.4%
  245 Park Avenue, 41st Floor
  New York, New York 10167
John J. (Jack) Byrne(8).....................................       560,000          *
Allan W. Fulkerson(9).......................................       560,000          *
Anthony Taylor(10)..........................................       570,100          *
K. Thomas Kemp(11)..........................................        60,000          *
John D. Gillespie(12).......................................     1,260,000        2.0%
C. Russell Fletcher(13).....................................         6,000          *
G. Thompson Hutton(14)......................................         6,000          *
Raymond M. Salter...........................................            --         --
William Spiegel(15).........................................            --         --
Steven J. Gilbert(16).......................................            --         --
Kamil M. Salame(17).........................................            --         --
Raymond Barrette............................................            --         --
Thomas G.S. Busher(18)......................................            --         --
Nicholas Newman-Young(19)...................................            --         --
All directors and executive officers as a group.............     3,022,100        4.7%
                                                              ------------       ----


---------------

  *  Less than 1%.

 (1) Unless otherwise stated, the address for each beneficial owner is c/o Montpelier Re Holdings Ltd., Mintflower Place, 8 Par-La-Ville Road, Hamilton HM 08, Bermuda.

 (2) Our bye-laws reduce the total voting power of any shareholder owning more than 9.5% of our common shares to 9.5% of the voting power of our common shares.

 (3) Includes 900,000 common shares held by Camden Fire Insurance Company, 8,100,000 common shares held by OneBeacon Insurance Company and 1,800,000 common shares held by Pennsylvania General Insurance Company and warrants, which are currently exercisable, to purchase 4,781,571.7 common shares. Jack Byrne beneficially owns 1,111,818 common shares of White Mountains, representing 13.3% of White Mountains' total common shares outstanding at March 21, 2003, and is the Chairman of White Mountains.


 (4) Based on a Schedule 13G/A filed jointly by FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson with the Securities and Exchange Commission on July 10, 2003. Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR Corp. and an investment adviser registered under
     Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 6,410,700 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Contrafund, amounted to 4,082,800 shares. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of the 6,410,700 shares owned by the Funds. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 41,600 shares as a result of its serving as investment manager of the institutional account(s). Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 41,600 shares and sole power to vote or to direct the voting of 41,600 shares of Common Stock owned by the institutional account(s) as reported above. Members of the Edward C. Johnson 3d family are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Mr. Johnson 3d owns 12.0% and Abigail Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson 3d is Chairman of FMR Corp. and Abigail P. Johnson is a Director of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders' voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp. Fidelity International Limited and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. Fidelity International Limited is the beneficial owner of 651,600 shares.



 (5) Includes 62,319 common shares held by 55th Street Partners II (Cayman) L.P., 6,457,865 common shares held by Cypress Merchant B Partners II (Cayman) L.P., 274,534 common shares held by Cypress Merchant Banking II-A C.V. and 13,616 common shares held by Cypress Side-By-Side (Cayman) L.P. (the "Cypress Entities"). Cypress Associates II (Cayman) L.P. is the general partner of the Cypress Entities. The general partner of Cypress Associates II (Cayman) L.P. is CMBP II (Cayman) Ltd., whose directors are Jeff Hughes, James Singleton, David Spalding and James Stern.



 (6) Includes 37,138 common shares held by DLJ MB Partners III GmbH & Co. KG, 304,637 common shares held by DLJ Offshore Partners III, C.V., 78,581 common shares held by DLJ Offshore Partners III-1, C.V., 55,978 common shares held by DLJ Offshore Partners III-2, C.V., 922,156 common shares held by MBP III Plan Investors, L.P., 7,373 common shares held by Millennium Partners II, L.P. and 4,354,137 common shares held by DLJMB Overseas Partners III, C.V. Credit Suisse First Boston, a Swiss bank, owns the majority of the voting stock of Credit Suisse First Boston, Inc., which in turn owns all of the voting stock of Credit Suisse First Boston (USA), Inc. ("CSFB-USA"). The DLJ related entities named above (the "DLJ Related Entities") are merchant banking funds advised by indirect subsidiaries of CSFB-USA.



 (7) Includes 3,333,954 shares held by Vestar AIV Holdings A L.P. ("Vestar Holdings A"), 28,361 shares held by Vestar AIV Holdings B L.P. ("Vestar Holdings B") and 41,850 shares held by Vestar AIV Employees Ltd. ("Vestar Employees"). Vestar AIV Managers Ltd. is the sole director of Vestar Employees and the general partner of Vestar AIV Associates L.P. ("Vestar Associates"). Vestar

     Associates, in turn, is the general partner of each of Vestar Holdings A and Vestar Holdings B. Vestar AIV Managers Ltd. is owned by Norman W. Alpert, Bryan J. Carey, Nicholas A. Dovidio, James L. Elrod, Jr., Jack M. Feder, James P. Kelley, Sander M. Levy, Arthur J. Nagle, Daniel S. O'Connell, Robert L. Rosner and Brian P. Schwartz, all of whom disclaim beneficial ownership of the shares of Montpelier owned by Vestar Holdings A, Vestar Holdings B and Vestar Employees, except to the extent of their pecuniary interest therein.


 (8) Includes 60,000 common shares held by his wife, Dorothy Byrne, 260,000 common shares held by his son, John J. Byrne, III, and 240,000 common shares held by Jack Byrne. Mr. Byrne is also the Chairman of White Mountains Insurance Group, Ltd., another one of our shareholders.


 (9) Includes 560,000 common shares held by Century Capital Partners II, L.P., to which Mr. Fulkerson disclaims beneficial ownership, except to the extent of his actual pecuniary interest therein. He is a limited partner of Century and is a managing member of the LLC that is the general partner of Century.

(10) Includes options which have vested and are currently exercisable to purchase 510,000 common shares. Does not include options to purchase 1,530,000 common shares, which are not currently exercisable and which vest over three years.

(11) Includes 15,000 common shares held by Little Oak Hill Partnership L.P.

(12) Includes (i) 1,140,000 common shares owned by various funds of Prospector Partners LLC in which Mr. Gillespie is either general manager or investment manager, (ii) 60,000 common shares held by Gillespie Family 2000, LLC in which Mr. Gillespie's interest is limited to that as a co-managing member,
     (iii) 36,000 common shares held by Main Street America Assurance Corporation to which Mr. Gillespie serves as an investment manager and (iv) 24,000 common shares held by National Grange Mutual Insurance Company to which Mr. Gillespie serves as an investment manager. Mr. Gillespie disclaims beneficial ownership of such common shares owned by Prospector Partners LLC and Gillespie Family 2000, LLC, except to the extent of his pecuniary interest therein. Mr. Gillespie is also Deputy Chairman of White Mountains Insurance Group, Ltd., another one of our shareholders.

(13) Does not include options to purchase 225,000 shares, which are not currently exercisable and which vest over four years.

(14) Includes 6,000 common shares held by Hutton Living Trust.

(15) Mr. Spiegel, one of our directors, is a Managing Director of Cypress Advisors Inc., which manages the Cypress Entities discussed in footnote 4 above. Mr. Spiegel disclaims beneficial ownership of any of the common shares owned by the Cypress Entities.

(16) Does not include 1,515,562 common shares held by Gilbert Global Equity Partners, L.P., 276,164 shares held by Gilbert Global Equity Partners (Bermuda), L.P. and 23,829 shares held by GGEP-SK, LLC. Mr. Gilbert, one of our directors, is Chairman of the Board of the general partner of Gilbert Global Equity Partners, L.P. and Chairman of the Investment Committee of the general partner of Gilbert Global Equity Partners (Bermuda) L.P. Mr. Gilbert disclaims beneficial ownership of any of the common shares owned by the entities discussed in this footnote 16.

(17) Mr. Salame, one of our directors, is a Director in the Private Equity Group of Credit Suisse First Boston, of which the DLJ Related Entities are a part. Mr. Salame disclaims beneficial ownership of any of the common shares owned by the DLJ Related Entities.

(18) Does not include options to purchase 225,000 shares, which are not currently exercisable and which vest over four years.

(19) Does not include options to purchase 60,000 shares, which are not currently exercisable and which vest over four years.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We describe below some of the transactions we have entered into with parties that are related to our company. We believe that each of the transactions described below was on terms no less favorable to us than we could have obtained from unrelated parties.

TRANSACTIONS AND RELATIONSHIPS WITH INITIAL INVESTORS

     White Mountains and Benfield sponsored our formation and invested $180 million and $25 million respectively in our initial private placement. In addition, White Mountains and Benfield were granted warrants that entitle them to purchase 4,781,571.7 common shares and 2,390,785.8 common shares, respectively.

     In connection with our formation, White Mountains and Benfield established a trust in Bermuda to fund our start-up expenses. After our formation and funding, we reimbursed White Mountains and Benfield $400,000 each for the amounts they had contributed to the trust: $238,185 each as of December 31, 2001 with the remaining amount of $161,815 each, being repaid as of March 26, 2002. In addition, in December 2001 the Company paid Benfield Advisory Limited, an affiliate of Benfield, advisory fees of $3.3 million in connection with the formation of the Company.

     Mr. Byrne, Chairman of our Board and a member of our Compensation and Nominating Committee, is also Chairman of the board of directors of White Mountains and served as Chief Executive Officer of White Mountains until December 31, 2002. Mr. Kemp, our Chief Financial Officer and one of our directors, is a member of the board of directors of White Mountains and served as President of White Mountains until December 31, 2002. Mr. Barrette, one of our directors and a member of the Underwriting Policy Committee, is a director of White Mountains and was named President and Chief Executive Officer of White Mountains, effective January 1, 2003. Mr. Gillespie, one of our directors, is Principal Executive Officer of White Mountains Advisors LLC, a wholly owned indirect subsidiary of White Mountains, and Deputy Chairman of the board of directors of White Mountains.


     We have engaged White Mountains Advisors LLC, a wholly owned indirect subsidiary of White Mountains Insurance Group, to provide investment advisory and management services. The fees, which vary depending on the amount of assets under management, are between 0.15% and 0.30% and are included in net investment income. The Company incurred an average fee of 0.17% and 0.20% for the six months ended June 30, 2003 and 2002, respectively. For the six months ended June 30, 2003 and 2002, the Company expensed investment management fees of approximately $1.4 million and $1.0 million, respectively, and has recorded an amount payable for these services of $1.4 million and $510,000, respectively. John Gillespie, the Company's Chairman of the Finance Committee, is Deputy Chairman of the Board of Directors of White Mountains Insurance Group, the Principal Executive Officer of White Mountains Advisors LLC and is either general manager or investment manager of various funds which own less than 5% of the Company.



     We have also entered into an agreement with Remetrics, a subsidiary of Benfield Holdings Limited, which beneficially owns 4.5% of our common shares, for the provision of certain risk management services. This agreement was no longer in place at December 31, 2002. As a result of this agreement, the Company accrued approximately $650,000 for the six months ended June 30, 2002 for risk management services.



     In addition, in the ordinary course of business, we have entered into four reinsurance agreements with OneBeacon Insurance Group, a wholly owned subsidiary of White Mountains, one of our principal shareholders, during the six months ended June 30, 2002. We have received $683,000 in aggregate annual premiums from these contracts to June 30, 2003. We have also entered into one reinsurance agreement with OneBeacon during the six months ended June 30, 2003 and will receive $1.2 million in aggregate premiums for this contract.



     In addition, we pay brokerage commissions on business brought in by Benfield. Management believes these commissions are consistent with commissions paid to other brokers in the ordinary course of business and totaled $7.6 million and $5.3 million for the six months ended June 30, 2003 and 2002, respectively.

RELATIONSHIPS WITH STRATEGIC INVESTORS AND UNDERWRITERS

     Mr. Kamil M. Salame, one of our directors, is a Director in the Private Equity Group of Credit Suisse First Boston, an affiliate of which, Credit Suisse First Boston LLC, is acting as an underwriter in this offering. In addition, certain entities in the Private Equity Group own our common shares. Banc of America Securities LLC, one of the underwriters in this offering, is one of our warrantholders and is an affiliate of Bank of America Corporation, one of our shareholders.


     Bank of America, N.A., an affiliate of Banc of America Securities LLC, participates and acts as the administrative agent and a lender in our credit facilities. Credit Suisse First Boston is also a lender in our credit facilities. In addition, affiliates of each of Barclays Capital Inc., BNY Capital Markets, Inc., Fleet Securities, Inc., Banc One Capital Markets, Inc., ING Financial Markets LLC and RBS Securities Inc., who are underwriters in this offering, are also lenders in our credit facilities. Under these facilities, we have a revolving credit line with a $50 million borrowing limit and have a three-year term loan of $150 million. Following this offering, we intend to use a portion of the net proceeds of this offering to repay all amounts outstanding under the term loan facility and to terminate the term loan and revolving credit facilities. As a result, affiliates of some of the underwriters will receive a portion of the proceeds of this offering. Affiliates of both Banc of America Securities LLC and Credit Suisse First Boston LLC are participants in the letter of credit facility which Montpelier Re entered into on June 20, 2003.



TRANSACTIONS WITH MANAGEMENT


     On January 29, 2002, we paid Mulherrin $95,230 for financial advisory services. Allan Waters, who previously served as one of our directors, is the managing member and owner of Mulherrin.

                          MATERIAL TAX CONSIDERATIONS


     The following summary of the taxation of the Company and Montpelier Re and the taxation of holders of notes is based upon current law and is for general information only. Legislative, judicial or administrative changes may be forthcoming that could affect this summary.



     The following legal discussion (including and subject to the matters and qualifications set forth in such summary) of the material tax considerations of the Company and Montpelier Re (1) under "Taxation of the Company and Montpelier Re -- Bermuda" and is based upon the advice of Conyers Dill & Pearman, special Bermuda legal counsel, and (2) under "Taxation of the Company and Montpelier
Re -- United States" is the opinion of Cahill Gordon & Reindel LLP, New York, New York, special tax counsel (the advice of such firms does not include any factual or accounting matters, determinations or conclusions, amounts and computations and amounts of components thereof or facts relating to the business or activities of the Company and Montpelier Re). The opinion of Cahill Gordon & Reindel LLP relies upon and is premised on the accuracy of factual statements and representations made by the Company concerning the business and properties, ownership, organization, source of income and manner of operation of the Company and Montpelier Re. The following discussion below under "Taxation of Noteholders" is based upon current law. Legislative, judicial or administrative changes or interpretations may be forthcoming that could be retroactive and could affect the tax consequences to holders of notes. The tax treatment of a holder of notes, or of a person treated as a holder of notes for U.S. federal income, state, local or non-U.S. tax purposes, may vary depending on the holder's particular tax situation. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF OWNING THE NOTES.


TAXATION OF THE COMPANY AND MONTPELIER RE

     Bermuda. Under current Bermuda law, there is no income tax or capital gains tax payable by us or Montpelier Re. The Company and Montpelier Re have each obtained from the Minister of Finance under The Exempted Undertaking Tax Protection Act 1966, as amended, an assurance that, in the event that Bermuda enacts legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance, then the imposition of any such tax shall not be applicable to the Company, to Montpelier Re or to any of their operations or their shares, debentures or other obligations, until March 28, 2016. The Company and Montpelier Re could be subject to taxes in Bermuda after that date. This assurance is subject to the proviso that it is not to be construed so as to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda (the Company and Montpelier Re are not so currently affected) or to prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 or otherwise payable in relation to any property leased to the Company or Montpelier Re. The Company and Montpelier Re each pay annual Bermuda government fees, and Montpelier Re pays annual insurance license fees. In addition, all entities employing individuals in Bermuda are required to pay a payroll tax and there are other sundry taxes payable, directly or indirectly, to the Bermuda government.

     United Kingdom. The Company presently intends to operate in such a manner that, for tax purposes, it and Montpelier Re will not be considered to have a taxable presence in the United Kingdom.

     The Company has a subsidiary based in the UK to provide business introduction and other support services to Montpelier Re. Appropriate arm's length fees are charged for such services. These fees do not include an element of profit related commission.

     Normal UK tax will be payable on profits made by the UK subsidiary but it not expected that, in the context of the group's profitability as a whole, any such tax charges will be seen to be significant.

     If the nature and/or scope of the services provided from the UK subsidiary to Montpelier Re changed (perhaps in response to growth in business or market necessity) and was held to give rise either to the existence of a taxable presence in the UK or to a requirement to charge higher fees for the services provided, a greater proportion of the income generated by Montpelier Re might become subject (directly or indirectly) to UK tax. This is a question of fact and degree. The amount of income deemed to arise in the UK would depend on exactly what was done there and on the balance between onshore UK and offshore UK activities.

     United States. The Company and Montpelier Re currently intend to conduct substantially all of their operations in Bermuda or elsewhere outside the United States and to limit their U.S. contacts so that they will not be engaged in a trade or business in the United States. However, because there is no definitive identification of activities which constitute being engaged in a trade or business in the United States for U.S. federal income tax purposes, there can be no assurance that the IRS will not contend, perhaps successfully, that the Company or Montpelier Re will be engaged in a trade or business in the United States. A foreign corporation deemed to be so engaged would be subject to U.S. income tax, as well as the branch profits tax, on its income which is treated as effectively connected with the conduct of that trade or business unless the corporation is entitled to relief under the permanent establishment provision of a tax treaty, as discussed below.


     Under the income tax treaty between Bermuda and the United States (the "Treaty"), Montpelier Re will not be subject to U.S. income tax on any income found to be effectively connected with a U.S. trade or business unless that trade or business is conducted through a permanent establishment in the United States. No regulations interpreting the Treaty have been issued. Montpelier Re currently intends not to have a permanent establishment in the United States, although there can be no assurance that it will achieve this result. Under existing law, if Montpelier Re (1) has no permanent establishment in the United States and (2) is entitled to the benefits of the Treaty, it will not be subject to U.S. federal income tax.



     Montpelier Re would not be entitled to the benefits of the Treaty if (1) 50% or less of the Company's stock were beneficially owned, directly or indirectly, by Bermuda residents or U.S. citizens or residents, or (2) Montpelier Re's income were used in substantial part to make distributions to, or to meet certain liabilities to, persons who are not Bermuda residents or U.S. citizens or residents. There can be no assurance that Montpelier Re will be eligible for Treaty benefits as of the date of this offering or in the future because of factual and legal uncertainties regarding the residency and citizenship of the Company's shareholders.



     The Internal Revenue Code of 1986, as amended (the "Code") requires that foreign insurance companies carrying on an insurance business within the United States have a certain minimum amount of effectively connected net investment income, determined in accordance with a formula that depends, in part, on the amount of U.S. risk insured or reinsured by such companies. If Montpelier Re is considered to be engaged in the conduct of an insurance business in the United States and it is not entitled to the benefits of the Treaty in general (because it fails to satisfy one of the limitations on treaty benefits discussed above), the Code could subject a significant portion of Montpelier Re's investment income to U.S. income tax. In addition, while the Treaty clearly applies to premium income, it is uncertain whether the Treaty applies to other income such as investment income. If Montpelier Re is considered engaged in the conduct of an insurance business in the United States and is entitled to the benefits of the Treaty in general, but the Treaty is interpreted to not apply to investment income, a significant portion of Montpelier Re's investment income could be subject to U.S. income tax.


     Foreign corporations not engaged in a trade or business in the United States are nonetheless subject to U.S. income tax imposed by withholding on certain "fixed or determinable annual or periodic gains, profits and income" derived from sources within the United States (such as dividends and certain interest on investments).

     The United States also imposes an excise tax on insurance and reinsurance premiums paid to foreign insurers or reinsurers with respect to risks located in the United States. The rates of tax applicable to premiums paid to Montpelier Re are 4% for casualty insurance premiums and 1% for reinsurance premiums.


     Based on the representations made by the management of the Company regarding the nature of the ownership of the common stock of the Company and Montpelier Re (including the representation that, based on the information available to the Company, five or fewer individuals (without regard to their citizenship or residency) do not own and are not deemed to own (after applying the relevant constructive ownership rules) more than 50% of the stock (by value) of the Company or Montpelier Re), Cahill Gordon & Reindel LLP is of the opinion that neither the Company nor any subsidiary is a PHC for U.S. federal income tax purposes. A non-U.S. corporation generally will be classified as a PHC for U.S. federal income tax purposes in a given taxable year if at some time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the stock of the corporation by value and at least 60% of the corporation's gross income, as determined for U.S. federal income tax purposes, for such taxable year consists of "PHC income." For purposes of the 50% test, all of the common shares owned by an investment partnership will be attributed to each of its partners, if any, who are individuals. Additionally, certain entities (such as tax-exempt organizations and pension funds) will be treated as individuals.

     If the Company or any subsidiary were a PHC in a given taxable year, such corporation would be subject to PHC tax (at the highest marginal rate on ordinary income applicable to individuals) on the "undistributed PHC income" (which, in the case of a non-U.S. corporation, would exclude PHC income that is from non-U.S. sources, except to the extent that such income is effectively connected with a trade or business in the United States). Thus, the PHC income of the Company and its non-U.S. subsidiaries (including Montpelier Re) would not include underwriting income or investment income derived from non-U.S. sources and should not include dividends received by the Company from its non-U.S. subsidiaries (as long as such non-U.S. subsidiaries are not engaged in a trade or business in the U.S.).

     There can be no assurance that the Company and its subsidiaries will not become PHCs in the future because of factors including legal and factual uncertainties regarding the application of the constructive ownership rules, the makeup of the Company's shareholder base and other circumstances that could change the application of the PHC rules to the Company and its subsidiaries. In addition, if the Company or any of its subsidiaries were to become PHCs there can be no assurance that the amount of PHC income will be immaterial.

TAXATION OF NOTEHOLDERS

  BERMUDA TAXATION

     Currently, there is no Bermuda withholding tax on interest paid by the Company.

  UNITED STATES TAXATION

     The following summary sets forth the material United States federal income tax considerations related to the purchase, ownership and disposition of the notes. Unless otherwise stated, this summary deals only with holders of notes that are U.S. holders (as defined below) who purchase their notes in this offering and who hold their notes as capital assets. The following discussion is only a discussion of the material United States federal income tax matters as described herein and does not purport to address all of the U.S. federal income tax consequences that may be relevant to a particular noteholder in light of such noteholder's specific circumstances. In addition, the following summary does not describe the U.S. federal income tax consequences that may be relevant to certain holders of notes, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, financial asset securitization investment trusts, dealers in securities or traders that adopt a mark-to-market method of tax accounting, tax exempt organizations, expatriates, or persons who hold the notes as part of a hedging or conversion transaction or as part of a short-sale or straddle, who may be subject to special rules or treatment under the Code. This discussion is based upon the Code, the Treasury regulations promulgated thereunder and any relevant administrative rulings or pronouncements or judicial decisions, all as in effect on the date hereof and as currently interpreted, and does not take into account possible changes in such tax laws or interpretations thereof, which may apply retroactively. This discussion does not include any description of the tax laws of any state or local governments within the United States, or of any foreign government, that may be applicable to the notes or the holders of notes. Persons considering making an investment in the notes should consult their own tax advisors concerning the application of the U.S. federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction prior to making such investment.

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     If a partnership holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisor.

     For purposes of this discussion, the term "U.S. holder" means a beneficial owner of the notes that is, for U.S. federal income tax purposes:


        (1) a citizen or resident of the United States,



        (2) a corporation or entity treated as a corporation created or organized in or under the laws of the United States, or any political subdivision thereof,



        (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or



        (4) a trust if either (x) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust or (y) the trust has a valid election in effect to be treated as a United States Person for U.S. federal income tax purposes or any other person or entity that is trusted for U.S. federal income tax purposes as if it were one of the foregoing.


     Interest Payments. Interest paid to a U.S. holder on a note will be includible in such holder's gross income as ordinary interest income in accordance with the holder's regular method of tax accounting. In addition, interest on the notes will be treated as foreign source income for U.S. federal income tax purposes. For foreign tax credit limitation purposes, interest on the notes generally will constitute passive income, or, in the case of certain U.S. holders, financial services income.

     Sale, Exchange, Redemption and Other Disposition of Notes. Upon the sale, exchange, redemption or other disposition of a note, a U.S. holder will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange, redemption or other disposition (other than accrued but unpaid interest which will be taxable as interest) and the holder's adjusted tax basis in such note. A U.S. holder's adjusted tax basis in a note generally will equal the cost of such note and any such gain or loss generally will be capital gain or loss. The deductibility of capital losses is subject to certain limitations. Any gain or loss realized by a U.S. holder on the sale, exchange, redemption or other disposition of a note generally will be treated as U.S. source gain or loss, as the case may be.

     Information Reporting and Backup Withholding. Information returns may be filed with the IRS in connection with payments of interest on the notes and the proceeds from a sale or other disposition of the notes unless the holder of the notes establishes an exemption from the information reporting rules. A holder of notes that does not establish such an exemption may be subject to U.S. backup withholding tax on these payments if the holder fails to provide its taxpayer identification number or otherwise comply with the backup withholding rules. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder's U.S. federal income tax liability and may entitle the U.S. holder to a refund, provided that the required information is furnished to the IRS.

  UNITED STATES TAXATION OF NON-U.S. NOTEHOLDERS

     The following discussion is limited to the United States federal income tax consequences relevant to a beneficial owner of a note that is a "non-U.S. holder". For purposes of this discussion, a "non-U.S. holder" is a holder of the notes that is a nonresident alien or a corporation, estate or trust that is not a U.S. holder.

     Interest and Disposition. In general (and subject to the discussion below under "Information Reporting and Backup Withholding"), a non-U.S. holder will not be subject to U.S. federal income or withholding tax with respect to payments of interest on, or gain upon the disposition of, notes, unless:

     - the interest or gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States; or

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     - in the case of gain upon the disposition of notes, the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year and certain other conditions are met.

     Interest or gain that is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States will generally be subject to regular U.S. federal income tax in the same manner as if it were realized by a U.S. holder. In addition, if such non-U.S. holder is a non-U.S. corporation, such interest or gain may be subject to a branch profits tax at a rate of 30% (or such lower rate as is provided by an applicable income tax treaty).

     Information Reporting and Backup Withholding. If the notes are held by a non-U.S. holder through a non-U.S. (and non-U.S. related) broker or financial institution, information reporting and backup withholding generally would not be required. Information reporting, and possibly backup withholding, may apply if the notes are held by a non-U.S. holder through a U.S. (or U.S. related) broker or financial institution and the non-U.S. holder fails to provide appropriate information. Non-U.S. holders should consult their tax advisors concerning the application of the information reporting and backup withholding rules.

  EUROPEAN UNION SAVINGS TAX DIRECTIVE

     On June 3, 2003 the European Union ("EU") Council of Economic and Finance Ministers adopted a new directive regarding the taxation of savings income. The directive is scheduled to be applied by EU member states ("Member States") from January 1, 2005, provided that certain non-EU countries adopt similar measures from the same date. Under the directive each Member State will be required to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to an individual resident in that other Member State; however, Austria, Belgium and Luxembourg may instead apply a withholding system for a transitional period in relation to such payments. The transitional period is to commence on the date from which the directive is to be applied by Member States and to terminate at the end of the first fiscal year following agreement by certain non-EU countries to the exchange of information relating to such payments.

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                            DESCRIPTION OF THE NOTES

GENERAL


     The notes will be issued under an indenture, to be dated as of July 15, 2003, between us and The Bank of New York, as trustee, as supplemented by the first supplemental indenture, dated as of July 30, 2003. We have summarized material provisions of the indenture below. The summary is not complete and is subject to, and is qualified in its entirety by reference to, all provisions of the indenture, including the definitions of certain terms in the indenture and those terms to be made a part of the indenture by the Trust Indenture Act of 1939, as amended. The form of indenture is filed as an exhibit to the registration statement of which this prospectus is a part and you should read the indenture for provisions that may be important to you. In this summary, we have included reference to section numbers in the indenture so that you can easily locate these provisions. Capitalized terms used in this summary have the meanings specified in the indenture. In this summary, "we", "our" or "us" means solely Montpelier Re Holdings Ltd. and its successors under the indenture and not any of its subsidiaries.


     The indenture does not limit the aggregate principal amount of the debt securities which we may issue under it and provides that we may issue debt securities under it from time to time in one or more series. The indenture does not limit the amount of other indebtedness or the debt securities which we or our subsidiaries may issue.

     The notes will be our direct, unsecured obligations and will rank equally with all of our other existing and future unsecured and unsubordinated indebtedness.


     The notes will be issued in registered form only in denominations of $1,000 and integral multiples of $1,000. We will issue the notes initially in the aggregate principal amount of $250,000,000. We may, at any time and from time to time, without the consent of the existing holders of the notes, re-open the series and issue additional notes having the same interest rate, maturity and other terms as the notes except for the issue price, issue date, and in some cases, first interest payment date. The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments and redemptions.



     Each note will bear interest at an annual rate of      %, computed on the
basis of a 360-day year of twelve 30-day months, from           , 2003 or from
the most recent interest payment date to which interest has been paid or provided for. We will pay interest semi-annually in arrears on February 15 and August 15 of each year, which we refer to as the interest payment dates, beginning on February 15, 2004 to the persons in whose names the notes are registered at the close of business on the applicable record date, which is the January 31 or July 31, immediately preceding such interest payment date. Unless previously redeemed, the notes will mature, and the principal amount of the notes will become payable, on August 15, 2013.



     If any interest payment date falls on a day that is not a business day, the interest payment shall be postponed to the next day that is a business day, and no interest on such payment shall accrue for the period from and after such interest payment date. If the maturity date of the notes falls on a day that is not a business day, the payment of interest and principal may be made on the next succeeding business day, and no interest on such payment shall accrue for the period from and after the maturity date. Interest payments for the notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the interest payment date or the date of maturity, as the case may be. Interest on the notes which have a redemption date after a regular record date, and on or before the following interest payment date, will also be payable to the persons in whose names the notes are so registered on such regular record date.


     The indenture does not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of the notes protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating.

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OPTIONAL REDEMPTION


     We may redeem the notes at any time, in whole or in part, at a "make-whole" redemption price equal to the greater of (1) the principal amount being redeemed or (2) the sum of the present values of the remaining scheduled payments of the principal and interest (other than accrued interest) on the notes being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus basis points, plus in either case accrued and unpaid interest to the redemption date.


     "Treasury Rate" means, for any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of comparable maturity to the remaining term of such notes.

     "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us after consultation with the trustee.

     "Comparable Treasury Price" means, for any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding the redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or
(2) if that release (or any successor release) is not published or does not contain those prices on that business day, (A) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations for that redemption date, or (B) if we obtain fewer than four Reference Treasury Dealer Quotations, the average of all the Reference Treasury Dealer Quotations obtained.

     "Reference Treasury Dealer Quotations" means, for each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding the redemption date for the notes being redeemed.

     "Reference Treasury Dealer" means (1) each of Banc of America Securities LLC and Credit Suisse First Boston LLC and, in each case, their respective successors; provided, however, that if either of them ceases to be a primary U.S. Government securities dealer in New York City, we will appoint another primary U.S. Government securities dealer as a substitute and (2) any other U.S. Government securities dealers selected by us.

SELECTION AND NOTICE


     We will send the holders of the notes to be redeemed a notice of redemption by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. If we elect to redeem fewer than all the notes, unless otherwise agreed in a holders' redemption agreement, the trustee will select in a fair and appropriate manner, including pro rata or by lot, the notes to be redeemed in whole or in part.


     Unless we default in payment of the redemption price, the notes called for redemption shall cease to accrue any interest on or after the redemption date.

RANKING

     The notes will be senior debt. They will rank equally with all our current and future unsecured and unsubordinated indebtedness. The notes will be effectively subordinated to all our current and future secured
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


indebtedness to the extent of the value of the assets securing such indebtedness and structurally subordinated to all existing and future liabilities of our subsidiaries. We are a holding company, and we conduct all of our operations through our direct and indirect subsidiaries. As of June 30, 2003, the liabilities of our subsidiaries that were structurally senior to the notes would have been approximately $762.5 million (including reinsurance liabilities).


LIMITATIONS ON LIENS ON STOCK OF SUBSIDIARIES


     Under the indenture, we will covenant that, so long as any notes are outstanding, we will not, nor will we permit any subsidiary to, create, assume, incur, guarantee or otherwise permit to exist any Indebtedness secured by any mortgage, pledge, lien, security interest or other encumbrance upon any shares of capital stock of any Designated Subsidiary (whether such shares of stock are now owned or hereafter acquired) without effectively providing concurrently that the notes (and, if we so elect, any other Indebtedness of ours that is not subordinate to the notes and with respect to which the governing instruments require, or pursuant to which we are otherwise obligated, to provide such security) will be secured equally and ratably with such Indebtedness for at least the time period such other Indebtedness is so secured. (Section 4.6 of the indenture)



     For purposes of the indenture, "capital stock" of any person means any and all share capital, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person, including preferred stock, but excluding any debt securities convertible into such equity. (Section 1.1 of the indenture)


     The term "Designated Subsidiary" means any present or future consolidated subsidiary of ours, the consolidated book value of which constitutes at least 10% of our consolidated book value. As of June 30, 2003, our only Designated Subsidiary was Montpelier Reinsurance Ltd.

     The term "Indebtedness" means, with respect to any person:


        (1) the principal of and any premium and interest on (a) indebtedness of such person for money borrowed or (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable;


        (2) all capitalized lease obligations of such person;

        (3) all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

        (4) all obligations of such person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (1) through (3) above) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such person of a demand for reimbursement following payment on the letter of credit);

        (5) all obligations of the type referred to in clauses (1) through (4) of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable as obligor, guarantor or otherwise;

        (6) all obligations of the type referred to in clauses (1) through (5) of other persons secured by any mortgage, pledge, lien, security interest or other encumbrance on any property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and

        (7) any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described as Indebtedness in clauses (1) through (6) above. (Section 1.1 of the indenture)

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LIMITATIONS ON DISPOSITION OF STOCK OF DESIGNATED SUBSIDIARIES


     The indenture also provides that, so long as any notes are outstanding and except in a transaction otherwise governed by such indenture, we will not issue, sell, assign, transfer or otherwise dispose of any shares of, securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, capital stock (other than preferred stock having no voting rights of any kind) of any Designated Subsidiary, and will not permit any Designated Subsidiary to issue (other than to us or another Designated Subsidiary) any shares (other than director's qualifying shares) of, or securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, capital stock (other than preferred stock having no voting rights of any kind) of any Designated Subsidiary, if, after giving effect to any such transaction and the issuance of the maximum number of shares issuable upon the conversion or exercise of all such convertible securities, warrants, rights or options, we would own, directly or indirectly, less than 80% of the shares of capital stock of such Designated Subsidiary (other than preferred stock having no voting rights of any kind); provided, however, that (1) any issuance, sale, assignment, transfer or other disposition permitted by us may only be made for at least a fair market value consideration as determined by our Board pursuant to a resolution adopted in good faith and (2) the foregoing will not prohibit any such issuance or disposition of securities if required by any law or any regulation or order of any governmental or insurance regulatory authority.



     Notwithstanding the foregoing, (1) we may merge, amalgamate or consolidate any Designated Subsidiary into or with another direct or indirect subsidiary of ours, the shares of capital stock of which we own at least 80%, and (2) we may, subject to the provisions described under "-- Consolidation, Amalgamation, Merger and Sale of Assets" below, sell, assign, transfer or otherwise dispose of the entire capital stock of any Designated Subsidiary at one time for at least a fair market value consideration as determined by our Board pursuant to a resolution adopted in good faith. (Section 4.7 of the indenture)


CONSOLIDATION, AMALGAMATION, MERGER AND SALE OF ASSETS


     The indenture provides that we may not (1) consolidate or amalgamate with or merge into any person or convey, transfer or lease our properties and assets as an entirety or substantially as an entirety to any person, or (2) permit any person to consolidate or amalgamate with or merge into us, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to us, unless (a) such person is a corporation or limited liability company organized and existing under the laws of the United States, any state thereof or the District of Columbia, Bermuda or any country which is, on the date of the indenture, a member of the Organization of Economic Cooperation and Development and will expressly assume, by supplemental indenture satisfactory in form to the trustee, the due and punctual payment of the principal of, any premium and interest on and any additional amounts with respect to the notes issued thereunder, and the performance of our obligations under the indenture and the notes issued thereunder; (b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of ours or of a Designated Subsidiary as a result of such transaction as having been incurred by us or such subsidiary at the time of such transaction, no event of default, and no event which after notice or lapse of time or both would become an event of default, will have happened and be continuing; and (c) certain other documents are delivered.



CERTAIN OTHER COVENANTS



     Except as otherwise permitted under "-- Limitations on Liens of Stock of Subsidiaries" and "-- Consolidation, Amalgamation, Merger and Sale of Assets" described above, we will do or cause to be done all things necessary to maintain in full force and effect our legal existence, rights (charter and statutory) and franchises. We are not, however, required to preserve any right or franchise if we determine that it is no longer desirable in the conduct of our business and the loss is not disadvantageous in any material respect to the holders of any notes. (Section 4.8 of the indenture)


EVENTS OF DEFAULT

     The following events will constitute an event of default under the indenture with respect to the notes (whatever the reason for such event of default and whether it will be voluntary or involuntary or be effected by

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

operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

        (1) default in the payment of any interest on the notes, or any additional amounts payable with respect thereto, when such interest becomes or such additional amounts become due and payable, and continuance of such default for a period of 30 days;

        (2) default in the payment of the principal of or any premium on the notes, or any additional amounts payable with respect thereto, when such principal or premium becomes or such additional amounts become due and payable either at maturity, upon any redemption, by declaration of acceleration or otherwise;

        (3) default in the performance, or breach, of any covenant or warranty of ours contained in the indenture, and the continuance of such default or breach for a period of 60 days after there has been given written notice as provided in the indenture;


        (4) default in the payment at maturity of our Indebtedness in excess of $50,000,000 or if any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any of our Indebtedness (other than indebtedness which is non-recourse to us) happens and results in acceleration of more than $50,000,000 in principal amount of such Indebtedness (after giving effect to any applicable grace period), and such default is not cured or waived or such acceleration is not rescinded or annulled within a period of 30 days after there has been given written notice as provided in the indenture;



        (5) we shall fail within 60 days to pay, bond or otherwise discharge any uninsured judgment or court order for the payment of money in excess of $50,000,000, which is not stayed on appeal or is not otherwise being appropriately contested in good faith;



        (6) certain events relating to our bankruptcy, insolvency or reorganization; or



        (7) our default in the performance or breach of the conditions relating to amalgamation, consolidation, merger or sale of assets stated above, and the continuation of such violation for 60 days after notice is given to the Company.


     If an event of default with respect to the notes (other than an event of default described in clause (6) of the preceding paragraph) occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding notes by written notice as provided in the indenture may declare the principal amount of all outstanding notes to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the notes may, under certain circumstances, rescind and annul such acceleration. An event of default described in clause (6) of the preceding paragraph will cause the principal amount and accrued interest to become immediately due and payable without any declaration or other act by the trustee or any holder.


     The indenture provides that, within 60 days after the occurrence of any event which is, or after notice or lapse of time or both would become, an event of default with respect to the notes, the trustee will transmit, in the manner set forth in the indenture and subject to the exceptions described below, notice of such default to the holders of the notes unless such default has been cured or waived. However, except in the case of a default in the payment of principal of, or premium, if any, or interest on, or additional amounts with respect to, any notes, the trustee may withhold such notice if and so long as the board, executive committee or a trust committee of directors and/or responsible officers of the trustee in good faith determine that the withholding of such notice is in the best interest of the holders of the notes.



     If an event of default occurs, has not been waived and is continuing with respect to the notes, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of the notes by all appropriate judicial proceedings. The indenture provides that, subject to the duty of the trustee during any default to act with the required standard of care, the trustee will be under no obligation to exercise any of its

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rights or powers under the indenture at the request or direction of any of the holders of the notes, unless such holders shall have offered to the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes.


     Under the Companies Act, any payment or other disposition of property made by us within six months prior to the commencement of our winding up will be invalid if made with the intent to fraudulently prefer one or more of our creditors at a time that we were unable to pay our debts as they became due.


MODIFICATION AND WAIVER

     We and the trustee may modify or amend the indenture with the consent of the holders of not less than a majority in aggregate principal amount of the notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby,

     - change the stated maturity of the principal of, or any premium or installment of interest on, or any additional amounts with respect to, the notes,

     - reduce the principal amount of, or the rate (or modify the calculation of such principal amount or rate) of interest on, or any additional amounts with respect to, or any premium payable upon the redemption of, the notes,

     - change our obligation to pay additional amounts with respect to the notes,

     - change the redemption provisions of the notes or, following the occurrence of any event that would entitle a holder to require us to redeem or repurchase the notes at the option of the holder, adversely affect the right of redemption or repurchase at the option of such holder, of the notes,

     - change the place of payment or the coin or currency in which the principal of, any premium or interest on or any additional amounts with respect to, the notes is payable,

     - impair the right to institute suit for the enforcement of any payment on or after the stated maturity of the notes (or, in the case of redemption, on or after the redemption date or, in the case of repayment at the option of any holder, on or after the repayment date),

     - reduce the percentage in principal amount of the notes, the consent of whose holders is required in order to take specific actions,

     - reduce the requirements for quorum or voting by holders of the notes in the applicable section of the indenture,

     - modify any of the provisions in the indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of the notes except to increase any percentage vote required or to provide that other provisions of the indenture cannot be modified or waived without the consent of the holder of each note affected thereby, or


     - modify any of the above provisions. (Section 10.2 of the indenture)


     We and the trustee may modify or amend the indenture and the notes without the consent of any holder in order to, among other things:

     - provide for our successor pursuant to a consolidation, amalgamation, merger or sale of assets that complies with the merger covenant;

     - add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us by the indenture;

     - provide for a successor trustee with respect to the notes;

     - cure any ambiguity or correct or supplement any provision in the indenture which may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the indenture which will not adversely affect the interests of the holders of the notes;

     - change the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of the notes under the indenture;

     - add any additional events of default with respect to the notes;

     - provide for conversion or exchange rights of the holders of the notes; or

     - make any other change that does not materially adversely affect the interests of the holders of the notes. (Section 10.1 of the indenture)


     The holders of at least a majority in aggregate principal amount of the notes may, on behalf of the holders of the notes, waive compliance by us with certain restrictive provisions of the indenture. (Section 4.9 of the indenture) The holders of not less than a majority in aggregate principal amount of the notes may, on behalf of the holders of the notes, waive any past default and its consequences under the indenture with respect to the notes, except a default (1) in the payment of principal of, any premium or interest on or any additional amounts with respect to the notes or (2) in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each note. (Section 6.10 of the indenture)



     Under the indenture, we are required to furnish the trustee annually a statement as to performance by us of certain of our obligations under the indenture and as to any default in such performance. We are also required to deliver to the trustee, within five days after occurrence thereof, written notice of any event of default or any event which after notice or lapse of time or both would constitute an event of default under clause (3) in "-- Events of Default" described above. (Section 4.10 of the indenture)


DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE


     We may discharge certain obligations to holders of the notes that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or called for redemption within one year) by depositing with the trustee, in trust, funds in U.S. dollars or Government Obligations (as defined below) in an amount sufficient to pay the entire indebtedness on the notes with respect to principal and any premium, interest and additional amounts to the date of such deposit (if the notes have become due and payable) or with respect to principal, any premium and interest to the maturity or redemption date thereof, as the case may be. (Section 12.1 of the indenture)



     The indenture provides that, unless the provisions of Section 12.2 are made inapplicable to the notes pursuant to Section 3.1 of the indenture, we may elect either (1) to defease and be discharged from any and all obligations with respect to the notes (except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on the notes and other obligations to register the transfer or exchange of the notes, to replace temporary or mutilated, destroyed, lost or stolen notes, to maintain an office or agency with respect to the notes and to hold moneys for payment in trust) ("defeasance") or (2) to be released from our obligations with respect to the notes under certain covenants and any omission to comply with such obligations will not constitute a default or an event of default with respect to the notes ("covenant defeasance"). Defeasance or covenant defeasance, as the case may be, will be conditioned upon the irrevocable deposit by us with the trustee, in trust, of an amount in U.S. dollars, or Government Obligations, or both, applicable to such debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of, any premium and interest on the notes on the scheduled due dates or any prior redemption date. (Section 12.2 of the indenture)

     Such a trust may only be established if, among other things:


        (1) the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, any material agreement or instrument, other than the indenture, to which we are a party or by which we are bound,


        (2) no event of default or event which with notice or lapse of time or both would become an event of default with respect to the notes to be defeased will have occurred and be continuing on the date of establishment of such a trust after giving effect to such establishment and, with respect to defeasance only, no bankruptcy proceeding will have occurred and be continuing at any time during the period ending on the 91st day after such date,

        (3) we have delivered to the trustee an opinion of counsel (as specified in the indenture) to the effect that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by us, a Revenue Ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture, and


        (4) with respect to defeasance, we have delivered to the trustee an officers' certificate as to solvency and the absence of intent of preferring holders over our other creditors. (Section 12.2 of the indenture)


     "Government Obligations" means debt securities which are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America which, in the case of clauses (1) and (2), are not callable or redeemable at the option of the issuer or issuers thereof, and will also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of or any other amount with respect to any such Government Obligation held by such custodian for the account of the holder of such depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian with respect to the Government Obligation or the specific payment of interest on or principal of or any other amount with respect to the Government Obligation evidenced by such depository receipt. (Section 1.1 of the indenture)

     In the event we effect covenant defeasance with respect to the notes and the notes are declared due and payable because of the occurrence of any event of default other than an event of default with respect to any covenant as to which there has been covenant defeasance, the Government Obligations on deposit with the trustee, will be sufficient to pay amounts due on the notes at the time of the stated maturity or redemption date but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from such event of default. However, we would remain liable to make payment of such amounts due at the time of acceleration.

PAYMENT OF ADDITIONAL AMOUNTS

     We will make all payments of principal of and premium, if any, interest and any other amounts on, or in respect of, the notes without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Bermuda or any other jurisdiction in which we are organized (a "taxing jurisdiction") or any political subdivision or taxing authority thereof or therein, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (x) the laws (or any regulations or rulings promulgated thereunder) of a taxing jurisdiction or any political subdivision or taxing authority thereof or therein or (y) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a taxing jurisdiction or any political subdivision thereof). If a withholding or deduction at source is required, we will, subject to certain limitations and exceptions described below, pay to the holder of any note such additional amounts as may be necessary so that every net payment of principal, premium, if any, interest or any other amount made to such holder, after the withholding or deduction, will not be less than the amount provided for in such note or in the indenture to be then due and payable.


     We will not be required to pay any additional amounts for or on account of:


        (1) any tax, fee, duty, assessment or governmental charge of whatever nature which would not have been imposed but for the fact that such holder
     (a) was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant taxing jurisdiction or any political subdivision thereof or otherwise had some connection with the relevant taxing jurisdiction other than by reason of the mere ownership of, or receipt of payment under, such note, (b) presented, where presentation is required, such note for payment in the relevant taxing jurisdiction or any political subdivision thereof, unless such note could not have been presented for payment elsewhere, or
     (c) presented, where presentation is required, such note for payment more than 30 days after the date on which the payment in respect of such note became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to such additional amounts if it had presented such note for payment on any day within that 30-day period;


        (2) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;


        (3) any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder of such note to comply with any reasonable request by us addressed to the holder within 90 days of such request (a) to provide information concerning the nationality, residence or identity of the holder or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement, which is required or imposed by statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction or any political subdivision thereof as a precondition to exemption from all or part of such tax, assessment or other governmental charge;


        (4) any withholding or deduction required to be made pursuant to any EU Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meetings of 26-27 November 2000, 3 June 2003 or any law implementing or complying with, or introduced in order to conform to, such EU Directive; or

        (5) any combination of items (1), (2), (3) and (4).


     In addition, we will not pay additional amounts with respect to any payment of principal of, or premium, if any, interest or any other amounts on, any such note to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such note if such payment would be required by the laws of the relevant taxing jurisdiction (or any political subdivision or relevant taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner to the extent such beneficiary, partner or settlor would not have been entitled to such additional amounts had it been the holder of the note. (Section 4.4 of the indenture)


REDEMPTION FOR TAX PURPOSES


     We may redeem the notes at our option, in whole but not in part, at a redemption price equal to 100% of the principal amount, together with accrued and unpaid interest and Additional Amounts, if any, to the date fixed for redemption, at any time we receive an opinion of counsel that as a result of (1) any change in or amendment to the laws or treaties (or any regulations or rulings promulgated under these laws or treaties) of Bermuda or any taxing jurisdiction (or of any political subdivision or taxation authority affecting taxation) or any change in the application or official interpretation of such laws, regulations or rulings, or (2) any action taken by a taxing authority of Bermuda or any taxing jurisdiction (or any political subdivision or taxing authority affecting taxation) which action is generally applied or is taken with respect to the Company, or

(3) a decision rendered by a court of competent jurisdiction in Bermuda or any taxing jurisdiction (or any political subdivision) whether or not such decision was rendered with respect to us, there is a substantial probability that we will be required as of the next interest payment date to pay Additional Amounts with respect to the notes as provided in "Payment of Additional Amounts" above and such requirements cannot be avoided by the use of reasonable measures (consistent with practices and interpretations generally followed or in effect at the time such measures could be taken) then available. If we elect to redeem the notes under this provision, we will give written notice of such election to the trustee and the holders of the notes. Interest on the notes will cease to accrue unless we default in the payment of the redemption price. (Section 4.5 of the indenture)


BOOK-ENTRY SYSTEM

     We will issue the notes in the form of one or more fully registered global notes. The global notes will be deposited upon issuance with, or on behalf of, The Depository Trust Company, New York, New York, which we refer to as DTC. DTC will act as depositary. The notes will be registered in the name of DTC or its nominee.

     Ownership of beneficial interests in a global note will be limited to DTC participants and to persons that may hold interests through institutions that have accounts with DTC, which we refer to as the participants. Beneficial interests in a global note will be shown on, and transfers of those ownership interests will be effected only through, records maintained by DTC and its participants for that global note. The conveyance of notices and other communications by DTC to its participants and by its participants to owners of beneficial interests in the notes will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect.

     DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of its participants. The electronic book-entry system eliminates the need for physical certificates. DTC's participants include:

     - securities brokers and dealers (including the underwriters);

     - banks;

     - trust companies;

     - clearing corporations; and

     - other organizations (some of which, and/or their representatives, own
       DTC).

     Banks, brokers, dealers, trust companies and others that clear through or maintain a custodial relationship with a participant, either directly or indirectly, also have access to DTC's book-entry system.

     We will make principal and interest payments on the notes represented by a global note to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented by the global note for all purposes under the indenture. Accordingly, we, the trustee and any paying agent will have no responsibility or liability for:

     - any aspect of DTC's records relating to, or payments made on account of, beneficial ownership interests in a note represented by a global note;

     - any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global note held through those participants; or

     - the maintenance, supervision or review of any of DTC's records relating to those beneficial ownership interests.

     We provide the following description of the operations and procedures of DTC solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by it from time to time. We take no responsibility for these operations and procedures and urge investors to contact DTC or its participants directly to discuss these matters.

     DTC has advised us that upon receipt of any payment of principal of or interest on a global note, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of that global note as shown on DTC's records. The underwriters will initially designate the accounts to be credited. Payments by participants to owners of beneficial interests in a global note will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in "street name," and will be the sole responsibility of those participants.

     A global note can only be transferred:

     - as a whole by DTC to one of its nominees;

     - as a whole by a nominee of DTC to DTC or another nominee of DTC; or

     - as a whole by DTC or a nominee of DTC to a successor of DTC or a nominee of that successor.

     The notes represented by a global note can be exchanged for definitive notes in registered form only if:

     - DTC notifies us that it is unwilling or unable to continue as depositary for that global note;

     - at any time DTC ceases to be a clearing agency registered under the Exchange Act;

     - we in our sole discretion determine that the global note will be exchangeable for definitive notes in registered form and notify the trustee of our decision; or

     - an event of default with respect to the notes represented by that global note has occurred and is continuing.

     A global note that can be exchanged under the preceding sentence will be exchanged for definitive notes that are issued in authorized denominations in registered form for the same aggregate amount. Those definitive notes will be registered in the names of the owners of the beneficial interests in the global note as directed by DTC.

     Except as provided above, (1) owners of beneficial interests in such global note will not be entitled to receive physical delivery of notes in definitive form and will not be considered the holders of the notes for any purpose under the indenture and (2) no notes represented by a global note will be exchangeable. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC (and if that person is not a participant, on the procedures of the participant through which that person owns its interest) to exercise any rights of a holder under the indenture or that global note. The laws of some jurisdictions require that some purchasers of securities take physical delivery of the securities in definitive form. Those laws may impair the ability to transfer beneficial interests in a global note.

     Beneficial interests in a global note will trade in DTC's same day settlement system until maturity or redemption or until issuance of definitive notes in registered form as provided for in the indenture.

     We understand that under existing industry practices, if we request holders to take any action, or if an owner of a beneficial interest in a global note desires to take any action which a holder is entitled to take under the indenture, then (1) DTC would authorize the participants holding the relevant beneficial interests to take that action and (2) those participants would authorize the beneficial owners owning through those participants to take that action or would otherwise act on the instructions of beneficial owners owning through them.

GOVERNING LAW

     The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in that state.

INFORMATION CONCERNING THE TRUSTEE


     The Bank of New York is to be the trustee and paying agent under the indenture and is one of a number of banks with which Montpelier Re Holdings Ltd. and its subsidiaries maintain banking relationships in the ordinary course of business. An affiliate of The Bank of New York is an underwriter in this offering. The Bank of New York is part of the syndicate of commercial banks under the term loan facility. The Bank of New York will receive a portion of the proceeds from this offering as a result of our repayment of all amounts outstanding under the term loan facility. In addition, The Bank of New York is a party in the letter of credit facility which Montpelier Re entered into on June 20, 2003.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting
agreement dated           , 2003, we have agreed to sell to the underwriters
named below, for whom Banc of America Securities LLC and Credit Suisse First Boston LLC are acting as representatives, the following respective principal amounts of the notes:


                                                                PRINCIPAL
                                                                  AMOUNT
NAME                                                             OF NOTES
----                                                           ------------
Banc of America Securities LLC..............................   $
Credit Suisse First Boston LLC..............................
Barclays Capital Inc. ......................................
BNY Capital Markets, Inc. ..................................
Fleet Securities, Inc. .....................................
Banc One Capital Markets, Inc. .............................
ING Financial Markets LLC...................................
RBS Securities Inc. ........................................

     Total..................................................   $250,000,000
                                                               ============


     The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of the notes may be terminated.

     The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus and to selling group members
at that price less a selling concession of    % of the principal amount per
note. The underwriters and selling group members may allow a discount of    % of
the principal amount per note on sales to other broker-dealers. After the initial public offering the underwriters may change the public offering price and concession and discount to broker-dealers.


     We estimate that our out of pocket expenses for this offering will be approximately $525,000.


     The notes are a new issue of securities with no established trading market. One or more of the underwriters intend to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to the liquidity or development of the trading market for the notes will be.

     We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

     In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Over-allotment involves sales by the underwriters of notes in excess of the principal amount of the notes the underwriters are obligated to purchase, which creates a syndicate short position.

     - Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.


     Banc of America Securities LLC and Credit Suisse First Boston LLC will make securities available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between Banc of America Securities LLC and Credit Suisse First Boston LLC and their customers and is not a party to any transactions. We do not believe that Market Axess Inc. will function as an underwriter or agent of the issuer, nor do we believe that Market Axess Inc. will act as a broker for any customer of Banc of America Securities LLC or Credit Suisse First Boston LLC. Market Axess Inc., a registered broker-dealer, will receive compensation from Banc of America Securities LLC and Credit Suisse First Boston LLC based on transactions the underwriter conducts through the system. Banc of America Securities LLC and Credit Suisse First Boston LLC will make securities available to its customers through the Internet distributions, whether made through a proprietary or third party system, on the same terms as distributions made through other channels.


RELATIONSHIP WITH UNDERWRITERS


     From time to time certain of the underwriters have provided us, and continued to provide us, with commercial, investment banking and other financial services. See "Certain Relationships and Related Transactions -- Relationships with Strategic Investors and Underwriters." Bank of America, N.A., an affiliate of Banc of America Securities LLC, one of the underwriters in this offering, participates and acts as the administrative agent and a lender in our credit facilities. Credit Suisse First Boston, an affiliate of Credit Suisse First Boston LLC, one of the underwriters in this offering, is also a lender in our credit facilities. In addition, affiliates of each of Barclays Capital Inc., BNY Capital Markets, Inc., Fleet Securities, Inc., Banc One Capital Markets, Inc., ING Financial Markets LLC and RBS Securities Inc., who are underwriters in this offering, are also lenders in our credit facilities. Under these facilities, we have a revolving credit line with a $50 million borrowing limit and have a three-year term loan of $150 million. We intend to use a portion of the net proceeds of this offering to repay all amounts outstanding under the term loan facility, and as a result affiliates of some of the underwriters will receive more than 10% of the net proceeds. Accordingly, we are conducting this offer pursuant to NASD Conduct Rule 2710(c)(8). Affiliates of both Banc of America Securities LLC and Credit Suisse First Boston LLC are participants in the letter of credit facility which Montpelier Re entered into on June 20, 2003. Mr. Kamil
M. Salame, one of our directors, is a director of the Private Equity Group of Credit Suisse First Boston, an affiliate of Credit Suisse First Boston LLC, which includes entities that own our shares. Also, Banc of America Securities LLC is one of our warrantholders and Bank of America Corporation is one of our shareholders.


                                 LEGAL MATTERS

     Certain matters as to U.S. law in connection with this offering will be passed upon for us by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, New York, New York, and Cahill Gordon & Reindel, LLP, special tax counsel to the Company. Certain matters as to Bermuda law in connection with this offering will be passed upon for us by Conyers Dill & Pearman, Hamilton, Bermuda. Certain legal matters as to U.S. law in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell.

                                    EXPERTS

     The audited combined financial statements of the Company and its subsidiaries as of December 31, 2002 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers (Bermuda), independent accountants, given on the authority of that firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission, a registration statement on Form S-1 under the Securities Act with respect to the notes offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and the notes, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the SEC maintains at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. You may obtain further information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a web site maintained by the SEC. The address of this site is http://www.sec.gov.

     We are subject to the informational requirements of the Exchange Act. Accordingly, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at the address noted above. You also may obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC's web site or at our web site, the address of which is http://www.montpelierre.bm. We also furnish our shareholders with annual reports containing combined financial statements audited by an independent accounting firm. Our website is not incorporated into or otherwise a part of this prospectus.

                      ENFORCEABILITY OF CIVIL LIABILITIES
         UNDER UNITED STATES FEDERAL SECURITIES LAWS AND OTHER MATTERS

     We are organized under the laws of Bermuda. In addition, some of our directors and officers reside outside the United States, and all or a substantial portion of their assets and our assets are or may be located in jurisdictions outside the United States. Therefore, it may be difficult for investors to effect service of process within the United States upon our non-U.S. directors and officers or to recover against our Company, or our non-U.S. directors and officers on judgments of U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws. However, we may be served with process in the United States with respect to actions against us arising out of or in connection with violations of U.S. federal securities laws relating to offers and sales of the notes made hereby by serving CT Corporation System, 111 Eighth Avenue, New York, New York 10011, our U.S. agent irrevocably appointed for that purpose.

     We have been advised by Conyers Dill & Pearman, our Bermuda counsel, that there is doubt as to whether the courts of Bermuda would enforce judgments of U.S. courts obtained in actions against us or our directors and officers, as well as the experts named herein, who reside outside the United States predicated upon the civil liability provisions of the U.S. federal securities laws or original actions brought in Bermuda against us or such persons predicated solely upon U.S. federal securities laws. We have also been advised by Conyers Dill & Pearman that there is no treaty in effect between the United States and Bermuda providing for such enforcement, and there are grounds upon which Bermuda courts may not enforce judgments of U.S. courts. Some remedies available under the laws of U.S. jurisdictions, including some remedies available under the U.S. federal securities laws, may not be allowed in Bermuda courts as contrary to that jurisdiction's public policy.

                             ---------------------

     We will deliver a copy of this prospectus to the Registrar of Companies in Bermuda for filing pursuant to the Companies Act. However, the BMA and Registrar of Companies in Bermuda accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

                         INDEX TO FINANCIAL STATEMENTS


                                                               PAGE
                                                               ----
Report of Independent Accountants...........................    F-2
Combined Balance Sheets as at December 31, 2002 and 2001....    F-3
Combined Statements of Operations and Comprehensive Income
  for the year ended December 31, 2002 and for the period
  from November 14, 2001 to December 31, 2001...............    F-4
Combined Statements of Shareholders' Equity for the year
  ended December 31, 2002 and for the period from November
  14, 2001 to December 31, 2001.............................    F-5
Combined Statements of Cash Flows for the year ended
  December 31, 2002 and for the period from November 14,
  2001 to December 31, 2001.................................    F-6
Notes to Combined Financial Statements as at December 31,
  2002 and 2001.............................................    F-7
Unaudited Consolidated Financial Statements as at June 30,
  2003 and 2002
  Consolidated Balance Sheets as at June 30, 2003 and
     December 31, 2002......................................   F-24
  Consolidated Statements of Operations and Comprehensive
     Income for the three and six months ended June 30, 2003
     and 2002...............................................   F-25
  Consolidated Statements of Shareholders' Equity for the
     six months ended June 30, 2003 and 2002................   F-26
  Consolidated Statements of Cash Flows for the six months
     ended June 30, 2003 and 2002...........................   F-27
  Notes to Consolidated Financial Statements................   F-28

                       REPORT OF INDEPENDENT ACCOUNTANTS

February 26, 2003

To the Board of Directors and Shareholders of Montpelier Re Holdings Ltd.

     In our opinion, the accompanying combined balance sheets and the related combined statements of operations and comprehensive income, shareholders' equity and cash flows present fairly, in all material respects, the financial position of Montpelier Re Holdings Ltd. at December 31, 2002 and 2001, and the results of their operations and their cash flows for the year ended December 31, 2002 and the period from November 14, 2001 (date of incorporation) to December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These combined financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers
Chartered Accountants
Hamilton, Bermuda

                          MONTPELIER RE HOLDINGS LTD.

                            COMBINED BALANCE SHEETS
    (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE AMOUNTS)

                                                                    AS AT               AS AT
                                                              DECEMBER 31, 2002   DECEMBER 31, 2001
                                                              -----------------   -----------------
ASSETS
  Fixed maturities, at fair value (amortized cost:
     2002 -- $1,322,256; 2001 -- $638,525)..................     $1,354,845          $  640,403
  Equity investment, unquoted, at estimated fair (cost:
     $60,758)...............................................         63,691                  --
                                                                 ----------          ----------
     TOTAL INVESTMENTS......................................      1,418,536             640,403
  Cash and cash equivalents, at fair value..................        162,925             350,606
  Unearned premium ceded....................................          3,752                  --
  Reinsurance premiums receivable...........................        147,208                 133
  Funds withheld............................................         20,507                  --
  Deferred acquisition costs................................         44,881                  16
  Reinsurance recoverable...................................         16,656                  --
  Accrued investment income.................................         13,057               1,699
  Deferred financing costs..................................          1,325               2,005
  Common voting shares subscriptions receivable.............             --              26,000
  Other assets..............................................          5,071                 936
                                                                 ----------          ----------
     Total Assets...........................................     $1,833,918          $1,021,798
                                                                 ==========          ==========
LIABILITIES
  Loss and loss adjustment expense reserves.................        146,115                  --
  Unearned premium..........................................        241,000                 142
  Reinsurance balances payable..............................          2,448                  --
  Investment trades pending.................................         34,280                  --
  Long-term debt............................................        150,000             150,000
  Accounts payable, accrued expenses and other
     liabilities............................................          7,540              10,429
  Amount due to affiliates..................................             --                 574
                                                                 ----------          ----------
     Total Liabilities......................................     $  581,383          $  161,145
                                                                 ==========          ==========
SHAREHOLDERS' EQUITY
  Common voting shares: 1/6 cent par value; authorized
     1,200,000,000 shares; issued and outstanding at
     December 31, 2002; 63,392,600 shares
     (2001 -- 52,440,000)...................................            106                  87
  Additional paid-in capital................................      1,126,435             920,306
  Accumulated other comprehensive income....................         35,567               1,878
  Retained earnings (accumulated deficit)...................         90,427             (61,618)
                                                                 ----------          ----------
     Total Shareholders' Equity.............................      1,252,535             860,653
                                                                 ----------          ----------
     Total Liabilities and Shareholders' Equity.............     $1,833,918          $1,021,798
                                                                 ==========          ==========

       The accompanying Notes to the Combined Financial Statements are an integral part of the Combined Financial Statements

                          MONTPELIER RE HOLDINGS LTD.

           COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT EARNINGS PER SHARE AND
                                 SHARE AMOUNTS)

                                                                                     PERIOD FROM
                                                                YEAR ENDED       NOVEMBER 14, 2001 TO
                                                             DECEMBER 31, 2002    DECEMBER 31, 2001
                                                             -----------------   --------------------
REVENUES
  Gross premiums written..................................      $   607,688           $      150
  Reinsurance premiums ceded..............................          (41,779)                  --
                                                                -----------           ----------
  Net premiums written....................................          565,909                  150
  Change in net unearned premiums.........................         (235,983)                (142)
                                                                -----------           ----------
  Net premiums earned.....................................          329,926                    8
  Net investment income...................................           39,748                1,139
  Net realized gains on investments.......................            7,716                   --
  Net foreign exchange gains..............................            1,681                   --
                                                                -----------           ----------
  Total Revenues..........................................          379,071                1,147
                                                                -----------           ----------
EXPENSES
  Loss and loss adjustment expenses.......................          133,310                   --
  Acquisition costs.......................................           62,926                    1
  General and administrative expenses.....................           26,278                1,207
  Interest on long-term debt..............................            4,460                  236
  Fair value of warrants issued...........................               --               61,321
                                                                -----------           ----------
  Total Expenses..........................................          226,974               62,765
                                                                -----------           ----------
INCOME (LOSS) BEFORE TAXES................................          152,097              (61,618)
                                                                -----------           ----------
Income tax expense........................................               52                   --
                                                                -----------           ----------
NET INCOME (LOSS).........................................      $   152,045           $  (61,618)
                                                                ===========           ==========
COMPREHENSIVE INCOME (LOSS)
  Net income (loss).......................................      $   152,045           $  (61,618)
  Other comprehensive income..............................           33,689                1,878
                                                                -----------           ----------
  Comprehensive income (loss).............................      $   185,734           $  (59,740)
                                                                ===========           ==========
PER SHARE DATA
  Weighted average number of common and common equivalent
     shares outstanding:
     Basic................................................       55,178,150           52,440,000
     Diluted..............................................       55,457,141           52,440,000
  Basic earnings (loss) per common share..................      $      2.76           $    (1.18)
                                                                ===========           ==========
  Diluted earnings (loss) per common share................      $      2.74           $    (1.18)
                                                                ===========           ==========

       The accompanying Notes to the Combined Financial Statements are an integral part of the Combined Financial Statements

                          MONTPELIER RE HOLDINGS LTD.

                  COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY
               (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

                                                                                      PERIOD FROM
                                                                 YEAR ENDED       NOVEMBER 14, 2001 TO
                                                              DECEMBER 31, 2002    DECEMBER 31, 2001
                                                              -----------------   --------------------
COMMON SHARES
  Balance -- beginning of period............................     $       87             $     --
  Issue of common shares....................................             19                   87
                                                                 ----------             --------
     Balance -- end of period...............................            106                   87
                                                                 ----------             --------
ADDITIONAL PAID-IN-CAPITAL
  Balance -- beginning of period............................        920,306                   --
  Issue of common shares....................................        219,034              873,912
  Direct equity offering expenses...........................        (18,300)             (14,927)
  Compensation recognized under stock option plan...........          5,395                   --
  Fair value of warrants qualifying as equity...............             --               61,321
                                                                 ----------             --------
     Balance -- end of period...............................      1,126,435              920,306
                                                                 ----------             --------
ACCUMULATED OTHER COMPREHENSIVE INCOME
  Balance -- beginning of period............................          1,878                   --
  Net change in currency translation adjustments............             47                   --
  Net change in unrealized gains on investments.............         33,642                1,878
                                                                 ----------             --------
     Balance -- end of period...............................         35,567                1,878
                                                                 ----------             --------
RETAINED EARNINGS (ACCUMULATED DEFICIT)
  Balance -- beginning of period............................        (61,618)                  --
  Net income (loss).........................................        152,045              (61,618)
                                                                 ----------             --------
     Balance -- end of period...............................         90,427              (61,618)
                                                                 ----------             --------
     TOTAL SHAREHOLDERS' EQUITY.............................     $1,252,535             $860,653
                                                                 ==========             ========

       The accompanying Notes to the Combined Financial Statements are an integral part of the Combined Financial Statements.

                          MONTPELIER RE HOLDINGS LTD.

                       COMBINED STATEMENTS OF CASH FLOWS
               (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

                                                                                      PERIOD FROM
                                                                 YEAR ENDED       NOVEMBER 14, 2001 TO
                                                              DECEMBER 31, 2002    DECEMBER 31, 2001
                                                              -----------------   --------------------
Cash flows provided by (used in) operating activities:
  Net income (loss).........................................     $   152,045           $ (61,618)
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
     Accretion (amortization) of premium/(discount) on fixed
       maturities...........................................           3,803                 (27)
     Depreciation...........................................             364                  --
     Compensation recognized under stock option plan........           5,395                  --
     Net realized gains on fixed maturities.................          (7,716)                 --
     Amortization of deferred financing costs...............             680              (2,005)
     Net change in currency translation adjustments.........              47                  --
     Fair value of warrants issued..........................              --              61,321
  Change in:
     Unearned premium ceded.................................          (3,752)                 --
     Reinsurance premiums receivable........................        (147,075)               (133)
     Reinsurance recoverable................................         (16,656)                 --
     Funds withheld.........................................         (20,507)                 --
     Accrued investment income..............................         (11,358)             (1,699)
     Deferred acquisition costs.............................         (44,865)                (16)
     Other assets...........................................          (1,387)               (936)
     Loss and loss adjustment expense reserves..............         146,115                  --
     Unearned premium.......................................         240,858                 142
     Reinsurance balances payable...........................           2,448                  --
     Accounts payable, accrued expenses and other
       liabilities..........................................          (3,453)                497
     Amount due to affiliates...............................            (324)                324
     Interest accrued on long-term debt.....................             564                 236
                                                                 -----------           ---------
  Net cash provided by (used in) operating activities.......         295,226              (3,914)
                                                                 -----------           ---------
Cash flows from investing activities:
  Purchases of investments..................................      (1,922,773)           (638,498)
  Proceeds from sale of investments.........................       1,216,475                  --
  Purchases of equipment....................................          (3,112)                 --
                                                                 -----------           ---------
  Net cash used in investing activities.....................        (709,410)           (638,498)
                                                                 -----------           ---------
Cash flows provided by financing activities:
  Issue of common shares....................................         245,053             848,250
  Amount paid to affiliate for overpayment of
     subscription...........................................            (250)                 --
  Direct equity offering expenses...........................         (18,300)             (5,232)
  Issue of long-term debt...................................              --             150,000
                                                                 -----------           ---------
  Net cash provided by financing activities.................         226,503             993,018
                                                                 -----------           ---------
  Increase (decrease) in cash and cash equivalents..........        (187,681)            350,606
                                                                 -----------           ---------
  Cash and cash equivalents -- Beginning of period..........         350,606                  --
                                                                 -----------           ---------
  Cash and cash equivalents -- End of period................     $   162,925           $ 350,606
                                                                 ===========           =========

       The accompanying Notes to the Combined Financial Statements are an integral part of the Combined Financial Statements.

                          MONTPELIER RE HOLDINGS LTD.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001
               (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS,
           EXCEPT PER SHARE AMOUNTS OR AS WHERE OTHERWISE DESCRIBED)

1.  GENERAL

     Montpelier Re Holdings Ltd. (the "Company") was incorporated under the laws of Bermuda on November 14, 2001. The Company, through its principal operating subsidiary Montpelier Reinsurance Ltd. ("Montpelier Re"), is a provider of global specialty property insurance and reinsurance products. Montpelier Re is incorporated in Bermuda and is registered as a Class 4 insurer under The Insurance Act 1978 (Bermuda), Amendments Thereto and Related Regulations ("The Act"). The Company's bye-laws provide that the Board of Directors of Montpelier Re shall consist of persons who first have been elected as designated directors by a resolution in a general meeting of the shareholders of the Company. The Board of Directors of the Company must then vote all shares of Montpelier Re owned by the Company to elect such designated directors as Montpelier Re directors. The bye-law provisions with respect to the removal of directors of Montpelier Re operate similarly.

     Montpelier Re has two subsidiaries: Montpelier Marketing Services (UK) Limited ("MMSL") and Montpelier Holdings (Barbados) SRL ("MHB"). MMSL was incorporated on November 19, 2001, and provides business introduction and other support services to Montpelier Re. MHB, a Barbados registered Society with Restricted Liability incorporated on July 25, 2002, has not yet commenced operations. MHB will be the registered holder of certain types of securities, including United States equity securities, purchased as part of the overall Montpelier Re investment portfolio. On December 3, 2002, Montpelier Re established a trust known as the Montpelier Re Foundation to promote or carry out charitable purposes.

     In October 2002, the Company completed an initial public offering ("IPO") of 10,952,600 common shares. The Company's common shares began trading on the New York Stock Exchange on October 10, 2002. The offering raised approximately $201.2 million in net proceeds, which was contributed to Montpelier Re.

2.  SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     Montpelier Re's Board of Directors, who are elected as described above, have unilateral authority, except for certain actions that require approval by the Company as sole shareholder, to manage the affairs of Montpelier Re. Accordingly, the accompanying financial statements have been prepared on a combined basis, rather than on a consolidated basis. The combined financial statements include the financial statements of Montpelier Re Holdings Ltd. and its wholly owned subsidiaries. All significant inter-company balances have been eliminated on combination.

     These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect reported and disclosed amounts of assets and liabilities, as well as disclosure of contingent assets and liabilities as at the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Estimates also affect the reported amounts of income and expenses for the reporting period. Actual results could differ materially from those estimates.

  PREMIUMS AND RELATED COSTS

     Premiums are recognized as written for the full period of the reinsurance contract as of the date that the contract is bound. The Company writes both excess of loss and pro-rata contracts.

                          MONTPELIER RE HOLDINGS LTD.

     For excess of loss contracts, written premium is based on the minimum and deposit premium as defined in the contract. Subsequent adjustments to the minimum and deposit premium are recognized in the period they are determined. For pro-rata contracts, written premiums are recognized based on estimates of ultimate premiums from the underlying insurance policies provided by the ceding companies. Initial estimates of written premium are recognized in the period in which the underlying risks incept. Subsequent adjustments, based on reports of actual premium by the ceding companies, are recorded in the period they are determined.

     Premiums are earned ratably over the term of the reinsurance contract. The portion of the premium related to the unexpired portion of the contract is reflected in unearned premium.

     Premiums receivable are recorded at amounts due less any required provision for doubtful accounts.

     Where contract terms require the reinstatement of coverage after a ceding company's loss, the mandatory reinstatement premiums are recorded as written premiums when the loss event occurs, and are earned ratably over the remaining contract risk period.

     Acquisition costs are comprised of ceding commissions, brokerage, premium taxes, profit commission and other expenses that relate directly to the writing of reinsurance contracts and are deferred and amortized over the terms of the related contracts. Deferred acquisition costs are limited to their estimated realizable value based on the related unearned premium, anticipated claims expenses and investment income.

  REINSURANCE

     For certain pro-rata contracts, including quota share contracts, the subject direct insurance contracts will carry underlying reinsurance protection from third party reinsurers. The Company records its pro-rata share of gross premiums from the direct insurance contracts as gross written premiums and records amounts incurred by the ceding company for the underlying third party reinsurance coverage as reinsurance premiums ceded.

     Reinsurance recoverable includes the Company's share of balances due from the underlying third party reinsurance contracts for paid losses, unpaid loss and loss adjustment expenses and reserves for losses incurred but not reported. Initial estimates of reinsurance recoverable are recognized in the period in which the loss event occurs. Subsequent adjustments, based on reports of actual amounts recoverable by ceding companies, are recorded in the period they are determined. In the event that ceding companies are unable to collect amounts due from the underlying third party reinsurers, the Company's losses will increase. The Company records provisions for uncollectible underlying reinsurance recoverable when collection becomes unlikely.

  FUNDS WITHHELD

     Funds held by reinsured companies represent premiums retained by ceding companies for a period in accordance with contractual terms. The Company generally earns investment income on these balances during the period funds are held.

  LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES

     Loss and loss adjustment expense reserves include estimates of unpaid claims and claims expenses on reported losses as well as an estimate of losses incurred but not reported ("IBNR"). The reserve is based on loss reports on individual claims, case reserves and other reserve estimates reported by insureds and ceding companies, external actuarial determinations as well as management estimates of ultimate losses.

     A significant portion of the Company's business is property catastrophe and other classes with higher attachment points of coverage. Reserving for losses in such programs is inherently complicated in that losses in excess of the attachment level of the Company's policies are characterized by high severity and low frequency and other factors which could vary significantly as claims are settled. This limits the volume of industry

                          MONTPELIER RE HOLDINGS LTD.

claims experience available from which to reliably predict ultimate losses following a loss event. In addition, the Company has limited past loss experience due to its short operating history, which increases the inherent uncertainty in estimating ultimate loss levels. The reserve for losses incurred but not reported is estimated by management using industry data, and professional judgment to estimate the ultimate loss to the Company from reinsurance contracts exposed to a loss event. These estimates are subject to a corroborative review by external actuaries, based on loss development patterns determined by reference to the Company's underwriting practices, the policy form, type of insurance program and industry data. Delays in ceding companies reporting losses to the Company, together with the potential for unforeseen adverse developments, may result in loss and loss adjustment expenses significantly greater or less than the reserve provided at the time of the loss event. Reserving can prove especially difficult should a significant loss event take place near the end of an accounting period, particularly if the loss is a catastrophic event. These estimates are regularly reviewed and updated, as experience develops and new information becomes known. Any resulting adjustments are reflected in income in the period in which they become known.

  INVESTMENTS AND CASH

     Investments in fixed maturities are classified as available for sale and are carried at fair value, based on quoted market prices. The net unrealized appreciation or depreciation on fixed maturities is included in accumulated other comprehensive income.

     Investments in unquoted equity securities are carried at estimated fair value, based on reported net asset values and other information available to management.

     Investments are reviewed to determine if they have sustained an impairment in value that is considered to be other than temporary. The identification of potentially impaired investments involves significant management judgment, which includes the determination of their fair value and the assessment of whether any decline in value is other than temporary. Unrealized depreciation in the value of individual investments, considered by management to be other than temporary, is charged to income in the period it is determined.

     Investments are recorded on a trade date basis. Gains and losses on sales of investments are determined based on the basis of first-in, first-out and are included in investment income when realized.

     Net investment income is stated net of investment management and custody fees. Interest income is recognized when earned and includes the amortization of premiums and the accretion of discounts on fixed maturities purchased at amounts different from their par value.

     Cash and cash equivalents include amounts held in banks and time deposits with maturities of less than three months from the date of purchase.

  EARNINGS (LOSS) PER SHARE

     The calculation of basic earnings (loss) per common share is based on the weighted average number of common shares and excludes any dilutive effects of warrants and options. The calculation of diluted earnings (loss) per common share assumes the exercise of all dilutive warrants and options, using the treasury stock method. Warrants and options are considered dilutive when the quoted market value of the Company's common stock exceeds the strike price of the warrants or options.

  FOREIGN CURRENCY TRANSLATION

     The Company's functional currency is the United States dollar. Assets and liabilities of foreign operations whose functional currency is not the United States dollar are translated at exchange rates in effect at the balance sheet date. Revenue and expenses of such foreign operations are translated at average exchange rates

                          MONTPELIER RE HOLDINGS LTD.

during the year. The effect of translation adjustments for foreign subsidiaries is included in accumulated other comprehensive income.

     Other monetary assets and liabilities denominated in foreign currencies have been translated to United States dollars at the rates of exchange prevailing at the balance sheet date. Income and expense transactions originating in foreign currencies are translated at the average rate of exchange prevailing on the date of the transaction. Gains and losses on foreign currency translation are recognized in income.

  EMPLOYEE INCENTIVE PLANS

     Performance Unit Plan (the "PUP"). Performance units are granted to executive officers and certain other key employees. The ultimate value of these performance units, which vest at the end of three-year performance periods, is dependent upon the Company's achievement of specific performance targets over the course of the overlapping three-year periods and the market value of the Company's shares at the date of redemption. Performance units are payable in cash, common stock or a combination of both. The liability is expensed over the vesting period of the performance units granted. The liability is recalculated as the relevant financial results and share price of the Company evolve. Any adjustments are included in income in the period in which they are determined.

     Option Plan. The Company has adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation." Accordingly, the Company recognizes the compensation expense for stock option grants based on the fair value of the award on the date of grant. The compensation expense is recognized over the vesting period of each grant, with a corresponding recognition of the equity expected to be issued in Additional paid-in capital.

     Deferred Compensation Plan. The Company provides a deferred compensation plan ("DCP") to executive officers and certain other key employees, whereby the individual can elect to defer receipt of compensation by choosing to theoretically transfer compensation to certain investment options, including a phantom share investment option and investment fund options. The DCP would be an unfunded obligation of the Company and would be included within accounts payable, accrued expenses and other liabilities.

  RECENT ACCOUNTING PRONOUNCEMENT

     The Financial Accounting Standards Board issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46") an interpretation of ARB No. 51 "Consolidated Financial Statements," in January 2003. FIN 46 clarifies the accounting and reporting for certain entities in which equity investors do not have the characteristics of a controlling financial interest. As disclosed in Notes 1 and 2, the financial statements at December 31, 2002 are prepared on a combined basis as a result of the fact that Montpelier Re's and the Company's bye-laws include certain restrictions relating to the election of directors of Montpelier Re. FIN 46 becomes effective in the first quarter of 2003. The impact of adoption of FIN 46 will be that the Company's financial statements for the quarter ending March 31, 2003 and for future periods will be presented on a consolidated basis instead of on a combined basis. There is no impact on the Company's net income or shareholders' equity as presented in these combined financial statements as a result of the adoption of FIN 46.

                          MONTPELIER RE HOLDINGS LTD.

3.  INVESTMENTS

     The amortized cost, fair value and related gross unrealized gains and losses on investments are as follows:

                                           COST OR       GROSS        GROSS
                                          AMORTIZED    UNREALIZED   UNREALIZED
AT DECEMBER 31, 2002                         COST        GAINS        LOSSES     FAIR VALUE
--------------------                      ----------   ----------   ----------   ----------
Fixed Maturities:
  U.S. government and agency............  $  785,312    $18,827        $ --      $  804,139
  Corporate debt securities.............     312,323     13,177          --         325,500
  Mortgage-backed and asset-backed
     securities.........................     224,621        710         125         225,206
                                          ----------    -------        ----      ----------
                                           1,322,256     32,714         125       1,354,845
                                          ----------    -------        ----      ----------
Equity Investment.......................      60,758      2,933          --          63,691
                                          ----------    -------        ----      ----------
                                          $1,383,014    $35,647        $125      $1,418,536
                                          ==========    =======        ====      ==========

                                              COST OR      GROSS        GROSS
                                             AMORTIZED   UNREALIZED   UNREALIZED
AT DECEMBER 31, 2001                           COST        GAINS        LOSSES     FAIR VALUE
--------------------                         ---------   ----------   ----------   ----------
Fixed Maturities:
  U.S. government and agency...............  $638,525      $1,878       $  --       $640,403
  Corporate debt securities................        --          --          --             --
  Mortgage-backed and asset-backed
     securities............................        --          --          --             --
                                             --------      ------       -----       --------
                                             $638,525      $1,878       $  --       $640,403
                                             ========      ======       =====       ========

     The following table sets forth the composition of the cost or amortized cost of fixed maturities by ratings assigned by rating agencies (e.g. Standard & Poor's Corporation).

                                                              AMORTIZED
AT DECEMBER 31, 2002                                             COST        %
--------------------                                          ----------   -----
RATINGS
  U.S. government and agency................................  $  785,312    59.4%
  AAA.......................................................     272,552    20.6
  AA........................................................      54,092     4.1
  A.........................................................     201,965    15.3
  BBB+......................................................       8,335     0.6
                                                              ----------   -----
                                                              $1,322,256   100.0%
                                                              ==========   =====

                                                              AMORTIZED
AT DECEMBER 31, 2001                                            COST        %
--------------------                                          ---------   -----
RATINGS
  U.S. government and agency................................  $638,525    100.0%
  AAA.......................................................        --       --
  AA........................................................        --       --
  A.........................................................        --       --
                                                              --------    -----
                                                              $638,525    100.0%
                                                              ========    =====

                          MONTPELIER RE HOLDINGS LTD.

  LIQUIDITY AND INTEREST RATE RISK

     The amortized cost and estimated fair value amounts for fixed maturity investments held at December 31, 2002 are shown by contractual maturity:

                                                              AMORTIZED
                                                                 COST      FAIR VALUE
                                                              ----------   ----------
Due within one year.........................................  $   94,894   $   96,514
Due after one year through five years.......................     886,675      915,231
Due after five years through ten years......................     116,066      117,894
Mortgage-backed and asset-backed securities.................     224,621      225,206
                                                              ----------   ----------
                                                              $1,322,256   $1,354,845
                                                              ==========   ==========

     Actual maturity may differ from contractual maturity because certain borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties.

     Proceeds from sales of available for sale securities for the year ended December 31, 2002 were $1,216 million. There were no sales of fixed maturity investments during the period ended December 31, 2001. Gross realized losses did not include any provisions for declines considered to be other than temporary.

     The analysis of net realized gains and the change in net unrealized gains on investments is as follows:

                                                                             PERIOD FROM
                                                        YEAR ENDED       NOVEMBER 14, 2001 TO
                                                     DECEMBER 31, 2002    DECEMBER 31, 2001
                                                     -----------------   --------------------
Gross realized gains...............................       $ 8,828               $   --
Gross realized losses..............................        (1,112)                  --
                                                          -------
Net realized gains on investments..................         7,716                   --
Net unrealized gains...............................        33,642                1,878
                                                          -------               ------
Total realized and unrealized gains on
  investments......................................       $41,358               $1,878
                                                          =======               ======

     The components of net investment income are as follows:

                                                                             PERIOD FROM
                                                        YEAR ENDED       NOVEMBER 14, 2001 TO
                                                     DECEMBER 31, 2002    DECEMBER 31, 2001
                                                     -----------------   --------------------
Interest on fixed maturities.......................       $44,137               $  697
Net amortization of premium/discount on fixed
  maturities.......................................        (3,803)                  27
Interest on cash and cash equivalents..............         1,677                  491
                                                          -------               ------
                                                           42,011                1,215
Net investment expenses(1).........................        (2,263)                 (76)
                                                          -------               ------
                                                          $39,748               $1,139
                                                          =======               ======

---------------

(1) $2.2 million relates to White Mountains Advisors LLC

     In the normal course of business, the Company provides security to reinsureds as required under contract provisions. Such security takes the form of a letter of credit. Letters of credit are issued by a bank at the request of the Company. The Company has made arrangements with Fleet National Bank and Barclay's Bank PLC for the provision of evergreen standby letters of credit in favor of ceding companies in an amount up to $200.0 million and $100.0 million, respectively, at December 31, 2002. Total letters of credit outstanding at

                          MONTPELIER RE HOLDINGS LTD.

December 31, 2002 were approximately $119.8 million, and are secured by cash and investments of approximately $127.8 million. The Company did not have any letters of credit outstanding at December 31, 2001.

  EQUITY INVESTMENT

     Pursuant to a subscription and shareholders agreement (the "agreement"), the Company invested a total of L40.0 million (or $60.8 million) in the common shares of Aspen Insurance Holdings Limited ("Aspen") (formerly Exali Reinsurance Holdings Limited), the Bermuda-based holding company of Aspen Insurance UK Limited ("Aspen Re") (formerly Wellington Re Limited). At December 31, 2002, Montpelier Re held approximately 7% of Aspen on an undiluted basis and approximately 6% on a fully diluted basis.

     As part of the agreement, the Company has agreed to provide quota share reinsurance to Aspen Re comprising annual assumed premiums to the Company of approximately $60.0 million per year for the underwriting years 2003, 2004 and 2005. These arrangements cover mainly property and casualty risks.

     Aspen is an unquoted investment. The investment is carried at estimated fair value based on reported net asset values and other information available to management, with any unrealized gain or loss included in other comprehensive income as a separate component of shareholders' equity.

4.  LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES

     Loss and loss adjustment expense reserves are estimates subject to variability, and the variability could be material in the near term. The variability arises because all events affecting the ultimate settlement of claims have not taken place and may not take place for some time. Variability can be caused by receipt of additional claim information, changes in judicial interpretation of contracts or significant changes in the severity or frequency of claims from historical trends.

     Loss and loss adjustment expense reserve estimates are based on all relevant information available to the Company. Methods of estimation are used which the Company believes produce reasonable results given current information. Management believes that the reserves for loss and loss adjustment expenses are sufficient to cover losses that fall within coverages assumed by the Company; however, there can be no assurance that losses will not exceed the Company's total reserves.

     The Company was incorporated on November 14, 2001 and wrote only one contract during the period ended December 31, 2001. Given the absence of reported loss events during the period, the Company did not establish a loss and loss adjustment expense reserve at December 31, 2001. In the period to December 31, 2001, the Company did not purchase reinsurance.

                          MONTPELIER RE HOLDINGS LTD.

     Activity in the reserve for loss and loss adjustment expenses is summarized as follows:

                                                                                     PERIOD FROM
                                                                YEAR ENDED       NOVEMBER 14, 2001 TO
                                                             DECEMBER 31, 2002    DECEMBER 31, 2001
                                                             -----------------   --------------------
Net reserves at January 1..................................      $     --               $  --
Net losses incurred related to:
  Current year.............................................       133,310                  --
  Prior period.............................................            --                  --
                                                                 --------               -----
Total net incurred losses..................................       133,310                  --
Net paid losses related to:
  Current year.............................................         4,193                  --
  Prior period.............................................            --                  --
                                                                 --------               -----
Total net paid losses......................................         4,193                  --
Effect of foreign exchange movements.......................           342                  --
                                                                 --------               -----
Total net reserves as of December 31.......................       129,459                  --
Losses recoverable as of December 31.......................        16,656                  --
                                                                 --------               -----
Total gross reserves as of December 31.....................      $146,115               $  --
                                                                 ========               =====

     The December 31, 2002 balance comprises reserves for reported claims of $37,979 and reserves for claims incurred but not reported of $108,136.

5.  LONG-TERM DEBT

     On incorporation, the Company entered into a three-year term loan agreement with Bank of America, N.A. and a syndicate of commercial banks, with an aggregate borrowing limit of $150 million. As of December 31, 2002 and 2001, the Company had borrowed all $150 million under this facility. The term loan agreement requires that the Company and/or certain of its subsidiaries maintain specific covenants, including maintaining: (i) a ratio of debt to total capital of no greater than 30%; (ii) a tangible net worth equal to at least the sum of:
(x) $525 million; (y) 50% of positive net income (with no reduction for net losses); and (z) 50% of any net proceeds, minus certain dividends; and (iii) the ratio of aggregate statutory net premiums to the net worth of all of the Company's insurance subsidiaries at a level of no greater than 1:5 to 1 at the end of any fiscal quarter.

     These covenants also restrict the Company's other borrowings, the ability to merge, consolidate, make acquisitions, sell any assets or assign any receivables, create liens on any assets, make certain capital expenditures and to hold margin stock. In addition, a change of control of the Company or final judgments against the Company which exceeds $5 million (excluding any portion thereof which will likely be recovered through insurance) each constitute an event of default. The Company has been in compliance with all covenants throughout the year and is in compliance at December 31, 2002.

     Under this facility, the Company may not pay dividends to shareholders until April 1, 2003. After this date, the Company may only pay dividends up to an amount equal to 50% of net income in any quarter, excluding all extraordinary gains and losses. If dividends in excess of this amount are paid, the Company is required to reduce the term loan facility by an amount equal to at least 43% of the excess payment.

     No principal payments are required on the loan prior to its final maturity date of December 12, 2004. The loan bears interest on the outstanding principal at a rate equal to various base rates plus a margin of between 50 and 125 basis points, depending on certain conditions. The interest rate was variable from inception of the

                          MONTPELIER RE HOLDINGS LTD.

loan until April 20, 2002. Thereafter, the interest rate was fixed at 2.96% from April 21, 2002 until October 21, 2002 and has been fixed at 2.59% for the period from October 21, 2002 until April 21, 2003. After April 21, 2003, the rate reverts back to a floating rate, unless another fixed rate is agreed upon. At December 31, 2002 and 2001, the Company accrued interest expense of $800 and $236 respectively, at an average interest rate of 2.80% and 2.99%, respectively. The Company paid interest of $3,457 for the year ended December 31, 2002 and did not pay any interest during the period ended December 31, 2001.

6.  RELATED PARTY TRANSACTIONS

     White Mountains Insurance Group and Benfield Holdings Limited sponsored the formation of the Company in 2001, and invested $180.0 million and $25.0 million, respectively, in the initial private placement. Certain officers and directors of White Mountains also invested in the Company and some of these individuals also serve as officers and directors of the Company. In addition, White Mountains and Benfield Holdings Limited were granted warrants entitling them to purchase 4,781,571.7 common shares and 2,390,785.8 common shares, respectively. In connection with the Company's formation in 2001, White Mountains and Benfield established a trust in Bermuda to fund start-up expenses. After the Company's formation and funding, White Mountains and Benfield were reimbursed $400 each for the amounts they had contributed to the trust. Included in Amount due to affiliates at December 31, 2001 is $324 due to White Mountains and Benfield for reimbursement of these funds. In addition, the Company paid Benfield Advisory Services, an affiliate of Benfield, advisory fees of $3,300 during the period ended December 31, 2001 in connection with the formation of the Company. These expenses are included as Direct equity offering expenses within Additional paid-in-capital at December 31, 2001. Described below are some of the transactions the Company has entered into with related parties. The Company believes that each of the transactions described below was on terms no less favorable than could have been obtained from unrelated parties.

     The Company's Chairman is also the Chairman of the Board of Directors of White Mountains Insurance Group, who beneficially owns 22.9% and 29.7% of the Company at December 31, 2002 and 2001, respectively. The Chief Financial Officer is also a Director of White Mountains Insurance Group and a director of Amlin, one of the Company's qualifying quota share cedents.

     Four directors, including the Company's Chairman, are employed by White Mountains Insurance Group.

     The Company has engaged White Mountains Advisors LLC, a wholly owned indirect subsidiary of White Mountains Insurance Group, to provide investment advisory and management services. This agreement may be terminated by either party upon 30 days written notice. The Company's Chairman of the Finance Committee of the Board is also a Managing Director of OneBeacon Insurance Group LLC, Deputy Chairman of the Board of White Mountains Insurance Group, the Principal Executive Officer of White Mountains Advisors LLC and is either general manager or investment manager of various funds which own less than 5% of the Company. The Company pays investment fees based on the month-end market values held under custody. The fees, which vary depending on the amount of assets under management, are between 0.15% and 0.30% and are included in net investment income. The Company incurred an average fee of 0.19% and 0.20% for the periods ended December 31, 2002 and 2001, respectively. For the periods ended December 31, 2002 and 2001, the Company expensed investment management fees of approximately $2.1 million and $76, respectively, and has recorded an amount payable for these services of $630 and $74, respectively.

     For the periods ended December 31, 2002 and 2001, consulting fees of $95 and $75, respectively, were paid to two officers of the Company for services related to the incorporation of the Company.

     In January 2002, the Company entered into an agreement with Remetrics, a subsidiary of Benfield, for the provision of certain risk management services. As a result of this agreement, the Company paid

                          MONTPELIER RE HOLDINGS LTD.

approximately L589 (or $879) for risk management services during the year ended December 31, 2002. This agreement is no longer in place at December 31, 2002.

     In addition, in the ordinary course of business, the Company has entered into four reinsurance agreements with OneBeacon Insurance Group during the year ended December 31, 2002. The Company will receive $728 in aggregate annual premiums from these contracts.

     In addition, the Company pays brokerage commissions to Benfield Greig Limited, a subsidiary of Benfield Holdings Limited, on business brought in by Benfield Greig Limited. These commissions are consistent with commissions paid to other brokers in the ordinary course of business and totaled $6.8 million for the year ended December 31, 2002.

     Included in Amount due to affiliates at December 31, 2001 is $250 due to a shareholder for an overpaid subscription payment.

7.  COMMON VOTING SHARES SUBSCRIPTIONS RECEIVABLE

     At December 31, 2001, $26,000 of subscriptions for common shares was due from shareholders. On January 3, 2002, payment of the outstanding amount was received in full.

8.  SHAREHOLDERS' EQUITY

  AUTHORIZED AND ISSUED

     At December 31, 2002 and 2001, the total authorized common voting shares of the Company were 1,200,000,000, with a par value of 1/6 cent each.

     At December 31, 2002 and 2001, the total issued and outstanding shares of the Company were 63,392,600 and 52,440,000, respectively, with a par value of 1/6 cent each. The holders of common voting shares are entitled to receive dividends and are allocated one vote per share, provided that, if the controlled shares of any shareholder or group of related shareholders constitute more than
9.5 percent of the outstanding common shares of the Company, their voting power will be reduced to 9.5 percent. There are various restrictions on the ability of certain shareholders to dispose of their shares.

     In the period to December 31, 2001, the Company received cash of $848,000 in respect of subscriptions of common shares. On January 3, 2002, payment of the remaining outstanding subscriptions totaling $26,000 was received from shareholders. All issued and outstanding common voting shares were fully paid at December 31, 2002.

     On September 20, 2002, the Board of Directors of the Company authorized a six-for-one share split of the Company's common shares. The share split has been reflected in the December 31, 2001 comparative financial information, and all applicable references as to the number of common shares, common share equivalents, including exercise prices where applicable, and per share information have been represented.

     On October 15, 2002, the Company completed an initial public offering ("IPO") and issued 10,952,600 common shares for proceeds, net of fees, discounts and commissions of approximately $201.2 million. The Company's common shares began trading on the New York Stock Exchange on October 10, 2002. Costs associated with the sale of the shares, totaling approximately $18.3 million, were deducted from the related proceeds. The net amount received in excess of common share par value was recorded in Additional paid-in capital.

  WARRANTS

     The Company's founders provided their insurance industry expertise, resources and relationships during the fourth quarter of 2001 to ensure that the Company would be fully operational with key management in

                          MONTPELIER RE HOLDINGS LTD.

place in time for the January 2002 renewal season. In consideration for the founders' position and commitment, the Company issued warrants to the founding shareholders to purchase, in the aggregate, up to 7,319,160.1 common shares. Warrants will expire either five or ten years from the date of issue depending on the grant terms, and will be exercisable at a price per share of $16.67, equal to the price per share paid by investors in the initial private offering.

     The warrant contracts may be settled using either the physical settlement or net-share settlement methods. The warrants have been classified as equity instruments, in accordance with EITF 00-19: "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock." The warrants were initially measured at an aggregate fair value of $61,321 and reported as an expense and an addition to Additional paid-in-capital for the period ended December 31, 2001.

     The fair value of each warrant grant was estimated on the date of grant using the Black-Scholes option-pricing model. The volatility assumption used, of approximately 30.0%, was derived from the historical volatility of the share price of a range of publicly-traded Bermuda reinsurance companies of a similar business nature to the Company. No allowance was made for any potential liquidity associated with the private trading of the Company's shares. The other assumptions used for grants in 2001 were as follows: risk free interest rate of 4.5%, expected life of five or ten years as appropriate, and a dividend yield of nil%.

  DIVIDENDS

     The Company did not declare any dividends for the periods ended December 31, 2002 and 2001.

9.  SEGMENT REPORTING

     Management has determined that the Company operates in one segment only. The Company focuses on writing global specialty property and other classes of insurance and reinsurance business. During the period ended December 31, 2001, the Company wrote one specialty reinsurance policy with a premium of $150. This policy was for worldwide risks.

     The following table sets forth a breakdown of the Company's gross premiums written by line of business and by geographic area of risks insured for the year ended December 31, 2002:

                         GROSS PREMIUMS WRITTEN BY LINE

                                                                 YEAR ENDED
                                                              DECEMBER 31, 2002
                                                              -----------------
                                                               ($ IN MILLIONS)
Property Specialty..........................................  $230.3      37.9%
Property Catastrophe........................................   141.4      23.3
Qualifying Quota Share......................................   171.7      28.2
Other Specialty.............................................    64.3      10.6
                                                              ------     -----
Total.......................................................  $607.7     100.0%
                                                              ======     =====

                          MONTPELIER RE HOLDINGS LTD.

           GROSS PREMIUMS WRITTEN BY GEOGRAPHIC AREA OF RISK INSURED

                                                                 YEAR ENDED
                                                              DECEMBER 31, 2002
                                                              -----------------
                                                               ($ IN MILLIONS)
Worldwide(1)................................................  $306.4      50.4%
USA and Canada..............................................   207.4      34.1
Japan.......................................................    23.3       3.8
Western Europe, excluding the United Kingdom and Ireland....    17.8       2.9
United Kingdom and Ireland..................................    11.8       1.9
Worldwide, excluding USA and Canada(2)......................    11.4       1.9
Other (1.5% or less)........................................    29.6       5.0
                                                              ------     -----
Total.......................................................  $607.7     100.0%
                                                              ======     =====

---------------

(1) "Worldwide" comprises insurance and reinsurance contracts that insure or reinsure risks on a worldwide basis.

(2) "Worldwide, excluding USA and Canada" comprises insurance and reinsurance contracts that insure or reinsure risks on a worldwide basis but specifically exclude the USA and Canada.

     The Qualifying Quota Share contracts and substantial amounts of other lines of business are world-wide in nature, with the majority of business related to North America and Europe.

     In the year ended December 31, 2002, 85% of gross written premium was produced by four brokers as follows: Benfield Greig Limited $180.5 million; Willis Group $140.2 million; Guy Carpenter $107.3 million; and Aon Re $90.4 million.

10.  EARNINGS (LOSS) PER SHARE

     The reconciliation of basic and diluted earnings (loss) per share is as follows:

                                                                                     PERIOD FROM
                                                                YEAR ENDED       NOVEMBER 14, 2001 TO
                                                             DECEMBER 31, 2002    DECEMBER 31, 2001
                                                             -----------------   --------------------
BASIC EARNINGS PER COMMON SHARE:
Net income (loss) available to common shareholders.........     $   152,045          $   (61,618)
Weighted average common shares outstanding -- Basic........      55,178,150           52,440,000
                                                                -----------          -----------
BASIC EARNINGS (LOSS) PER COMMON SHARE.....................     $      2.76          $     (1.18)
                                                                -----------          -----------
DILUTED EARNINGS PER COMMON SHARE:
Net income (loss) available to common shareholders.........     $   152,045          $   (61,618)
Weighted average common shares outstanding -- Basic........      55,178,150           52,440,000
Dilutive effect of Warrants................................         263,070                   --
Dilutive effect of Share Options...........................          15,921                   --
                                                                -----------          -----------
Weighted average common and common equivalent shares
  outstanding -- Diluted...................................      55,457,141           52,440,000
                                                                -----------          -----------
DILUTED EARNINGS (LOSS) PER COMMON AND COMMON EQUIVALENT
  SHARE....................................................     $      2.74          $     (1.18)
                                                                -----------          -----------

     There were no dilutive securities at December 31, 2001.

                          MONTPELIER RE HOLDINGS LTD.

11.  COMMITMENTS AND CONTINGENCIES

  LETTERS OF CREDIT

     In order for the Company to write Lloyd's Qualifying Quota Share business, it must provide an evergreen letter of credit in favor of The Society and Council of Lloyd's ("Lloyd's") in accordance with Lloyd's rules. The Company has made arrangements with Fleet National Bank for the provision of a standby letter of credit in a form acceptable to Lloyd's in an amount of up to $200.0 million. Letters of credit outstanding under this facility at December 31, 2002 were approximately $99.9 million (L62.1 million) and have been secured by investments of approximately $107.5 million.

     In addition, as of December 31, 2002, the Company made arrangements with Barclay's Bank PLC for the provision of an additional evergreen letter of credit facility in favor of certain U.S. ceding companies in an amount of up to $100 million. Letters of credit outstanding under this facility at December 31, 2002 were approximately $19.9 million and are secured by cash of approximately $20.3 million.

     There were no letters of credit outstanding at December 31, 2001.

  LEASE COMMITMENTS

     The Company and its subsidiaries lease office space in the countries in which they operate under operating leases, which expire at various dates. The Company has also entered into operating leases for office equipment and furniture. Future minimum annual commitments under existing leases are expected to be as follows: 2003 -- $427; 2004 -- $412; 2005 -- $396; 2006 -- $107; and
2007 -- $107.

  CONCENTRATION OF CREDIT RISK

     The investment portfolio is managed following prudent standards of diversification. Specific provisions limit the allowable holdings of a single issue or issuer. The Company believes that there are no significant concentrations of credit risk associated with its investments. Concentrations of credit risk with respect to reinsurance balances are limited due to their dispersion across various companies and geographies.

  CREDIT FACILITIES

     On December 12, 2001, the Company obtained a $50,000 revolving loan facility from a syndicate of lenders, with the Company and its subsidiaries as borrowers and guarantors. The facility is for general corporate purposes, and requires that the Company and/or certain of its subsidiaries maintain specific covenants, including a tangible net worth covenant and a maximum leverage covenant. At December 31, 2002 and 2001, no amounts had been drawn down under this facility.

12.  EMPLOYEE INCENTIVE PLANS

  LONG-TERM INCENTIVE PLAN ("LTIP")

     On January 8, 2002, the Company adopted a Long-Term Incentive Plan (the "LTIP"). Pursuant to the terms of the LTIP, at the discretion of the Compensation Committee of the Board of Directors (the "Committee"), various types of share-based incentive awards, including phantom performance shares, performance units and options to acquire common shares, may be granted to executive officers, and certain other principal employees.

  PERFORMANCE UNIT PLAN (THE "PUP")

     The PUP is the Company's primary executive long-term incentive scheme. Pursuant to the terms of the PUP, at the discretion of the Compensation Committee of the Board of the Directors (the "Committee"),

                          MONTPELIER RE HOLDINGS LTD.

performance units may be granted to executive officers and certain other key employees. Performance units entitle the recipient to receive, without payment to the Company, all, double, or a part of the value of the units granted, depending on the achievement of specific financial or operating goals. Performance units vest at the end of a three-year performance cycle, and can be denominated in common shares at market value and are payable in cash, common shares or a combination thereof at the discretion of the Committee.

     For the 2002-2004 cycle, the current performance target for a 100% harvest of value of the units granted is an average combined ratio of 70% for the financial years 2002, 2003, and 2004. The target for a maximum harvest of 200% of the value of the units granted is a combined ratio of 50% or less. A combined ratio of 95% or more will result in a harvest of nil. Straight line interpolation is used between these points. Determination of actual performance and amount of payment is at the sole discretion of the Committee.

     A total of 936,000 performance units are authorized under the PUP at December 31, 2002 (or up to 1,872,000 common shares should the maximum harvest of 200% of units apply). On January 8, 2002, the Committee approved the grant of up to 312,000 performance units for the three year performance period covering financial years 2002, 2003 and 2004. The Company granted 264,390 and nil performance units for the periods ended December 31, 2002 and 2001, respectively. The Company accrues the projected value of these units and expenses the value in the income statement over the course of each three-year performance period. The accrual is based on the number of units granted, the share price at December 31, 2002, and an assumption of a 100% harvest ratio. The Company recalculates their liability under the PUP as the Company's financial results evolve, and the share price changes, and reflects such adjustments in the income statement in the period in which they are determined. The associated accrual for the performance unit expense was $2,538 and $nil for the periods ended December 31, 2002 and 2001, respectively. 47,610 performance units in the 2002-2004 performance cycles have not been granted, and may be granted in future periods.

  OPTION PLAN

     Under the option plan, options expire ten years after the award date, and are subject to various vesting periods. Options granted under the option plan may be exercised for common shares upon vesting. A total of 2,550,000 were issued under the plan for the year ended December 31, 2002, which represents the maximum number of common shares that may be issued under the option plan under current Committee approvals. There were no options issued or outstanding for the period ended December 31, 2001.

     A summary of options issued and outstanding for the year ended December 31, 2002 is as follows:

                                                              OPTIONS FOR   AVERAGE
                                                                COMMON      EXERCISE
                                                                SHARES       PRICE
                                                              -----------   --------
Balance at January 1, 2002..................................          --         --
Options granted.............................................   2,550,000     $18.08
Options exercised...........................................          --         --
Options forfeited...........................................          --         --
Options expired.............................................          --         --
Balance at December 31, 2002................................   2,550,000     $18.08

                          MONTPELIER RE HOLDINGS LTD.

     The following table summarizes the range of exercise prices for outstanding options at December 31, 2002:

                                                         WEIGHTED
                                                          AVERAGE     WEIGHTED                 WEIGHTED
                                                         REMAINING    AVERAGE                  AVERAGE
                                            OPTIONS     CONTRACTUAL   EXERCISE     OPTIONS     EXERCISE
            EXERCISE PRICES               OUTSTANDING      LIFE        PRICE     EXERCISABLE    PRICE
            ---------------               -----------   -----------   --------   -----------   --------
$16.67..................................     510,000    9.00 years     $16.67      510,000      $16.67
$17.50..................................     637,500    9.15 years     $17.50           --          --
$18.33..................................     637,500    9.15 years     $18.33           --          --
$19.17..................................     637,500    9.15 years     $19.17           --          --
$20.00..................................     127,500    9.75 years     $20.00
                                           ---------                               -------      ------
                                           2,550,000                               510,000      $16.67
                                           =========                               =======      ======

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 2002: risk free interest rate of 3.8% to 4.8% based on the applicable zero-coupon bond interest rates, expected life of two years after vesting date as detailed below, expected volatility of 30.0% to 31.2% and a dividend yield of 0.0%.

     The weighted average fair value of options granted during 2002 is detailed below:

                                                                ASSUMPTION OF
                              OPTIONS                          EXPECTED LIFE AT   FAIR VALUE ON
     EXERCISE PRICES        OUTSTANDING      VESTING DATE       DATE OF GRANT     DATE OF GRANT
     ---------------        -----------   ------------------   ----------------   -------------
$16.67....................     510,000    December 31, 2002        3 years           $ 2,116
$17.50....................     510,000    December 31, 2003        4 years             2,384
$17.50....................     127,500    September 30, 2003       3 years               636
$18.33....................     510,000    December 31, 2004        5 years             2,639
$18.33....................     127,500    September 30, 2004       4 years               707
$19.17....................     510,000    December 31, 2005        6 years             2,885
$19.17....................     127,500    September 30, 2005       5 years               776
$20.00....................     127,500    September 30, 2006       6 years               842
                             ---------                                               -------
                             2,550,000                                               $12,985
                             =========                                               =======

     A compensation expense of $5,395 was recorded in general and administrative expenses for the year ended December 31, 2002, with a corresponding increase to Additional paid-in capital. The expense represents the proportionate accrual of the fair value of each grant based on the remaining vesting period.

  DEFERRED COMPENSATION PLAN ("DCP")

     The DCP gives executive officers the ability to defer receipt of executive compensation, including performance unit payouts, at no cost to the Company. Under the DCP, various investment options are available including a phantom Company share tracking option, a fixed income investment option and an equity fund investment option. The DCP would be a non-funded general obligation of the Company.

13.  TAXATION

  BERMUDA

     The Company has received an undertaking from the Bermuda government exempting it from all local income, withholding and capital gains taxes until March 28, 2016. At the present time, no such taxes are levied in Bermuda.

                          MONTPELIER RE HOLDINGS LTD.

  UNITED STATES

     The Company does not consider itself to be engaged in trade or business in the United States and, accordingly, does not expect to be subject to United States taxation.

  OTHER

     MMSL is subject to the taxation laws of the United Kingdom and has accrued the estimated tax expense for the year ended December 31, 2002.

14.  STATUTORY REQUIREMENTS

     Montpelier Re is registered under The Act. Under the Act, Montpelier Re is required to prepare Statutory Financial Statements and to file a Statutory Financial Return annually. The Act also requires Montpelier Re to maintain a minimum share capital of $1.0 million and to meet a minimum solvency margin equal to the greater of $100.0 million, 50% of net premiums written or 15% of the loss and loss adjustment expense reserves. To satisfy these requirements, Montpelier Re was required to maintain a minimum level of statutory capital and surplus of $282.9 million and $100.0 million at December 31, 2002 and 2001, respectively. Montpelier Re's statutory capital and surplus was $1.3 billion and $980.1 million at December 31, 2002 and 2001, respectively, of which $1.2 billion and $980.7 million respectively, is fully paid up share capital.

     The Act limits the maximum amount of annual dividends or distributions paid by Montpelier Re to the Company without the prior notification to, and in certain cases the approval of, the Bermuda Monetary Authority of such payment. The maximum amount of dividends that could be paid by Montpelier Re to the Company, without such notification, was $151.4 million and $39 at December 31, 2002 and 2001, respectively.

     Montpelier Re is also required to maintain a minimum liquidity ratio, which was met for both periods ended December 31, 2002 and 2001.

15.  SUBSEQUENT EVENT

     In May 2003, the Board of Directors of the Company authorized a public issue of unsecured debt securities of up to $300 million.

     The terms of the transaction will be finalized prior to the closing of the offering. Net proceeds of the offering will be used to repay amounts outstanding under our existing term loan facility and for other general corporate purposes.

                          MONTPELIER RE HOLDINGS LTD.

15.  UNAUDITED QUARTERLY FINANCIAL DATA(1)

                                 QUARTER ENDED   QUARTER ENDED   QUARTER ENDED   QUARTER ENDED   PERIOD ENDED
                                   MARCH 31,       JUNE 30,      SEPTEMBER 30,   DECEMBER 31,    DECEMBER 31,
                                     2002            2002            2002           2002(3)        2001(2)
                                 -------------   -------------   -------------   -------------   ------------
Gross premiums written.........   $   203,679     $   136,339     $   193,736     $    73,934    $       150
Net premiums written...........   $   189,359     $   131,811     $   172,875     $    71,864    $       150
Net premiums earned............   $    36,611     $    81,434     $   106,496     $   105,385    $         8
Net investment income..........         7,633          11,322          10,040          10,753          1,139
Net realized gains on
  investments..................           484           1,013           4,005           2,214             --
Net foreign exchange gains
  (losses).....................            --              --           2,505            (824)            --
Total revenues.................        44,728          93,769         123,046         117,528          1,147
Loss and loss adjustment
  expenses.....................        14,367          38,975          69,031          10,937             --
Acquisition costs..............         6,467          14,707          20,404          21,348              1
General & administrative
  expenses.....................         4,240           5,873           5,843          10,322          1,207
Interest on long-term debt.....           995           1,118           1,155           1,192            236
Fair value of warrants
  issued.......................            --              --              --              --         61,321
Total expenses.................        26,069          60,673          96,433          43,799         62,765
Income (loss) before taxes.....        18,659          33,096          26,613          73,729        (61,618)
Income tax expense.............            --              --              50               2             --
Net income (loss)..............   $    18,659     $    33,096     $    26,563     $    73,727        (61,618)
Basic earnings (loss) per
  common share.................   $      0.36     $      0.63     $      0.51     $      1.16    $     (1.18)
Diluted earnings (loss) per
  common share.................   $      0.36     $      0.63     $      0.50     $      1.11    $     (1.18)
Weighted average
  shares -- basic..............    52,440,000      52,440,000      52,440,000      63,392,600     52,440,000
Weighted average
  shares -- diluted............    52,440,000      52,603,995      53,129,393      66,629,482     52,440,000
Loss ratio.....................          39.2%           47.9%           64.8%           10.4%           n/a
Expense ratio..................          29.3%           25.3%           24.7%           30.0%           n/a
Combined ratio.................          68.5%           73.2%           89.5%           40.4%           n/a

---------------

(1) As the Company was incorporated November 14, 2001, only one period of information is available for the period ended December 31, 2001.

(2) The financial information for this period reflects the Company's results from November 14, 2001, the date of incorporation, to December 31, 2001.

(3) The Company completed their IPO during the fourth quarter of 2002.

                          MONTPELIER RE HOLDINGS LTD.

                          CONSOLIDATED BALANCE SHEETS
    (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE AMOUNTS)


                                                                  AS AT             AS AT
                                                              JUNE 30, 2003   DECEMBER 31, 2002
                                                              -------------   -----------------
                                                               (UNAUDITED)        (AUDITED)
ASSETS
Fixed maturities, at fair value (amortized cost:
  2003 -- $1,579,627; 2002 -- $1,322,256)...................   $1,616,911        $1,354,845
Equity investments, at fair value (cost: $13,899)...........       14,029                --
Equity investment, unquoted, at estimated fair value (cost:
  $60,758)..................................................       63,691            63,691
                                                               ----------        ----------
TOTAL INVESTMENTS...........................................    1,694,631         1,418,536
Cash and cash equivalents, at fair value....................      211,871           162,925
Unearned premium ceded......................................       33,694             3,752
Reinsurance premiums receivable.............................      331,673           147,208
Funds withheld..............................................        1,668            20,507
Deferred acquisition costs..................................       76,253            44,881
Reinsurance recoverable.....................................       12,218            16,656
Accrued investment income...................................       15,869            13,057
Deferred financing costs....................................          985             1,325
Other assets................................................        3,724             5,071
                                                               ----------        ----------
     Total Assets...........................................   $2,382,586        $1,833,918
                                                               ==========        ==========
LIABILITIES
Loss and loss adjustment expense reserves...................      203,534           146,115
Unearned premium............................................      435,604           241,000
Reinsurance balances payable................................       26,548             2,448
Investment trades pending...................................       78,881            34,280
Long-term debt..............................................      150,000           150,000
Accounts payable, accrued expenses and other liabilities....       13,850             7,540
                                                               ----------        ----------
     Total Liabilities......................................   $  908,417        $  581,383
                                                               ==========        ==========
SHAREHOLDERS' EQUITY
Common voting shares: 1/6 cent par value; authorized
  1,200,000,000 shares; issued and outstanding 63,392,600
  shares....................................................          106               106
Additional paid-in capital..................................    1,128,391         1,126,435
Accumulated other comprehensive income......................       38,925            35,567
Retained earnings...........................................      306,747            90,427
                                                               ----------        ----------
     Total Shareholders' Equity.............................    1,474,169         1,252,535
                                                               ----------        ----------
     Total Liabilities and Shareholders' Equity.............   $2,382,586        $1,833,918
                                                               ==========        ==========


     The accompanying Notes to the Consolidated Financial Statements are an integral part of the Consolidated Financial Statements.

                          MONTPELIER RE HOLDINGS LTD.

         CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

    (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE AMOUNTS)



                                          FOR THE THREE   FOR THE THREE    FOR THE SIX     FOR THE SIX
                                          MONTHS ENDED    MONTHS ENDED    MONTHS ENDED    MONTHS ENDED
                                          JUNE 30, 2003   JUNE 30, 2002   JUNE 30, 2003   JUNE 30, 2002
                                          -------------   -------------   -------------   -------------
                                                                   (UNAUDITED)
REVENUES
  Gross premiums written................   $   194,082     $   136,339     $   560,645     $   340,018
  Reinsurance premiums ceded............        (7,388)         (4,528)        (41,655)        (18,848)
                                           -----------     -----------     -----------     -----------
  Net premiums written..................       186,694         131,811         518,990         321,170
  Change in net unearned premiums.......       (12,303)        (50,377)       (159,944)       (203,125)
                                           -----------     -----------     -----------     -----------
  Net premiums earned...................       174,391          81,434         359,046         118,045
  Net investment income.................        11,715          10,848          23,399          18,621
  Net realized gains on investments.....         4,650           1,013           9,331           1,497
  Net foreign exchange gains (losses)...        (1,539)            474            (180)            334
                                           -----------     -----------     -----------     -----------
  Total Revenues........................       189,217          93,769         391,596         138,497

EXPENSES
  Loss and loss adjustment expenses.....        30,157          38,975          77,847          53,342
  Acquisition costs.....................        33,851          14,707          74,849          21,174
  General and administrative expenses...        11,930           5,873          20,814          10,113
  Interest on long-term debt............           802           1,118           1,767           2,113
                                           -----------     -----------     -----------     -----------
  Total Expenses........................        76,740          60,673         175,277          86,742
                                           -----------     -----------     -----------     -----------
INCOME BEFORE TAXES.....................       112,477          33,096         216,319          51,755
Income tax recovery.....................            (2)             --              (1)             --
                                           -----------     -----------     -----------     -----------
NET INCOME..............................   $   112,479     $    33,096     $   216,320     $    51,755
                                           ===========     ===========     ===========     ===========
COMPREHENSIVE INCOME
  Net income............................   $   112,479     $    33,096     $   216,320     $    51,755
  Other comprehensive income............         4,224          23,493           3,358           9,901
                                           -----------     -----------     -----------     -----------
  Comprehensive income..................   $   116,703     $    56,589     $   219,678     $    61,656
                                           ===========     ===========     ===========     ===========
PER SHARE DATA
Weighted average number of common and
  common equivalent shares outstanding:
     Basic..............................    63,392,600      52,440,000      63,392,600      52,440,000
     Diluted............................    67,777,956      52,603,995      66,810,881      52,447,200
  Basic earnings per common share.......   $      1.77     $      0.63     $      3.41     $      0.99
                                           ===========     ===========     ===========     ===========
  Diluted earnings per common share.....   $      1.66     $      0.63     $      3.24     $      0.99
                                           ===========     ===========     ===========     ===========


     The accompanying Notes to the Consolidated Financial Statements are an integral part of the Consolidated Financial Statements.

                          MONTPELIER RE HOLDINGS LTD.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                FOR THE SIX MONTHS ENDED JUNE 30, 2003 AND 2002

               (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)


                                                                 2003        2002
                                                              ----------   --------
                                                                   (UNAUDITED)
COMMON VOTING SHARES
     Balance -- beginning and end of period.................  $      106   $     87
                                                              ----------   --------
ADDITIONAL PAID-IN-CAPITAL
  Balance -- beginning of period............................   1,126,435    920,306
  Direct equity offering expenses...........................        (170)      (220)
  Compensation recognized under stock option plan...........       2,126      2,454
                                                              ----------   --------
     Balance -- end of period...............................   1,128,391    922,540
                                                              ----------   --------
ACCUMULATED OTHER COMPREHENSIVE INCOME
  Balance -- beginning of period............................      35,567      1,878
  Net change in currency translation adjustments............           8         --
  Net change in unrealized gains on investments.............       4,826      9,901
  Net change in unrealized loss on hedging transaction......      (1,476)        --
                                                              ----------   --------
     Balance -- end of period...............................      38,925     11,779
                                                              ----------   --------
RETAINED EARNINGS (ACCUMULATED DEFICIT)
  Balance -- beginning of period............................      90,427    (61,618)
  Net income................................................     216,320     51,755
                                                              ----------   --------
     Balance -- end of period...............................     306,747     (9,863)
                                                              ----------   --------
TOTAL SHAREHOLDERS' EQUITY..................................  $1,474,169   $924,543
                                                              ==========   ========


     The accompanying Notes to the Consolidated Financial Statements are an integral part of the Consolidated Financial Statements.

                          MONTPELIER RE HOLDINGS LTD.


                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                FOR THE SIX MONTHS ENDED JUNE 30, 2003 AND 2002


               (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)



                                                                2003         2002
                                                              ---------   -----------
                                                                    (UNAUDITED)
Cash flows provided by operating activities:
  Net income................................................  $ 216,320   $    51,755
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Accretion (amortization) of premium/(discount) on fixed
      maturities............................................      6,827         1,399
     Depreciation...........................................        405            --
     Compensation recognized under stock option plan........      2,126         2,454
     Net realized gains on fixed maturities.................     (9,331)       (1,497)
     Amortization of deferred financing costs...............        340           340
     Net change in currency translation adjustments.........          8            --
  Change in:
     Unearned premium ceded.................................    (29,942)      (11,599)
     Reinsurance premiums receivable........................   (184,465)     (181,740)
     Funds withheld.........................................     18,839            --
     Deferred acquisition costs.............................    (31,372)      (34,937)
     Reinsurance recoverable................................      4,439        (5,255)
     Accrued investment income..............................     (2,812)       (9,836)
     Other assets...........................................      1,188          (260)
     Loss and loss adjustment expense reserves..............     57,420        58,425
     Unearned premium.......................................    194,604       214,724
     Reinsurance balances payable...........................     24,100            --
     Accounts payable, accrued expenses and other
      liabilities...........................................      5,064         2,087
     Amount due to affiliates...............................         --          (324)
     Interest accrued on long-term debt.....................       (231)          664
                                                              ---------   -----------
  Net cash provided by operating activities.................    273,527        86,400
                                                              ---------   -----------
Cash flows used in investing activities:
  Purchases of fixed maturities.............................   (948,329)   (1,126,442)
  Purchases of equity investments...........................    (13,899)           --
  Proceeds from sale and maturity of fixed maturities.......    738,063       763,297
  Purchases of equipment....................................       (246)           --
                                                              ---------   -----------
  Net cash used in investing activities.....................   (224,411)     (363,145)
                                                              ---------   -----------
Cash flows provided by (used in) financing activities:
  Issue of common shares....................................         --        26,000
  Amount paid to affiliate for overpayment of
     subscription...........................................         --          (250)
  Direct equity offering expenses...........................       (170)       (9,892)
                                                              ---------   -----------
  Net cash provided by (used in) financing activities.......       (170)       15,858
                                                              ---------   -----------
  Increase (decrease) in cash and cash equivalents..........     48,946      (260,887)
  Cash and cash equivalents -- Beginning of period..........    162,925       350,606
                                                              ---------   -----------
  Cash and cash equivalents -- End of period................  $ 211,871   $    89,719
                                                              =========   ===========



     The accompanying Notes to the Consolidated Financial Statements are an


            integral part of the Consolidated Financial Statements.

                          MONTPELIER RE HOLDINGS LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS,
             EXCEPT SHARE AMOUNTS OR AS WHERE OTHERWISE DESCRIBED)

                                  (UNAUDITED)




1.  BASIS OF PRESENTATION AND CONSOLIDATION



     These interim unaudited consolidated financial statements include the accounts of Montpelier Re Holdings Ltd. (the "Company") and its wholly-owned operating subsidiary Montpelier Reinsurance Ltd. ("Montpelier Re"). Montpelier Re has two subsidiaries: Montpelier Marketing Services (UK) Limited ("MMSL") and Montpelier Holdings (Barbados) SRL ("MHB"). MMSL provides business introduction and other support services to Montpelier Re. MHB, a Barbados registered Society with Restricted Liability, has not yet commenced operations. MHB will be the registered holder of certain types of securities, including United States equity securities, purchased as part of the overall Montpelier Re investment portfolio. On December 3, 2002, Montpelier Re established a trust known as the Montpelier Re Foundation to promote or carry out charitable purposes.



     The Company, through Montpelier Re, is a provider of global specialty property insurance and reinsurance products.



     The unaudited consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States ("GAAP") for interim financial information and with the instructions to Form 10-Q and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete consolidated financial statements. This report on Form 10-Q should be read in conjunction with the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission. In the opinion of management, these unaudited consolidated financial statements reflect all the normal recurring adjustments considered necessary for a fair presentation of the Company's financial position at the end of and for the periods presented. The results of operations and cash flows for any interim period will not necessarily be indicative of the results of the operations and cash flows for the full fiscal year or subsequent quarters. All significant intercompany accounts and transactions have been eliminated on consolidation. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



2.  SECURITIES LENDING



     The Company participates in a securities lending program whereby certain of its fixed maturity investments are loaned to other institutions for short periods of time through a lending agent. The Company maintains control over the securities it lends, retains the earnings and cash flows associated with the loaned securities and receives a fee from the borrower for the temporary use of the asset. Collateral is required at a rate of 102-105% of the market value of the loaned securities, depending on the type of collateral used. The Company does not have any securities on loan at June 30, 2003.



3.  REINSURANCE



     During the six months ended June 30, 2003, the Company purchased retrocessional protection on its own account for the direct insurance and facultative reinsurance programs and the property reinsurance programs, excluding most other specialty lines. For certain pro-rata contracts, including quota share contracts, the subject direct insurance contracts will carry underlying reinsurance protection from third party reinsurers. The Company records its pro-rata share of gross premiums from the direct insurance contracts as gross written premiums and records amounts incurred by the ceding company for the underlying third party reinsurance coverage as reinsurance premiums ceded.

                          MONTPELIER RE HOLDINGS LTD.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     Reinsurance recoverable includes the Company's share of balances due from reinsurance contracts for paid losses, unpaid loss and loss adjustment expenses and reserves for losses incurred but not reported. Initial estimates of reinsurance recoverable are recognized in the period in which the loss event occurs. Subsequent adjustments are recorded in the period they are determined. The earned reinsurance premiums ceded were $11.7 million and $7.2 million for the six months ended June 30, 2003 and 2002, respectively. Total recoveries netted against loss and loss adjustment expenses was $(3.8) million and $5.3 million for the six months ended June 30, 2003 and 2002, respectively.



     The Company remains liable in the event that ceding companies, and the Company, are unable to collect amounts due from the underlying third party reinsurers. The Company records provisions for uncollectible underlying reinsurance recoverable when collection becomes unlikely. There are no such provisions recorded at June 30, 2003 or 2002.



4.  RECENT ACCOUNTING PRONOUNCEMENT



     The Financial Accounting Standards Board issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46") an interpretation of ARB No. 51 "Consolidated Financial Statements" in January 2003. FIN 46 clarifies the accounting and reporting for certain entities in which equity investors do not have the characteristics of a controlling financial interest. The financial statements included with the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 were prepared on a combined basis as a result of the fact that Montpelier Re's and the Company's bye-laws include certain restrictions relating to the election of directors of Montpelier Re. The Company adopted FIN 46 in the first quarter of 2003. The impact of adoption of FIN 46 is that the Company's financial statements are now prepared on a consolidated basis instead of on a combined basis. There is no impact on the Company's net income or shareholders' equity as presented in these consolidated financial statements as a result of the adoption of FIN 46.



5.  EARNINGS PER SHARE



     The reconciliation of basic and diluted earnings per share is as follows:



                                                             THREE MONTHS    THREE MONTHS
                                                                 ENDED           ENDED
                                                             JUNE 30, 2003   JUNE 30, 2002
                                                             -------------   -------------
BASIC EARNINGS PER COMMON SHARE:
Net income available to common shareholders................   $   112,479     $    33,096
Weighted average common shares outstanding -- Basic........    63,392,600      52,440,000
                                                              -----------     -----------
BASIC EARNINGS PER COMMON SHARE............................   $      1.77     $      0.63
                                                              -----------     -----------
DILUTED EARNINGS PER COMMON SHARE:
Net income available to common shareholders................   $   112,479     $    33,096
Weighted average common shares outstanding -- Basic........    63,392,600      52,440,000
Dilutive effect of warrants................................     3,590,734         153,313
Dilutive effect of share options...........................       794,622          10,682
                                                              -----------     -----------
Weighted average common and common equivalent shares
  outstanding -- Diluted...................................    67,777,956      52,603,995
                                                              -----------     -----------
DILUTED EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE....   $      1.66     $      0.63
                                                              -----------     -----------

                          MONTPELIER RE HOLDINGS LTD.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


                                                              SIX MONTHS      SIX MONTHS
                                                                 ENDED           ENDED
                                                             JUNE 30, 2003   JUNE 30, 2002
                                                             -------------   -------------
BASIC EARNINGS PER COMMON SHARE:
Net income available to common shareholders................   $   216,320     $    51,755
Weighted average common shares outstanding -- Basic........    63,392,600      52,440,000
                                                              -----------     -----------
BASIC EARNINGS PER COMMON SHARE............................   $      3.41     $      0.99
                                                              -----------     -----------
DILUTED EARNINGS PER COMMON SHARE:
Net income available to common shareholders................   $   216,320     $    51,755
Weighted average common shares outstanding -- Basic........    63,392,600      52,440,000
Dilutive effect of warrants................................     2,899,244           6,731
Dilutive effect of share options...........................       519,037             469
                                                              -----------     -----------
Weighted average common and common equivalent shares
  outstanding -- Diluted...................................    66,810,881      52,447,200
                                                              -----------     -----------
DILUTED EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE....   $      3.24     $      0.99
                                                              -----------     -----------



6.  SEGMENT REPORTING



     Management has determined that the Company operates in one segment only. The Company focuses on writing global specialty property and other classes of insurance and reinsurance business.



     The following table sets forth a breakdown of the Company's gross premiums written by line of business and by geographic area of risks insured for the periods indicated ($ in millions):



                         GROSS PREMIUMS WRITTEN BY LINE



                                                        THREE MONTHS     THREE MONTHS
                                                           ENDED            ENDED
                                                       JUNE 30, 2003    JUNE 30, 2002
                                                       --------------   --------------
Property Specialty...................................  $ 71.5    36.9%  $ 51.2    37.6%
Property Catastrophe.................................    89.5    46.1     29.6    21.7
Qualifying Quota Share...............................     8.6     4.4     37.7    27.7
Other Specialty......................................    24.4    12.6     17.8    13.0
                                                       ------   -----   ------   -----
Total................................................  $194.0   100.0%  $136.3   100.0%
                                                       ======   =====   ======   =====



                         GROSS PREMIUMS WRITTEN BY LINE



                                                         SIX MONTHS       SIX MONTHS
                                                           ENDED            ENDED
                                                       JUNE 30, 2003    JUNE 30, 2002
                                                       --------------   --------------
Property Specialty...................................  $169.0    30.1%  $ 86.8    25.5%
Property Catastrophe.................................   240.4    42.9    108.7    32.0
Qualifying Quota Share...............................    78.0    13.9    111.5    32.8
Other Specialty......................................    73.2    13.1     33.0     9.7
                                                       ------   -----   ------   -----
Total................................................  $560.6   100.0%  $340.0   100.0%
                                                       ======   =====   ======   =====

                          MONTPELIER RE HOLDINGS LTD.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


           GROSS PREMIUMS WRITTEN BY GEOGRAPHIC AREA OF RISKS INSURED



                                                        THREE MONTHS     THREE MONTHS
                                                           ENDED            ENDED
                                                       JUNE 30, 2003    JUNE 30, 2002
                                                       --------------   --------------
USA and Canada.......................................  $107.1    55.2%  $ 35.2    25.8%
Japan................................................    26.1    13.4     13.5     9.9
Western Europe, excluding the United Kingdom and
  Ireland............................................    21.6    11.1      1.5     1.1
Worldwide(1).........................................    15.1     7.8     83.6    61.3
Worldwide, excluding USA and Canada(2)...............     8.3     4.3      0.3     0.2
Others (2.0% or less)................................    15.8     8.2      2.2     1.7
                                                       ------   -----   ------   -----
Total................................................  $194.0   100.0%  $136.3   100.0%
                                                       ======   =====   ======   =====



           GROSS PREMIUMS WRITTEN BY GEOGRAPHIC AREA OF RISKS INSURED



                                                         SIX MONTHS       SIX MONTHS
                                                           ENDED            ENDED
                                                       JUNE 30, 2003    JUNE 30, 2002
                                                       --------------   --------------
USA and Canada.......................................  $240.2    42.8%  $ 94.2    27.7%
Worldwide(1).........................................   189.0    33.7    196.0    57.7
Western Europe, excluding the United Kingdom and
  Ireland............................................    31.4     5.6      6.6     1.9
Japan................................................    27.7     4.9     16.6     4.9
United Kingdom and Ireland...........................    24.0     4.3      5.0     1.5
Worldwide, excluding USA and Canada(2)...............    20.5     3.7      9.4     2.8
Others (2.0% or less)................................    27.8     5.0     12.2     3.5
                                                       ------   -----   ------   -----
Total................................................  $560.6   100.0%  $340.0   100.0%
                                                       ======   =====   ======   =====


---------------


(1) "Worldwide" comprises insurance and reinsurance contracts that insure or reinsure risks on a worldwide basis.



(2) "Worldwide, excluding USA and Canada" comprises insurance and reinsurance contracts that insure or reinsure risks on a worldwide basis but specifically exclude the USA and Canada.



     The Qualifying Quota Share contracts and substantial amounts of other lines of business are world wide in nature, with the majority of business related to North America and Europe.

                          MONTPELIER RE HOLDINGS LTD.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     The following table sets forth a breakdown of the Company's gross premiums written by broker for the periods indicated ($ in millions):



                                                        THREE MONTHS     THREE MONTHS
                                                           ENDED            ENDED
                                                       JUNE 30, 2003    JUNE 30, 2002
                                                       --------------   --------------
Guy Carpenter........................................  $ 62.7    36.6%  $ 29.3    21.5%
Aon Re Worldwide.....................................    38.2    22.3     12.3     9.0
Benfield(1)..........................................    35.4    20.7     41.4    30.4
Willis Group(1)......................................    14.7     8.6     35.0    25.7
Other brokers........................................    20.2    11.8     18.3    13.4
                                                       ------   -----   ------   -----
Total brokers........................................   171.2   100.0%   136.3   100.0%
                                                       ------   -----   ------   -----
Direct (no broker)...................................    22.8               --
                                                       ------   -----   ------   -----
Total................................................  $194.0           $136.3
                                                       ======   =====   ======   =====



                                                         SIX MONTHS       SIX MONTHS
                                                           ENDED            ENDED
                                                       JUNE 30, 2003    JUNE 30, 2002
                                                       --------------   --------------
Guy Carpenter........................................  $138.6    26.7%  $ 64.5    19.0%
Benfield(1)..........................................   137.0    26.4    115.8    34.1
Willis Group(1)......................................    97.5    18.8     88.7    26.1
Aon Re Worldwide.....................................    80.3    15.5     37.2    10.9
Other brokers........................................    64.9    12.6     33.8     9.9
                                                       ------   -----   ------   -----
Total brokers........................................   518.3   100.0%   340.0   100.0%
                                                       ------   -----   ------   -----
Direct (no broker)...................................    42.3               --
                                                       ------   -----   ------   -----
Total................................................  $560.6           $340.0
                                                       ======   =====   ======   =====


---------------


(1) Includes QQS gross premiums written.



7.  LONG-TERM DEBT



     As part of the Company's formation and funding, the Company entered into a three-year term loan agreement with Bank of America, N.A. and a syndicate of commercial banks, with an aggregate borrowing limit of $150.0 million. As at June 30, 2003 and 2002, the Company had borrowed all $150.0 million under this facility. The term loan agreement requires that the Company and/or certain of its subsidiaries maintain specific covenants, including a tangible net worth covenant and a maximum leverage covenant, and has a final maturity date of December 12, 2004. The facility also restricts the payment of dividends. The Company has been in compliance with all covenants throughout the six months ended and as at June 30, 2003 and 2002.



     The interest rate was fixed at 2.59% for the period from October 21, 2002 until April 21, 2003. From April 21, 2003, the rate was fixed at 1.32% plus a 75bp margin (50 bp margin from May 16, 2003) until July 21, 2003. The Company incurred interest expense for the six months ended June 30, 2003 and 2002 of $1,767 and $2,113, respectively, at an average annual interest rate of 2.33% and 2.77%, respectively, and paid interest of $1,964 and $1,176, respectively.

                          MONTPELIER RE HOLDINGS LTD.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     In order to hedge the interest rate risk of the loan, the Company entered into an interest rate swap contract, which became effective April 22, 2003 and expires on December 12, 2004, the last day of the term-loan facility. Under the terms of the interest rate swap contract, the Company pays interest at a fixed rate of 1.88% plus a margin dependent on leverage, and receives interest at a variable rate equal to the offshore LIBOR rate.



8.  RELATED PARTIES



     The Company's Chairman is also the Chairman of the Board of Directors of White Mountains Insurance Group, which beneficially owns 22.9% and 27.2% of the Company as at June 30, 2003 and 2002, respectively. The Company's Chief Financial Officer is also a Director of White Mountains Insurance Group and a director of Amlin, one of the Company's qualifying quota share cedents.



     Four directors, including the Company's Chairman, are employed by White Mountains Insurance Group.



     The Company has engaged White Mountains Advisors LLC, a wholly-owned indirect subsidiary of White Mountains Insurance Group, to provide investment advisory and management services. The fees, which vary depending on the amount of assets under management, are between 0.15% and 0.30% and are included in net investment income. The Company incurred an average fee of 0.17% and 0.20% for the six months ended June 30, 2003 and 2002, respectively. For the six months ended June 30, 2003 and 2002, the Company expensed investment management fees of approximately $1,367 and $1,018, respectively, and has recorded an amount payable for these services of $1,380 and $510, respectively. The Company's Chairman of the Finance Committee is Deputy Chairman of the Board of Directors of White Mountains Insurance Group, the Principal Executive Officer of White Mountains Advisors LLC and is either general manager or investment manager of various funds which own less than 5% of the Company.



     In January 2002, the Company entered into an agreement with Remetrics, a subsidiary of Benfield Holdings Limited, which beneficially owns 4.5% of the Company at June 30, 2003, for the provision of certain risk management services. This agreement was no longer in place at December 31, 2002. As a result of this agreement, the Company accrued approximately $650 for the six months ended June 30, 2002 for risk management services.



     In the ordinary course of business, the Company entered into four reinsurance agreements with OneBeacon Insurance Group, a subsidiary of White Mountains Insurance Group, during the six months ended June 30, 2002. The Company has received $683 in aggregate annual premiums from these contracts to June 30, 2003. The Company also entered into one reinsurance agreement with OneBeacon Insurance Group during the six months ended June 30, 2003 and will receive approximately $1.2 million in aggregate premiums for this contract.



     For the six months ended June 30, 2003, $37.9 million was recorded in gross premiums written under the Company's reinsurance arrangements with Aspen Re, the Company's unquoted equity investment in which the Company has a 7% interest on an undiluted basis and a 6% interest on a diluted basis. These arrangements cover mainly property and casualty risks.



     In addition, the Company pays brokerage commissions on business brought in by Benfield. The Company believes these commissions are consistent with commissions paid to other brokers in the ordinary course of business and totaled $7.6 million and $5.3 million for the six months ended June 30, 2003 and 2002, respectively.

                          MONTPELIER RE HOLDINGS LTD.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


9.  COMMITMENTS AND CONTINGENCIES



  LETTERS OF CREDIT



     In order for the Company to write Lloyd's Qualifying Quota Share business, it must provide a letter of credit in favor of The Society and Council of Lloyd's ("Lloyd's") in accordance with Lloyd's rules. The Company has made arrangements with Fleet National Bank for the provision of a standby letter of credit in a form acceptable to Lloyd's in an amount of up to $250.0 million. Letters of credit outstanding under the Fleet facility at June 30, 2003 were approximately $165.6 million (L100.2 million) and were secured by investments of approximately $182.1 million.



     Effective June 20, 2003, the Company entered into a new Letter of Credit Reimbursement and Pledge Agreement with Fleet National Bank and a syndicate of lending institutions for the provision of a letter of credit facility in favor of Lloyd's in an amount of up to $250.0 million, and in favor of certain U.S. ceding companies in an amount of up to $200.0 million. Simultaneously, the previously existing Pledge Agreement with Fleet National Bank in favor of Lloyd's QQS business was superceded by the Letter of Credit Reimbursement and Pledge Agreement, and the letters of credit issued under the previous facility are now under the new facility agreement. There have not yet been any letters of credit issued under the new facility agreement in relation to U.S. ceding companies as at June 30, 2003.



     The Company has made arrangements with Barclay's Bank PLC for the provision of an additional letter of credit facility in favor of certain U.S. ceding companies in an amount of up to $100.0 million. Letters of credit outstanding at June 30, 2003 under the Barclay's facility were approximately $21.1 million and were secured by investments of approximately $23.2 million.



     There were no letters of credit outstanding at June 30, 2002.



  CREDIT FACILITIES



     On December 12, 2001, the Company obtained a $50.0 million revolving loan facility from a syndicate of lenders, with the Company and its subsidiaries as borrowers and guarantors. The facility is for general corporate purposes, and requires that the Company and/or certain of its subsidiaries maintain specific covenants, including a tangible net worth covenant and a maximum leverage covenant. At June 30, 2003 and 2002, no amounts had been drawn down under this facility.



10.  SHAREHOLDERS' EQUITY



     On June 25, 2003, certain shareholders of the Company agreed to effect a secondary offering of 8,050,000 common shares. Certain original investors sold an average of 24.4% of their holdings, which increased the public ownership of the Company's shares by 12.7%. The secondary offering did not have any impact on common shares outstanding. The Company did not receive any proceeds from the secondary offering but was required to pay offering expenses of approximately $1.0 million which are included in general and administrative expenses for the six months ended June 30, 2003.



11.  STATUTORY REQUIREMENTS



     Montpelier Re is registered under The Insurance Act 1978 (Bermuda), Amendments Thereto and Related Regulations (the "Act"). Under the Act, Montpelier Re is required to annually prepare and file Statutory Financial Statements and a Statutory Financial Return. The Act also requires Montpelier Re to maintain a minimum share capital of $1.0 million and to meet a minimum solvency margin equal to the greater of $100.0 million, 50% of net premiums written or 15% of the loss and loss adjustment expense reserves. For the six months ended June 30, 2003 and 2002, Montpelier Re satisfied these requirements.

                          MONTPELIER RE HOLDINGS LTD.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     The Act limits the maximum amount of annual dividends or distributions paid by Montpelier Re to the Company without the prior notification to, and in certain cases the approval of, the Bermuda Monetary Authority of such payment.



     Montpelier Re is also required to maintain a minimum liquidity ratio, which was met for both periods ended June 30, 2003 and 2002.



12.  SUBSEQUENT EVENT



     On July 9, 2003, the Company filed an S-1 Registration Statement with the Securities and Exchange Commission for an offering of up to $200 million in Senior Notes. The terms of the Senior Notes will be finalized prior to the closing of the offering. Net proceeds of the offering will be used to repay amounts outstanding under the Company's existing term loan facility and for other general corporate purposes. The Company's existing term loan facility is due in December 2004 and currently bears interest at LIBOR plus an applicable margin which is effectively hedged into a fixed rate of 2.38% through an interest rate swap agreement which will terminate upon repayment of the debt. At June 30, 2003 the fair value of the interest rate swap amounted to a liability of $1.5 million and is included on the balance sheet as a component of other liabilities. Following this offering, we also intend to terminate our existing revolving credit facility. There are currently no amounts outstanding under this facility.

        GLOSSARY OF SELECTED REINSURANCE, INSURANCE AND INVESTMENT TERMS

ATTACHMENT POINT:.............   The amount of loss (per occurrence or in the
                                 aggregate, as the case may be) above which excess of loss reinsurance becomes operative.

BROKER:.......................   One who negotiates contracts of insurance or
                                 reinsurance, receiving a commission for
                                 placement and other service rendered, between
                                 (1) a policyholder and a primary insurer, on behalf of the insured party, (2) a primary insurer and reinsurer, on behalf of the primary insurer, or (3) a reinsurer and a RETROCESSIONAIRE, on behalf of the reinsurer.

CASUALTY INSURANCE:...........   Insurance that is primarily concerned with the
                                 losses caused by injuries to third persons (in other words, persons other than the policyholder) and the legal liability imposed on the insured resulting therefrom.

CATASTROPHE EXCESS OF LOSS
REINSURANCE:..................   A form of excess of loss reinsurance that,
                                 subject to a specified limit, indemnifies the ceding company for the amount of loss in excess of a specified RETENTION with respect to an accumulation of losses incurred in a catastrophic event or series of events.

CEDE; CEDENT; CEDING
COMPANY:......................   When a party reinsures its liability with
                                 another, it "cedes" business and is referred to as the "cedent" or "ceding company."

COMBINED RATIO:...............   A combination of the underwriting expense ratio
                                 and the loss and loss adjustment expense ratio, determined in accordance with either STATUTORY
                                 ACCOUNTING PRINCIPLES ("SAP") or GAAP. The underwriting expense ratio measures the ratio of UNDERWRITING EXPENSES to net premiums written, if determined in accordance with SAP, or the ratio of underwriting expenses (adjusted by deferred policy acquisition costs) to earned premiums if deter-mined in accordance with GAAP. The loss and loss adjustment expense ratio measures the ratio of losses and loss adjustment expenses to earned premiums determined in accordance with either SAP or GAAP. A combined ratio below 100% generally indicates profitable underwriting prior to the consideration of investment income. A combined ratio over 100% generally indicates unprofitable underwriting prior to the consideration of investment income.

COMMERCIAL LINES:.............   The various kinds of insurance that are written
                                 for businesses.

EXCESS OF LOSS REINSURANCE:...   A generic term describing reinsurance that
                                 indemnifies the reinsured against all or a specified portion of losses on underlying insurance policies in excess of a specified amount, which is called a "level" or "retention." Also known as non-proportional reinsurance. Excess of loss reinsurance is written in LAYERS. A reinsurer or group of reinsurers accepts a band of coverage up to a specified amount. The total coverage purchased by the cedent is referred to as a "program" and will typically be placed with predetermined reinsurers in pre-negotiated layers. Any liability exceeding the outer limit of the program reverts to the ceding company, which also bears the credit risk of a reinsurer's insolvency.

GENERALLY ACCEPTED ACCOUNTING
PRINCIPLES ("U.S. GAAP"):.....   United States generally accepted accounting
                                 principles as defined by the American Institute of Certified Public Accountants or statements of the Financial Accounting Standards Board.
                                 U.S. GAAP is the method of accounting to be used by the Company for reporting to shareholders.

GROSS PREMIUMS WRITTEN:.......   Total premiums for insurance written and
                                 assumed reinsurance during a given period.

INCURRED BUT NOT REPORTED
(IBNR):.......................   Reserves for estimated losses that have been
                                 incurred by insureds and reinsureds but not yet reported to the insurer or reinsurer including unknown future developments on losses which are known to the insurer or reinsurer.

LAYER:........................   The interval between the retention or
                                 attachment point and the maximum limit of indemnity for which a reinsurer is responsible.

LOSS ADJUSTMENT EXPENSES
(LAE):........................   The expenses of settling claims, including
                                 legal and other fees and the portion of general expenses allocated to claim settlement costs.
                                 Also known as claim adjustment expenses.

LOSS RATIO:...................   The ratio of incurred losses and LAE to net
                                 premiums earned, determined in accordance with either SAP or U.S. GAAP. Incurred losses include a provision for IBNR.

LOSS RESERVES:................   Liabilities established by insurers and
                                 reinsurers to reflect the estimated cost of claims payments and the related expenses that the insurer or reinsurer will ultimately be required to pay in respect of insurance or reinsurance it has written. Reserves are established for losses and for loss adjustment expenses.

NET PREMIUMS EARNED:..........   The portion of net premiums written during or
                                 prior to a given period that was actually recognized as income during such period.

NET PREMIUMS WRITTEN:.........   Gross premiums written for a given period less
                                 premiums ceded to reinsurers and
                                 retrocessionaires during such period.

PERSONAL LINES:...............   Types of insurance written for individuals or
                                 families, rather than for businesses.

PROPERTY INSURANCE:...........   Insurance that is primarily concerned with
                                 financial loss arising out of the loss of property or its use caused by an insured danger.

QUALIFYING QUOTA SHARE OR
QQS:..........................   A reinsurance arrangement under which premiums
                                 paid by a Lloyd's syndicate to a reinsurer qualify under the Lloyd's Bye-laws to be set-off against the syndicate's aggregate premiums received, thereby increasing the syndicate's underwriting capacity.

REINSURANCE:..................   An arrangement in which an insurance company,
                                 the reinsurer, agrees to indemnify another insurance or reinsurance company, the ceding company, against all or a portion of the insurance or reinsurance risks underwritten by the ceding company under one or more policies.
                                 Reinsurance can provide a ceding company with several benefits, including a reduction in net liability on individual risks and catastrophe protection from large or multiple losses.

                                 Reinsurance also provides a ceding company with additional underwriting capacity by permitting it to accept larger risks and write more business than would be possible without a concomitant increase in capital and surplus, and facilitates the maintenance of acceptable financial ratios by the ceding company. Reinsurance does not legally discharge the primary insurer from its liability with respect to its obligations to the insured.

RESERVES:.....................   Liabilities established by insurers and
                                 reinsurers to reflect the estimated costs of claim payments and the related expenses that the insurer or reinsurer will ultimately be required to pay in respect of insurance or reinsurance it has written. Reserves are established for losses, for LAE and for unearned premiums. Loss reserves consist of "case reserves," or reserves established with respect to individual reported claims, and "IBNR reserves." For reinsurers, LAE reserves are generally not significant because substantially all of the LAE associated with particular claims are incurred by the primary insurer and reported to reinsurers as losses.
                                 Unearned premium reserves constitute the portion of premium paid in advance for insurance or reinsurance that has not yet been provided. See also "Loss Reserves."

RETENTION:....................   The amount or portion of risk that an insurer
                                 retains for its own account. Losses in excess of the retention level up to the outer limit of the program, if any, are paid by the reinsurer.
                                 In proportional treaties, the retention may be a percentage of the original policy's limit. In excess of loss business, the retention is a dollar amount of loss, a loss ratio or a percentage.

RETROCESSIONAL REINSURANCE;
RETROCESSIONAIRE:.............   A transaction whereby a reinsurer cedes to
                                 another reinsurer, the retrocessionaire, all or part of the reinsurance that the first rein-surer has assumed. Retrocessional reinsurance does not legally discharge the ceding reinsurer from its liability with respect to its obligations to the reinsured. Reinsurance companies cede risks to retrocessionaires for reasons similar to those that cause primary insurers to purchase reinsurance: to reduce net liability on individual risks, to protect against catastrophic losses, to stabilize financial ratios and to obtain additional underwriting capacity.

RISK EXCESS OF LOSS
REINSURANCE:..................   A form of excess of loss reinsurance that
                                 covers a loss of the reinsured on a single
                                 "risk" in excess of its retention level of the type reinsured, rather than to aggregate losses for all covered risks, as does CATASTROPHE
                                 EXCESS OF LOSS REINSURANCE. A "risk" in this context might mean the insurance coverage on one building or a group of buildings or the insurance coverage under a single policy that the reinsured treats as a single risk.

STATUTORY ACCOUNTING
PRINCIPLES ("SAP"):...........   Recording transactions and preparing financial
                                 statements in accordance with the rules and procedures prescribed or permitted by United
                                 States state insurance regulatory authorities including the NAIC, which in general reflect a liquidating, rather than going concern, concept of accounting.

UNDERWRITING:.................   The insurer's or reinsurer's process of
                                 reviewing applications submitted for insurance coverage, deciding whether to accept all or part of the coverage requested and determining the applicable premiums.

UNDERWRITING CAPACITY:........   The maximum amount that an insurance company
                                 can underwrite. The limit is generally
                                 determined by the company's retained earnings and investment capital. Reinsurance serves to increase a company's underwriting capacity by reducing its exposure from particular risks.

UNDERWRITING EXPENSES:........   The aggregate of policy acquisition costs,
                                 including commissions and the portion of administrative, general and other expenses attributable to underwriting operations.

                              [MONTPELIER RE LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses payable by the Registrant in connection with the issuance and distribution of the notes being registered hereby. All of such expenses are estimates, other than the filing and quotation fees payable to the Securities and Exchange Commission.


Filing Fee -- Securities and Exchange Commission............  $ 20,225
Fees and Expenses of Counsel................................  $265,000
Printing Expenses...........................................  $150,000
Fees and Expenses of Accountants............................  $ 30,000
Blue Sky Fees and Expenses..................................  $ 30,000
Miscellaneous Expenses......................................  $ 29,775
                                                              --------
Total.......................................................  $525,000
                                                              ========



ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Bye-law 31 of the Registrant's bye-laws provides, among other things, that the Registrant shall indemnify its directors and officers to the fullest extent possible, except as prohibited under the Act and, without limitation, that: (a) the directors and officers of the Registrant, any person appointed to any committee of the Board of Directors of the Registrant or any person who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) and employers of the Company acting in relation to any of the affairs of the Registrant and the liquidator or trustee (if any) and their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets of the Registrant from and against all actions, costs, charges, losses, damages and expenses (including, without limitation, attorney's fees) which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, including, without limitation, acts taken or omitted with regard to subsidiary companies of the Registrant, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Registrant shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Registrant shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto; provided, that this indemnity shall not extend to any matter prohibited by the Companies Act 1981 of Bermuda which may attach to any of said persons.

     Bye-law 32 of the Registrant's bye-laws provides that each shareholder agrees to waive any claim or right of action it might have, whether individually or by or in the right of the Registrant, against any director or officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his duties with or for the Registrant, provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such director or officer.

     Reference is made to the form of Underwriting Agreement to be filed as
Exhibit 1.1 hereto for provisions providing that the Underwriters are obligated, under certain circumstances, to indemnify the directors, certain officers and the controlling persons of the Registrant against certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     Reference is made to the Shareholders Agreement to be filed as Exhibit 10.1 hereto for provisions providing that the Registrant and certain holders of common shares and warrants are each obligated to indemnify the other for certain actions.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     As part of its formation, the Registrant issued unregistered securities as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering and the Registrant believes that each transaction, if deemed to be a sale of a security, was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder, Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701 or Regulation S for offerings of securities outside of the United States. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, such securities were restricted as to transfers and appropriate legends were affixed to the share certificates and instruments issued in such transactions.

     (1) On December 12, 2001, the Registrant sold 8,480,000 common shares to certain accredited investors for an aggregate price of $848 million. The sales of shares were made in reliance on Regulation D.

     (2) On January 3, 2002, the Registrant sold 260,000 common shares to certain accredited investors for an aggregate price of $26 million and issued 1,186,610 warrants to purchase common shares. The sales of shares and warrants were made in reliance on Regulation D.

     (3) Since its inception in November 2001, the Registrant has granted options to certain principal employees and officers under its Share Option Plan covering an aggregate of 2,550,000 of the Registrant's common shares. All options granted under the Share Option Plan have subsequently been registered under, and in accordance with, the Securities Act of 1933, as amended.

     (4) Since its inception in November 2001, the Registrant has issued 600,000 performance units to principal employees and officers. Each performance unit represents the fair value of a common share. Performance units are conditional grants that entitle the recipient to receive, all, double, or part of the value of performance units payable in cash, common shares or a combination of both at the Registrant's discretion. Performance units are granted pursuant to the Registrant's Performance Unit Plan.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
 1.1      Form of Underwriting Agreement.
 3.1      Memorandum of Association (incorporated herein by reference to Exhibit 3.1 to the Company's Registration Statement on
          Form S-1 (Registration No. 333-89408)).
 3.2      Amended and Restated Bye-Laws (incorporated herein by
          reference to Exhibit 3.1 to the Company's Current Report on
          Form 8-K dated May 20, 2003).
 4.1      Form of Indenture.
 4.2      Form of Supplemental Indenture.
 4.3      Form of global note (included as Exhibit A to Exhibit 4.2
          herein).
 5.1      Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P.
 5.2      Opinion of Conyers Dill & Pearman.
 8.1      Opinion of Cahill Gordon & Reindel LLP
10.1      Shareholders Agreement, dated as of December 12, 2001, among the Registrant and each of the persons listed on Schedule 1 thereto, as amended by Amendment No. 1, dated December 24,
          2001 (incorporated herein by reference to Exhibit 10.1 to
          the Company's Registration Statement on Form S-1
          (Registration No. 333-89408)).
10.2      Service Agreement, dated as of December 12, 2001, between
          Anthony Taylor, the Registrant and Montpelier Reinsurance
          Ltd. (incorporated herein by reference to Exhibit 10.2 to
          the Company's Registration Statement on Form S-1
          (Registration No. 333-89408)).
10.3      Service Agreement, dated as of January 24, 2002, between
          Anthony Taylor and Montpelier Marketing Services (UK)
          Limited (incorporated herein by reference to Exhibit 10.3 to the Company's Registration Statement on Form S-1
          (Registration No. 333-89408)).

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
10.4      Service Agreement, dated as of January 1, 2002, between C.
          Russell Fletcher, III and Montpelier Reinsurance Ltd.
          (incorporated herein by reference to Exhibit 10.4 to the
          Company's Registration Statement on Form S-1 (Registration
          No. 333-89408)).
10.5      Service Agreement, dated as of January 1, 2002, between
          Thomas George Story Busher and Montpelier Reinsurance Ltd.
          (incorporated herein by reference to Exhibit 10.5 to the
          Company's Registration Statement on Form S-1 (Registration
          No. 333-89408)).
10.6      Service Agreement, dated as of January 24, 2002, between
          Thomas George Story Busher and Montpelier Marketing Services
          (UK) Limited (incorporated herein by reference to Exhibit
          10.6 to the Company's Registration Statement on Form S-1
          (Registration No. 333-89408)).
10.7      Service Agreement, dated as of January 24, 2002, between
          Nicholas Newman-Young and Montpelier Marketing Services (UK)
          Limited (incorporated herein by reference to Exhibit 10.6 to the Company's Registration Statement on Form S-1
          (Registration No. 333-89408)).
10.8      Credit Agreement, dated as of December 12, 2001, among the
          Registrant and Various Financial Institutions, as amended by
          Amendment Agreement, dated as of December 26, 2001, by
          Second Amendment Agreement, dated as of June 17, 2002 and by
          Third Amendment Agreement, dated as of August 1, 2002
          (incorporated herein by reference to Exhibit 10.8 to the
          Company's Registration Statement on Form S-1 (Registration
          No. 333-89408)) and by Fourth Amendment Agreement, dated as of December 11, 2002 (incorporated herein by reference to
          Exhibit 10.1 to the Company's Current Report on Form 8-K
          filed on April 8, 2003).
10.9      Share Option Plan (incorporated herein by reference to
          Exhibit 10.9 to the Company's Registration Statement on Form
          S-1 (Registration No. 333-89408)).
10.10     Performance Unit Plan (incorporated herein by reference to
          Exhibit 10.10 to the Company's Registration Statement on
          Form S-1 (Registration No. 333-89408)).
10.11     Standby Letter of Credit Agreement, among Montpelier Re and
          Fleet National Bank, dated as of February 26, 2002,
          (incorporated herein by reference to Exhibit 10.11 to the
          Company's Annual Report on Form 10-K for the year ended
          December 31, 2002).
10.12     Standby Letter of Credit Agreement, among Montpelier Re and
          Barclay's Bank PLC, dated as of December 6, 2002,
          (incorporated herein by reference to Exhibit 10.12 to the
          Company's Annual Report on Form 10-K for the year ended
          December 31, 2002).
10.13     Service Agreement, dated as of March 18, 2003, between K.
          Thomas Kemp and Montpelier Re Holdings Ltd., (incorporated herein by reference to Exhibit 10.13 to the Company's Annual
          Report on Form 10-K for the year ended December 31, 2002).
10.14     Letter of Credit Reimbursement and Pledge Agreement, among
          Montpelier Re and Fleet National Bank, dated June 20, 2003
          (incorporated herein by reference to Exhibit 10.14 to the
          Company's Registration Statement on Form S-1 (Registration
          No. 333-105896)).
12.1      Statement Regarding Calculation of Ratio of Earnings to
          Fixed Charges.
12.2      Statement Regarding Calculation of Pro Forma Ratio of
          Earnings to Fixed Charges.
21.1      Subsidiaries of the Registrant (incorporated herein by
          reference to Exhibit 21.1 to the Company's Registration
          Statement on Form S-1 (Registration No. 333-89408)).
23.1      Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P.(included in Exhibit 5.1).
23.2      Consent of PricewaterhouseCoopers (Bermuda).
23.3      Consent of Cahill Gordon & Reindel LLP (included in Exhibit
          8.1).
23.4      Consent of Conyers Dill & Pearman (included in Exhibit 5.2).
24.1      Power of Attorney by John J. (Jack) Byrne.*
24.2      Power of Attorney by Anthony Taylor.*
24.3      Power of Attorney by K. Thomas Kemp.*
24.4      Power of Attorney by John D. Gillespie.*
24.5      Power of Attorney by Raymond Barrette.*
24.6      Power of Attorney by G. Thompson Hutton.*
24.7      Power of Attorney by Raymond M. Salter.*
24.8      Power of Attorney by Allen W. Fulkerson.*
24.9      Power of Attorney by William Spiegel.*
24.10     Power of Attorney by Steven J. Gilbert.*

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
24.11     Power of Attorney by Kamil M. Salame.*
25.1      Statement of Eligibility of The Bank of New York on Form
          T-1, as trustee for the senior notes under the indenture.
99.1      Form F-N.


---------------

* Previously filed.



ITEM 17.  UNDERTAKINGS


     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, Bermuda, on the 29th day of July, 2003.


                                          MONTPELIER RE HOLDINGS LTD.

                                          By:

                                            ------------------------------------
                                            Name: Thomas George Story Busher
                                            Title:  Chief Operating Officer

                       SIGNATURE                                                  TITLE
                       ---------                                                  -----

                           *                                                    Chairman
 ------------------------------------------------------
                  John J. (Jack) Byrne


                           *                                    President and Chief Executive Officer and
 ------------------------------------------------------          Director (Principal Executive Officer)
                     Anthony Taylor


                           *                                      Chief Financial Officer and Director
 ------------------------------------------------------               (Principal Financial Officer)
                     K. Thomas Kemp


                                                                     (Principal Accounting Officer)
 ------------------------------------------------------
                    Neil McConachie


                           *                                                    Director
 ------------------------------------------------------
                   John D. Gillespie


                           *                                                    Director
 ------------------------------------------------------
                    Raymond Barrette


                           *                                                    Director
 ------------------------------------------------------
                   G. Thompson Hutton


                           *                                                    Director
 ------------------------------------------------------
                   Raymond M. Salter


                           *                                                    Director
 ------------------------------------------------------
                   Allan W. Fulkerson


                           *                                                    Director
 ------------------------------------------------------
                    William Spiegel


                           *                                                    Director
 ------------------------------------------------------
                   Steven J. Gilbert

                       SIGNATURE                                                  TITLE
                       ---------                                                  -----


                           *                                                    Director
 ------------------------------------------------------
                    Kamil M. Salame


                           *
 ------------------------------------------------------
                   John D. Gillespie
    (authorized representative in the United States)


 *By:
        ------------------------------------------------
                   Thomas George Story Busher
                        Attorney-in-fact

                     INDEX TO FINANCIAL STATEMENT SCHEDULES

                                                                     SCHEDULE
                                                              PAGE    NUMBER
                                                              ----   --------
Report of Independent Accountants on Financial Statement
  Schedules.................................................  S-2
Summary of Investments -- Other than Investments in Related
  Parties at December 31, 2002..............................  S-3    I
Condensed Financial Information of Registrant...............  S-4    II
Supplementary Insurance Information.........................  S-7    III
Reinsurance.................................................  S-8    IV

Note: Other Schedules have been omitted as they are not applicable to the Company.

                          MONTPELIER RE HOLDINGS LTD.

                      REPORT OF INDEPENDENT ACCOUNTANTS ON

                         FINANCIAL STATEMENT SCHEDULES

To the Board of Directors and Shareholders of Montpelier Re Holdings Ltd.

Our audits of the combined financial statements referred to in our report dated February 26, 2003, appearing on page F-2 in this Form S-1 also included an audit of the financial statement schedules I, II, III and IV. In our opinion, these financial statement schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related combined financial statements.

PricewaterhouseCoopers
Chartered Accountants

Hamilton, Bermuda
February 26, 2003

                          MONTPELIER RE HOLDINGS LTD.

                                   SCHEDULE I

  COMBINED SUMMARY OF INVESTMENTS -- OTHER THAN INVESTMENTS IN RELATED PARTIES
                            AS AT DECEMBER 31, 2002
               (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

                                                        COST OR       ESTIMATED     AMOUNT SHOWN IN
TYPE OF INVESTMENT                                   AMORTIZED COST   FAIR VALUE   THE BALANCE SHEET
------------------                                   --------------   ----------   -----------------
Fixed Maturities:
  Bonds and notes:
     U.S. Government and agency....................    $  785,312     $  804,139      $  804,139
     Corporate debt securities.....................       312,323        325,500         325,500
     Mortgage-backed securities....................       224,621        225,206         225,206
                                                       ----------     ----------      ----------
          Total Fixed Maturities...................     1,322,256      1,354,845       1,354,845
Equity Investment:.................................        60,758         63,691          63,691
                                                       ----------     ----------      ----------
          Total Investments........................    $1,383,014     $1,418,536      $1,418,536
                                                       ----------     ----------      ----------

                          MONTPELIER RE HOLDINGS LTD.

                                  SCHEDULE II

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                CONDENSED BALANCE SHEETS -- PARENT COMPANY ONLY
               (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

                                                                 AS AT          AS AT
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2002           2001
                                                              ------------   ------------
ASSETS
Cash and cash equivalents, at fair value....................   $    5,418     $   10,183
Investment in combined subsidiaries, on an equity basis.....    1,353,973        982,645
Common voting shares subscriptions receivable...............           --         26,000
Other assets................................................        8,449          2,330
                                                               ----------     ----------
     Total Assets...........................................   $1,367,840     $1,021,158
                                                               ==========     ==========
LIABILITIES
Accounts payable and accrued liabilities....................   $      872     $   10,505
Long-term debt..............................................      150,000        150,000
                                                               ----------     ----------
     Total Liabilities......................................   $  150,872     $  160,505
                                                               ==========     ==========
SHAREHOLDERS' EQUITY
Common voting shares: 1/6 cent par value; authorized
  1,200,000,000 shares; issued and outstanding at December
  31, 2002; 63,392,600 shares (2001 -- 52,440,000)..........   $      106     $       87
Additional paid-in capital..................................    1,126,435        920,306
Accumulated other comprehensive income......................           --          1,878
Retained earnings (accumulated deficit).....................       90,427        (61,618)
                                                               ----------     ----------
     Total Shareholders' Equity.............................    1,216,968        860,653
                                                               ----------     ----------
     Total Liabilities and Shareholders' Equity.............   $1,367,840     $1,021,158
                                                               ==========     ==========

                          MONTPELIER RE HOLDINGS LTD.

                                  SCHEDULE II

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                 STATEMENT OF OPERATIONS -- PARENT COMPANY ONLY
               (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

                                                                                     PERIOD FROM
                                                                YEAR ENDED       NOVEMBER 14, 2001 TO
                                                             DECEMBER 31, 2002    DECEMBER 31, 2001
                                                             -----------------   --------------------
REVENUES
  Equity in net earnings of subsidiaries...................      $151,487              $     39
  Management fee from subsidiary...........................         8,000                    --
  Net investment income....................................           165                    43
                                                                 --------              --------
     Total Revenue.........................................       159,652                    82

EXPENSES
  Interest on long-term debt...............................         4,460                    --
  Fair value of warrants issued............................            --                61,321
  Other expenses...........................................         3,147                   379
                                                                 --------              --------
     Total Expenses........................................         7,607                61,700
                                                                 --------              --------

NET INCOME (LOSS)..........................................      $152,045              $(61,618)
                                                                 ========              ========
ACCUMULATED DEFICIT -- BEGINNING OF PERIOD.................       (61,618)                   --
                                                                 --------              --------
RETAINED EARNINGS (ACCUMULATED DEFICIT) -- END OF PERIOD...      $ 90,427              $(61,618)
                                                                 --------              --------

                          MONTPELIER RE HOLDINGS LTD.
                                  SCHEDULE II

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                STATEMENTS OF CASH FLOWS -- PARENT COMPANY ONLY
               (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

                                                                                     PERIOD FROM
                                                                YEAR ENDED       NOVEMBER 14, 2001 TO
                                                             DECEMBER 31, 2002    DECEMBER 31, 2001
                                                             -----------------   --------------------
Cash flows used in operating activities:
  Net income (loss)........................................      $ 152,045            $ (61,618)
  Adjustments to reconcile net income (loss) to net cash
     used in operating activities:
     Equity in net earnings (loss) of subsidiaries.........       (151,487)                 (39)
     Compensation recognized under stock option plan.......          5,395                   --
     Fair value of warrants issued.........................             --               61,321
     Other assets and liabilities..........................        (14,938)              (1,771)
     Interest accrued on long-term debt....................           (564)                  --
                                                                 ---------            ---------
  Net cash used in operating activities....................         (9,549)              (2,107)
                                                                 ---------            ---------
Cash flows from investing activity:
  Net Capital contribution to subsidiary...................       (221,719)            (980,728)
                                                                 ---------            ---------
  Net cash used in investing activity......................       (221,719)            (980,728)
                                                                 ---------            ---------
Cash flows provided by financing activities:
  Issue of common shares...................................        245,053              843,018
  Amount paid to affiliate for overpayment of
     subscription..........................................           (250)                  --
  Direct equity offering expenses..........................        (18,300)                  --
  Issue of long-term debt..................................             --              150,000
                                                                 ---------            ---------
  Net cash provided by financing activities................        226,503              993,018
                                                                 ---------            ---------
  Increase (decrease) in cash and cash equivalents.........         (4,765)              10,183
                                                                 ---------            ---------
  Cash and cash equivalents -- Beginning of period.........         10,183                   --
                                                                 ---------            ---------
  Cash and cash equivalents -- End of period...............      $   5,418            $  10,183
                                                                 =========            =========

                          MONTPELIER RE HOLDINGS LTD.

                                  SCHEDULE III

                      SUPPLEMENTARY INSURANCE INFORMATION
           AS AT AND FOR THE PERIODS ENDED DECEMBER 31, 2002 AND 2001
               (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

                                                                                            NET BENEFITS,   AMORTIZATION
                        DEFERRED       FUTURE POLICY                                           CLAIMS,      OF DEFERRED
                         POLICY      BENEFITS, LOSSES,                NET         NET        LOSSES AND        POLICY
                       ACQUISITION      CLAIMS AND       UNEARNED   PREMIUMS   INVESTMENT    SETTLEMENT     ACQUISITION
                          COSTS        LOSS EXPENSES     PREMIUMS    EARNED      INCOME       EXPENSES         COSTS
                       -----------   -----------------   --------   --------   ----------   -------------   ------------
2002 -- Property and
  Casualty...........    $44,881         $146,115        $241,000   $329,926    $39,748       $133,310        $62,926
2001 -- Property and
  Casualty...........    $    16         $      0        $    142   $      8    $ 1,139       $      0        $     1


                         OTHER      GROSS
                       OPERATING   PREMIUMS
                       EXPENSES    WRITTEN
                       ---------   --------
2002 -- Property and
  Casualty...........   $26,278    $607,688
2001 -- Property and
  Casualty...........   $ 1,207    $    150

Notes:

1. There are no material comparative figures as the Company did not commence operations until December 16, 2001.

                          MONTPELIER RE HOLDINGS LTD.

                                  SCHEDULE IV

                                  REINSURANCE
           AS AT AND FOR THE PERIODS ENDED DECEMBER 31, 2002 AND 2001
               (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

                                               CEDED TO     ASSUMED                  PERCENTAGE OF
                                     DIRECT      OTHER     FROM OTHER                AMOUNT ASSUMED
                                     AMOUNT    COMPANIES   COMPANIES    NET AMOUNT       TO NET
                                     -------   ---------   ----------   ----------   --------------
2002 -- Property and Casualty......  $76,100    $41,779     $531,588     $565,909          94%
2001 -- Property and Casualty......  $    --    $    --     $    150     $    150         100%

Notes:

1. There are no material comparative figures as the Company did not commence operations until December 16, 2001.

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
 1.1      Form of Underwriting Agreement.
 3.1      Memorandum of Association (incorporated herein by reference to Exhibit 3.1 to the Company's Registration Statement on
          Form S-1 (Registration No. 333-89408)).
 3.2      Amended and Restated Bye-Laws (incorporated herein by
          reference to Exhibit 3.1 to the Company's Current Report on
          Form 8-K dated May 20, 2003).
 4.1      Form of Indenture.
 4.2      Form of Supplemental Indenture.
 4.3      Form of global note (included as Exhibit A to Exhibit 4.2
          herein).
 5.1      Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P.
 5.2      Opinion of Conyers Dill & Pearman.
 8.1      Opinion of Cahill Gordon & Reindel LLP.
10.1      Shareholders Agreement, dated as of December 12, 2001, among the Registrant and each of the persons listed on Schedule 1 thereto, as amended by Amendment No. 1, dated December 24,
          2001 (incorporated herein by reference to Exhibit 10.1 to
          the Company's Registration Statement on Form S-1
          (Registration No. 333-89408)).
10.2      Service Agreement, dated as of December 12, 2001, between
          Anthony Taylor, the Registrant and Montpelier Reinsurance
          Ltd. (incorporated herein by reference to Exhibit 10.2 to
          the Company's Registration Statement on Form S-1
          (Registration No. 333-89408)).
10.3      Service Agreement, dated as of January 24, 2002, between
          Anthony Taylor and Montpelier Marketing Services (UK)
          Limited (incorporated herein by reference to Exhibit 10.3 to the Company's Registration Statement on Form S-1
          (Registration No. 333-89408)).
10.4      Service Agreement, dated as of January 1, 2002, between C.
          Russell Fletcher, III and Montpelier Reinsurance Ltd.
          (incorporated herein by reference to Exhibit 10.4 to the
          Company's Registration Statement on Form S-1 (Registration
          No. 333-89408)).
10.5      Service Agreement, dated as of January 1, 2002, between
          Thomas George Story Busher and Montpelier Reinsurance Ltd.
          (incorporated herein by reference to Exhibit 10.5 to the
          Company's Registration Statement on Form S-1 (Registration
          No. 333-89408)).
10.6      Service Agreement, dated as of January 24, 2002, between
          Thomas George Story Busher and Montpelier Marketing Services
          (UK) Limited (incorporated herein by reference to Exhibit
          10.6 to the Company's Registration Statement on Form S-1
          (Registration No. 333-89408)).
10.7      Service Agreement, dated as of January 24, 2002, between
          Nicholas Newman-Young and Montpelier Marketing Services (UK)
          Limited (incorporated herein by reference to Exhibit 10.6 to the Company's Registration Statement on Form S-1
          (Registration No. 333-89408)).
10.8      Credit Agreement, dated as of December 12, 2001, among the
          Registrant and Various Financial Institutions, as amended by
          Amendment Agreement, dated as of December 26, 2001, by
          Second Amendment Agreement, dated as of June 17, 2002 and by
          Third Amendment Agreement, dated as of August 1, 2002
          (incorporated herein by reference to Exhibit 10.8 to the
          Company's Registration Statement on Form S-1 (Registration
          No. 333-89408)) and by Fourth Amendment Agreement, dated as of December 11, 2002 (incorporated herein by reference to
          Exhibit 10.1 to the Company's Current Report on Form 8-K
          filed on April 8, 2003).
10.9      Share Option Plan (incorporated herein by reference to
          Exhibit 10.9 to the Company's Registration Statement on Form
          S-1 (Registration No. 333-89408)).
10.10     Performance Unit Plan (incorporated herein by reference to
          Exhibit 10.10 to the Company's Registration Statement on
          Form S-1 (Registration No. 333-89408)).
10.11     Standby Letter of Credit Agreement, among Montpelier Re and
          Fleet National Bank, dated as of February 26, 2002,
          (incorporated herein by reference to Exhibit 10.11 to the
          Company's Annual Report on Form 10-K for the year ended
          December 31, 2002).

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
10.12     Standby Letter of Credit Agreement, among Montpelier Re and
          Barclay's Bank PLC, dated as of December 6, 2002,
          (incorporated herein by reference to Exhibit 10.12 to the
          Company's Annual Report on Form 10-K for the year ended
          December 31, 2002).
10.13     Service Agreement, dated as of March 18, 2003, between K.
          Thomas Kemp and Montpelier Re Holdings Ltd., (incorporated herein by reference to Exhibit 10.13 to the Company's Annual
          Report on Form 10-K for the year ended December 31, 2002).
10.14     Letter of Credit Reimbursement and Pledge Agreement, among
          Montpelier Re and Fleet National Bank, dated June 20, 2003
          (incorporated herein by reference to Exhibit 10.14 to the
          Company's Registration Statement on Form S-1 (Registration
          No. 333-105896)).
12.1      Statement Regarding Calculation of Ratio of Earnings to
          Fixed Charges.
12.2      Statement Regarding Calculation of Pro Forma Ratio of
          Earnings to Fixed Charges.
21.1      Subsidiaries of the Registrant (incorporated herein by
          reference to Exhibit 21.1 to the Company's Registration
          Statement on Form S-1 (Registration No. 333-89408)).
23.1      Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P. (included in Exhibit 5.1).
23.2      Consent of PricewaterhouseCoopers (Bermuda).
23.3      Consent of Cahill Gordon & Reindel LLP (included in Exhibit
          8.1).
23.4      Consent of Conyers Dill & Pearman (included in Exhibit 5.2).
24.1      Power of Attorney by John J. (Jack) Byrne.*
24.2      Power of Attorney by Anthony Taylor.*
24.3      Power of Attorney by K. Thomas Kemp.*
24.4      Power of Attorney by John D. Gillespie.*
24.5      Power of Attorney by Raymond Barrette.*
24.6      Power of Attorney by G. Thompson Hutton.*
24.7      Power of Attorney by Raymond M. Salter.*
24.8      Power of Attorney by Allen W. Fulkerson.*
24.9      Power of Attorney by William Spiegel.*
24.10     Power of Attorney by Steven J. Gilbert.*
24.11     Power of Attorney by Kamil M. Salame.*
25.1      Statement of Eligibility of The Bank of New York on Form
          T-1, as trustee for the senior notes under the indenture.
99.1      Form F-N.


---------------

* Previously filed.